As filed with the Securities and Exchange Commission on May 2, 2011

Registration No. 333-163069

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-11

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

(Exact Name of Registrant as Specified in Its Governing Instruments)

405 Park Avenue
New York, New York 10022
(212) 415-6500

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Nicholas S. Schorsch
AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
405 Park Avenue
New York, New York 10022
(212) 415-6500

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With a Copy to:

Peter M. Fass, Esq.
James P. Gerkis, Esq.
PROSKAUER ROSE LLP
Eleven Times Square
New York, New York 10036-8299
Tel: (212) 969-3000
Fax: (212) 969-2900

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this post-effective amendment to the above referenced registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

This Post-Effective Amendment No. 2 consists of the following:

•	Supplement No. 6, dated May 2, 2011, included herewith, which will be delivered as an unattached document along with the Prospectus;
•	Registrant’s Prospectus dated September 2, 2010, previously filed pursuant to Rule 424(b)(3) on September 8, 2010 and refiled herewith;
•	Part II to this Post-Effective Amendment No. 2, included herewith; and
•	Signatures, included herewith.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
SUPPLEMENT NO. 6 DATED MAY 2, 2011
TO THE PROSPECTUS DATED SEPTEMBER 2, 2010

This prospectus supplement (this “Supplement No. 6”) is part of the prospectus of American Realty Capital New York Recovery REIT, Inc. (the “Company” or “we”), dated September 2, 2010 (the “Prospectus”), as supplemented by Supplement No. 4, dated March 2, 2011 (“Supplement No. 4”) and Supplement No. 5, dated April 26, 2011 (“Supplement No. 5”). This Supplement No. 6 consolidates, supersedes and replaces the prior Supplement No. 5 and should be read in conjunction with the Prospectus and Supplement No. 4. Unless otherwise indicated, the information contained herein is current as of the filing date of the prospectus supplement in which the Company initially disclosed such information. This Supplement No. 6 will be delivered with the Prospectus.

The purpose of this Supplement No. 6 is to disclose, among other things, the following:

•	operating information, including the status of the offering, portfolio data including recent real estate investments and potential property investments, status of distributions, share repurchase program information, information regarding dilution of the net tangible book value of our shares and status of fees paid and deferred to our advisor, dealer manager and their affiliates;
•	the adoption of an affiliated transaction best practices policy; and
•	prior performance information contained in the Prospectus and prior Supplements.

AMERICAN REALTY CAPITAL
NEW YORK RECOVERY REIT, INC.

	Supplement No. 6 Page No.	Prospectus Page No.
Operating Information	S-3	N/A
Status of the Offering	S-3	N/A
Shares Currently Outstanding	S-3	N/A
Real Estate Investment Summary	S-3	120
Selected Financial Data	S-5	122
Status of Distributions	S-6	9,161
Share Repurchase Program	S-6	18,169
Status of Fees Paid and Deferred	S-7	N/A
Information Regarding Dilution	S-10	N/A
Affiliated Transaction Best Practices Policy	S-7	N/A
Prospectus Updates	S-8	N/A
Management — Executive Officers and Directors	S-8	67
Conflicts of Interest	S-8	99
Insurance Policies	S-8	114
Description of Real Estate Investments	S-9	120
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S-14	125
Information Regarding Dilution	S-15	N/A
Prior Performance Summary	S-12	127
Share Repurchase Program	S-24	169
Experts	S-24	199
Incorporation of Certain Information by Reference	S-24	N/A
Appendix A — Prior Performance Tables	S-26	A-1

OPERATING INFORMATION

Status of the Offering

We commenced our initial public offering of 150.0 million shares of common stock on September 2, 2010. On December 9, 2010, we satisfied the escrow conditions of our best efforts public offering of common stock. As of December 9, 2010, we had received and accepted aggregate subscriptions in excess of the minimum of $2.0 million in shares, broken escrow and issued 212,526 shares of common stock to our initial investors who were admitted as stockholders. We will not accept subscriptions from residents of Pennsylvania until we have received aggregate subscriptions of at least $75.0 million. We will not accept subscriptions from residents of Tennessee until we have received aggregate subscriptions of at least $20.0 million.

We received aggregate gross offering proceeds of approximately $17.0 million from the sale of approximately 2.0 million shares of our Series A convertible preferred stock from a private offering to “accredited investors” (as defined in Regulation D as promulgated under the Securities Act) (our “private offering”), which terminated on September 2, 2010, the effective date of the registration statement. As of March 31, 2011, we had received aggregate gross proceeds of approximately $8.4 million from the sale of 853,990 shares of common stock in our public offering. As of March 31, 2011, we had acquired six commercial properties which are 100% leased. As of March 31, 2011, we had total real estate investments, at cost, of approximately $67.6 million. As of March 31, 2011, we had incurred, cumulatively to that date, approximately $5.0 million in offering costs for the sale of our common stock

We will offer shares of our common stock until September 2, 2012, unless the offering is extended, provided that the offering will be terminated if all the 150.0 million shares of our common stock are sold before then.

Shares Currently Outstanding

As of March 31, 2011, there were approximately 862,990 shares of our common stock outstanding, including shares issued under the distribution reinvestment plan. As of March 31, 2011, there were approximately 149.1 million shares of our common stock available for sale, excluding shares available under our distribution reinvestment program.

Real Estate Investment Summary

Real Estate Portfolio

As of March 31 2011, we owned interests in six commercial properties acquired from third parties unaffiliated with us or our advisor. The following is a summary of our real estate properties as of March 31, 2011:

Portfolio Name	Acquisition Date	Number of Properties	Square Feet	Remaining Lease Term(1)	Annualized Rental Income(2)	Base Purchase Price(3)	Capitalization Rate(4)	Annualized Rental Income Per Square Foot
Interior Design Building(5)	June 2010	1	81,082	3.1	$3,159	$32,250	9.8%	$38.96
Bleecker Street(6)	Dec. 2010	5	9,724	9.0	2,554	34,000	7.5%	262.65
		6	90,806	5.7	$5,713	$66,250	8.6%	$62.91

(1)	Remaining lease term in years as of March 31, 2011, calculated on a weighted-average basis.
(2)	Annualized rental income as of March 31, 2011 for the property portfolio on a straight-line basis, which includes tenant concessions, such as free rent, as applicable. Reflects re-negotiated lease terms with Rosselli 61st Street LLC, a tenant in the Interior Design Building, which are effective April 1, 2011.
(3)	Contract purchase price, excluding acquisition related costs.
(4)	Annualized rental income divided by base purchase price.
(5)	We engaged an unaffiliated third-party real estate firm to re-measure the rentable square footage of this building. This activity is a standard practice that generally occurs following an acquisition. In connection with this re-measurement, it was determined the property contained approximately 81,000 rentable square feet, or 28% more than the amount represented by the seller of this building.
(6)	Non-controlling interest members contributed $13.0 million to purchase this portfolio.

We believe that our real estate properties are suitable for their intended purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements to our properties.

Future Lease Expirations

The following is a summary of lease expirations for the next ten years at the properties we own as of March 31, 2011 (dollar amounts in thousands):

Year of Expiration	Number of Leases Expiring	Annualized Rental Income(1)	Percent of Portfolio Annualized Base Rent Expiring	Leased Rentable Sq. Ft.	Percent of Portfolio Rentable Sq. Ft. Expiring
2011	7	$1,279	22.4%	32,374	35.7%
2012	—	—	—	—	—
2013	1	86	1.5%	1,884	2.1%
2014	4	703	12.3%	21,797	24.0%
2015	—	—	—	—	—
2016	4	959	16.8%	17,671	19.5%
2017	2	894	15.7%	10,155	11.2%
2018	—	—	—	—	—
2019	—	—	—	—	—
2020	2	1,170	20.5%	5,450	6.0%
Total	20	$5,091	89.2%	89,331	98.5%

(1)	Annualized rental income as of March 31, 2011 for the property portfolio on a straight-line basis, which includes tenant concessions, such as free rent, as applicable. Reflects re-negotiated lease terms with Rosselli 61st Street LLC, a tenant in the Interior Design Building, which became effective on April 1, 2011.

Tenant Concentration

The following table lists tenants whose annualized rental income represented greater than 10% of consolidated income as of March 31, 2011:

Portfolio	Tenant	As of March 31, 2011
Bleecker Street	Burberry Limited	18.1%
Bleecker Street	Michael Kors Stores, LLC	10.9%

The termination, delinquency or non-renewal of one of the above tenants may have a material adverse effect on our revenues. No other tenant represents more than 10% of annualized rental income as of March 31, 2011. In March 2011, we re-negotiated the lease terms with one of our antiques showroom tenants, Rosselli 61st Street LLC. The new terms, effective April 1, 2011, include a reduction in monthly rent and an increase in annual rent escalations. In addition, the guaranty underlying the tenant’s obligations under the lease was extended.

The following table lists tenants whose square footage is greater than 10% of the total portfolio square footage at March 31, 2011 (dollars in thousands):

Tenant	Number of Properties Occupied by Tenant	Square Feet	Square Feet as a % of Total Portfolio	Lease Expirations	Average Remaining Lease Terms(1)	Renewal Options	Annualized Rental Income(2)	Annualized Rental Income per Square Foot
AP Antiques Corp.	2	11,442	12.6%	Oct. 2011	0.6	none	$467	$40.83
Bunny Williams Incorporated	1	11,714	12.9%	Aug. 2016	5.4	none	472	40.33
Doris Leslie Blau, Ltd.	1	11,714	12.9%	Sept. 2014	3.5	none	384	32.78

(1)	Remaining lease term in years as of March 31, 2011. If the portfolio has multiple locations with varying lease expirations, remaining lease term is calculated on a weighted-average basis.
(2)	Annualized rental income as of March 31, 2011 for the tenant on a straight-line basis, which includes tenant concessions, such as free rent, as applicable.

Recent Acquisitions

On March 22, 2011, we, through our sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement to acquire one fee-simple property located at 2061-2063 86th Street in the Bensonhurst neighborhood of Brooklyn, New York. The seller is 2061 86th Street, LLC, an entity which has no material relationship with us and the acquisition is not an affiliated transaction.

The property is located along the 86th Street corridor in the Bensonhurst neighborhood of Brooklyn. With a population of nearly 1.5 million within a five mile-radius of the property, this thriving commercial corridor consists of independent businesses and national retailers with very diverse retail offerings.

The retail facility is a three-story building with approximately 6,100 square feet of gross leasable area. The property is 100% leased to Foot Locker Retail, Inc., an athletic footwear and apparel retailer. Based on publicly available information, Foot Locker Retail, Inc. is the 100% owned U.S. operating subsidiary of Foot Locker, Inc. (NYSE: FL), a leading global retailer of athletic footwear and apparel.

Major Tenant/Lease Expiration

The property has been 100% leased to Foot Locker Retail, Inc. since September 2009, with the tenant opening for business in November 2010 after completion of renovations on the Property. The lease for the property has an initial term of 15 years and expires on January 31, 2026, or in 14.8 years. The average effective annual rent for the remaining term of the lease is approximately $455,000. The lease contains contractual rental escalations of 10% every three years. The lease is double net whereby the landlord is responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. The lease provides for one renewal option of five years at a 10% annual rent increase followed by another 10% annual rent increase three years into the renewal term.

Potential Real Estate Investments

On April 18, 2011, our board of directors approved the acquisition of a portfolio of four retail condominiums, or the Washington Street Portfolio, located on 416-424 Washington Street in the Tribeca neighborhood of Manhattan, New York. On April 27, 2011, we, through our sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement to acquire the property. The seller is AA Olympic, LLC. The seller has no material relationship with us and the acquisition is not an affiliated transaction. On April 28, 2011, we began our diligence review of the property. Our obligations under the purchase agreement are subject to the satisfactory completion of such review, along with the formation of individual condominium units for each retail space, among other conditions. Although we believe that the acquisition of the Washington Street Portfolio is probable, there can be no assurance that the acquisition will be consummated.

Each condominium will be a fee-simple property consisting of one retail space, containing a total of approximately 24,000 square feet, including an approximately 15,000 square foot parking garage and an approximately 1,750 square foot storage basement. The condominiums are situated on the same block of Washington Street at its intersection with Laight Street. Annual rental rates currently range from approximately $28.17 to $61.16 per square foot with a weighted average annual rental rate of $48.12 per square foot. In addition, the wine store tenant’s month to month rental rate for basement storage space is $8.17 per square foot. Each lease comprises 100% of the total leasable space of the particular condominium leased. The four leases have maturities ranging from 2015 to 2030.

Major Tenants/Lease Expiration

Each condominium is leased to one of the following tenants: a parking garage, a wine shop, a men’s lifestyle club and a luxury condominium builder.

The lease to the parking garage is with respect to 15,055 square feet, has a per annum rent of $469,506 and expires in May 2030. The parking garage lease has 3% annual rent escalations. The lease has no renewal option. The garage’s per annum rent represents 55.7% of the gross annual rent of the Washington Street Portfolio. The tenant, a parking, transportation and car wash provider, supplies parking services in the New York area at locations in Manhattan, Brooklyn, Long Island and the Bronx.

The lease to the wine shop is with respect to 2,083 square feet, has a per annum rent of $127,396 and expires in June 2017. The wine shop lease has 3% annual rent escalations. The lease has one five-year renewal option at the greater of (a) 103% of the last year’s rent and (b) the fair market rent. The wine shop also rents 1,762 square feet of basement storage space at a per annum rent of $14,400, or $1,200 per month, on a month-to-month basis. There are no provisions relating to rent escalations or renewal options with respect to this portion of the lease. The wine shop’s total per annum rent represents 16.8% of the gross annual rent of the Washington Street Portfolio. The wine shop is a New York wine shop specializing in providing wine from small producers from Italy, France and California.

The lease to the men’s lifestyle club is with respect to 3,603 square feet, has a per annum rent of $187,347 and expires in June 2016. The men’s lifestyle club lease has 3% annual rent escalations. The lease has one five-year renewal option at an initial annual rent of $228,283 with increases of 3% per year. The men’s lifestyle club per annum rent represents 22.2% of the gross annual rent of the Washington Street Portfolio. The men’s lifestyle club, offers haircuts, highlights, hair coloring, hair relaxing, manicures, pedicures, massages and shoe shines and repairs. Club amenities include a billiards lounge, clubroom, café and a display of art for sale.

The lease to the luxury condominium builder is with respect to 1,565 square feet, has a per annum rent of $44,032 and expires in September 2015. The luxury condominium builder lease has annual rent escalations, which vary due to certain rent abatements. The lease has one five-year renewal option with a 3% increase in the rent upon renewal and annual increases in rent of 3% thereafter. The luxury condominium builder’s per annum rent represents 5.2% of the gross annual rent of the Washington Street Portfolio. The luxury condominium builder is a real estate development company that focuses mainly on projects in the New York City metropolitan area.

Capitalization

Interior Design Building

The contract purchase price for the Interior Design Building was $32.3 million, exclusive of closing costs. A portion of the property acquisition was funded with: (a) an existing mortgage note of $14.2 million; (b) $8.9 million in proceeds from two bridge loans made by two unaffiliated entities (described below); and (c) $1.5 million in proceeds from a short-term advance from our sponsor (described below). The bridge loans made by the two unaffiliated entities each have an annual interest rate of 9.0%, were to be paid in six monthly installments of 16.67% of the original bridge loan amount, and matured on January 1, 2011. In 2010 the terms of the loan were renegotiated to require interest only monthly payments and to mature on June 30, 2012. The repayment of such bridge loans requires a 1% exit fee based on the original loan proceeds (or $89,000) payable upon the maturities of the respective loans and is prepayable at any time. The borrowings from our sponsor are interest-free and do not include fees typically charged for such short-term borrowings. The Company repaid the advance to our sponsor in full.

As part of the acquisition, we assumed an existing first mortgage loan originated by Deutsche Banc Mortgage Capital, LLC with a 6.20% interest rate. The loan matures on November 1, 2012. The principal is amortized on a 30-year amortization schedule, with the balance (expected to be $13.5 million) due on maturity. Because the mortgage loan requires a standard guaranty for a limited recourse “bad boy” carve-out provision and the lender determined that we did not currently have sufficient net worth to serve as sole guarantor, Messrs. Schorsch and Kahane have agreed to jointly provide the “bad boy” guaranty in respect of the mortgage loan. We entered into an agreement with Messrs. Schorsch and Kahane by which we agreed to be responsible for any amounts required to be paid by them under this guaranty.

Bleecker Street Portfolio

We purchased the Bleecker Street portfolio for a purchase price of $34.0 million. We financed a portion of the purchase price with a five-year, $21.3 million mortgage note bearing a fixed interest rate of 4.29% with an unaffiliated lender. The mortgage requires monthly interest payments with the principal balance due on the maturity date of December 6, 2015. The mortgage is nonrecourse and may be accelerated only upon the event of a default. The mortgage may be prepaid through defeasance. As the mortgage is interest only, it is not subject to amortization and the principal outstanding upon maturity will remain at $21.3 million.

In addition, the acquisition and closing costs were partially funded from funds received from two joint venture partners and the Company. These joint venture partners, American Realty Capital Trust, Inc., an affiliate of the Company, or ARCT, and an unaffiliated third-party investor, provided $13.0 million of preferred equity proceeds. ARCT made an investment of $12.0 million and the unaffiliated third-party made an investment in of $1.0 million. The preferred equity yield is between 6.85% and 7.00%. The balance of the purchase price and closing costs which totaled $0.7 million, excluding the costs incurred related to securing the mortgage financing was funded by New York Recovery Operating Partnership, L.P., our operating partnership. Although a party to the joint venture agreement, our operating partnership does not receive a preferred equity yield. We may redeem the equity interests of our operating partnership, ARCT or the unaffiliated third party investor at their respective capital contribution plus any accrued yields, as applicable. The joint venture agreement provides the preferred equity investors with no voting rights and as such, we are responsible for day-to-day control over operating decisions of the properties.

Foot Locker

The contract purchase price for the property was approximately $6.17 million, exclusive of closing costs. Pursuant to the terms of the purchase and sale agreement, we deposited $308,500 in escrow upon signing. The closing of the acquisition occurred on April 18, 2011. We financed a portion of the acquisition of the property with a $3.25 million mortgage loan received from Citigroup Global Market Realty Corp. The mortgage loan bears an interest rate of 4.51% and requires only monthly interest payments with the principal balance due on the maturity date of April 18, 2016. The mortgage is nonrecourse and may be accelerated only upon the event of a default. The mortgage may be prepaid through defeasance. As the mortgage is interest only, it is not subject to amortization and the principal outstanding upon maturity will remain $3.25 million. At closing, the seller placed a reserve of approximately $19,100 in escrow to repair the roof, fire escape and cornice.

Washington Street Portfolio

The purchase price for the Washington Street Portfolio is $9.86 million, exclusive of closing costs. The closing of the acquisition is expected to occur on or before July 31, 2011.

We expect to fund the acquisition of the Washington Street Portfolio with proceeds from our ongoing offering. We may finance the acquisition post-closing. However, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

Selected Financial Data

The selected financial data presented below has been derived from our consolidated financial statements as of and for the year ended December 31, 2010 and as of and for the period from October 6, 2009 (date of inception) to December 31, 2009 (in thousands):

Balance Sheet Data:	Year Ended December 31, 2010	Period From October 6, 2009 (Date of Inception) to December 31, 2009
Assets:
Total real estate investments, net	$66,573	$—
Cash and cash equivalents	349	—
Restricted cash	760	—
Due from affiliates, net	324	—
Prepaid expenses and other assets	652	—
Deferred financing costs, net	1,248	954
Total assets	69,906	954

Liabilities and Equity:
Mortgage notes payable	35,385	—
Notes payable	5,933	—
Below-market lease liabilities, net	1,288	—
Accounts payable and accrued expenses	2,842	722
Due to affiliates, net	—	33
Deferred rent and other liabilities	202	—
Distributions payable	131	—
Total liabilities	45,781	755
Total equity	24,125	199
Total liabilities and equity	69,906	954

Operating Data:
Total revenues	2,377	—
Total operating expenses	3,179	1
Operating loss	(802)	(1)
Total other expenses	(1,069)	—
Net loss	(1,871)	(1)
Net loss attributable to non-controlling interests	109	—
Net loss attributable to stockholders	(1,762)	(1)

Cash Flow Data:
Net cash used in operating activities	(1,234)	(1)
Net cash used in investing activities	(52,029)	—
Net cash provided by financing activities	53,612	1

Status of Distributions

On September 22, 2010, our board of directors declared a distribution rate equal to a 6.05% annualized rate based on the offering price of $10.00 per share of our common stock, commencing December 1, 2010. The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month. The dividend will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00165753424 per day.

In conjunction with the offering of the Series A convertible preferred stock, the board of directors announced their intention to declare, on a monthly basis, cumulative cash distributions at the rate of 8% per annum of the $9.00 liquidation preference per share (resulting in a distribution rate of 8.23% of the purchase price of the convertible preferred stock if the purchase price was $8.75 and a distribution rate of 8.47% the purchase price of the convertible preferred stock if the purchase price was $8.50). The distribution on each of our shares will be cumulative from the first date on which such share was issued and we will aggregate and pay the distributions monthly in arrears on or about the first business day of each month.

As of December 31, 2010, cash used to pay our distributions was primarily generated from the sale of shares of common stock and Series A convertible preferred stock. We have continued to pay distributions to our stockholders each month since our initial distributions payment in April 2010. There is no assurance that we will continue to declare distributions at this rate.

The following table shows the sources for the payment of distribution to preferred stockholders for the year ended December 31, 2010 (in thousands). There were no distributions paid to common stockholders for the year ended December 31, 2010.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Distributions:
Distributions paid in cash	$—	$97	$238	$349
Distributions reinvested	—	—	—
Total distributions	$—	$97	$238	$349
Source of Distributions:
Cash flows provided by (used in) operations (GAAP basis)	$—	$—	$—	$—
Proceeds from issuance of common stock	—	97	238	349
Total sources of distribution	$—	$97	$238	$349

The following table compares cumulative distributions paid to cumulative FFO and net loss (in accordance with GAAP) for the period from October 6, 2009 (date of inception) through December 31, 2010 (in thousands):

For the Period from October 6, 2009 (date of inception) to December 31, 2010
Distributions paid:
Preferred	$684
Common	—
Total distributions paid	$684
FFO(1)	$(797)
Net loss (in accordance with GAAP)	$(1,762)

(1)	Calculated in accordance with NAREIT, which include acquisition and transaction-related expenses of $1.4 million.

Share Repurchase Program

Our share repurchase program generally requires you to hold your shares for at least one year prior to submitting them for repurchase by us. Our share repurchase program also contains numerous restrictions on your ability to sell your shares to us. During any calendar year, we may repurchase no more than 5.0% of the weighted-average number of shares outstanding during the prior calendar year. Further, the cash available for redemption on any particular date will generally be limited to the proceeds from the dividend reinvestment plan and will limit the amount we spend to repurchase shares in a given quarter to the amount of proceeds we received from our distribution reinvestment plan in that same quarter; however, subject to the limitations described above, we may use other sources of cash at the discretion of our board of directors. We may amend, suspend or terminate the program at any time upon 30 days’ notice.

We first received and accepted subscriptions in this offering in December 2010. Because shares of common stock must be held for at least one year, no shares will be eligible for redemption prior to December 2011.

Status of Fees Paid and Deferred

Through December 31, 2010, we reimbursed our advisor $1.3 million for organizational and offering costs and paid $1.4 million and $0.3 million of acquisition fees and finance coordination fees, respectively, to our advisor. No property management fees were paid to our property manager or advisor.

Information Regarding Dilution

In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a mechanical calculation using amounts from our audited balance sheet, and is calculated as (1) total book value of our assets less the net value of intangible assets (2) minus total liabilities less the net value of intangible liabilities, (3) divided by the total number of shares of common and preferred stock outstanding. It assumes that the value of real estate, and real estate related assets and liabilities diminish predictably over time as shown through the depreciation and amortization of real estate investments. It also excludes intangible assets. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common and preferred stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with our public offering, including commissions, dealer manager fees and other offering costs. As of December 31, 2010, our net tangible book value per share was $8.56. The offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) at December 31, 2010 was $10.00.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

Affiliated Transaction Best Practices Policy

In March 2011, Realty Capital Securities, LLC, the affiliated entity retained by us to act as dealer manager in connection with our initial public offering, adopted best practices guidelines related to affiliated transactions applicable to all the issuers whose securities are traded on its platform (which includes us) that requires that each such issuer adopt guidelines that, except under limited circumstances, (i) restrict such issuer from entering into co-investment or other business transactions with another investment program sponsored by the American Realty Capital group of companies, and (ii) restrict sponsors of investment programs from entering into co-investment or other business transactions with their sponsored issuers. Accordingly, on March 17, 2011, all of the members of our board of directors voted to approve our affiliated transaction best practices policy incorporating the dealer manager’s best practices guidelines.

PROSPECTUS UPDATES

Management — Executive Officers and Directors

The following language is added as the third full sentence in the biography of Mr. William M. Kahane on page 68 of the Prospectus under the section entitled “Management — Executive Officers and Directors.”

Mr. Kahane also has served as a member of the investment committee of Aetos Capital Asia Advisors, a $3 billion series of opportunistic funds focusing on assets primarily in Japan and China, since 2008.

The following language is replaces the last sentence of the biography of Mr. Edward M. Weil, Jr. on page 69 of the Prospectus under the section entitled “Management — Executive Officers and Directors.”

Mr. Weil holds FINRA Series 7, 63 and 24 licenses.

Conflicts of Interest

The following disclosure is added on page 100 of the Prospectus immediately following the section entitled “Conflicts of Interest — Other Activities of New York Recovery Advisors, LLC and Its Affiliates.”

Affiliated Transaction Best Practices Policy

In March 2011, Realty Capital Securities, LLC, the affiliated entity retained by us to act as dealer manager in connection with our initial public offering, adopted best practices guidelines related to affiliated transactions applicable to all the issuers whose securities are traded on its platform (which includes us) that requires that each such issuer adopt guidelines that, except under limited circumstances, (i) restrict such issuer from entering into co-investment or other business transactions with another investment program sponsored by the American Realty Capital group of companies, and (ii) restrict sponsors of investment programs from entering into co-investment or other business transactions with their sponsored issuers.

Accordingly, on March 17, 2011, all of the members of our board of directors voted to approve our affiliated transaction best practices policy incorporating the dealer manager’s best practices guidelines, pursuant to which we may not enter into any co-investments or any other business transaction with, or provide funding or make loans to, directly or indirectly, any investment program or other entity sponsored by the American Realty Capital group of companies or otherwise controlled or sponsored, or in which ownership (other than certain minority interests) is held, directly or indirectly, by Mr. Nicholas Schorsch and/or Mr. William Kahane, that is a non-traded REIT or private investment vehicle in which ownership interests are offered through securities broker-dealers in a public or private offering, except that we may enter into a joint investment with a Delaware statutory trust, or a DST, or a group of unaffiliated tenant in common owners, or TICs, in connection with a private retail securities offering by a DST or to TICs, provided that such investments are in the form of pari passu equity investments, are fully and promptly disclosed to our stockholders and will be fully documented among the parties with all the rights, duties and obligations assumed by the parties as are normally attendant to such an equity investment, and that we retain a controlling interest in the underlying investment, the transaction is approved by the independent directors of our board of directors after due and documented deliberation, including deliberation of any conflicts of interest, and such co-investment is deemed fair, both financially and otherwise. In the case of such co-investment, our advisor will be permitted to charge fees at no more than the rate corresponding to our percentage co-investment and in line with the fees ordinarily attendant to such transaction. At any one time, our investment in such co-investments will not exceed 10% of the value of our portfolio.

Insurance Policies

The following language replaces the disclosure under the heading, “Investment Strategy, Objectives and Policies — Insurance Policies” on page 114 of the Prospectus.

We purchase comprehensive liability, rental loss, all-risk property casualty and terrorism insurance covering our real property investments provided by reputable companies, with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties. There are, however, certain types of losses that may be either uninsurable or not economically insurable, such as losses due to floods or riots. If an uninsured loss occurs, we could lose our “invested capital” in, and anticipated profits from, the property. For these purposes, “invested capital” means the original issue price paid for the shares of our common stock reduced by prior distributions from the sale or financing of our properties. See the section entitled “Risk Factors — General Risks Related to Investments in Real Estate” in this prospectus for additional discussion regarding insurance.

Description of Real Estate Investments

The following information is added at the end of the section “Description of Real Estate Investments — Interior Design Building” on page 121 of the Prospectus.

In March 2011, we re-negotiated the lease terms with one of our antiques showroom tenants, Rosselli 61st Street LLC. The new terms, effective April 1, 2011, include a reduction in monthly rent and an increase in annual rent escalations. In addition, the guaranty underlying the tenant’s obligations under the lease was extended.

The following information is added to the end of the section of the Prospectus entitled “Description of Real Estate Investments” that begins on page 120 of the Prospectus.

Foot Locker

On March 22, 2011, we, through our sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement to acquire one fee-simple property located at 2061-2063 86th Street in the Bensonhurst neighborhood of Brooklyn, New York. The seller is 2061 86th Street, LLC, an entity which has no material relationship with the Company and the acquisition is not an affiliated transaction.

The property is located along the 86th Street corridor in the Bensonhurst neighborhood of Brooklyn. With a population of nearly 1.5 million within a five mile-radius of the property, this thriving commercial corridor consists of independent businesses and national retailers with very diverse retail offerings.

The retail facility is a three-story building with approximately 6,100 square feet of gross leasable area. The Property is 100% leased to Foot Locker Retail, Inc., an athletic footwear and apparel retailer. Based on publicly available information, Foot Locker Retail, Inc. is the 100% owned U.S. operating subsidiary of Foot Locker, Inc. (NYSE: FL), a leading global retailer of athletic footwear and apparel.

Capitalization

The contract purchase price for the property was approximately $6.17 million, exclusive of closing costs. Pursuant to the terms of the purchase and sale agreement, we deposited $308,500 in escrow upon signing. The closing of the acquisition occurred on April 18, 2011. We financed a portion of the acquisition of the property with a $3.25 million mortgage loan received from Citibank Global Market Realty Corp. The mortgage loan bears an interest rate of 4.51% and requires only monthly interest payments with the principal balance due on the maturity date of April 18, 2016. The mortgage is nonrecourse and may be accelerated only upon the event of a default. The mortgage may be prepaid through defeasance. As the mortgage is interest only, it is not subject to amortization and the principal outstanding upon maturity will remain $3.25 million. At closing, the seller placed a reserve of approximately $19,100 in escrow to repair the roof, fire escape and cornice.

Major Tenant/Lease Expiration

The property has been 100% leased to Foot Locker Retail, Inc. since September 2009, with the tenant opening for business in November 2010 after completion of renovations on the Property. No occupancy rate information or information relating to the average effective annual rent per square foot for prior periods is available from the Seller. The lease for the property has an initial term of 15 years and expires on January 31, 2026, or in 14.8 years. The average effective annual rent for the remaining term of the lease is approximately $455,000. The lease contains contractual rental escalations of 10% every three years. The lease is double net whereby the landlord is responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. The lease provides for one renewal option of five years at a 10% annual rent increase followed by another 10% annual rent increase three years into the renewal term.

Other

We do not have any scheduled capital improvements.

We believe the property is adequately insured.

The Federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2011 Federal tax return.

The annual realty taxes payable on the property for the calendar year 2011 will be approximately $20,000.

Potential Real Estate Investments

On April 18, 2011, our board of directors approved the following property acquisition. On April 27, 2011, we, through our sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement to acquire a portfolio of four retail condominiums, or the Washington Street Portfolio, located on 416-424 Washington Street in the Tribeca neighborhood of Manhattan, New York. The seller is AA Olympic, LLC. The seller has no material relationship with us and the acquisition is not an affiliated transaction. On April 28, 2011, we began our diligence review of the property. Our obligations under the purchase agreement are subject to the satisfactory completion of such review, along with the formation of individual condominium units for each retail space, among other conditions. Although we believe that the acquisition of the Washington Street Portfolio is probable, there can be no assurance that the acquisition will be consummated.

The condominiums are situated on the same block of Washington Street at its intersection with Laight Street in Tribeca. Tribeca is dominated by former industrial buildings that have been converted into residential buildings and lofts and is one of the most fashionable and desirable neighborhoods. Numerous other buildings are located in the area and provide similar spaces to similar tenants.

Each condominium will be a fee-simple property consisting of one retail space, containing a total of approximately 24,000 square feet, including an approximately 15,000 square foot parking garage and an approximately 1,750 square foot storage basement. Annual rental rates currently range from approximately $28.17 to $61.16 per square foot with a weighted average annual rental rate of $48.12 per square foot. In addition, the wine store tenant’s month to month rental rate for basement storage space is $8.17 per square foot. Each lease comprises 100% of the total leasable space of the particular condominium leased. The four leases have maturities ranging from 2015 to 2030.

Capitalization

The purchase price for the Washington Street Portfolio is $9.86 million, exclusive of closing costs. The closing of the acquisition is expected to occur on or before July 31, 2011.

We expect to fund the acquisition of the Washington Street Portfolio with proceeds from our ongoing offering. We may finance the acquisition post-closing. However, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

Major Tenants/Lease Expiration

Each condominium is leased to one of the following tenants: a parking garage, a wine shop, a men’s lifestyle club and a luxury condominium builder. No occupancy rate information and average effective annual rent per square foot for prior periods is available from the Seller.

The lease to the parking garage is with respect to 15,055 square feet, has a per annum rent of $469,506 and expires in May 2030. The parking garage lease has 3% annual rent escalations. The lease has no renewal option. The garage’s per annum rent represents 55.7% of the gross annual rent of the Washington Street Portfolio. The tenant, a parking, transportation and car wash provider, supplies parking services in the New York area at locations in Manhattan, Brooklyn, Long Island and the Bronx.

The lease to the wine shop is with respect to 2,083 square feet, has a per annum rent of $127,396 and expires in June 2017. The wine shop lease has 3% annual rent escalations. The lease has one five-year renewal option at the greater of (a) 103% of the last year’s rent and (b) the fair market rent. The wine shop also rents 1,762 square feet of basement storage space at a per annum rent of $14,400, or $1,200 per month, on a month-to-month basis. There are no provisions relating to rent escalations or renewal options with respect to this portion of the lease. The wine shop’s total per annum rent represents 16.8% of the gross annual rent of the Washington Street Portfolio. The wine shop is a New York wine shop specializing in providing wine from small producers from Italy, France and California.

The lease to the men’s lifestyle club is with respect to 3,603 square feet, has a per annum rent of $187,347 and expires in June 2016. The men’s lifestyle club lease has 3% annual rent escalations. The lease has one five-year renewal option at an initial annual rent of $228,283 with increases of 3% per year. The men’s lifestyle club per annum rent represents 22.2% of the gross annual rent of the Washington Street Portfolio. The men’s lifestyle club, offers haircuts, highlights, hair coloring, hair relaxing, manicures, pedicures, massages and shoe shines and repairs. Club amenities include a billiards lounge, clubroom, café and a display of art for sale.

The lease to the luxury condominium builder is with respect to 1,565 square feet, has a per annum rent of $44,032 and expires in September 2015. The luxury condominium builder lease has annual rent escalations, which vary due to certain rent abatements. The lease has one five-year renewal option with a 3% increase in rent upon renewal and annual increases in rent of 3% thereafter. The luxury condominium builder’s per annum rent represents 5.2% of the gross annual rent of the Washington Street Portfolio. The luxury condominium builder is a real estate development company that focuses mainly on projects in the New York City metropolitan area.

Other

We do not have any scheduled capital improvements.

We believe that this property is adequately insured.

The Federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2011 Federal tax return.

Based upon preliminary information provided by the seller with respect to the to-be-created condominium units, annual realty taxes payable on the property for the 2011/2012 tax year are estimated to be approximately $80,000. More accurate information regarding the applicable annual realty taxes will not be available until such time as the formation of the condominium units is completed.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following paragraph is added as the first full paragraph on page 125 of the Prospectus under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds from Operations.”

In addition to measurements defined by GAAP, our management also considers funds from operations (“FFO”) and modified funds from operations (“MFFO”), each as described below, as supplemental measures of our performance. We present FFO and MFFO because we consider them important supplemental measures of our operating performance and believe they are frequently used by investors and other interested parties in the evaluation of REITS, many of which present FFO and MFFO when reporting their results.

FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REIT. FFO is defined by the National Association of Real Estate Investment Trusts, Inc (“NAREIT”) as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate, (including such non-FFO items reported in discontinued operations). Notwithstanding the widespread reporting of FFO, changes in accounting and reporting rules under GAAP that were adopted after NAREIT’s definition of FFO have prompted a significant increase in the magnitude of non-operating items included in FFO. For example, acquisition expenses and transaction-related expenses, which we intend to fund from the proceeds of our Offering and which we do not view as an expense of operating a property, are now deducted as expenses in the determination of GAAP net income. As a result, we intend to consider a modified FFO, or MFFO, as a supplemental measure when assessing our operating performance. We intend to explain all modifications to FFO and to reconcile MFFO to FFO and FFO to GAAP net income when presenting MFFO information.

Our MFFO has been determined in accordance with the Investment Program Association (“IPA”) definition of MFFO and may not be comparable to MFFO reported by other non listed REITs or traded REITs that do not define the term in accordance with the current IPA definition or that interpret the current IPA definition differently. Our MFFO is FFO excluding straight-line rental revenue, gain on sale of unconsolidated real estate entity and acquisition-related costs expensed. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient. MFFO may provide investors with a useful indication of our future performance and the sustainability of our current distribution policy. However, because MFFO excludes the effects of acquisition costs, which are an important component in the analysis of the historical performance of an asset, MFFO should not be construed as a historic performance measure.

Our calculation of MFFO will exclude the following items and as a result will have the following limitations with its use as compared to net income/(loss):

•	Other non-cash charges not related to the operating performance or our properties. Straight-line rent adjustment, gain on sale of unconsolidated real estate entity and other non-cash charges, if any, may be excluded from MFFO if we believe these charges are not useful in the evaluation of our operating performance. Although these charges will be included in the calculation, and result in an increase or decrease, of net income (loss), these charges are adjustments excluded from MFFO because we believe that MFFO provides useful supplemental information by focusing on the changes in our operating fundamentals rather than on events not related to our core operations.
•	Acquisition expenses and transaction-related expenses. Although these amounts reduce net income, we fund such costs with proceeds from our offering and acquisition-related indebtedness and do not consider these expenses in the evaluation of our operating performance and determining MFFO.

The calculation of FFO and MFFO may vary from entity to entity because capitalization and expense policies tend to vary from entity to entity. Consequently, our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other non-traded REITs. FFO and MFFO have significant limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. FFO and MFFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance. FFO and MFFO does not represent cash generated from operating activities determined in accordance with GAAP and are not measures of liquidity and should be considered in conjunction with reported net income and cash flows from operations computed in accordance with GAAP, as presented in our consolidated financial statements.

Accordingly, we believe that FFO is helpful to our management as a measure of operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which is not immediately apparent from net income. We believe that MFFO is helpful to investors, other interested parties and our management as a measure of operating performance because it excludes charges that management considers more reflective of investing activities or non-operating valuation changes. By providing FFO and MFFO, we present supplemental information that reflects how our management analyzes our long-term operating activities. We believe fluctuations in MFFO are indicative of changes in operating activities and provide comparability in evaluating our performance over time and as compared to other real estate companies that may not be affected by impairments or acquisition activities.

We believe that presenting FFO and MFFO is useful to and will benefit investors and other interested parties by (i) enhancing the ability of the financial community to analyze and compare our operating performance over time through the developing stages of our operations and among other non-traded REITs; (ii) enhance transparency and public confidence in the quality and consistency of our reported results; and (iii) provide standardized information for the evaluation by investors of our operating performance consistent with how our management, advisor and board of directors judge our operating performance and determine operating, financing and distribution policies.

Our calculation of FFO and MFFO may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

The following subsection is added on page 126 of the Prospectus prior to the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Market Risk.”

Information Regarding Dilution

In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a mechanical calculation using amounts from our audited balance sheet, and is calculated as (1) total book value of our assets less the net value of intangible assets (2) minus total liabilities less the net value of intangible liabilities, (3) divided by the total number of shares of common and preferred stock outstanding. It assumes that the value of real estate, and real estate related assets and liabilities diminish predictably over time as shown through the depreciation and amortization of real estate investments. It also excludes intangible assets. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common and preferred stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with our public offering, including commissions, dealer manager fees and other offering costs. As of December 31, 2010, our net tangible book value per share was $8.56. The offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) at December 31, 2010 was $10.00.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

Prior Performance Summary

The following language replaces the disclosure under the heading “Prior Performance Summary” beginning on page 127 of the Prospectus.

Prior Investment Programs

The information presented in this section represents the historical experience of the real estate programs managed or sponsored over the last ten years by Messrs. Schorsch and Kahane. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs. The prior performance of real estate investment programs sponsored by affiliates of Messrs. Schorsch and Kahane and our advisor may not be indicative of our future results. For an additional description of this risk, see “Risk Factors — Risks Related to an Investment in American Realty Capital New York Recovery REIT, Inc. — We have a very limited operating history and have no established financing sources, and the prior performance of other real estate investment programs sponsored by affiliates of our advisor may not be an indication of our future results.” The information summarized below is current as of December 31, 2010 and is set forth in greater detail in the Prior Performance Tables included in this prospectus. In addition, we will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, by any public program within the last 24 months, and for a reasonable fee, a copy of the exhibits filed with such Annual Report.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by American Realty Capital and its affiliates. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the section entitled “Conflicts of Interest” in this prospectus for additional information.

Summary Information

During the period from August 2007 (inception of the first public program) to December 31, 2010, affiliates of our advisor have sponsored nine public programs, of which three programs have raised public funds to date, and five non-public programs with similar investment objectives to our program. From August 2007 (inception of the first public program) to December 31, 2010, our public programs which have raised public funds to date, including American Realty Capital Trust, Inc., or ARCT, the Company, and Phillips Edison — ARC Shopping Center REIT, Inc., or PE-ARC, and the programs consolidated into ARCT, which were ARC Income Properties II, LLC and all of the Section 1031 Exchange Programs in existence as of December 31, 2010 described below, had raised $612.7 million from 15,633 investors in public offerings and an additional $65.3 million from 205 investors in a private offering by ARC Income Properties II, LLC and 45 investors in private offerings by the Section 1031 Exchange Programs. The public programs purchased 268 properties with an aggregate purchase price of $972.7 million, including acquisition fees, in 39 states and U.S. territories.

The following table details the percentage of properties by state based on purchase price:

State/Possession	Purchase Price %
Alabama	1.3%
Arizona	0.8%
Arkansas	1.2%
California	10.8%
Colorado	0.4%
Florida	4.5%
Georgia	2.9%
Illinois	4.1%
Indiana	1.3%
Iowa	0.4%
Kansas	3.6%
Kentucky	3.1%
Louisiana	1.3%
Maine	0.4%
Massachusetts	3.7%
Michigan	1.2%
Minnesota	1.2%
Mississippi	0.8%
Missouri	3.8%
Nebraska	0.2%
Nevada	0.3%
New Jersey	3.6%
New Mexico	0.4%
New York	11.1%
North Carolina	1.4%
North Dakota	0.6%
Ohio	2.7%
Oklahoma	1.3%
Oregon	0.5%
Pennsylvania	8.7%
Puerto Rico	3.3%
South Carolina	1.2%
South Dakota	0.3%
Tennessee	0.4%
Texas	8.6%
Utah	3.5%
Virginia	1.1%
Washington	0.3%
West Virginia	3.7%
100%

The properties are all commercial properties comprised of 25.8% freight and distribution facilities, 23.4% retail pharmacies, 14.5% retail bank branches, 6.2% restaurants, 5.8% discount and specialty retail, 4.5% supermarkets and supermarket anchored shopping centers, 4.3% auto services, 3.6% fashion retail, 3.4% home maintenance, 3.4% office/showroom, 2.7% gas/convenience and 2.6% healthcare, based on purchase price. The purchased properties were 36.0% new and 64.0% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2010, one property had been sold. The acquired properties were purchased with a combination of proceeds from the issuance of common stock, the issuance of convertible preferred stock, mortgage notes payable, short-term notes payable, revolving lines of credit, long-term notes payable issued in private placements and joint venture arrangements.

During the period from June 2008 (inception of the first non-public program) to December 31, 2010, our non-public programs, which were ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC, ARC Income Properties IV, LLC and ARC Growth Fund, LLC, had raised $54.3 million from 694 investors. The non-public programs purchased 171 properties with an aggregate purchase price of $247.9 million, including acquisition fees, in 18 states.

The following table details the percentage of properties by state based on purchase price:

State location	Purchase Price %
ALABAMA	0.1%
CONNECTICUT	0.6%
DELAWARE	4.8%
FLORIDA	11.0%
GEORGIA	3.5%
ILLINOIS	6.6%
LOUISIANA	2.3%
MICHIGAN	11.5%
NORTH CAROLINA	0.1%
NEW HAMPSHIRE	0.5%
NEW JERSEY	13.0%
NEW YORK	9.7%
OHIO	10.3%
PENNSYLVANIA	9.5%
SOUTH CAROLINA	8.4%
TEXAS	5.0%
VIRGINIA	1.2%
VERMONT	2.2%
100%

The properties are all commercial single tenant facilities with 81.0% retail banking and 10.5% retail distribution facilities and 8.6% specialty retail. The purchased properties were 11.0% new and 89.0% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2010, 53 properties had been sold. The acquired properties were purchased with a combination of equity investments, mortgage notes payable and long term notes payable issued in private placements.

The investment objectives of these programs are different from our investment objectives, which aim to acquire high-quality commercial real estate in the New York MSA, and, in particular, in New York City.

For a more detailed description, please see Table VI in Part II of the registration statement of which this prospectus is a part. In addition, we will provide upon request to us and without charge, the more detailed information in Part II.

Programs of Our Sponsor

American Realty Capital Trust, Inc.

American Realty Capital Trust, Inc., or ARCT, a Maryland corporation, is the first publicly offered REIT sponsored by American Realty Capital. ARCT was incorporated on August 17, 2007, and qualified as a REIT beginning with the taxable year ended December 31, 2008. ARCT commenced its initial public offering of 150.0 million shares of common stock on January 25, 2008. As of March 31, 2011, ARCT had received aggregate gross offering proceeds of approximately $859.1 million from the sale of approximately 87.9 million shares in its initial public offering. On August 5, 2010, ARCT commenced a follow-on offering of $325.0 million in shares of common stock. The initial public offering was set to expire on January 25, 2011.

However, as permitted by Rule 415 of the Securities Act, ARCT has elected to continue its initial public offering until the earlier of July 24, 2011, or the date that the SEC declares the registration statement for the follow-on offering effective. As of March 31, 2011, ARCT had acquired 318 properties, primarily comprised of freestanding, single-tenant retail and commercial properties that are net leased to investment grade and other creditworthy tenants. As of March 31, 2011, ARCT had total real estate investments, at cost, of approximately $1,271.3 million. ARCT intends to liquidate each real property investment eight to ten years from the date purchased. As of December 31, 2010, ARCT had incurred, cumulatively to that date, $73.7 million in offering costs, commissions and dealer manager fees for the sale of its common stock and $18.1 million for acquisition costs related to its portfolio of properties.

Phillips Edison — ARC Shopping Center REIT Inc.

Phillips Edison — ARC Shopping Center REIT Inc., or PE-ARC, a Maryland corporation, is the third publicly offered REIT sponsored by American Realty Capital. PE-ARC was incorporated on October 13, 2009 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2010. PE-ARC filed its registration statement with the SEC on January 13, 2010 and became effective on August 12, 2010. PE-ARC will invest primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery-anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. As of March 31, 2011, PE-ARC had received aggregate gross offering proceeds of $10.3 million from the sale of 1.1 million shares in its public offering. As of March 31, 2011, PE-ARC had acquired two shopping centers for a purchase price of $20.0 million. As of March 31, 2010, PE-ARC had incurred, cumulatively to that date, approximately $5.8 million in offering costs for the sale of its common stock and $0.5 million for acquisition costs related to its portfolio of properties.

American Realty Capital Healthcare Trust, Inc.

American Realty Capital Healthcare Trust, Inc., or ARC HT, a Maryland corporation, is the fourth publicly offered REIT sponsored by American Realty Capital. ARC HT was incorporated on August 23, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARC HT filed its registration statement with the SEC on August 27, 2010 and the registration statement became effective on February 18, 2011. As of March 31, 2011, the company had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

American Realty Capital — Retail Centers of America, Inc.

American Realty Capital — Retail Centers of America, Inc., or ARC RCA, a Maryland corporation, is the fifth publicly offered REIT sponsored by American Realty Capital. ARC RCA was incorporated on July 29, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARC RCA filed its registration statement with the SEC on September 14, 2010 and the registration statement became effective on March 17, 2011. As of March 31, 2011, ARC RCA had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

American Realty Capital Trust II, Inc.

American Realty Capital Trust II, Inc. or ARCT II, a Maryland corporation, is the sixth publicly offered REIT sponsored by American Realty Capital. ARCT II was incorporated on September 10, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARCT II filed its registration statement with the SEC on October 8, 2010, which has not been declared effective by the SEC. As of March 31, 2011, ARCT II had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

ARC — Northcliffe Income Properties, Inc.

ARC — Northcliffe Income Properties, Inc., or ARC — Northcliffe, a Maryland corporation, is the seventh publicly offered REIT sponsored by American Realty Capital. ARC — Northcliffe was incorporated on September 29, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARC — Northcliffe filed its registration statement with the SEC on October 12, 2010, which has not been declared effective by the SEC. As of March 31, 2011, ARC — Northcliffe had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

American Realty Capital Trust III, Inc.

American Realty Capital Trust III, Inc., or ARCT III, a Maryland corporation, is the eighth publicly offered REIT sponsored by American Realty Capital. ARCT III was incorporated on October 15, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARCT III filed its registration statement with the SEC on November 2, 2010 and the registration statement became effective on March 31, 2011. As of March 31, 2011, ARCT III had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

American Realty Capital Properties, Inc.

American Realty Capital Properties, Inc., or ARCP, a Maryland corporation, is the ninth publicly offered REIT sponsored by the American Realty Capital group of companies. ARCP was incorporated on December 2, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARCP filed its registration statement with the SEC on February 11, 2011, which has not been declared effective by the SEC. As of March 31, 2011, ARCP had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

Liquidity of Public Programs

FINRA Rule 2310(b)(3)(D) requires that we disclose the liquidity of prior public programs sponsored by American Realty Capital, our sponsor. American Realty Capital has sponsored the following other public programs: ARCT, ARC HT, ARCT II, ARC RCA, PE-ARC, ARC — Northcliffe, ARCT III, ARCP and BDCA. Although the prospectus for each of these public programs states a date or time period by which it may be liquidated, each of ARCT II, ARCT III, ARC RCA, ARC — Northcliffe and ARCP are currently in registration with the SEC and ARCT, ARC HT, PE-ARC and BDCA are in their offering and acquisition stages. None of these public programs have reached the stated date or time period by which they may be liquidated.

Private Note Programs

ARC Income Properties, LLC implemented a note program that raised aggregate gross proceeds of $19.5 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 65 bank branch properties triple-net leased to RBS Citizens, N.A. and Citizens Bank of Pennsylvania. Thepurchase price for those bank branch properties also was funded with proceeds received from mortgage loans, as well as equity capital invested by American Realty Capital II, LLC. Such properties contain approximately 323,000 square feet with a purchase price of approximately $98.8 million. The properties are triple-net leased for a primary term of five years and include extension provisions. The notes issued under this note program by ARC Income Properties, LLC were sold by our dealer manager through participating broker-dealers.

ARC Income Properties II, LLC implemented a note program that raised aggregate gross proceeds of $13.0 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 50 bank branch properties triple-net leased to PNC Bank. The purchase price for the portfolio of bank branch properties also was funded with proceeds received from a mortgage loan, as well as equity capital raised by ARCT in connection with its public offering of equity securities. The properties are triple-net leased with a primary term of ten years with a 10% rent increase after five years. The notes issued under this note program by ARC Income Properties II, LLC were sold by our dealer manager through participating broker-dealers.

ARC Income Properties III, LLC implemented a note program that raised aggregate gross proceeds of $11.2 million. The net proceeds were used to acquire, and pay related expenses in connection with the acquisition of a distribution facility triple-net leased to Home Depot. The purchase price for the property was also funded with proceeds received from a mortgage loan. The property has a primary lease term of twenty years which commenced on January 30, 2010 with a 2% escalation each year. The notes issued under this note program by ARC Income Properties III, LLC were sold by our dealer manager through participating broker-dealers.

ARC Income Properties IV, LLC implemented a note program that raised proceeds of $5.4 million. The proceeds were used to acquire and pay related expenses in connection with the acquisition of six Tractor

Supply stores. An existing mortgage loan of $16.5 million was assumed in connection with the acquisition. The properties had a remaining average lease term of 11.8 years with a 6.25% rental escalation every five years. The notes issued under this program by ARC Income Properties IV, LLC were sold by Realty Capital Securities through participating broker dealers.

ARC Growth Fund, LLC

ARC Growth Fund, LLC is a non-public real estate program formed to acquire vacant bank branch properties and opportunistically sell such properties, either while vacant or subsequent to leasing the bank branch to a financial institution or other third-party tenant. Total gross proceeds of approximately $7.9 million were used to acquire, and pay related expenses in connection with, a portfolio of vacant bank branches. The purchase price of the properties also was funded with proceeds received from a one-year revolving warehouse facility. The purchase price for each bank branch is derived from a formulated price contract entered into with a financial institution. During the period from July 2008 to January 2009, ARC Growth Fund, LLC acquired 54 vacant bank branches from Wachovia Bank, N.A., under nine separate transactions. Such properties contain aggregate of approximately 230,000 square feet with a gross purchase price of approximately $63.6 million. As of December 31, 2010, all properties were sold, 28 of which were acquired and simultaneously sold, resulting in an aggregate gain of approximately $4.8 million.

Section 1031 Exchange Programs

American Realty Capital Exchange, LLC, or ARCX, an affiliate of American Realty Capital, developed a program pursuant to which persons selling real estate held for investment can reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Section 1031 of the Internal Revenue Code of 1986, as amended, or the Code, or a Section 1031 Exchange Program. ARCX acquires real estate to be owned in co-tenancy arrangements with persons desiring to engage in such like-kind exchanges. ARCX acquires the subject property or portfolio of properties and, either concurrently with or following such acquisition, prepares and markets a private placement memorandum for the sale of co-tenancy interests in that property. ARCX has engaged in four Section 1031 Exchange Programs raising aggregate gross proceeds of $10,080,802.

American Realty Capital Operating Partnership, L.P. purchased a Walgreens property in Sealy, TX under a tenant in common structure with an unaffiliated third party. The third party’s investment of $1.1 million represented a 44.0% ownership interest in the property. The remaining interest of 56% will be retained by American Realty Capital Operating Partnership, L.P. To date, $1,100,000 has been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P., an affiliate of American Realty Capital, previously had transferred 49% of its ownership interest in a Federal Express distribution facility, located in Snowshoe, Pennsylvania, and a PNC Bank branch, located in Palm Coast, Florida, to American Realty Capital DST I, or ARC DST I, a Section 1031 Exchange Program. Realty Capital Securities, LLC, our dealer manager, has offered membership interests of up to 49%, or $2,567,000, in ARC DST I to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $2,567,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has transferred 35.2% of its ownership interest in a PNC Bank branch location, located in Pompano Beach, Florida, to American Realty Capital DST II, or ARC DST II, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of 35.2%, or $493,802, in ARC DST II to investors in a private offering. The remaining interests of no less than 64.8% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $493,802 have been accepted by American Realty Capital Operating Partnership, L.P pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has transferred 49% of its ownership interest in three CVS properties, located in Smyrna, Georgia, Chicago, Illinois and Visalia, California, to American Realty Capital DST III, or ARC DST III, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49%, or $3,050,000, in ARC DST III to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $3,050,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. has transferred 49% of its ownership interest in six Bridgestone Firestone properties, located in Texas and New Mexico, to American Realty Capital DST IV, or ARC DST IV, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49%, or $7,294,000, in ARC DST IV to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $7,294,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has sold 24.9% of its ownership interest in a Jared Jewelry property located in Lake Grove, NY, under a tenant-in-common structure with an unaffiliated third party. The remaining interest of 75.1% will be retained by American Realty Capital Operating Partnership, L.P. To date cash payments of $575,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

Other Investment Programs of Mr. Schorsch and Mr. Kahane

American Realty Capital, LLC

American Realty Capital, LLC began acquiring properties in December 2006. During the period of January 1, 2007 to December 31, 2007 American Realty Capital, LLC acquired 73 property portfolios, totaling just over 1,767,000 gross leasable square feet for an aggregate purchase price of approximately $407.5 million. These properties included a mixture of tenants, including Hy Vee supermarkets, CVS, Rite Aid, Walgreens, Harleysville bank branches, Logan’s Roadhouse Restaurants, Tractor Supply Company, Shop N Save, FedEx, Dollar General and Bridgestone Firestone. The underlying leases within these acquisitions ranged from 10 to 25 years before any tenant termination rights, with a dollar-weighted-average lease term of approximately 21 years based on rental revenue. During the period of April 1, 2007 through October 20, 2009, American Realty Capital, LLC sold nine properties: four Walgreens drug stores, four Logan’s Roadhouse Restaurants and one CVS pharmacy for total sales proceeds of $50.2 million.

American Realty Capital, LLC has operated in three capacities: as a joint-venture partner, as a sole investor and as an advisor. No money was raised from investors in connection with the properties acquired by American Realty Capital, LLC. All American Realty Capital, LLC transactions were done with the equity of the principals or joint-venture partners of American Realty Capital, LLC. In instances where American Realty Capital, LLC was not an investor in the transaction, but rather solely an advisor, American Realty Capital, LLC typically performed the following advisory services:

•	identified potential properties for acquisition;
•	negotiated letters of intent and purchase and sale contracts;
•	obtained financing;
•	performed due diligence;
•	closed properties;
•	managed properties; and
•	sold properties.

Information on properties and leasehold interests acquired by American Realty Capital, LLC during the 12 months ended December 31, 2007 (dollar amounts in thousands):

Tenant-Location	Investment Structure	Date	Number of Buildings	Gross Leasable Space	Mortgage Financing	Purchase Price(1)
Hy Vee – Cedar Rapids, IA	ARC-JV	December-06	1	86,240	$11,622	$13,167
Hy Vee – W. Des Moines, IA	ARC-JV	December-06	1	79,634	10,375	11,777
Hy Vee – W. Des Moines, IA	ARC-JV	December-06	1	80,194	12,085	13,669
Hy Vee – Columbus, NE	ARC-JV	December-06	1	77,667	9,243	10,506
Hy Vee – Olathe, KS	ARC-JV	December-06	1	71,312	11,203	12,698
Walgreens – Natchez, MS	ARC-JV	December-06	1	14,820	3,910	4,568
CVS – Vero Beach, FL	ARC-JV	December-06	1	413,747	29,750	33,891
Walgreens – Loganville, GA	ARC-JV	December-06	1	14,490	5,610	6,563
CVS – Chester, NY	ARC-JV	December-06	1	15,521	6,029	7,015
Rite Aid – Shelby Township, MI	ARC-ADVISOR	December-06	1	11,180	3,086	3,928
Rite Aid – Coldwater, MI	ARC-ADVISOR	December-06	1	11,180	2,657	3,308
Walgreens – New Castle, PA	ARC-JV	January-07	1	14,280	4,780	5,476
Walgreens – Holland, MI	ARC-JV	January-07	1	14,658	5,968	6,939
Walgreens – Guynabo, PR	ARC-ADVISOR	January-07	1	15,750	9,700	11,145
Eckerd – McDonough, GA	ARC-ADVISOR	January-07	1	13,824	3,500	4,466
Rite Aid – New Philadelphia, OH	ARC-JV	February-07	1	11,157	4,528	5,553
Walgreens – Clarence, NY	ARC-JV	February-07	1	14,820	4,114	4,639
Walgreens – Carolina, PR	ARC-ADVISOR	March-07	1	15,660	8,100	9,409
Logan’s Roadhouse Portfolio – Various Locations	ARC-JV	April-07	15	119,331	45,200	58,788
Walgreens – Windham, ME	ARC-JV	April-07	1	14,820	6,596	7,392
Tractor Supply Co. – Carthage, TX	ARC-JV	May-07	1	19,097	2,192	2,657
CVS – Douglasville, GA	ARC-JV	May-07	1	14,574	4,420	5,008
Rite Aid – Flatwoods, KY	ARC-JV	June-07	1	11,154	3,600	4,380
Shop N Save – Moline Acres, MO	ARC-JV	June-07	1	51,538	5,675	6,840
CVS – Haverhill, MA	ARC-JV	June-07	1	15,214	6,664	7,812
Tractor Supply Co. – Granbury, TX	ARC-JV	June-07	1	24,764	2,586	3,275
Tractor Supply Co. – Lubbock, TX	ARC-JV	June-07	1	29,954	3,153	3,981
Tractor Supply Co. – Odessa, TX	ARC-JV	July-07	1	22,670	2,871	3,624
Walgreens & Petco – North Andover, MA	ARC-JV	July-07	2	29,512	13,390	15,304
Rite Aid – New Salisbury, IN	ARC-JV	July-07	1	14,703	2,954	3,588
Walgreens – Hampstead, NH	ARC-JV	July-07	1	14,820	5,804	6,601
Tractor Supply Co. – Shreveport, LA	ARC-JV	August-07	1	19,097	3,078	3,769
Bridgestone Firestone – St. Peters, MO	ARC-ADVISOR	August-07	1	7,654	1,290	1,841
Dollar General – Independence, KY	ARC-ADVISOR	August-07	1	9,014	580	870
Dollar General – Florence, KY	ARC-ADVISOR	August-07	1	9,014	566	870
Dollar General – Lancaster, OH	ARC-ADVISOR	August-07	1	9,014	590	888
Fed Ex – Snow Shoe, PA(2)	ARC-JV	August-07	1	53,675	6,965	10,067
Rite Aid – Salem, OH	ARC-JV	August-07	1	14,654	4,928	6,003
Rite Aid – Cadiz, OH(2)	ARC	August-07	1	11,335	1,240	1,695
Rite Aid – Carrollton, OH(2)	ARC	August-07	1	12,613	1,730	2,342
Rite Aid – Lisbon, OH(2)	ARC	August-07	1	10,141	1,090	1,493
Rite Aid – Liverpool, OH(2)	ARC	August-07	1	11,362	1,630	2,217
Walgreens – New Bedford, MA(3)	ARC-JV	August-07	1	15,272	6,564	7,960
Walgreens – South Yarmouth, MA(3)	ARC-JV	August-07	1	9,996	6,355	7,206
Walgreens – Derry, NH(3)	ARC-JV	August-07	1	14,820	6,660	7,514
Walgreens – Staten Island, NY(3)	ARC-JV	August-07	1	11,056	7,905	8,928
Walgreens – Berlin, CT(3)	ARC-JV	August-07	1	14,820	6,715	7,576

Tenant-Location	Investment Structure	Date	Number of Buildings	Gross Leasable Space	Mortgage Financing	Purchase Price(1)
Tractor Supply – DeRidder, LA	ARC-JV	September-07	1	20,850	2,580	3,193
Walgreens – Woodbury, NJ(3)	ARC-JV	September-07	1	13,650	6,120	7,149
Walgreens – Prairie Du Chien, WI(3)	ARC-JV	October-07	1	14,820	3,400	3,858
Walgreens – Melrose, MA(3)	ARC-JV	October-07	1	21,405	8,075	9,113
Rite-Aid – Pittsburgh, PA(2)	ARC	October-07	1	14,564	4,111	6,190
Rite-Aid – Carlisle, PA(2)	ARC-ADVISOR	October-07	1	14,673	3,008	4,529
Walgreens – Mt. Ephraim, NJ	ARC-ADVISOR	October-07	1	14,379	8,033	9,436
Walgreens – Dover, NH	ARC-ADVISOR	November-07	1	14,418	6,235	7,226
Walgreens – Worcester, MA	ARC-ADVISOR	November-07	1	13,354	8,500	9,812
Walgreens – Brockton, MA	ARC-ADVISOR	November-07	1	13,204	8,571	9,743
Walgreens – Providence, RI	ARC-ADVISOR	November-07	1	14,491	4,182	4,899
Walgreens – Newcastle, OK	ARC-ADVISOR	December-07	1	14,820	3,910	4,428
Walgreens – Branford, CT	ARC-ADVISOR	December-07	1	13,548	7,310	8,286
Walgreens – Londonderry, NH	ARC-ADVISOR	December-07	1	12,303	6,666	7,578
BOA – Londonderry, NH	ARC-ADVISOR	December-07	1	2,812	861	980
Harleysville Bank Portfolio – PA(2)	ARC	December-07	15	178,000	31,000	41,000
Total 12/2006 and 2007 (As of 12/31/2007)			92	1,983,113	$421,813	$506,626

(1)	Purchase price includes the cost of the property, closing costs and acquisition fees if applicable.
(2)	Properties were sold to American Realty Capital Trust.
(3)	Properties sold to partner in 2007.

ARC-JV — American Realty Capital acted as advisor and American Realty Capital or its principals acted as investor(s) alongside a JV partner

ARC-ADVISOR — American Realty Capital acted as advisor and neither it nor its principals invested alongside the equity

ARC — American Realty Capital acted as advisor and sole investor with no JV partners

Information on properties sold by American Realty Capital, LLC during April 2007 through October 31, 2009 (dollar amounts in thousands):

Tenant-Location	Date Acquired	Date of Sale	Selling Price Net of Closing Costs	Cost of Properties Including Closing and Other Costs	Excess of Property Operating Cash Receipts Over Cash Expenditures	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Total	Original Mortgage Financing	Total Acquisition Cost, Capital Improvement Closing and Soft Costs	Total
Walgreens – Windham(1)	April-07	July-07	7,843	7,392	37	1,008	6,596	7,641	6,596	796	7,392
Walgreens – Hampstead	July-07	July-07	6,794	6,601	22	968	5,804	6,794	5,804	797	6,601
Logans – Murfreesboro	April-07	Dec-07	4,247	3,883	132	1,025	3,090	4,247	3,090	793	3,883
Logans – Beaver Creek	April-07	Dec-07	5,254	4,808	122	1,302	3,830	5,254	3,830	978	4,808
Walgreens – Clarence	February-07	March-08	4,781	4,639	44	653	4,114	4,811	4,114	525	4,639
Walgreens – Logansville	March-06	April-08	6,865	6,563	81	1,234	5,610	6,925	5,610	953	6,563
CVS – Chester	December-06	April-08	7,297	7,015	92	1,214	6,029	7,335	6,029	986	7,015
Logan’s – Savannah	April-07	October-08	4,042	3,918	77	915	3,110	4,102	3,110	808	3,918
Logan’s – Austin	April-07	October-08	3,031	2,929	57	690	2,330	3,077	2,330	599	2,929

(1)	Net selling price includes a $202,000 tax withholding for the state of Maine. These monies will be returned upon filing of state tax returns.

Nicholas S. Schorsch

During the period from 1998 to 2002, our sponsor, Nicholas S. Schorsch, sponsored seven private programs, consisting of First States Properties, L.P., First States Partners, L.P., First States Partners II, First States Partners III, First States Holdings, Chester Court Realty and Dresher Court Realty, which raised approximately $38.3 million from 93 investors and acquired properties with an aggregate purchase price of approximately $272.3 million. These private programs, or Predecessor Entities, financed their investments with investor equity and institutional first mortgages. These properties are located throughout the United States as indicated in the table below. Ninety-four percent of the properties acquired were bank branches and 6% of the properties acquired were office buildings. None of the properties included in the aforesaid figures were newly constructed. Each of these Predecessor Entities is similar to our program because they invested in long-term net lease commercial properties. The Predecessor Entities properties are located as follows:

State	No. of Properties	Square Feet
PA	34	1,193,741
NJ	38	149,351
SC	3	65,992
KS	1	17,434
FL	4	16,202
OK	2	13,837
MO	1	9,660
AR	4	8,139
NC	2	7,612
TX	1	6,700

American Financial Realty Trust

In 2002, American Financial Realty Trust (AFRT) was founded by Nicholas S. Schorsch. In September and October 2002, AFRT sold approximately 40.8 million common shares in a Rule 144A private placement. These sales resulted in aggregate net proceeds of approximately $378.6 million. Simultaneous with the sale of such shares, AFRT acquired certain real estate assets from a predecessor entity for an aggregate purchase price of $230.5 million, including the assumption of indebtedness, consisting of a portfolio of 87 bank branches and six office buildings containing approximately 1.5 million rentable square feet. Mr. Schorsch was the President, CEO and Vice-Chairman of AFRT since its inception as a REIT in September 2002 until August 2006. Mr. Kahane was the Chairman of the Finance Committee of AFRT’s Board of Trustees since its inception as a REIT in September 2002 until August 2006. AFRT went public on the New York Stock Exchange in June 2003 in what was at the time the second largest real estate investment trust initial public offering in U.S. history, raising over $800 million. Three years following its initial public offering, AFRT was an industry leader, acquiring over $4.3 billion in assets, over 1,110 properties (net of dispositions) in more than 37 states and over 35.0 million square feet with 175 employees and a well diversified portfolio of bank tenants.

On April 1, 2008, AFRT was acquired by Gramercy Capital Corp. Neither Mr. Schorsch nor Mr. Kahane owned an equity interest in AFRT at the time of the acquisition, and neither Mr. Schorsch nor Mr. Kahane currently owns any equity interest in AFRT.

Adverse Business Developments and Conditions

AFRT maintained a leveraged balance sheet. Net total debt to total real estate investments as of December 31, 2006 was approximately 55%, with $233.9 million of variable rate debt. As of June 30, 2007, according to published information provided by the National Association of Real Estate Investment Trusts, Inc, or NAREIT, the debt ratio of all office REITs covered by the NAREIT’s REIT WATCH was approximately 44%. The amount of indebtedness may adversely affect their ability to repay debt through refinancings. If they are unable to refinance indebtedness on acceptable terms, or at all, they might be forced to dispose of one or more of their properties on unfavorable terms, which might result in losses to them and which might adversely affect cash available for distributions to shareholders. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, interest expense would increase, which could have a material adverse effect on their operating results and financial condition and their ability to pay dividends to shareholders at historical levels or at all.

The net losses incurred by ARCT, the Company, ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC are primarily attributable to non-cash items and acquisition expenses incurred for purchases of properties which are not ongoing expenses for the operation of the properties and not the impairment of the programs’ real estate assets. With respect to ARCT, our largest program to date, for the years ended December 31, 2010 and 2009, the entire net loss was attributable to depreciation and amortization expenses incurred on the properties during the ownership period; and for the year ended December 31, 2008, 71% of the net losses were attributable to depreciation and amortization, and the remaining 29% of the net losses was attributable to the fair market valuation of certain derivative investments held.

Additionally, each of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC is an offering of debt securities. Despite incurring net losses during certain periods, all anticipated distributions to investors have been paid on these programs through interest payments on the debt securities. The equity interests in each of these entities are owned by Nicholas Schorsch and William Kahane and their respective families. Any losses pursuant to a reduction in value of the equity in any of these entities (which has not occurred and which is not anticipated), will be borne by Messrs. Schorsch and Kahane and their respective families.

Although a portion of the ARCT distributions were paid from proceeds received from the offering, as the property portfolio has increased, cash flow from operations has improved and, in 2010, a greater proportion of cash flow from operations was used to pay distributions than in 2009. ARCT’s affiliated advisor and property manager each waived certain fees due from ARCT in order to provide additional capital to ARCT for purposes of distribution coverage, not due to adverse business conditions. Our advisor and property manager have committed to waive fees in the future in order to cover distribution payments.

ARC Growth Fund, LLC was different from our other programs in that all of the properties were vacant when the portfolio was purchased and the properties were purchased with the intention of reselling them. Losses from operations represent carrying costs on the properties as well as acquisition and disposition costs in addition to non-cash depreciation and amortization costs. Upon final distribution in 2010, all investors received their entire investment plus an incremental return based on a percentage of their initial investment and the sponsor retained the remaining available funds and four properties which were unsold at the end of the program.

None of the referenced programs have been subject to any tenant turnover and have experienced a non-renewal of only two leases. Further, none of the referenced programs have been subject to mortgage foreclosure or significant losses on the sales of properties.

Attached hereto as Appendices A-1 and A-2 is further prior performance information on AFRT and Nicholas S. Schorsch, respectively.

Other than as disclosed above, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors, including as a result of recent general economic conditions.

Share Repurchase Program

The following language replaces the sentence added in Supplement No. 4 to the end of the disclosure under the heading “Share Repurchase Program” beginning on page 169 of the Prospectus.

As of March 31, 2011, we had not received any requests to redeem shares of common stock pursuant to our share repurchase program.

Experts

The following information supplements the disclosure under the heading “Experts” on page 199 of the Prospectus.

The consolidated financial statements of American Realty Capital New York Recovery REIT, Inc. appearing in American Realty Capital New York Recovery REIT, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010, (including the financial statement schedule therein) have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Incorporation of Certain Information by Reference

The following section is added to page 199 of our Prospectus immediately after the section entitled “Experts.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. You may read and copy any document we have electronically filed with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. In addition, any document we have electronically filed with the SEC is available at no cost to the public over the Internet at the SEC’s website at www.sec.gov. You can also access documents that are incorporated by reference into this prospectus at the website maintained by our sponsor, http://www.americanrealtycap.com.

The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 28, 2011;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 filed with the SEC on November 15, 2010;
•	Current Report on Form 8-K filed with the SEC on September 24, 2010;
•	Current Report on Form 8-K filed with the SEC on October 6, 2010;
•	Current Report on Form 8-K filed with the SEC on December 7, 2010;
•	Current Report on Form 8-K filed with the SEC on December 13, 2010;
•	Current Report on Form 8-K/A filed with the SEC on February 11, 2011;
•	Current Report on Form 8-K filed with the SEC on April 21, 2011; and
•	Definitive Proxy Statement in respect of our 2010 meeting of stockholders filed with the SEC on April 20, 2011.

We will provide to each person to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the reports or documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write or call us at Three Copley Place, Suite 3300, Boston, MA 02116, 1-866-771-2088, Attn: Investor Services. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

Appendix A — Prior Performance Tables

The following language replaces the information under the heading “Appendix A — Prior Performance Tables” on pages A-1 to A-14 of the Prospectus.

The tables below provide summarized information concerning other programs sponsored or co-sponsored by the American Realty Capital group of companies, including American Realty Capital Trust, Inc. and Phillips Edison — ARC Shopping Center REIT Inc., each American Realty Capital-sponsored or co-sponsored publicly registered REITs, the private note programs implemented by ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC ARC Income Properties IV, LLC and ARC Growth Fund, LLC. The information contained herein is included solely to provide prospective investors with background to be used to evaluate the real estate experience of our sponsors and their affiliates. We do not believe that our affiliated programs currently in existence are in direct competition with our investment objectives. American Realty Capital Trust, Inc. and the private note programs implemented by ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC are net lease programs focused on providing current income through the payment of cash distributions, while ARC Growth Fund, LLC was formed to acquire vacant bank branch properties and opportunistically sell such properties and Phillips Edison — ARC Shopping Center REIT Inc. was formed to acquire necessity-based neighborhood and community shopping centers throughout the United States. The investment objectives of these affiliated programs differ from our investment objectives, which aim to acquire high-quality commercial real estate in the New York MSA, and, in particular, in New York City and maximize total returns through a combination of realized appreciation and current income. For additional information see the section entitled “Prior Performance Summary.”

THE INFORMATION IN THIS SECTION AND THE TABLES REFERENCED HEREIN SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW WE WILL PERFORM. THIS DISCUSSION REFERS TO THE PERFORMANCE OF PRIOR PROGRAMS AND PROPERTIES SPONSORED BY OUR SPONSOR OR ITS AFFILIATES OVER THE PERIODS LISTED THEREIN. IN ADDITION, THE TABLES INCLUDED WITH THIS PROSPECTUS (WHICH REFLECT RESULTS OVER THE PERIODS SPECIFIED IN EACH TABLE) DO NOT MEAN THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES. IF YOU PURCHASE SHARES IN AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC., YOU WILL NOT HAVE ANY OWNERSHIP INTEREST IN ANY OF THE REAL ESTATE PROGRAMS DESCRIBED IN THE TABLES (UNLESS YOU ARE ALSO AN INVESTOR IN THOSE REAL ESTATE PROGRAMS).

YOU SHOULD NOT CONSTRUE INCLUSION OF THE FOLLOWING INFORMATION AS IMPLYING IN ANY MANNER THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE INFORMATION BELOW BECAUSE THE YIELD AND CASH AVAILABLE AND OTHER FACTORS COULD BE SUBSTANTIALLY DIFFERENT IN OUR PROPERTIES.

The following tables are included herein:

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR PUBLIC PROGRAM PROPERTIES

Table I provides a summary of the experience of American Realty Capital II, LLC and its affiliates as a sponsor in raising and investing funds for (i) American Realty Capital Trust, Inc. as of and for the period from its inception on August 17, 2007 through December 31, 2010, and (ii) Phillips Edison — ARC Shopping Center REIT, Inc. as of and for the period from its inception on October 13, 2009 through December 31, 2010. Information is provided as to the manner in which the proceeds of the offerings have been applied and the timing and length of this offering. Proceeds raised by each of American Realty Capital Trust, Inc. and Phillips Edison — ARC Shopping Center REIT, Inc. have been invested over time as investment opportunities have arisen and no specific time period has been set for the investment of 90% of the funds. American Realty Capital Trust, Inc. is an ongoing offering through the earlier of July 24, 2011 or the date the SEC declares the registration statement for American Realty Capital Trust, Inc.’s follow-on offering effective, and proceeds are currently being raised through the offering period.

	American Realty Capital Trust Inc.			Phillips Edison — ARC Shopping Center REIT, Inc.
(dollars in thousands)			Percentage of total Dollar Amount Raised		Percentage of total Dollar Amount Raised
	(dollars in thousands)			(dollars in thousands)
Dollar amount offered	$1,500,000			$1,500,000
Dollar amount raised	603,399			6,400
Dollar amount raised from non-public program and private investments	37,460	(1)		—
Dollar amount raised from sponsor and affiliates from sale of special partnership units, and 20,000 of common stock(2)	200			200
Total dollar amount raised(3)	$641,059		100.00%	$6,600	100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$53,466		8.34%	$—	0.00%
Organizational expenses	20,198		3.15%	183	2.77%
Other	—		0.00%	—	0.00%
Reserves	—		0.00%	—	0.00%
Available for investment	$567,395		88.51%	$6,417	97.23%
Acquisition costs:
Prepaid items related to purchase of property	$—		0.00%	$—	0.00%
Cash down payment	501,974	(4)	78.30%	5,782	87.61%
Acquisition fees	16,897		2.64%	467	7.08%
Other	—		0.00%	—	0.00%
Total acquisition costs	$518,871		80.94%	$6,249	94.68%
Percentage leverage (mortgage financing divided by total acquisition costs)	72.7	%(5)		71.0%
Date offering began	3/18/2008			8/12/2010
Number of offerings in the year	1			1
Length of offerings (in months)	39			36
Months to invest 90% of amount available for investment (from beginning of the offering)(6)	NA			NA

(1)	American Realty Capital Trust, Inc. sold non-controlling interests in certain properties in nine separate arrangements. The total amount contributed in these arrangements was $24.5 million. In addition, $13.0 million was raised in a private offering of debt securities through ARC Income Properties II, LLC. The structure of these arrangements and program is such that they are required to be consolidated with the results of American Realty Capital Trust, Inc. and therefore are included with this program. ARC Income Properties II, LLC. is also included as a stand-alone program and is included separately in information about private programs.
(2)	Represents initial capitalization of the company by the sponsor and was prior to the effectiveness of the common stock offering.
(3)	Offerings are not yet completed, funds are still being raised.
(4)	Includes $12.0 million investment made in joint venture with ARC New York Recovery REIT, Inc. for the purchase of real estate.
(5)	Total acquisition costs of the properties exclude $377.2 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $872.3 million. The leverage ratio was 42.7% at December 31, 2010.
(6)	As of December 31, 2010 these offerings are still in the investment period and have not invested 90% of the amount offered. Assets are acquired as equity becomes available.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR NON-PUBLIC PROGRAM PROPERTIES

Table I provides a summary of the experience of the American Realty Capital II, LLC and its affiliates as a sponsor in raising and investing funds in ARC Income Properties LLC from its inception on June 5, 2008 to December 31, 2010, ARC Income Properties II, LLC from its inception on August 12, 2008 to December 31, 2010, ARC Income Properties III, LLC from its inception on September 29, 2009 to December 31, 2010, ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2010, and ARC Growth Fund, LLC from its inception on July 24, 2008 to December 31, 2010. Information is provided as to the manner in which the proceeds of the offerings have been applied, the timing and length of this offering and the time period over which the proceeds have been invested.

	ARC Income Properties, LLC			ARC Income Properties II, LLC			ARC Income Properties, III, LLC			ARC Income Properties, IV, LLC			ARC Growth Fund, LLC
(dollars in thousands)			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised
Dollar amount offered	$19,537			$13,000			$11,243			$5,350			$7,850
Dollar amount raised	19,537			13,000			11,243			5,215			5,275
Dollar amount contributed from sponsor and affiliates(1)	1,975			—			—			—			2,575
Total dollar amount raised	$21,512		100.00%	$13,000		100.00%	$11,243		100.00%	$5,215		100.00%	$7,850		100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$1,196		5.56%	$323		2.48%	$666		5.92%	$397		7.61%	$—		0.00%
Organizational expenses	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Reserves	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Available for investment	$20,316		94.44%	$12,677		97.52%	$10,577		94.08%	$4,818		92.39%	$7,850		100.00%
Acquisition costs:
Prepaid items and fees related to purchased property	$—		0.00%	$—		0.00%	$—		0.00%	$—		0.00%	$—		0.00%
Cash down payment	11,302		52.54%	9,086		69.89%	9,895		88.01%	4,780		91.66%	5,440		69.30%
Acquisition fees	7,693		35.76%	2,328		17.91%	682		6.07%	—		0.00%	2,410		30.70%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Total acquisition costs	$18,995	(2)	88.30%	$11,414	(3)	87.80%	$10,577	(4)	94.08%	$4,780	(5)	91.66%	$7,850	(6)	100.00%
Percentage leverage (mortgage financing divided by total acquisition costs)	434.97%			292.61%			141.19%			344.35%			253.20%
Date offering began	6/05/2008			8/12/2008			9/29/2009			6/23/2011			7/24/2008
Number of offerings in the year	1			1			1			1			1
Length of offerings (in months)	7			4			3			4			1
Months to invest 90% of amount available for investment (from the beginning of the offering)	7			4			3			4			1

(1)	Includes separate investment contributed by sponsor and affiliates for purchase of portfolio properties and related expenses.
(2)	Total acquisition costs of properties exclude $82.6 million purchased with mortgage financing. Including borrowings, the total acquisition purchase price was $101.6 million. The leverage ratio was 83.6% at December 31, 2010.
(3)	Total acquisition costs of properties exclude $33.4 million purchased with mortgage financing. Including borrowings, the total acquisition purchase price was $101.6 million. The leverage ratio was 60.1% at December 31, 2010.
(4)	Total acquisition costs of properties exclude $14.9 million purchased with mortgage financing and $3.5 million related to a final purchase price adjustment which was initially held in escrow until conditions for its release were satisfied in 2010. Including borrowings, the total acquisition purchase price was $25.9 million. The leverage ratio was 59.2% at December 31, 2010.
(5)	Total acquisition costs of properties exclude a $16.5 million purchased with assumed mortgage financing. Including borrowings, the total acquisition purchase price was $21.2 million. The leverage ratio was 77.5% at December 31, 2010.
(6)	Total acquisition costs of properties exclude a $20.0 million purchased with assumed mortgage financing. Including borrowings and $36.3 million purchased with proceeds from the sale of properties, the total acquisition purchase price was $63.6 million. The program was concluded at December 31, 2010.

TABLE II

COMPENSATION TO SPONSOR FROM PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to American Realty Capital II, LLC and its affiliates by (i) American Realty Capital Trust, Inc. as of and for the period from its inception on August 17, 2007 through December 31, 2010, and (ii) Phillips Edison — ARC Shopping Center REIT Inc. as of and for the period from its inception on October 13, 2009 through December 31, 2010.

(dollars in thousands)	American Realty Capital Trust, Inc.		Phillips Edison — ARC Shopping Center REIT Inc.
Date offering commenced	3/18/2008		8/12/2010
Dollar amount raised	$641,059	(1)	$6,600
Amount paid to sponsor from proceeds of offering
Underwriting fees	$53,466		$—
Acquisition fees:
Real estate commissions	$—		$—
Advisory fees – acquisition fees	$8,672		$—
Other – organizational and offering costs	$9,995		$—
Other – financing coordination fees	$4,690		$—
Other – acquisition expense reimbursements	$3,692		$—
Dollar amount of cash generated from operations before deducting payments to sponsor	$11,351		$201
Actual amount paid to sponsor from operations:
Property management fees	$—		$—
Partnership management fees	—		—
Reimbursements	—		87
Leasing commissions	—		—
Other (asset management fees)	$1,499		$—
Total amount paid to sponsor from operations	$1,499		$87
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$860		$—
Notes	$—		$—
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	$26		$—
Incentive fees	$—		$—
Other – Financing coordination fees	$—		$—

(1)	Includes $603.4 million raised from public program, $37.4 million raised from minority interest investments and private program and $0.2 million raised from sponsor and affiliates.

TABLE II

COMPENSATION TO SPONSOR FROM NON-PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to American Realty Capital II, LLC and its affiliates for ARC Income Properties LLC from its inception on June 5, 2008 to December 31, 2010, ARC Income Properties II, LLC from its inception on August 12, 2008 to December 31, 2010, ARC Income Properties III, LLC from its inception on September 29, 2009 to December 31, 2010, ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2010 and ARC Growth Fund, LLC from its inception on July 24, 2008 to December 31, 2010.

(dollars in thousands)	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties III, LLC		ARC Income Properties IV, LLC		ARC Growth Fund, LLC
Date offering commenced	6/05/2008		8/12/2008		9/29/2009		6/23/2011		7/24/2008
Dollar amount raised	$21,512	(1)	$13,000	(2)	$11,243	(2)	$5,215	(2)	$7,850	(3)
Amount paid to sponsor from proceeds of offering
Underwriting fees	$785		$323		$666		$397		$—
Acquisition fees
Real estate commissions	$—		$—		$—		$—		$—
Advisory fees – acquisition fees	$2,959		$423		$662		$—		$1,316
Other – organizational and offering costs	$—		$—		$—		$—		$—
Other – financing coordination fees	$939		$333		$149		$—		$45
Dollar amount of cash generated from operations before deducting payments to sponsor	$(3,091)		$2,291		$(724)		$(691)		$(5,325)
Actual amount paid to sponsor from operations:
Property management fees	$—		$—		$—		$—		$—
Partnership management fees	—		—		—		—		—
Reimbursements	—		—		—		—		—
Leasing commissions	—		—		—		—		—
Other (explain)	—		—		—		—		—
Total amount paid to sponsor from operations	$—		$—		$—		$—		$—
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$—		$—		$—		$—		$13,560
Notes	—		—		—		—		18,281
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	—		—		—		—		—
Incentive fees	—		—		—		—		—
Other (disposition fees)	—		—		—		—		1,169
Other (refinancing fees)									39

(1)	Includes $19.5 million raised from investors and $2.0 million raised from sponsor and affiliates.
(2)	Amounts raised from investors.
(3)	Includes $5.2 million raised from investors and $2.6 million raised from the sponsor and affiliates.

TABLE III

OPERATING RESULTS OF PUBLIC PROGRAM PROPERTIES

Table III summarizes the consolidated operating results of American Realty Capital Trust, Inc. and Phillips Edison — ARC Shopping Center REIT Inc. as of the dates indicated.

	American Realty Capital Trust, Inc.				Phillips Edison — ARC Shopping Center REIT Inc.
(dollars in thousands)	Year Ended December 31, 2010	Year Ended December 31, 2009		Year Ended December 31, 2008	Year Ended December 31, 2010	Period From October 13, 2009 (Date of Inception) to December 31, 2009
Gross revenues	$45,233	$15,511		$5,549	$99	$—
Profit (loss) on sales of properties	143	—		—	—	—
Less:
Operating expenses	15,265	1,158		2,002	727	—
Interest expense	18,109	10,352		4,774	38	—
Depreciation	17,280	6,581		2,534	65	—
Amortization	4,374	1,735		522	16	—
Net income (loss) before noncontrolling interests – GAAP Basis	(9,652)	(4,315)		(4,283)	(747)	—
Net income (loss) attributable to noncontrolling interests – GAAP Basis	(181)	49		—	—	—
Net income (loss) GAAP basis	$(9,833)	$(4,266)		$(4,283)	$(747)	$—
Taxable income (loss)
From operations	$(9,976)	$(4,266)		$(4,283)	$(380)	$—
From gain (loss) on sale	143	—		—	—	—
Cash generated from (used by) operations	9,864 (1)	$(2,526	)(1)	$4,013 (1)	201	—
Cash generated from sales	900	—		—	—	—
Cash generated from refinancing	—	—		—	—	—
Cash generated from operations, sales and refinancing	$10,764	$(2,526)		$4,013	$201	$—
Less: Cash distribution to investors
From operating cash flow	9,864	$1,818		$296	—	—
From sales and refinancing	900	—		—	—	—
From other	647 (2)	70	(2)	—	—	—
Cash generated after cash distributions	$(647)	$(4,414)		$3,717	$201	$—
Less: Special items					—	—
Cash generated after cash distributions and special items	$(647)	$(4,414)		$3,717	$201	$—
Tax and distribution data per $1,000 invested
Federal income tax results:(3)(4)
Ordinary income (loss)
from operations	$—	$(22.75)		$(0.33)	$(0.06)	$—
from recapture	—	—		—	—	—
Capital gain (loss)	—	—		—	—	—
Cash distributions to investors
Source (on GAAP Basis)
Investment income	—	—		—	—	—
Return of capital	$—	$(13.06)		$1.22	$—	$—
Source (on GAAP basis)
Sales	—	—		—	—	—
Refinancing	—	—		—	—	—
Operations	$—	$12.57		$1.22	$—	$—
Other	—	—		—	—	—

(1)	Includes cash paid for interest.
(2)	Distributions paid from proceeds from the sale of common stock. From inception to December 31, 2010, total cash provided by operations on a cumulative basis exceeded our distributions to investors.
(3)	Based on amounts raised as of the end of each period.
(4)	Federal tax results for the year ended December 31, 2010 is not available as of the date of this filing.

TABLE III

OPERATING RESULTS OF NON-PUBLIC PROGRAM PROPERTIES

Table III summarizes the consolidated operating results of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC, ARC Income Properties IV, LLC and ARC Growth Fund, LLC as of the dates indicated.

(dollars in thousands)	ARC Income Properties, LLC			ARC Income Properties II, LLC			ARC Income Properties III, LLC		ARC Income Properties IV, LLC	ARC Growth Fund, LLC
	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from June 5, 2008 (Date of Inception) to December 31, 2008	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from August 12, 2008 to December 31, 2008	Year Ended December 31, 2010	Period from September 29, 2009 to December 31, 2009	Period from June 23, 2010 (Date of Inception) to December 31, 2010	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from July 24, 2008 to December 31, 2008
Gross revenues	$7,008	$5,347	$1,341	$3,507	$3,423	$337	$2,237	$341	$94	$95	$185	$8
Profit (loss) on sales of properties				143						(251)	(4,682)	9,746
Less:
Operating expenses	320	2,847	5	113	7	—	36	918	489	234	528	2,004
Interest expense	6,525	4,993	688	2,151	2,161	162	1,359	186	100	—	1,494	597
Interest expense — investors notes	1,935	1,583	381	1,167	1,024	11	986	201	90	—	—	—
Depreciation	3,519	2,676	909	1,748	1,758	200	642	127	54	195	592	344
Amortization	976	886	—	663	670	—	249	42	18	—	—	—
Net income — GAAP Basis	$(6,267)	$(7,638)	$(642)	$(2,192)	$(2,197)	$(36)	$(1,035)	$(1,133)	$(657)	$(585)	$(7,111)	$6,809
Taxable income (loss)
From operations	$(6,267)	$(7,638)	$(642)	$(2,335)	$(2,197)	$(36)	$(1,035)	$(1,133)	$(443)	$(334)	$(2,429)	$(2,937)
From gain (loss) on sale	$—	$—	$—	$143	$—	$—	$—	$—	$—	$(251)	$(4,682)	$9,746
Cash generated from (used by) operations(1)	$(1,896)	$(2,349)	$1,154	$560	$(2,282)	$4,013	$(33)	$(691)	$(691)	$(330)	$(1,769)	$(3,226)
Cash generated from sales	—	—	—	246	—	—	—	—	—	—	(447)	11,158
Cash generated from refinancing	—	—	—	—	—	—	—	—	—	—	—	—
Cash generated from operations, sales and refinancing	(1,896)	(2,349)	1,154	806	(2,282)	4,013	(33)	(691)	(691)	(330)	(2,216)	7,932
Less: Cash interest payments made to investors
From operating cash flow	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
From sales and refinancing	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
From other	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Cash generated after cash distributions	$(1,896)	$(2,349)	$1,154	$806	$(2,282)	$4,013	$(33)	$(691)	$(691)	$(330)	$(2,216)	$7,932
Less: Special items
Cash generated after cash distributions and special items	$(1,896)	$(2,349)	$1,154	$806	$(2,282)	$4,013	$(33)	$(691)	$(691)	$(330)	$(2,216)	$7,932

(1)	Includes cash paid for interest including interest payments to investors

Non-public programs are combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for these programs are not presented.

TABLE IV

RESULTS OF COMPLETED PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

NOT APPLICABLE.

TABLE IV

RESULTS OF COMPLETED NON-PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

Table IV summarizes the results of ARC Growth Fund, LLC, a completed program of our sponsor as of December 31, 2010.

(dollars in thousands)
Program name	ARC Growth Fund, LLC
Dollar amount raised	$7,850
Number of properties purchased	52
Date of closing of offering	July 2008
Date of first sale of property	July 2008
Date of final sale of property	December 2010
Tax and distribution data per $1,000 investment through 12/31/2010		(1)
Federal income tax results	$—
Ordinary income (loss)	$—
- From operations	$—
- From recapture	$—
Capital gain (loss)	$—
Deferred gain	$—
Capital	$—
Ordinary	$—
Cash distributions to investors
Source (on GAAP basis)
- Investment income	$—
- Return of capital	$7,226
Source (on cash basis)
- Sales	$7,226
- Refinancing	$—
- Operations	$—
- Other	$—
Receivable on net purchase money financing	$—

(1)	Programs is combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for this program is not presented.

TABLE V

SALES OR DISPOSALS OF PUBLIC PROGRAM PROPERTIES

Table V summarizes the sales or disposals of properties by (i) American Realty Capital Trust, Inc. as of December 31, 2010, and (ii) Phillips Edison — ARC Shopping Center REIT Inc. as of December 31, 2010.

(dollars in thousands)			Selling Price, Net of Closing costs and GAAP Adjustments					Cost of Properties Including Closiing and Soft Costs			Excess (deficiency) of Property Operating Cash Receipts Over Cash Expenditures(5)
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program(1)	Adjustments resulting from application of GAAP(2)	Total(3)	Original Mortgage Financing	Total acquisition cost, capital improvement, closing and soft costs(4)	Total
American Realty Capital Trust, Inc.:
PNC Bank Branch – New Jersey	November - 08	September - 10	$388	$512	$—	$—	$900	$512	$187	$699	$7,183
Phillips Edison — ARC Shopping Center REIT Inc.: Not applicable

(1)	No purchase money mortgages were taken back by program.
(2)	Financial information for programs was prepared in accordance with GAAP, therefore GAAP adjustments are not applicable.
(3)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(4)	Amounts shown do not include a pro rata share of the offering costs. There were no carried interests received in Lieu of commissions on connection with the acquisition of property.
(5)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

TABLE V

SALES OR DISPOSALS OF NON-PUBLIC PROGRAM PROPERTIES

Table V provides summary information on the results of sales or disposals of properties by non-public prior programs having similar investment objectives to ours. All figures below are through December 31, 2010.

(dollars in thousands)			Selling Price Net of Closing Costs and GAAP Adjustments					Costs of properties Including Closing Costs and Soft Costs			Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures(6)
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program(2)	Adjustments Resulting From Application of GAAP(3)	Total(4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs(5)	Total
ARC Income Properties II, LLC.:
PNC Bank Branch – New Jersey	November - 08	September - 10	$388	$512	$—	$—	$900	$512	$187	$699	$7,183
Growth Fund, LLC:

Bayonet Point, FL	July-08	July-08	$628	$—	$—	$—	$628	$—	$642	$642	$—
Boca Raton, FL	July-08	July-08	2,434	—	—	—	2,434	—	2,000	2,000	—
Bonita Springs, FL	July-08	May-09	(459)	1,207	—	—	748	1,207	543	1,750	(29)
Clearwater, FL	July-08	September-08	253	539	—	—	792	539	371	910	(3)
Clearwater, FL	July-08	October-08	(223)	582	—	—	359	582	400	982	(3)
Destin, FL	July-08	July-08	1,358	—	—	—	1,358	—	1,183	1,183	—
Englewood, FL	July-08	November-08	138	929	—	—	1,067	929	632	1,561	(13)
Fort Myers, FL	July-08	July-08	2,434	—	—	—	2,434	—	1,566	1,566	—
Naples, FL	July-08	July-08	2,727	—	—	—	2,727	—	1,566	1,566	—
Palm Coast, FL	July-08	September-08	891	1,770	—	—	2,661	1,770	-530	1,240	(8)
Pompano Beach, FL	July-08	October-08	1,206	2,162	—	—	3,368	2,162	-411	1,751	(8)
Port St. Lucie, FL	July-08	August-09	(60)	654	—	—	594	654	648	1,302	(40)
Punta Gorda, FL	July-08	July-08	2,337	—	—	—	2,337	—	2,143	2,143	—
Vero Beach, FL	July-08	February-09	87	830	—	—	917	830	565	1,395	(13)
Cherry Hill, NJ	July-08	July-08	1,946	—	—	—	1,946	—	2,225	2,225	—
Cranford, NJ	July-08	July-08	1,453	—	—	—	1,453	—	725	725	—
Warren, NJ	July-08	July-08	1,375	—	—	—	1,375	—	1,556	1,556	—
Westfield, NJ	July-08	July-08	2,539	—	—	—	2,539	—	2,230	2,230	—
Lehigh Acres, FL	July-08	August-09	(207)	758	—	-	551	758	752	1,510	(28)
Alpharetta, GA	July-08	December-08	98	914	—	—	1,012	914	617	1,531	(9)
Atlanta, GA	July-08	September-08	825	1,282	—	—	2,107	1,282	862	2,144	(27)
Columbus, GA	July-08	December-08	(43)	111	—	—	68	111	85	196	(3)
Duluth, GA	July-08	July-08	1,851	—	—	—	1,851	—	1,457	1,457	—
Oakwood, GA	July-08	September-08	49	898	—	—	947	898	607	1,505	(1)
Riverdale, GA	July-08	August-09	(104)	471	—	—	367	471	286	757	(12)
Laurinburg, NC	July-08	July-08	188	—	—	—	188	—	197	197	—
Haworth, NJ	July-08	July-08	1,781	—	—	—	1,781	—	1,834	1,834	—
Fredericksburg, VA	August-08	August-08	2,432	—	—	—	2,432	—	2,568	2,568	—
Dallas, PA	August-08	August-08	1,539	—	—	—	1,539	—	366	366	—

(dollars in thousands)			Selling Price Net of Closing Costs and GAAP Adjustments					Costs of properties Including Closing Costs and Soft Costs			Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures(6)
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program(2)	Adjustments Resulting From Application of GAAP(3)	Total(4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs(5)	Total
Virginia Beach, VA	August-08	August-08	1,210	—	—	—	1,210	—	930	930	—
Baytown, TX	August-08	August-08	3,205	—	—	—	3,205	—	1,355	1,355	—
Bradenton, FL	November-08	November-08	778	—	—	—	778	—	748	748	—
Sarasota, FL	November-08	November-08	1,688	—	—	—	1,688	—	867	867	—
Tuscaloosa, AL	November-08	November-08	580	—	—	—	580	—	242	242	—
Palm Harbor, FL	November-08	November-08	1,064	—	—	—	1,064	—	790	790	—
Reading, PA	November-08	November-08	137	—	—	—	137	—	248	248	—
St. Augustine, FL	November-08	November-08	1,936	—	—	—	1,936	—	1,428	1,428	—
Cumming, GA	December-08	December-08	1,227	—	—	—	1,227	—	810	810	—
Suffolk, VA	December-08	February-09	115	172	—	—	287	172	129	301	(1)
Titusville, FL	December-08	December-08	321	—	—	—	321	—	260	260	—
West Caldwell, NJ(1)	December-08	September-09	333	898	—	—	1,231	357	358	715	15
Palm Coast, FL	December-08	December-08	507	—	—	—	507	—	599	599	—
Mableton, GA	December-08	December-08	676	—	—	—	676	—	696	696	—
Warner Robins, GA	January-09	January-09	149	—	—	—	149	—	257	257	—
Philadelphia(1)	January-09	October-09	291	1,474	—	—	1,765	552	1,105	1,657	3
Stockholm, NJ	December-08	November-09	(29)	240	—	—	211	240	438	678	(46)
Sebastian, FL	July-08	December-09	(104)	654	—	—	550	654	1,302	1,956	(102)
Fort Myers, FL	July-08	December-09	(314)	795	—	—	481	795	1,582	2,377	(113)
Seminole, FL	July-08	March-10	—	—	—	1,098	1,098	1,098	1,061	2,159	(48)
Port Richey, FL(1)	July-08	December-10	—	544	—	—	544	544	1,086	1,630	(71)
Punta Gorda, FL(1)	July-08	December-10	—	690	—	—	690	690	1,550	2,240	(72)
Lawrenceville, GA(1)	July-08	December-10	—	695	—	—	695	695	1,381	2,076	(73)
Norristown, PA(1)	July-08	December-10	—	471	—	—	471	471	943	1,414	(83)
			$43,243	$20,838	$—	$—	$64,081	$19,375	$47,850	$67,225	$(788)

(1)	Sale of Property was to related party.
(2)	No purchase money mortgages were taken back by program.
(3)	Financial information for programs was prepared in accordance with GAAP, therefore GAAP adjustments are not applicable.
(4)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(5)	Amounts shown do not include a prorata share of the offering costs. There were no carried interests received in Lieu of commissions on connection with the acquisition of property.
(6)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163069

PROSPECTUS

AMERICAN REALTY CAPITAL
NEW YORK RECOVERY REIT, INC.

200,000 shares of common stock — minimum offering
150,000,000 shares of common stock — maximum offering

American Realty Capital New York Recovery REIT, Inc. is a Maryland corporation formed on October 6, 2009. We intend to elect to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our tax year ending December 31, 2010.

We are offering up to 150,000,000 shares of our common stock at a price of $10.00 per share on a “best efforts” basis through Realty Capital Securities, LLC, our dealer manager. “Best efforts” means that our dealer manager is not obligated to purchase any specific number or dollar amount of shares. We also are offering up to 25,000,000 shares of our common stock pursuant to our distribution reinvestment plan at $9.50 per share. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our distribution reinvestment plan.

Investing in our common stock involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See the section entitled “Risk Factors” beginning on page 23 of this prospectus for a discussion of the risks which should be considered in connection with your investment in our common stock, including:

•	We are considered a “blind pool” offering because we own only one property, have not identified any other properties to acquire with the offering proceeds, have a very limited operating history and have no established financing sources.
•	Our investment policies permit us to invest in any type of commercial real estate, but we expect to focus on office and retail properties located in the New York metropolitan area, and, in particular, properties located in New York City.
•	We are depending on our advisor to select investments and conduct our operations. Adverse changes in the financial condition of our advisor or our relationship with our advisor could adversely affect us.
•	No public market exists for our shares of common stock, nor may a public market ever exist and our shares are illiquid.
•	There are substantial conflicts among the interests of our investors, our interests and the interests of our advisor, sponsor, dealer manager and our and their respective affiliates regarding compensation, investment opportunities and management resources. The fees payable to our advisor are substantial and may result in our advisor recommending riskier investments.
•	We may incur substantial debt, which could hinder our ability to pay distributions to our stockholders or could decrease the value of your investment if income on, or the value of, the property securing the debt falls.
•	We are not yet a REIT and may be unable to qualify as a REIT. If we obtain and as long as we maintain status as a REIT, we will be subject to numerous limitations under the Internal Revenue Code of 1986, as amended, including that five or fewer individuals are prohibited from beneficially owning more than 50% of our outstanding shares during the last half of each taxable year.
•	Our investment objectives and strategies may be changed without stockholder consent.
•	Our organizational documents permit us to pay distributions from unlimited amounts of any source. Until substantially all the proceeds from this offering are invested, we may use proceeds from this offering and financings to fund distributions until we have sufficient cash flow. There are no established limits on the amounts of net proceeds and borrowings that we may use to fund such distribution payments.

Neither the Securities and Exchange Commission, or the SEC, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense. The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any future benefit or tax consequence that may flow from an investment in our common stock is not permitted.

Realty Capital Securities, LLC, our dealer manager, is our affiliate and will offer the shares on a best efforts basis. This offering will end no later than September 2, 2012, which is two years from the effective date of this offering. If we have not sold all the shares within two years, we may continue the primary offering for an additional year until September 2, 2013. If we decide to continue our primary offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. This offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We will deposit subscription payments in an escrow account held by the escrow agent, Wells Fargo Bank, National Association, in trust for the subscriber’s benefit, pending release to us. A minimum of 200,000 shares of common stock at a price of $10.00 per share must be sold within one year following this offering or we will terminate this offering and promptly return your subscription payments with your pro rata share of the interest earned on such funds in accordance with the provisions of the escrow agreement. Subscription payments held in escrow will be placed in short-term, low risk, highly liquid, interest-bearing investments prior to our investments in real estate related assets. If a refund is made because of a failure to achieve the minimum offering, Realty Capital Securities, LLC will pay any escrow fees and no amounts will be deducted from the escrow funds. If we do achieve the minimum offering, we will return all interest earned on proceeds in the escrow account prior to achieving the minimum offering and completing our initial issuance of shares to subscribers.

PENNSYLVANIA INVESTORS: The minimum closing amount is $2,000,000. Because the minimum closing amount is less than $150,000,000, you are cautioned to carefully evaluate the program’s ability to fully accomplish its stated objectives and inquire as to the current dollar volume of the program subscriptions. We will not release any Pennsylvania investor proceeds for subscriptions from escrow until we have received an aggregate of $75,000,000 in subscriptions.

TENNESSEE INVESTORS: The minimum closing amount for Tennessee investors is $20,000,000 in aggregate gross offering proceeds. We will not release any Tennessee investor proceeds for subscriptions from escrow until we have received an aggregate of $20,000,000 in subscriptions.

	Per Share	Minimum Offering	Maximum Offering
Public offering price, primary shares	$10.00	$2,000,000	$1,500,000,000
Public offering price, distribution reinvestment plan(1)	$9.50	$—	$237,500,000
Selling commissions and dealer manager fee(2)	$1.00	$200,000	$150,000,000
Proceeds, before expenses, to us	$9.00	$1,800,000	$1,350,000,000

(1)	We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our distribution reinvestment plan.
(2)	Selling commissions and the dealer manager fee are paid only for primary shares offered on a best efforts basis and will equal 7% and 3% of aggregate gross proceeds, respectively. Each are payable to our dealer manager. Selling commissions will be reduced in connection with sales of certain minimum numbers of shares, see the section entitled “Plan of Distribution — Volume Discounts” in this prospectus.

Prospectus dated September 2, 2010

INVESTOR SUITABILITY STANDARDS

An investment in our common stock involves significant risk and is suitable only for persons who have adequate financial means, desire a relatively long-term investment and who will not need immediate liquidity from their investment. Persons who meet this standard and seek to diversify their personal portfolios with a finite-life, real estate-based investment, which among its benefits hedges against inflation and the volatility of the stock market, seek to receive current income, seek to preserve capital, wish to obtain the benefits of potential long-term capital appreciation and who are able to hold their investment for a time period consistent with our liquidity plans are most likely to benefit from an investment in our company. On the other hand, we caution persons who require immediate liquidity or guaranteed income, or who seek a short-term investment not to consider an investment in our common stock as meeting these needs. Notwithstanding these investor suitability standards, potential investors should note that investing in shares of our common stock involves a high degree of risk and should consider all the information contained in this prospectus, including the “Risk Factors” section contained herein, in determining whether an investment in our common stock is appropriate.

In order to purchase shares in this offering, you must:

•	meet the applicable financial suitability standards as described below; and
•	purchase at least the minimum number of shares as described below.

We have established suitability standards for initial stockholders and subsequent purchasers of shares from our stockholders. These suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, home furnishings and automobiles, either:

•	minimum net worth of at least $250,000; or
•	minimum annual gross income of at least $70,000 and a minimum net worth of at least $70,000.

The minimum purchase is 250 shares ($2,500). You may not transfer fewer shares than the minimum purchase requirement. In addition, you may not transfer, fractionalize or subdivide your shares so as to retain less than the number of shares required for the minimum purchase. In order to satisfy the minimum purchase requirements for individual retirement accounts, or IRAs, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs if each such contribution is made in increments of $100. You should note that an investment in shares of our common stock will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

Several states have established suitability requirements that are more stringent than the standards that we have established and described above. Shares will be sold to investors in these states only if they meet the special suitability standards set forth below. In each case, these special suitability standards exclude from the calculation of net worth the value of the investor’s home, home furnishings and automobiles.

General Standards for all Investors

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000.

Nebraska

•	Investors must have either (a) a net worth of $350,000 (exclusive of home, auto and home furnishings) or (b) a net worth of $100,000 (exclusive of home, auto and home furnishings) and an annual income of $70,000. The investor’s maximum investment in the issuer should not exceed 10% of the investor’s net worth (exclusive of home, auto and home furnishings).

Kentucky

•	Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

i

Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania and Washington

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania or Washington resident’s net worth.

Tennessee

•	In addition to the general suitability requirements described above, investors’ maximum investment in our shares and our affiliates shall not exceed 10% of the resident’s net worth.

Kansas

•	In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Missouri

•	In addition to the general suitability requirements described above, no more than ten percent (10%) of any one Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

California

•	In addition to the general suitability requirements described above, investors’ maximum investment in our shares will be limited to 10% of the investor’s net worth (exclusive of home, home furnishings and automobile).

Alabama and Mississippi

•	In addition to the general suitability requirements described above, shares will only be sold to Alabama and Mississippi residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

Because the minimum closing amount is less than $150,000,000, Pennsylvania investors are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. We will not release any Pennsylvania investor proceeds for subscriptions from escrow until we have received an aggregate of $75,000,000 in subscriptions.

Because the minimum closing amount is less than $150,000,000, Tennessee investors are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. We will not release any Tennessee investor proceeds for subscriptions from escrow until we have received an aggregate of $20,000,000 in subscriptions.

In the case of sales to fiduciary accounts (such as an IRA, Keogh Plan or pension or profit-sharing plan), these minimum suitability standards must be satisfied by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase our common stock if the donor or the grantor is the fiduciary. Prospective investors with investment discretion over the assets of an individual retirement account, employee benefit plan or other retirement plan or arrangement that is covered by the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or Section 4975 of the Internal Revenue Code should carefully review the information in the section of this prospectus entitled “Investment by Tax-Exempt Entities and ERISA Considerations.” Any such prospective investors are required to consult their own legal and tax advisors on these matters.

In the case of gifts to minors, the minimum suitability standards must be met by the custodian of the account or by the donor.

In order to ensure adherence to the suitability standards described above, requisite criteria must be met, as set forth in the subscription agreement in the form attached hereto as Appendix C. In addition, our sponsor, our dealer manager and the soliciting dealers, as our agents, must make every reasonable effort to determine that the purchase of our shares is a suitable and appropriate investment for an investor. In making this determination, the soliciting dealers will rely on relevant information provided by the investor in the investor’s subscription agreement, including information regarding the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. Executed subscription agreements will be maintained in our records for 6 years.

RESTRICTIONS IMPOSED BY THE USA PATRIOT ACT AND RELATED ACTS

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, or the “USA PATRIOT Act”, the shares of common stock offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor,” which means anyone who is:

•	a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the U.S. Treasury Department;
•	acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;
•	within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;
•	subject to additional restrictions imposed by the following statutes or regulations, and executive orders issued thereunder: the Trading with the Enemy Act, the Iraq Sanctions Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriation Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or
•	designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that reflect our expectations and projections about our future results, performance, prospects and opportunities. We have attempted to identify these forward-looking statements by using words such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “should,” “estimates,” “could” or similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, those discussed under the heading “Risk Factors” below. We do not undertake publicly to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required to satisfy our obligations under federal securities law.

AMERICAN REALTY CAPITAL
NEW YORK RECOVERY REIT, INC.

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

Below we have provided some of the more frequently asked questions and answers relating to an offering of this type. See the section entitled “Prospectus Summary” and the remainder of this prospectus for more detailed information about this offering.

Q:	What is American Realty Capital New York Recovery REIT, Inc.?
A:	American Realty Capital New York Recovery REIT, Inc. is a newly organized Maryland corporation that intends to qualify as a real estate investment trust beginning in the taxable year ending December 31, 2010. We expect to use substantially all the net proceeds of this offering to acquire high-quality income-producing commercial real estate located in the New York metropolitan area (as defined by the U.S. Office of Management and Budget, the New York — Northern New Jersey — Long Island, New York — New Jersey — Pennsylvania Metropolitan Statistical Area, or the New York MSA), and in particular, New York City, with a focus on office and retail properties. In the current market environment, we believe it is possible to buy high-quality commercial real estate properties at a discount to replacement cost and with significant potential for appreciation. We do not plan to acquire undeveloped land, develop new real estate, or substantially re-develop existing real estate. We also do not intend to invest in assets located outside of the United States.

Our real estate team is led by seasoned professionals who have institutional experience investing through various real estate cycles. Each of our chief executive officer, president, chief investment officer and chief operating officer has more than 20 years of real estate experience. In addition, our chief financial officer has nine years of real estate experience and our secretary has six years of real estate experience. We believe a number of factors differentiate us from other non-traded REITs, including our geographic focus, our lack of legacy issues, our opportunistic buy and sell strategy, and our institutional management team.

Q:	What is a REIT?
A:	In general, a real estate investment trust, or REIT, is a company that:
•	combines the capital of many investors to acquire a large-scale diversified real estate portfolio under professional management;
•	allows individual investors to invest in a diversified real estate portfolio managed by a professional management team;
•	pays distributions to investors of at least 90% of its taxable income (excluding net capital gain) each year; and
•	avoids the “double taxation” treatment of income that generally results from investments in a corporation because a REIT generally is not subject to U.S. federal corporate income tax and excise tax on its net income distributed to stockholders, provided certain income tax requirements are satisfied.
Q:	What is the experience of your officers and directors in real estate?
A:	Nicholas S. Schorsch is the Chairman of the Board and Chief Executive Officer of our company since our formation in October 2009. Mr. Schorsch also has been the Chief Executive Officer of New York Recovery Properties, LLC, and New York Recovery Advisors, LLC since their formation in November 2009. In addition, Mr. Schorsch also has been the Chairman and Chief Executive Officer of American Realty Capital Trust, Inc. (ARCT), and Chief Executive Officer of the ARCT property manager and the ARCT advisor since their formation in August 2007.

William M. Kahane is the President, Treasurer and Director of our company since our formation in October 2009. He has been active in the structuring and financial management of commercial real estate investments for over 25 years. Mr. Kahane also is President, Chief Operating Officer and Treasurer of New York Recovery Properties, LLC and New York Recovery Advisors, LLC since their formation in November 2009. Mr. Kahane also is the President, Chief Operating Officer and Treasurer of American Realty Capital Trust, Inc. (ARCT) and President, Chief Operating Officer and Treasurer of the ARCT property manager and the ARCT advisor since their formation in August 2007.

Michael A. Happel is the Executive Vice President, Chief Investment Officer and as an observer to the board of directors of our company since our formation in October 2009. Mr. Happel has over 20 years of experience investing in real estate, including office, retail, multifamily, industrial, and hotel properties, as well as real estate companies. Mr. Happel also is Executive Vice President and Chief Investment Officer of New York Recovery Properties, LLC and New York Recovery Advisors, LLC since their formation in November 2009.

Please also see the section entitled “Management” in this prospectus.

Q:	Do you currently have any shares outstanding?
A:	Yes. We have sold 20,000 shares to New York Recovery Special Limited Partnership, LLC, the parent of our advisor, for an aggregate purchase price of $200,000.

In addition, in December 2009, we commenced a private offering to “accredited investors” as that term is defined in Regulation D as promulgated under the Securities Act of 1933, as amended, or the Securities Act, of up to $50,000,000 in shares of our 8% series A convertible preferred stock (or the preferred shares) subject to an option to increase the offering up to $100,000,000 in shares of our preferred stock, which we refer to as the “private offering.” Pursuant to the terms of the private offering, the private offering terminated on September 2, 2010, the effective date of the registration statement. We received aggregate gross offering proceeds, net of certain discounts, of approximately $16.9 million from the sale of shares in the private offering. The preferred shares are convertible in whole or in part into shares of our common stock after September 2, 2011, the first anniversary of the final closing of the private offering, on a one-for-one basis. The purchase price for the preferred shares is the conversion price. The purchase price for the preferred shares is based upon the total investment made by each investor in the private offering as follows: (i) $9.00 per preferred share for investments less than $150,000; (ii) $8.75 per preferred share for investments greater than or equal to $150,000 but less than $200,000; and (iii) $8.50 per preferred share for investments greater than or equal to $200,000. This conversion price is at a discount from the public offering price of our common stock pursuant to this offering and will result in dilution of our common stockholders’ interest in us.

Q:	Do you currently own any real estate?
A:	We currently own only one property. Because we have not identified any other properties to acquire, we are considered a blind pool. Because we only own one property, purchased on June 22, 2010, you do not need to be concerned about possible “legacy issues” related to assets acquired before the commencement of this offering. As specific investments become probable, we will supplement this prospectus to provide information regarding the probable investment to the extent it is material to an investment decision with respect to our common stock. We also will describe material changes to our portfolio, including the closing of property acquisitions, by means of a supplement to this prospectus.
Q:	If I buy shares in this offering, how may I sell them later?
A:	At the time you purchase the shares, they will not be listed for trading on any national securities exchange or over-the-counter market. Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards and the sale does not violate state securities laws.

In order to provide stockholders with the benefit of some interim liquidity, our board of directors has adopted a share repurchase program that enables our stockholders to sell their shares back to us after you have held them for at least one year, subject to the significant conditions and limitations in our share repurchase program.

Q:	Will you offer stockholders an opportunity to re-invest their distributions?
A:	Yes, pursuant to our distribution reinvestment plan, stockholders may elect to have the distributions they receive from us reinvested, in whole or in part, in additional shares of our common stock. The purchase price per share under our distribution reinvestment plan will be the higher of 95% of the fair market value per share as determined by our board of directors and $9.50 per share.

Q:	How does a “best efforts” offering work?
A:	When shares are offered to the public on a “best efforts” basis, the dealer manager is required to use only its best efforts to sell the shares and has no firm commitment or obligation to purchase any of the shares. Therefore, we may not sell all the shares that we are offering.
Q:	Who should buy shares?
A:	An investment in our shares may be appropriate for you if you meet the minimum suitability standards mentioned above, seek to diversify your personal portfolio with a finite-life, real estate-based investment, which among its benefits hedges against inflation and the volatility of the stock market, seek to receive current income, seek to preserve capital, wish to obtain the benefits of potential long-term capital appreciation, and are able to hold your investment for a time period consistent with our liquidity plans. Persons who require immediate liquidity or guaranteed income, or who seek a short-term investment, are not appropriate investors for us, as our shares will not meet those needs.
Q:	May I make an investment through my IRA, SEP or other tax-deferred account?
A:	Yes. You may make an investment through your individual retirement account, or an IRA, a simplified employee pension, or a SEP, plan or other tax-deferred account. In making these investment decisions, you should consider, at a minimum, (a) whether the investment is in accordance with the documents and instruments governing your IRA, plan or other account, (b) whether the investment satisfies the fiduciary requirements associated with your IRA, plan or other account, (c) whether the investment will generate unrelated business taxable income, or a UBTI, to your IRA, plan or other account, (d) whether there is sufficient liquidity for such investment under your IRA, plan or other account, (e) the need to value the assets of your IRA, plan or other account annually or more frequently, and (f) whether the investment would constitute a prohibited transaction under applicable law.
Q:	In buying shares, are there any requirements that must be met?
A:	Generally, you may buy shares pursuant to this prospectus if you have either (a) a net worth of at least $70,000 and a gross annual income of at least $70,000, or (b) a net worth of at least $250,000. For this purpose, net worth does not include your home, home furnishings and automobiles. Residents of certain states may have a different standard. You should carefully read the more detailed description under the section entitled “Investor Suitability Standards” immediately following the cover page of this prospectus.

In addition, generally, you must invest at least $2,500. Investors who already own our shares can make additional purchases for less than the minimum investment. You should carefully read the more detailed description of the minimum investment requirements appearing under the section entitled “Investor Suitability Standards” immediately following the cover page of this prospectus.

Q:	What types of reports on my investment and tax information will I receive?
A:	We will provide you with periodic updates on the performance of your investment with us, including:
•	following our commencement of distributions to stockholders, four quarterly or 12 monthly distribution reports;
•	three quarterly financial reports;
•	an annual report;
•	an annual U.S. Internal Revenue Service, or IRS, Form 1099, if applicable; and
•	supplements to the prospectus during the offering period, via mailings or website access.

In addition, if applicable, your IRS Form 1099 tax information will be placed in the mail by January 31 of each year.

Q:	How do I subscribe for shares?
A:	If you choose to purchase shares in this offering and you are not already a stockholder, you will need to complete and sign a subscription agreement, like the one contained in this prospectus as Appendix C, for a specific number of shares and pay for the shares at the time you subscribe.

PROSPECTUS SUMMARY

This prospectus summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements, before making a decision to invest in our common stock.

American Realty Capital New York Recovery REIT, Inc.

American Realty Capital New York Recovery REIT, Inc. is a newly organized Maryland corporation, incorporated on October 6, 2009 that intends to qualify as a REIT for U.S. federal income tax purposes beginning with the taxable year that will end December 31, 2010. Among other requirements, REITs are required to distribute at least 90% of their annual ordinary taxable income.

We expect to use the net proceeds from this offering primarily to acquire high quality income-producing commercial real estate located in the New York MSA, and, in particular, New York City, with a focus on office and retail properties. In the current market environment we believe it is possible to buy high-quality commercial real estate in New York City at a discount to replacement cost and with potential for substantial appreciation. We may purchase properties or make other real estate investments that relate to varying property types, including office, retail, multi-family residential, industrial and hotel. Other real estate investments may include equity or debt interests, including securities, in other real estate entities. We also may originate or invest in real estate debt. We expect our real estate debt originations and investments to be focused on first mortgage loans, but they also may include real estate-related bridge loans, mezzanine loans and securitized debt. We do not plan to acquire undeveloped land, develop new real estate or substantially re-develop existing real estate. We also do not intend to invest in assets located outside of the United States.

An affiliate of our sponsor previously sponsored another REIT, American Realty Capital Trust, Inc., or ARCT, a Maryland corporation organized on August 17, 2007, which qualified as a REIT beginning with the taxable year ended December 31, 2008. ARCT commenced its initial public offering of 150,000,000 shares of common stock on January 25, 2008. As of August 13, 2010, ARCT had received aggregate gross offering proceeds of approximately $353.4 million from the sale of approximately 35.7 million shares in its initial public offering. ARCT has acquired 180 properties, primarily comprised of freestanding, single-tenant retail and commercial properties that are net leased to investment grade and other creditworthy tenants. As of December 31, 2009, ARCT had total real estate investments, at cost, of approximately $558.3 million.

Our executive offices are located at 405 Park Avenue, New York, New York 10022. Our telephone number is 212-415-6500, our fax number is 212-421-5799 and the e-mail address of our investor relations department is investorservices@americanrealtycap.com. Additional information about us and our affiliates may be obtained at www.americanrealtycap.com, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

Our Investment Objectives

Our investment goals are as follows:

•	New York City Focus — Acquire high-quality commercial real estate in the New York MSA, and in particular, New York City;
•	Stabilized Office and Retail Properties — Buy primarily stabilized office and retail properties with 80% or greater occupancy at the time of purchase;
•	Discount to Replacement Cost — Purchase properties valued using current market rents at a substantial discount to replacement cost and with significant potential for appreciation;
•	Low Leverage — Finance our portfolio opportunistically at a target leverage level of not more than 40% to 50% loan-to-value (calculated after the close of this offering and once we have invested substantially all the proceeds of this offering);
•	Diversified Tenant Mix — Lease to diversified group of tenants with a bias toward investment grade credits and lease terms of 5 years or greater;
•	Monthly Distributions — Pay distributions monthly, covered by funds from operations;
•	5-Year Exit — Exit after New York property markets recover, which we expect to be not later than five years after the end of this offering;
•	Maximize Total Returns — Maximize total returns to our shareholders through a combination of realized appreciation and current income.

Our real estate team is led by seasoned professionals who have institutional experience investing through various real estate cycles. Each of our chief executive officer, president, chief investment officer and chief operating officer has more than 20 years of real estate experience. In addition, our chief financial officer has nine years of real estate experience and our secretary has six years of real estate experience. We believe a number of factors differentiate us from other non-traded REITs, including our geographic focus, our lack of legacy issues, our opportunistic buy and sell strategy, and our institutional management team.

Our Advisor

New York Recovery Advisors, LLC, a Delaware limited liability company, is our external advisor and is responsible for managing our affairs on a day-to-day basis. Our advisor’s responsibilities include, but are not limited to, identifying potential investments, evaluating potential investments, making investments, asset management, asset dispositions, financial reporting, regulatory compliance, investor relations and other administrative functions on our behalf. Our advisor is an affiliate of American Realty Capital and may contract with third parties or affiliates of American Realty Capital to perform or assist with these functions.

Our Sponsor

American Realty Capital III, LLC, a Delaware limited liability company, which is directly or indirectly controlled by Nicholas S. Schorsch and William M. Kahane, controls our advisor and is our sponsor. American Realty Capital III, LLC owns 100% of the interests in New York Recovery Special Limited Partnership, LLC, a Delaware limited liability company, which also is a special limited partner of our operating partnership, and which wholly owns our advisor.

Our Board

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Currently, we have five directors, Nicholas S. Schorsch, William M. Kahane, Leslie D. Michelson, William G. Stanley and Robert H. Burns. Each of the latter three directors is independent of our advisor, New York Recovery Advisors, LLC. Each of our executive officers and Messrs. Schorsch and Kahane are affiliated with our advisor. Our charter, which requires that a majority of our directors be independent of us, our sponsor, our advisor or any of our or their affiliates, provides that our independent directors will be responsible for reviewing the performance of our advisor and must approve certain other matters set forth in our charter. In addition, Michael A. Happel acts as an observer to our board of directors. See the section entitled “Conflicts of Interest — Certain Conflict Resolution Procedures” in this prospectus. Our directors will be elected annually by the stockholders. Although we have executive officers who manage our operations, we do not have any paid employees.

Our Operating Partnership

We expect to own substantially all our real estate properties through New York Recovery Operating Partnership, L.P., our operating partnership. We may, however, own properties directly, through subsidiaries of New York Recovery Operating Partnership, L.P. or through other entities. We are the sole general partner of New York Recovery Operating Partnership, L.P. and New York Recovery Advisors, LLC is the initial limited partner of New York Recovery Operating Partnership, L.P. Our ownership of properties in New York Recovery Operating Partnership, L.P. is referred to as an “UPREIT.” This UPREIT structure may enable sellers of properties to transfer their properties to New York Recovery Operating Partnership, L.P. in exchange for limited partnership units of New York Recovery Operating Partnership, L.P. and defer potential gain recognition for U.S. federal income tax purposes with respect to such transfers of properties. The holders of units in New York Recovery Operating Partnership, L.P. may have their units exchanged for the cash value of a corresponding number of shares of our common stock or, at our option, a corresponding number of shares of our common stock. At present, we have no plans to acquire any specific properties in exchange for units of New York Recovery Operating Partnership, L.P.

We will present our financial statements, operating partnership income, expenses and depreciation on a consolidated basis with New York Recovery Operating Partnership, L.P. We intend to maintain the status of New York Recovery Operating Partnership, L.P. as a partnership for U.S. federal income tax purposes. As such, New York Recovery Operating Partnership, L.P. will be required to file a U.S. federal income tax return on IRS Form 1065 (or any applicable successor form). Pursuant to its limited partnership agreement, an allocable share of items of income, gain, deduction (including depreciation), loss and credit, will flow through New York Recovery Operating Partnership, L.P. to us to be included in the computation of our net taxable income for U.S. federal income tax purposes and will be reported to us on a Schedule K-1 to such Form 1065 (or any applicable successor form and/or schedule). However, these tax items generally will not flow through us to our stockholders. Rather, in general, our net income and net capital gain effectively will flow through us to our stockholders as and when dividends are paid to our stockholders.

Our REIT Status

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code, a REIT is subject to numerous organizational and operational requirements, including a requirement that it generally distribute at least 90% of its annual REIT taxable income (excluding net capital gain) to its stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for U.S. federal income tax purposes, we may still be subject to state and local taxes on our income and property and to U.S. federal income and excise taxes on our undistributed income.

Summary Risk Factors

Investing in our common stock involves a high degree of risk. If we are unable to effectively manage the impact of these risks, we may not meet our investment objectives, and therefore, you should purchase these securities only if you can afford a complete loss of your investment. See the section entitled “Risk Factors” in this prospectus for a discussion of the risks which should be considered in connection with your investment in our common stock. Some of the more significant risks relating to this offering and an investment in our shares include:

•	We have a very limited operating history and have no established financing sources;
•	This is a blind pool offering and you may not have the opportunity to evaluate our investments before you make your purchase of our common stock, thus making your investment more speculative;
•	We currently own only one property and have not identified any other properties to acquire with the offering proceeds;

•	No public market currently exists, or may ever exist, for shares of our common stock and our shares are, and may continue to be, illiquid;
•	If we, through New York Recovery Advisors, LLC, are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay distributions;
•	Our properties may be adversely affected by the current economic downturn, as well as economic cycles and risks inherent to the New York MSA, especially New York City;
•	If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make and the value of your investment in us will fluctuate with the performance of the specific properties we acquire;
•	If only the minimum number of shares is sold in this offering, our ability to diversify our investments will be limited;
•	We may be unable to pay or maintain cash distributions or increase distributions over time;
•	We may pay distributions from unlimited amounts of any source. For example, we may borrow money or use proceeds of this offering to make distributions to our stockholders if we are unable to make distributions with our cash flows from our operations. Such distributions could reduce the cash available to us and could constitute a return of capital to stockholders;
•	Our share repurchase program is subject to numerous restrictions, may be cancelled at any time and should not be relied upon as a means of liquidity;
•	There are numerous conflicts of interest between the interests of investors and our interests or the interests of our advisor, our sponsor and their respective affiliates;
•	The incentive advisor fee structure may result in our advisor recommending riskier or more speculative investments;
•	Our investment objectives and strategies may be changed without stockholder consent;
•	We are obligated to pay substantial fees to our advisor and its affiliates, including fees payable upon the sale of properties;
•	There are significant risks associated with maintaining as high level of leverage as permitted under our charter (which permits leverage of up to 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments);
•	There are limitations on ownership and transferability of our shares;
•	We are subject to risks associated with the significant dislocations and liquidity disruptions currently existing or occurring in the United States credit markets;
•	We may fail to qualify or continue to qualify to be treated as a REIT;
•	Our dealer manager has not conducted an independent review of this prospectus; and
•	We may be deemed to be an investment company under the Investment Company Act and thus subject to regulation under the Investment Company Act.

Terms of the Offering

We are offering an aggregate of up to 150,000,000 shares of common stock in our primary offering on a best efforts basis at $10.00 per share. Discounts are available for certain categories of purchasers as described in the “Plan of Distribution” section of this prospectus. We also are offering up to 25,000,000 shares of common stock under our distribution reinvestment plan at $9.50 per share, subject to certain limitations, as described in the “Distribution Reinvestment Plan” section of this prospectus. We will offer shares of common stock in our primary offering until the earlier of September 2, 2012, which is two years from the effective date of this offering, and the date we sell 150,000,000 shares. If we have not sold all the shares within two years, we may continue the primary offering for an additional year until September 2, 2013. If we decide to continue our primary offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. This offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We may sell shares under the distribution reinvestment plan beyond the termination of our primary offering until we have sold 25,000,000 shares through the reinvestment of distributions, but only if there is an effective registration statement with respect to the shares. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our distribution reinvestment plan. In some states, we may not be able to continue the offering for these periods without filing a new registration statement, or in the case of shares sold under the distribution reinvestment plan, renew or extend the registration statement in such state. We may terminate this offering at any time prior to the stated termination date. Our directors, officers, advisor and their respective affiliates may purchase for investment shares of our common stock in this offering and such purchases will not count toward meeting this minimum threshold.

All subscription payments (other than those from Pennsylvania or Tennessee residents) will be placed in an account held by the escrow agent, Wells Fargo Bank, National Association, in trust for subscribers’ benefit and will be released to us only if we have sold a minimum of 200,000 shares to the public by September 2, 2011, which is one year from the effective date of this offering. We will not sell any shares to Pennsylvania residents unless we have received an aggregate of $75,000,000 in subscriptions from all investors pursuant to this offering by September 2, 2011, which is one year from the effective date of this offering. Pending a satisfaction of this condition, all subscription payments from Pennsylvania residents will be placed in an account held by the escrow agent, Wells Fargo Bank, National Association, in trust for subscribers’ benefit, pending release to us. In addition, we will not sell any shares to Tennessee residents unless we have received an aggregate of $20,000,000 in subscriptions from all investors pursuant to this offering by September 2, 2011, which is one year from the effective date of this offering. Pending a satisfaction of this condition, all subscription payments from Tennessee residents will be placed in an account held by the escrow agent, Wells Fargo Bank, National Association, in trust for subscribers’ benefit, pending release to us. Funds in escrow will be invested in short-term investments that mature on or before September 2, 2011, which is one year from the effective date of this offering, or that can be readily sold or otherwise disposed of for cash by such date without any dissipation of the offering proceeds invested.

Estimated Use of Proceeds of This Offering

Depending primarily on the number of shares we sell in this offering, the amounts listed in the table below represent our current estimates concerning the use of the offering proceeds. Since these are estimates, they may not accurately reflect the actual receipt or application of the offering proceeds. The first scenario assumes we sell the minimum number of 200,000 shares of common stock in this offering and the second scenario assumes that we sell the maximum number of 150,000,000 shares in this offering, with both scenarios contemplating a price of $10.00 per share. We estimate that for each share sold in this offering, approximately $8.72 (assuming no shares available under our distribution reinvestment plan) will be available for the purchase of real estate in both the first scenario and second scenario. We will use the remainder of the offering proceeds to pay the costs of the offering, including selling commissions and the dealer manager fee, and to pay a fee to our advisor for its services in connection with the selection and acquisition of properties. We will not pay selling commissions or a dealer manager fee on shares sold under our distribution reinvestment plan.

Subject to limitations adopted by our board, we have discretion to purchase properties or make other real estate investments that relate to varying property types in various locations including office, retail, multifamily residential, industrial, and hotel. Assuming the maximum amount of the offering is raised, we currently estimate that approximately 70% of our assets will be, directly or indirectly, office or retail properties in New York City and the remaining 30% of our assets will be directly or indirectly, other asset types in the New York MSA that meet our investment criteria, including, but not limited to, multifamily residential, industrial and hotel properties or other real estate investments such as real estate debt. If the minimum amount of the offering is raised, we would expect that substantially all of our assets will be office or retail properties in New York City. We expect the size of individual properties that we purchase to vary significantly but most of the properties we acquire are likely to have a purchase price between $10 million and $500 million. See the section entitled “Investment Strategy, Objectives and Policies —  Investment Limitations” in this prospectus for a more detailed discussion of the limitations of the assets we may acquire.

If we encounter delays in the selection, acquisition or development of income-producing properties, we may pay all or a substantial portion of our distributions from the proceeds of this offering or from borrowings in anticipation of future cash flow.

The table does not give effect to special sales or volume discounts which could reduce selling commissions and many of the figures represent management’s best estimate because they cannot be precisely calculated at this time.

	Minimum Offering (Not Including Distribution Reinvestment Plan)		Maximum Offering (Not Including Distribution Reinvestment Plan)
	Amount	Percent	Amount	Percent
Gross offering proceeds	$2,000,000	100.0%	$1,500,000,000	100.0%
Less offering expenses:
Selling commissions and dealer manager fee	$200,000	10.0	$150,000,000	10.0
Organization and offering expenses	$30,000	1.5	$22,500,000	1.5
Amount available for investment	$1,770,000	88.5%	$1,327,500,000	88.5%
Acquisition:
Acquisition and advisory fees	$17,700	0.9	$13,275,000	0.9
Acquisition expenses	$8,850	0.4	$6,637,500	0.4
Amount invested in properties	$1,743,450	87.2%	$1,307,587,500	87.2%

Prior Offerings

For a summary of the prior offerings of our affiliates, see the section entitled “Prior Performance Summary” in this prospectus.

Distribution Policy

To maintain our qualification as a REIT, we generally are required to make aggregate annual distributions to our stockholders of at least 90% of our annual REIT taxable income, excluding net capital gain (which does not necessarily equal net income, as calculated in accordance with GAAP). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

Distributions that you receive (not designated as capital gain dividends), including distributions reinvested pursuant to our distribution reinvestment plan, will be taxed as ordinary income to the extent they are paid from our earnings and profits (as determined for U.S. federal income tax purposes). However, distributions that we designate as capital gain dividends generally will be taxable as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year. Some portion of your distributions may not be subject to tax in the year in which they are received because depreciation expense reduces the amount of taxable income, but does not reduce cash available for distribution. The portion of your distribution which is not designated as a capital gain dividend and is in excess of our current and accumulated earnings and profits is considered a return of capital for U.S. federal income tax purposes and will reduce the tax basis of your investment, deferring such portion of your tax until your investment is sold or our company is liquidated, at which time you will be taxed at capital gains rates. Please note that each investor’s tax considerations are different, therefore, you should consult with your tax advisor prior to making an investment in our shares. You also should review the section of this prospectus entitled “Certain Material U.S. Federal Income Tax Considerations.”

We intend to accrue and pay distributions on a regular basis beginning no later than the first calendar month after the calendar month in which we make our first real estate investment. Once we commence paying distributions we expect to pay distributions monthly and continue paying distributions monthly unless our results of operations, our general financial conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. The timing and amount of distributions will be determined by our board of directors, in its discretion, and may vary from time to time. The board’s discretion will be influenced in substantial part by its obligation to cause us to comply with REIT requirements of the

Internal Revenue Code. We have not established any limit on the amount of proceeds from this offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any; or (3) jeopardize our ability to qualify as a REIT.

If we do not have enough cash to make distributions, we may fund distributions from unlimited amounts of any source, including borrowing funds, using proceeds from this offering, issuing additional securities or selling assets in order to fund distributions. Until we are generating operating cash flow sufficient to make distributions to our stockholders, we intend to pay all or a substantial portion of our distributions from the proceeds of this offering or from borrowings, including possible borrowings from our advisor or its affiliates, in anticipation of future cash flow, which may reduce the amount of capital we ultimately invest in properties or other permitted investments, and negatively impact the value of your investment. Each distribution will be accompanied by a notice which sets forth: (a) the record date; (b) the amount per share that will be distributed; (c) the equivalent annualized yield; (d) the amount and percentage of the distributions paid from operations, offering proceeds and other sources; (e) the aggregate amount of such distribution; and (f) for those investors participating in the distribution reinvestment plan, a statement that a distribution statement will be provided in lieu of a check.

Leverage Policy

Under our charter, the maximum amount of our total indebtedness shall not exceed 300% of our total “net assets” (as defined by the Statement of Policy Regarding Real Estate Investment Trusts revised and adopted by the North American Securities Administrators Association on May 7, 2007, or the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments.

In addition, it is currently our intention to limit our aggregate borrowings to 40% to 50% of the aggregate fair market value of our assets (calculated after the close of this offering and once we have invested substantially all the proceeds of this offering), unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for borrowing such a greater amount. This limitation, however, will not apply to individual real estate assets or investments. At the date of acquisition of each asset, we anticipate that that the cost of investment for such asset will be substantially similar to its fair market value, which will enable us to satisfy our requirements under the NASAA REIT Guidelines. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits. See the section entitled “Investment Strategy, Objectives and Polices — Financing Strategies and Policies” in this prospectus for a more detailed discussion of our borrowing policies.

Exit Strategy — Liquidity Event

It is our intention to begin the process of achieving a Liquidity Event not later than three to five years after the termination of this primary offering. A “Liquidity Event” could include a sale of our assets, a sale or merger of our company, a listing of our common stock on a national securities exchange, or other similar transaction.

If we do not begin the process of achieving a Liquidity Event by the fifth anniversary of the termination of this offering, our charter requires, unless extended by a majority of the board of directors and a majority of the independent directors, that we hold a stockholders meeting to vote on a proposal for our orderly liquidation of our portfolio. If the adoption of a plan of liquidation is postponed, our board of directors will reconsider whether liquidation is in the best interests of our stockholders at least annually. Further postponement of the adoption of a plan of liquidation will only be permitted if a majority of the directors, including a majority of independent directors, determines that a liquidation would not be in the best interests of our stockholders. If our stockholders do not approve the proposal, we will resubmit the proposal by proxy statement to our stockholders up to once every two years upon the written request of stockholders owning in the aggregate at least 10% of our then outstanding common stock.

Market conditions and other factors could cause us to delay our Liquidity Event beyond the fifth anniversary of the termination of this primary offering. Even after we decide to pursue a Liquidity Event, we are under no obligation to conclude our Liquidity Event within a set time frame because the timing of our Liquidity Event will depend on real estate market conditions, financial market conditions, U.S. federal income tax consequences to stockholders, and other conditions that may prevail in the future. We also cannot assure you that we will be able to achieve a Liquidity Event.

Conflicts of Interest

New York Recovery Advisors, LLC, as our advisor, will experience conflicts of interest in connection with the management of our business affairs, including the following:

•	The management personnel of New York Recovery Advisors, LLC, each of whom may in the future make investment decisions for other American Realty Capital-sponsored programs and direct investments, must determine which investment opportunities to recommend to us or another American Realty Capital-sponsored program or joint venture, and must determine how to allocate resources among us and any other future American Realty Capital-sponsored programs;
•	New York Recovery Advisors, LLC may structure the terms of joint ventures between us and other American Realty Capital-sponsored programs;
•	We have retained New York Recovery Properties, LLC, an affiliate of New York Recovery Advisors, LLC, to manage and lease some or all our properties.
•	New York Recovery Advisors, LLC and its affiliates will have to allocate their time between us and other real estate programs and activities in which they may be involved in the future; and
•	New York Recovery Advisors, LLC and its affiliates will receive fees in connection with transactions involving the purchase, financing, management and sale of our properties, and, because our advisor does not maintain a significant equity interest in us and is entitled to receive substantial minimum compensation regardless of performance, our advisor’s interests are not wholly aligned with those of our stockholders.

Our officers and two of our directors also will face these conflicts because of their affiliation with New York Recovery Advisors, LLC. These conflicts of interest could result in decisions that are not in our best interests. See the section entitled “Conflicts of Interest” in this prospectus for a detailed discussion of the various conflicts of interest relating to your investment, as well as the procedures that we have established to mitigate a number of these potential conflicts.

The following chart shows the ownership structure of the various American Realty Capital entities that are affiliated with American Realty Capital New York Recovery REIT, Inc. and New York Recovery Advisors, LLC.

(1)	The investors in this offering will own registered shares of common stock in American Realty Capital New York Recovery REIT, Inc.
(2)	American Realty Capital III, LLC is directly or indirectly controlled by Nicholas S. Schorsch and William M. Kahane.
(3)	Each property to be held in a special purpose entity.
(4)	Through its controlling interest in the advisor, the New York Recovery Special Limited Partnership, LLC is entitled to receive the subordinated participation in net sales proceeds and the subordinated incentive listing fee described in “Management Compensation.”
(5)	New York Recovery Special Limited Partnership, LLC is 100% owned by American Realty Capital III, LLC.
(6)	Realty Capital Securities, LLC is 100% owned by American Realty Capital II, LLC, which is directly or indirectly controlled by Nicholas S. Schorsch and William M. Kahane.

Compensation to Advisor and its Affiliates

Our advisor, New York Recovery Advisors, LLC and its affiliates will receive compensation and reimbursement for services relating to this offering and the investment and management of our assets. The most significant items of compensation and reimbursement are included in the table below. In the sole discretion of our advisor, our advisor may elect to have certain fees and commissions paid, in whole or in part, in cash or shares of our common stock. For a more detailed discussion of compensation, see the table included in the “Management Compensation” section of this prospectus, including the footnotes thereto. The selling commissions and dealer manager fee may vary for different categories of purchasers. See the section entitled “Plan of Distribution” in this prospectus. The table below assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees. No effect is given to any shares sold through our distribution reinvestment plan.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Selling Commission	We will pay to Realty Capital Securities, LLC 7% of gross proceeds of our primary offering; we will not pay any selling commissions on sales of shares under our distribution reinvestment plan; Realty Capital Securities, LLC will reallow all selling commissions to participating broker-dealers. Alternatively, a participating broker-dealer may elect to receive a fee equal to 7.5% of gross proceeds from the sale of shares by such participating broker-dealer, with 2.5% thereof paid at the time of such sale and 1% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale, in which event, a portion of the dealer manager fee will be reallowed such that the combined selling commission and dealer manager fee do not exceed 10% of gross proceeds of our primary offering.	$140,000 / $105,000,000
Dealer Manager Fee	We will pay to Realty Capital Securities, LLC 3% of gross proceeds of our primary offering; we will not pay a dealer manager fee with respect to sales under our distribution reinvestment plan; Realty Capital Securities, LLC may reallow all or a portion of its dealer manager fees to participating broker-dealers.	$60,000 / $45,000,000

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Organization and Offering Expenses	We will reimburse New York Recovery Advisors, LLC up to 1.5% of gross offering proceeds for organization and offering expenses, which may include reimbursements to our advisor for other organization and offering expenses up to 0.5% of the gross offering proceeds for third party due diligence fees included in detailed and itemized invoices. As of August 24, 2010, the advisor had paid approximately $157,000 of organization and offering expenses on our behalf.	$30,000 / $22,500,000
Operational Stage
Acquisition Fees	We will pay to New York Recovery Advisors, LLC or its assignees 1.0% of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). For purposes of this prospectus, “contract purchase price” or the “amount advanced for a loan or other investment” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a property or the amount actually paid or allocated in respect of the purchase of loans or other real-estate related assets, in each case inclusive of acquisition expenses and any indebtedness assumed or incurred in respect of such investment but exclusive of acquisition fees and financing fees. As of August 24, 2010, our advisor was paid approximately $320,000 in fees in connection with the acquisition of the Interior Design Building.	$17,700 / $13,275,000
(or $35,400 /
$26,550,000 assuming
we incur our expected
leverage of 50% set
forth in our investment
guidelines or
$70,800 / $53,100,000
assuming the maximum
leverage of
approximately 75%
permitted by
our charter)

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Acquisition Expenses	We will reimburse New York Recovery Advisors, LLC for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the respective employee of New York Recovery Advisors, LLC and the corresponding payroll and payroll related costs incurred by our affiliate. In addition, we also will pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finders fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs regardless of whether we acquire the related assets. We expect these expenses to be approximately 0.5% of the purchase price of each property (including our pro rata share of debt attributable to such property) and 0.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). In no event will the total of all acquisition fees and acquisition expenses (including any financing coordination fee) payable with respect to a particular investment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). As of August 24, 2010, our advisor was reimbursed for approximately $170,000 of expenditures made in connection with the acquisition of the Interior Design Building.	$8,850 / $6,637,500

(or $17,700 /
$13,275,000 assuming
we incur our expected
leverage of 50% set
forth in our
investment guidelines or
$35,400 / $26,550,000
assuming the maximum
leverage of
approximately 75%
permitted by
our charter)

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Asset Management Fees	We will pay New York Recovery Advisors, LLC or its assignees a fee equal to 0.75% of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees); provided, however, that no fee will accrue or be payable on assets acquired using the proceeds from the private offering until we have sufficient cash flow to pay dividends on the preferred shares; provided further, however, that the asset management fee shall be reduced by any amounts payable to New York Recovery Properties, LLC, our property manager, as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). This fee will be payable semiannually in advance, on January 1 and July 1, based on assets held by us during the preceding semiannual period, adjusted for appropriate closing dates for individual property acquisitions.	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.
Property Management and Leasing Fees	If our advisor or an affiliate provides property management and leasing services for our properties, we will pay fees equal to 4.0% of gross revenues from the properties managed. We also will reimburse the property manager and its affiliates for property-level expenses that any of them pay or incur on our behalf, including salaries, bonuses and benefits of persons employed by the property manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of the property manager or its affiliates. Our advisor or an affiliate may subcontract the performance of its property management and leasing services duties to third parties and pay all or a portion of its 4.0% property management fee to the third parties with whom it contracts for these services. If we contract directly with third parties for such services, we will pay them customary market fees and will pay New York Recovery Properties, LLC, our property manager, an oversight fee equal to 1.0% of the gross revenues of the property managed. Such oversight fee will reduce the asset management fee payable to our advisor by the amount of the oversight fee. Accordingly the asset management fee, together with the oversight fee, will not exceed the total asset management fee, which is 0.75% of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). In no event will we pay our property manager or any affiliate both a property management fee and an oversight fee with respect to any particular property.	Not determinable at this time. Because the fee is based on a fixed percentage of gross revenue and/or market rates, there is no maximum dollar amount of this fee.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Operating Expenses	We will reimburse our advisor’s costs of providing administrative services, subject to the limitation that we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (a) 2% of average invested assets and (b) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. For these purposes, “average invested assets” means, for any period, the average of the aggregate book value of our assets (including lease intangibles, invested, directly or indirectly, in financial instruments, debt and equity securities and equity interests in and loans secured by real estate assets (including amounts invested in REITs and other real estate operating companies)) before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period. Additionally, we will not reimburse our advisor for personnel costs in connection with services for which the advisor receives acquisition fees or real estate commissions.	Not determinable at this time.
Financing Coordination Fee	If our advisor provides services in connection with the origination or refinancing of any debt that we obtain and use to finance properties or other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties or other permitted investments, we will pay the advisor or its assignees a financing coordination fee equal to 0.75% of the amount available and/or outstanding under such financing or such assumed debt, subject to certain limitations. The advisor may reallow some of or all this financing coordination fee to reimburse third parties with whom it may subcontract to procure such financing. As of August 24, 2010, our advisor was paid approximately $107,000 in fees in connection with the acquisition of the Interior Design Building.	Not determinable at this time. Because the fee is based on a fixed percentage of any debt financing, there is no maximum dollar amount of this fee.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Liquidation/Listing Stage
Real Estate Commissions	For substantial assistance in connection with the sale of properties, we will pay New York Recovery Advisors, LLC a real estate commission paid on the sales price of property, up to the lesser of 2% and one-half of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to our advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a reasonable, customary and competitive real estate commission in light of the size, type and location of the property. The conflicts committee of our board of directors will determine whether the advisor or its affiliates has provided substantial assistance to us in connection with the sale of an asset. Substantial assistance in connection with the sale of an asset includes the advisor’s preparation of an investment package for an asset (including an investment analysis, an asset description and other due diligence information) or such other substantial services performed by the advisor in connection with a sale.	Not determinable at this time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no maximum dollar amount of these commissions.
Subordinated Participation in Net Sale Proceeds (payable only if we are not listed on an exchange)	Our advisor or its assignees will receive from time to time, when available, 15% of remaining Net Sale Proceeds (as defined in the advisory agreement) after return of capital contributions plus payment to investors of an annual 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ incentive compensation.	Not determinable at this time. There is no maximum amount of these payments.
Subordinated Incentive Listing Fee (payable only if we are listed on an exchange, which we have no intention to do at this time)	Our advisor or its assignees will receive 15% of the amount by which the sum of our adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 6% cumulative, pre-tax, non-compounded return to investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ incentive compensation.	Not determinable at this time. There is no maximum amount of this fee.
Termination Fee	Upon termination or non-renewal of the advisory agreement, our advisor shall be entitled to a subordinated termination fee payable in the form of a promissory note. In addition, our advisor may elect to defer its right to receive a subordinated termination fee until either a listing on a national securities exchange or other liquidity event occurs.	Not determinable at this time. There is no maximum amount of this fee.

Historically, due to the apparent preference of the public markets for self-managed companies, real estate investment trusts have engaged in internalization transactions (an acquisition of management functions by us from our advisor) pursuant to which they became self-managed prior to listing their securities on national securities exchanges. Such internalization transactions can result in significant payments to affiliates of the advisor irrespective of the returns shareholders have received. Our advisory agreement provides that no compensation or remuneration will be payable by us or our operating partnership to our advisor or any of its affiliates in connection with any internalization (an acquisition of management functions by us from our advisor) in the future.

Distribution Reinvestment Plan

Pursuant to our distribution reinvestment plan, you may elect to have the distributions you receive from us reinvested, in whole or in part, in additional shares of our common stock. The purchase price per share under our distribution reinvestment plan will be the higher of 95% of the fair market value per share as determined by our board of directors and $9.50 per share. No selling commissions or dealer manager fees will be paid on shares sold under our distribution reinvestment plan.

If you participate in the distribution reinvestment plan, you will not receive the cash from your distributions, other than special distributions that are designated by our board of directors. As a result, you may have a tax liability with respect to your share of our taxable income, but you will not receive cash distributions to pay such liability. We may terminate the distribution reinvestment plan at our discretion at any time upon ten days’ prior written notice to you. Additionally, we will be required to discontinue sales of shares under the distribution reinvestment plan on the earlier of September 2, 2012, which is two years from the effective date of this offering, and the date we sell all the shares registered for sale under the distribution reinvestment plan. If we have not sold all the shares in our primary offering within two years, we may continue the offering for an additional year until September 2, 2013. If we decide to continue our primary offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. This offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to reallocate the shares of our common stock we are offering between the primary offering and the distribution reinvestment plan.

Share Repurchase Program

Our common stock is currently not listed on a national securities exchange and we will not seek to list our stock until such time as our independent directors believe that the listing of our stock would be in the best interest of our stockholders. In order to provide stockholders with the benefit of some interim liquidity, our board of directors has adopted a share repurchase program that enables our stockholders to sell their shares back to us after you have held them for at least one year, subject to the significant conditions and limitations in our share repurchase program. Our sponsor, advisor, directors and affiliates are prohibited from receiving a fee on any share repurchases. The terms of our share repurchase program are more flexible in cases involving the death of a stockholder.

Repurchases of shares of our common stock, when requested, are at our sole discretion and generally will be made quarterly. We will limit the number of shares repurchased during any calendar year to 5% of the number of shares of common stock outstanding on December 31st of the previous calendar year. In addition, we are only authorized to repurchase shares using the proceeds received from our distribution reinvestment plan and will limit the amount we spend to repurchase shares in a given quarter to the amount of proceeds we received from our distribution reinvestment plan in that same quarter. Due to these limitations, we cannot guarantee that we will be able to accommodate all repurchase requests.

Unless the shares of our common stock are being repurchased in connection with a stockholder’s death, the purchase price for shares repurchased under our share repurchase program will be as set forth below until we establish an estimated value of our shares. We do not currently anticipate obtaining appraisals for our investments (other than investments in transactions with our sponsor, advisor, directors or their respective affiliates) and, accordingly, the estimated value of our investments should not be viewed as an accurate reflection of the fair market value of our investments nor will they represent the amount of net proceeds that would result from an immediate sale of our assets. We expect to begin establishing an estimated value of our shares based on the value of our real estate and real estate-related investments beginning 18 months after the close of this offering. We will retain persons independent of us and our advisor to prepare the estimated value of our shares.

Only those stockholders who purchased their shares from us or received their shares from us (directly or indirectly) through one or more non-cash transactions may be able to participate in the share redemption program. In other words, once our shares are transferred for value by a stockholder, the transferee and all subsequent holders of the shares are not eligible to participate in the share redemption program. We will repurchase shares on the last business day of each quarter (and in all events on a date other than a dividend payment date). Prior to establishing the estimated value of our shares, the price per share that we will pay to repurchase shares of our common stock will be as follows:

•	the lower of $9.25 or 92.5% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least one year;
•	the lower of $9.50 or 95.0% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least two years;
•	the lower of $9.75 or 97.5% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least three years; and
•	the lower of $10.00 or 100% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least four years (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock).

Upon the death or disability of a stockholder, upon request, we will waive the one-year holding requirement. Shares repurchased in connection with the death or disability of a stockholder will be repurchased at a purchase price equal to the price actually paid for the shares during the offering, or if not engaged in the offering, the per share purchase price will be based on the greater of $10.00 or the then-current net asset value of the shares as determined by our board of directors (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). In addition, we may waive the holding period in the event of a stockholder’s bankruptcy or other exigent circumstances.

The share repurchase program immediately will terminate if our shares are listed on any national securities exchange. In addition, our board of directors may amend, suspend (in whole or in part) or terminate the share repurchase program at any time upon 30 days’ prior written notice to our stockholders. Further, our board of directors reserves the right, in its sole discretion, to reject any requests for repurchases. For additional information on our share repurchase program refer to the section entitled “Share Repurchase Program” elsewhere in this prospectus.

Description of Shares

Uncertificated Shares

Our board of directors has authorized the issuance of shares of our stock without certificates. Instead, your investment will be recorded on our books only. We expect that, unless and until our shares are listed on the New York Stock Exchange or NASDAQ Stock Market, we will not issue shares in certificated form. Our transfer agent maintains a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the record owner and the new owner delivers a properly executed stock transfer form to us, along with a fee to cover reasonable transfer costs, in an amount determined by our board of directors. We will provide the required stock transfer form to you upon request.

Stockholder Voting Rights and Limitations

We hold annual meetings of our stockholders for the purpose of electing our directors and conducting other business matters that may be presented at such meetings. We also may call special meetings of stockholders from time to time. You are entitled to one vote for each share of common stock you own at any of these meetings.

Restriction on Share Ownership and Transfer

Our charter contains restrictions on ownership and transfer of the shares that, among other restrictions, prevent any one person from owning more than 9.8% in value of the aggregate of the outstanding shares of our stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of the outstanding shares of our stock, unless exempted by our board of directors. For a more complete description of the shares, including this and other restrictions on the ownership and transfer of our shares, please see the section entitled “Description of Securities” in this prospectus. Our charter also limits your ability to transfer your shares to prospective stockholders unless (a) they meet the minimum suitability standards regarding income or net worth, which are described in the “Investor Suitability Standards” section immediately following the cover page of this prospectus, and (b) the transfer complies with minimum purchase requirements, which are described in the sections entitled “Investor Suitability Standards” and “How to Subscribe.”

ERISA Considerations

Prospective investors with investment discretion over the assets of an individual retirement account, employee benefit plan or other retirement plan or arrangement that is covered by ERISA or Section 4975 of the Internal Revenue Code should carefully review the information in the section of this prospectus entitled “Investment by Tax-Exempt Entities and ERISA Considerations.” Any such prospective investors are required to consult their own legal and tax advisors on these matters.

Investment Company Act of 1940 Considerations

We intend to conduct our operations so that the company and each of its subsidiaries are exempt from registration as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”). Under Section 3(a)(1)(A) of the Investment Company Act, a company is an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. Government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire real estate and real-estate related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property. We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will be held in wholly and majority-owned subsidiaries of the company, each formed to hold a particular asset.

We intend to conduct our operations so that the company and most, if not all, of its wholly owned and majority-owned subsidiaries will comply with the 40% test. We will continuously monitor our holdings on an ongoing basis to determine the compliance of the company and each wholly owned and majority-owned subsidiary with this test. We expect that most, if not all, of the company’s wholly owned and majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute most, if not all, of our assets) generally will not constitute “investment securities.” Accordingly, we believe that the company and most, if not all, of its wholly owned and majority-owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

In addition, we believe that neither the company nor any of its wholly or majority-owned subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because they will not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, the company and its subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, the company and its subsidiaries expect to be able to conduct their respective operations such that none of them will be required to register as an investment company under the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested that the SEC staff approve our treatment of any entity as a majority-owned subsidiary and the SEC staff has not done so. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to comply with the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

We intend to conduct our operations so that neither we nor any of our wholly or majority-owned subsidiaries fall within the definition of “investment company” under the Investment Company Act. If the company or any of its wholly or majority-owned subsidiaries inadvertently falls within one of the definitions of “investment company,” we intend to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, this exclusion generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least 80% of the entity’s assets must be comprised of qualifying assets and a broader category of assets that we refer to as “real estate related assets” under the Investment Company Act. Additionally, no more than 20% of the entity’s assets may be comprised of miscellaneous assets.

Qualification for exemption from the definition of “investment company” under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit the ability of the company and its subsidiaries to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for our company or each of our subsidiaries.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Transfer Agent

The name and address of our transfer agent is as follows:

DST Systems, Inc.
430 W 7th St
Kansas City, MO 64105-1407
Phone (866) 771-2088
Fax (877) 694-1113

To ensure that any account changes are made promptly and accurately, all changes (including your address, ownership type and distribution mailing address) should be directed to the transfer agent.

Additional Information

If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or contact:

Realty Capital Securities, LLC
Three Copley Place
Suite 3300
Boston, MA 02116
1-877-373-2522
www.rcsecurities.com

RISK FACTORS

An investment in our common stock involves various risks and uncertainties. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock. The risks discussed in this prospectus can adversely affect our business, operating results, prospects and financial condition. These risks could cause the value of our common stock to decline and could cause you to lose all or part of your investment. The risks and uncertainties described below represent those risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition as of the date of this prospectus.

Risks Related to an Investment in American Realty Capital New York Recovery REIT, Inc.

We have a very limited operating history and have no established financing sources, and the prior performance of other real estate investment programs sponsored by affiliates of our advisor may not be an indication of our future results.

We have a very limited operating history and you should not rely upon the past performance of other real estate investment programs sponsored by affiliates of our advisor to predict our future results. We were incorporated in October 6, 2009. As of the date of this prospectus, we have acquired only one property and do not otherwise have any operations or independent financing. The recent real estate experience of Messrs. Schorsch, Kahane and Happel principally has focused on triple-net leasing rather than the ownership and operation of real estate properties. Accordingly, the prior performance of real estate investment programs sponsored by affiliates of Messrs. Schorsch and Kahane and our advisor may not be indicative of our future results.

Moreover, neither our advisor nor we have any established financing sources. Presently, both we and our advisor have been funded by capital contributions or advances from American Realty Capital III, LLC, a company which is directly or indirectly controlled by Mr. Schorsch and Mr. Kahane, and by loans from unaffiliated entities. If our capital resources, or those of our advisor, are insufficient to support our operations, we will not be successful.

You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of development. To be successful in this market, we must, among other things:

•	identify and acquire investments that further our investment strategies;
•	increase awareness of the American Realty Capital New York Recovery REIT, Inc. name within the investment products market;
•	expand and maintain our network of licensed securities brokers and other agents;
•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;
•	respond to competition for our targeted real estate properties and other investments as well as for potential investors; and
•	continue to build and expand our operations structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose all or a portion of your investment.

Because this is a blind pool offering, you will not have the opportunity to evaluate our investments before we make them, which makes an investment in us more speculative.

We have acquired only one property and have not identified any other properties to acquire. Additionally, we will not provide you with information to evaluate our investments prior to our acquisition of properties. We will seek to invest substantially all the offering proceeds available for investment, after the payment of fees and expenses, in the acquisition of properties located in the New York MSA, and, in particular, New York City, or otherwise only in the United States. We also may, in the discretion of our advisor, invest in other types of real estate or in entities that invest in real estate. In addition, our advisor may make or invest in mortgage, bridge or mezzanine loans or participations therein on our behalf if our board of directors determines, due to the state of the real estate market or in order to diversify our investment portfolio or otherwise, that such investments are advantageous to us. For a more detailed discussion of our investment policies, see the section entitled “Investment Strategy, Objectives and Policies — Acquisition and Investment Policies” in this prospectus.

You may be more likely to sustain a loss on your investment because our sponsor does not have as strong an economic incentive to avoid losses as does a sponsor who has made significant equity investments in its company.

Our sponsor has only invested $200,000 in us through the purchase of 20,000 shares of our common stock at $10.00 per share. Therefore, if we are successful in raising enough proceeds to be able to reimburse our sponsor for our significant organization and offering expenses, our sponsor will have little exposure to loss in the value of our shares. Without this exposure, our investors may be at a greater risk of loss because our sponsor may have less to lose from a decrease in the value of our shares as does a sponsor that makes more significant equity investments in its company.

There is no public trading market for our shares and there may never be one; therefore, it will be difficult for you to sell your shares.

There currently is no public market for our shares and there may never be one. If you are able to find a buyer for your shares, you may not sell your shares unless the buyer meets applicable suitability and minimum purchase standards and the sale does not violate state securities laws. Our charter also prohibits the ownership of more than 9.8% in value of the aggregate of the outstanding shares of our stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of the outstanding shares of our stock by a single investor, unless exempted by our board of directors, which may inhibit large investors from desiring to purchase your shares. Moreover, our share repurchase program includes numerous restrictions that would limit your ability to sell your shares to us. Our board of directors may reject any request for redemption of shares, or amend, suspend or terminate our share repurchase program upon 30 days’ notice. Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you likely will have to sell them at a substantial discount to the price you paid for the shares. It also is likely that your shares would not be accepted as the primary collateral for a loan. You should purchase the shares only as a long-term investment because of the illiquid nature of the shares. See the sections entitled “Investor Suitability Standards,” “Description of Securities — Restrictions on Ownership and Transfer” and “Share Repurchase Program” elsewhere in this prospectus for a more complete discussion on the restrictions on your ability to transfer your shares.

If we, through New York Recovery Advisors, LLC, are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of New York Recovery Advisors, LLC, our advisor, in acquiring of our investments, selecting tenants for our properties and securing independent financing arrangements. We currently own only one property, but we have not identified any other properties to acquire and do not have any other investments. Except for those investments described herein and those investors who purchase shares in this offering after such time as this prospectus is supplemented to describe one or more additional investments which have been identified, you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. You must rely entirely on the management ability of New York Recovery Advisors, LLC and the oversight of our board of directors. We cannot be sure that New York Recovery Advisors, LLC will be successful in obtaining suitable investments on financially attractive terms or that, if it makes investments on our behalf, our objectives will be achieved. If we, through New York Recovery Advisors, LLC, are unable to find suitable investments, we will hold the proceeds of this offering in an interest-bearing account, invest the proceeds in short-term, investment-grade investments or, if we cannot find at least one suitable investment within one year after we reach our minimum offering, or if our board of directors determines it is in the best interests of our stockholders, liquidate. In such an event, our ability to pay distributions to our stockholders would be adversely affected.

We may suffer from delays in locating suitable investments, which could adversely affect our ability to make distributions and the value of your investment.

We could suffer from delays in locating suitable investments, particularly as a result of our reliance on our advisor at times when management of our advisor is simultaneously seeking to locate suitable investments for other affiliated programs. Delays we encounter in the selection, acquisition and, if we develop properties, development of income-producing properties, likely would adversely affect our ability to make distributions and the value of your overall returns. In such event, we may pay all or a substantial portion of our distributions from the proceeds of this offering or from borrowings in anticipation of future cash flow, which may constitute a return of your capital. We have not established any limit on the amount of proceeds from this offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would; (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any; or (3) jeopardize our ability to qualify as a REIT. Distributions from the proceeds of this offering or from borrowings also could reduce the amount of capital we ultimately invest in properties. This, in turn, would reduce the value of your investment. In particular, where we acquire properties prior to the start of construction or during the early stages of construction, it typically will take several months to complete construction and rent available space. Therefore, you could suffer delays in the receipt of cash distributions attributable to those particular properties. If New York Recovery Advisors, LLC is unable to obtain suitable investments, we will hold the proceeds of this offering in an interest-bearing account or invest the proceeds in short-term, investment-grade investments. If we cannot invest proceeds from this offering within a reasonable amount of time, or if our board of directors determines it is in the best interests of our stockholders, we will return the uninvested proceeds to investors.

Our properties may be adversely affected by the current economic downturn, as well as economic cycles and risks inherent to the New York MSA, especially New York City.

We expect to use substantially all the net proceeds of this offering to acquire quality income-producing commercial real estate located predominantly in New York City and elsewhere in the New York MSA. Any adverse situation that disproportionately affects the New York MSA, including a continuation or worsening of the current economic downturn, would have a magnified adverse effect on our portfolio. Real estate markets are subject to economic downturns, as they have been in the past, and we cannot predict how economic conditions will impact this markets in both the short and long term. Declines in the economy or a decline in the real estate market in the New York MSA could hurt our financial performance and the value of our properties. The factors affecting economic conditions in the New York MSA include:

•	financial performance and productivity of the publishing, advertising, financial, technology, retail, insurance and real estate industries;
•	business layoffs or downsizing;
•	industry slowdowns;
•	relocations of businesses;
•	changing demographics;
•	increased telecommuting and use of alternative work places;
•	infrastructure quality;
•	any oversupply of, or reduced demand for, real estate;
•	concessions or reduced rental rates under new leases for properties where tenants defaulted; and
•	increased insurance premiums.

In addition, since rental income from office properties fluctuates with general market and economic conditions, our office properties located in the New York MSA may be adversely affected during periods of diminished economic growth and a decline in white-collar employment. We may experience a decrease in occupancy and rental rates accompanied by increases in the cost of re-leasing space (including for tenant improvements) and in uncollectible receivables. Early lease terminations may significantly contribute to a decline in occupancy of our office properties and may adversely affect our profitability. While lease termination fees increase current period income, future rental income may be diminished because, during periods in which market rents decline, it is unlikely that we will collect from replacement tenants the full contracted amount which had been payable under the terminated leases.

As of the date of this prospectus, the capital and credit markets have been experiencing extreme volatility and disruption for over two years. A protracted economic downturn could have a negative impact on our portfolio. If real property or other real estate related asset values continue to decline after we acquire them, we may have a difficult time making new acquisitions or generating returns on your investment. If the current debt market environment persists, we may modify our investment strategy in order to optimize our portfolio performance. Our options would include limiting or eliminating the use of debt and focusing on those investments that do not require the use of leverage to meet our portfolio goals.

It is impossible for us to assess with certainty the future effects of the current adverse trends in the economic and investment climates of the geographic area in which we concentrate, and more generally of the United States, or the real estate markets in this area. If the current economic downturn persists or if there is any further local, national or global worsening of the current economic downturn, our businesses and future profitability will be adversely affected.

Because our properties will be located primarily in New York City, our portfolio may be concentrated in properties of substantial size.

We anticipate having significant investments in the New York MSA, primarily in New York City, where individual property values may be substantially higher than in other geographic areas in the United States or abroad. We may acquire one or more individual properties with high acquisition costs. As a result, our portfolio may be concentrated in few properties of substantial size. Any adverse situation that disproportionately affects the New York MSA would have a magnified adverse effect on our portfolio.

Terrorist attacks, such as those of September 11, 2001 in New York City, may adversely affect the value of our properties and our ability to generate cash flow.

We anticipate having significant investments in the New York MSA, primarily in New York City. In the aftermath of a terrorist attack, tenants in these areas may choose to relocate their businesses to less populated, lower-profile areas of the United States that may be perceived to be less likely targets of future terrorist activity and fewer customers may choose to patronize businesses in these areas. This in turn would trigger a decrease in the demand for space in these areas, which could increase vacancies in our properties and force us to lease space on less favorable terms. As a result, the value of our properties and the level of our revenues and cash flows could decline materially.

If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make and the value of your investment in us will fluctuate with the performance of the specific properties we acquire.

This offering is being made on a best efforts basis, whereby the dealer manager is only required to use its best efforts to sell our shares and has no firm commitment or obligation to purchase any of the shares. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a broadly diversified property portfolio. We may be unable to raise even the minimum offering amount. If we are unable to raise substantially more than the minimum offering amount, we will make fewer investments resulting in less diversification in terms of the number of investments owned, the geographic regions in which our investments are located and the types of investments that we make. In such event, the likelihood of our profitability being affected by the performance of any one of our investments will increase. For example, if we only sell 200,000 shares, we may be able to make only one investment. If we only are able to make one investment, we would not achieve any asset diversification. Additionally, we are not limited in the number or size of our investments or the percentage of net proceeds we may dedicate to a single investment. Your investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. In addition, our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, and our financial condition and ability to pay distributions could be adversely affected.

If our advisor loses or is unable to obtain key personnel, our ability to implement our investment strategies could be delayed or hindered, which could adversely affect our ability to make distributions and the value of your investment.

Our success depends to a significant degree upon the contributions of certain of our executive officers and other key personnel of our advisor, including Nicholas S. Schorsch and William M. Kahane, each of whom would be difficult to replace. Our advisor does not have an employment agreement with any of these key personnel and we cannot guarantee that all, or any particular one, will remain affiliated with us and/or advisor. If any of our key personnel were to cease their affiliation with our advisor, our operating results could suffer. Further, we do not intend to separately maintain key person life insurance on Messrs. Schorsch or Kahane or any other person. We believe that our future success depends, in large part, upon our advisor’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that our advisor will be successful in attracting and retaining such skilled personnel. If our advisor loses or is unable to obtain the services of key personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

We may be unable to pay or maintain distributions from cash available from operations or increase distributions over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders. The amount of cash available from our operations for distributions is affected by many factors, such as our ability to buy properties as offering proceeds become available, rental income from such properties and our operating expense levels, as well as many other variables. Actual cash available for distributions may vary substantially from estimates. With no prior operating history, we cannot assure you that we will be able to pay or maintain our current level of distributions or that distributions will increase over time. We cannot give any assurance that rents from the properties will increase, that the securities we buy will increase in value or provide constant or increased distributions over time, or that future acquisitions of real properties, mortgage, bridge or mezzanine loans or any investments in securities will increase our cash available for distributions to stockholders. Our actual results may differ significantly from the assumptions used by our board of directors in establishing the distribution rate to stockholders. We may not have sufficient cash from operations to make a distribution required to qualify for or maintain our REIT status. We may pay distributions from unlimited amounts of any source. For example, we may borrow money or use proceeds from this offering to make distributions. Any such distributions will constitute a return of capital and may reduce the amount of capital we ultimately invest in properties and negatively impact the value of your investment. In addition, we may issue additional securities or sell assets to fund distribution payments. For a description of the factors that can affect the availability and timing of cash distributions to stockholders, see the section of this prospectus captioned “Description of Securities — Distribution Policy and Distributions.”

Our rights and the rights of our stockholders to recover claims against our officers, directors and our advisor are limited, which could reduce your and our recovery against them if they cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, subject to certain limitations set forth therein or under Maryland law, our charter provides that no director or officer will be liable to us or our stockholders for monetary damages and requires us to indemnify our directors, officers and advisor and our advisor’s affiliates and permits us to indemnify our employees and agents. However, as required by the NASAA REIT Guidelines, our charter provides that we may not indemnify a director, our advisor or an affiliate of our advisor for any loss or liability suffered by any of them or hold harmless such indemnitee for any loss or liability suffered by us unless; (1) the indemnitee determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests, (2) the indemnitee was acting on behalf of or performing services for us, (3) the liability or loss was not the result of (A) negligence or misconduct, in the case of a director (other than an independent director), the advisor or an affiliate of the advisor, or (B) gross negligence or willful misconduct, in the case of an independent director, and (4) the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders. Although our charter does not allow us to indemnify or hold harmless an indemnitee to a greater extent than permitted under Maryland law and the NASAA REIT Guidelines, we and our stockholders may have more limited rights against our directors, officers, employees and agents, and our advisor and its affiliates, than might otherwise exist under common law, which could reduce your and our recovery against them. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents or our advisor and its affiliates in some cases which would decrease the cash otherwise available for distribution to you. See the section captioned “Management — Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents” elsewhere herein.

Risks Related to Conflicts of Interest

We will be subject to conflicts of interest arising out of our relationships with our advisor and its affiliates, including the material conflicts discussed below. The “Conflicts of Interest” section of this prospectus provides a more detailed discussion of the conflicts of interest between us and our advisor and its affiliates, and our policies to reduce or eliminate certain potential conflicts.

New York Recovery Advisors, LLC will face conflicts of interest relating to the purchase and leasing of properties, and such conflicts may not be resolved in our favor, which could adversely affect our investment opportunities.

Affiliates of our advisor have sponsored and may sponsor one or more other real estate investment programs in the future, including American Realty Capital Trust, Inc. (ARCT), which commenced its initial public offering of 150,000,000 shares of common stock on January 25, 2008 and has acquired 180 properties, primarily comprised of freestanding, single-tenant retail and commercial properties that are net leased to investment grade and other creditworthy tenants. As of December 31, 2009, ARCT had total real estate investments, at cost, of approximately $558.3 million. We may buy properties at the same time as one or more of the other American Realty Capital-sponsored programs managed by officers and key personnel of New York Recovery Advisors, LLC. There is a risk that New York Recovery Advisors, LLC will choose a property that provides lower returns to us than a property purchased by another American Realty Capital-sponsored program. We cannot be sure that officers and key personnel acting on behalf of New York Recovery Advisors, LLC and on behalf of managers of other American Realty Capital-sponsored programs will act in our best interests when deciding whether to allocate any particular property to us. In addition, we may acquire properties in geographic areas where other American Realty Capital-sponsored programs own properties. Also, we may acquire properties from, or sell properties to, other American Realty Capital-sponsored programs. If one of the other American Realty Capital-sponsored programs attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant. You will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making your investment. Similar conflicts of interest may apply if our advisor determines to make or purchase mortgage, bridge or mezzanine loans or participations therein on our behalf, since other American Realty Capital-sponsored programs may be competing with us for these investments.

New York Recovery Advisors, LLC faces conflicts of interest relating to joint ventures, which could result in a disproportionate benefit to the other venture partners at our expense.

We may enter into joint ventures with other American Realty Capital-sponsored programs for the acquisition, development or improvement of properties. New York Recovery Advisors, LLC may have conflicts of interest in determining which American Realty Capital-sponsored program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, New York Recovery Advisors, LLC may face a conflict in structuring the terms of the relationship between our interests and the interest of the affiliated co-venturer and in managing the joint venture. Since New York Recovery Advisors, LLC and its affiliates will control both the affiliated co-venturer and, to a certain extent, us, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers, which may result in the co-venturer receiving benefits greater than the benefits that we receive. In addition, we may assume liabilities related to the joint venture that exceeds the percentage of our investment in the joint venture.

New York Recovery Advisors, LLC and its officers and employees and certain of our key personnel face competing demands relating to their time, and this may cause our operating results to suffer.

New York Recovery Advisors, LLC and its officers and employees and certain of our key personnel and their respective affiliates are key personnel, general partners and sponsors of other real estate programs having investment objectives and legal and financial obligations similar to ours and may have other business interests as well. Because these persons have competing demands on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities. If this occurs, the returns on our investments may suffer.

Our officers and directors face conflicts of interest related to the positions they hold with affiliated entities, which could hinder our ability to successfully implement our business strategy and to generate returns to you.

Certain of our executive officers, including Nicholas S. Schorsch, who also serves as the chairman of our board of directors, and William M. Kahane, president and chief operating officer, also are officers of our advisor, our property manager, our dealer manager and other affiliated entities, including ARCT, the ARCT property manager and the ARCT advisor. As a result, these individuals owe fiduciary duties to these other entities and their stockholders and limited partners, which fiduciary duties may conflict with the duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. Conflicts with our business and interests are most likely to arise from involvement in activities related to (a) allocation of new investments and management time and services between us and the other entities, (b) our purchase of properties from, or sale of properties, to affiliated entities, (c) the timing and terms of the investment in or sale of an asset, (d) development of our properties by affiliates, (e) investments with affiliates of our advisor, (f) compensation to our advisor, and (g) our relationship with our dealer manager and property manager. If we do not successfully implement our business strategy, we may be unable to generate cash needed to make distributions to you and to maintain or increase the value of our assets. If these individuals act in a manner that is detrimental to our business or favor one entity over another, they may be subject to liability for breach of fiduciary duty.

New York Recovery Advisors, LLC faces conflicts of interest relating to the incentive fee structure under our advisory agreement, which could result in actions that are not necessarily in the long-term best interests of our stockholders.

Under our advisory agreement, New York Recovery Advisors, LLC or its affiliates will be entitled to fees that are structured in a manner intended to provide incentives to our advisor to perform in our best interests and in the best interests of our stockholders. However, because our advisor does not maintain a significant equity interest in us and is entitled to receive substantial minimum compensation regardless of performance, our advisor’s interests are not wholly aligned with those of our stockholders. In that regard, our advisor could be motivated to recommend riskier or more speculative investments in order for us to generate the specified levels of performance or sales proceeds that would entitle our advisor to fees. In addition, our advisor’s or its affiliates’ entitlement to fees upon the sale of our assets and to participate in sale proceeds could result in our advisor recommending sales of our investments at the earliest possible time at which sales of investments would produce the level of return that would entitle the advisor to compensation relating to such sales, even if continued ownership of those investments might be in our best long-term interest. Our advisory agreement will require us to pay a performance-based termination fee to our advisor or its affiliates if we terminate the advisory agreement prior to the listing of our shares for trading on an exchange or, absent such listing, in respect of its participation in net sales proceeds. To avoid paying this fee, our independent directors may decide against terminating the advisory agreement prior to our listing of our shares or disposition of our investments even if, but for the termination fee, termination of the advisory agreement would be in our best interest. In addition, the requirement to pay the fee to the advisor or its affiliates at termination could cause us to make different investment or disposition decisions than we would otherwise make, in order to satisfy our obligation to pay the fee to the terminated advisor. Moreover, our advisor will have the right to terminate the advisory agreement upon a change of control of our company and thereby trigger the payment of the performance fee, which could have the effect of delaying, deferring or preventing the change of control. For a more detailed discussion of the fees payable to our advisor and its affiliates in respect of this offering, see the section entitled “Management Compensation” in this prospectus.

There is no separate counsel for us and our affiliates, which could result in conflicts of interest.

Proskauer Rose LLP acts as legal counsel to us and also represents our advisor and some of its affiliates. There is a possibility in the future that the interests of the various parties may become adverse and, under the Code of Professional Responsibility of the legal profession, Proskauer Rose LLP may be precluded from representing any one or all such parties. If any situation arises in which our interests appear to be in conflict with those of our advisor or its affiliates, additional counsel may be retained by one or more of the parties to assure that their interests are adequately protected. Moreover, should a conflict of interest not be readily apparent, Proskauer Rose LLP may inadvertently act in derogation of the interest of the parties which could affect our ability to meet our investment objectives.

Risks Related to This Offering and Our Corporate Structure

The limit on the number of shares a person may own may discourage a takeover that could otherwise result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8% in value of the aggregate of the outstanding shares of our stock or more than 9.8% (in value or number, whichever is more restrictive) of any class or series of the outstanding shares of our stock. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all our assets) that might provide a premium price for holders of our common stock. See the section entitled “Description of Securities — Restriction on Ownership and Transfer” in this prospectus.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of common stockholders or discourage a third party from acquiring us in a manner that might result in a premium price to our stockholders.

Our charter permits our board of directors to issue up to 350,000,000 shares of stock. In addition, our board of directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series of stock that we have authority to issue. Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with terms and conditions that could have a priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all our assets) that might provide a premium price for holders of our common stock. See the section entitled “Description of Securities — Preferred Stock” in this prospectus.

Maryland law prohibits certain business combinations, which may make it more difficult for us to be acquired and may limit your ability to exit the investment.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or
•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The business combination statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combination involving New York Recovery Advisors, LLC or any affiliate of New York Recovery Advisors, LLC. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and New York Recovery Advisors, LLC or any affiliate of New York Recovery Advisors, LLC. As a result, New York Recovery Advisors, LLC and any affiliate of New York Recovery Advisors, LLC may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. For a more detailed discussion of the Maryland laws governing us and the ownership of our shares of common stock, see the section of this prospectus captioned “Description of Securities — Business Combinations.”

Maryland law limits the ability of a third-party to buy a large stake in us and exercise voting power in electing directors.

The Maryland Control Share Acquisition Act provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by stockholders by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquirer, by officers or by employees who are directors of the corporation, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer can exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within specified ranges of voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or by-laws of the corporation. Our by-laws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions of our stock by any person. There can be no assurance that this provision will not be amended or eliminated at any time in the future. For a more detailed discussion on the Maryland laws governing control share acquisitions, see the section of this prospectus captioned “Description of Securities — Control Share Acquisitions.”

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

The company is not registered, and does not intend to register itself or any of its subsidiaries, as an investment company under the Investment Company Act. If we become obligated to register the company or any of its subsidiaries as an investment company, the registered entity would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•	limitations on capital structure;
•	restrictions on specified investments;
•	prohibitions on transactions with affiliates; and
•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

The company intends to conduct its operations, directly and through wholly or majority-owned subsidiaries, so that the company and each of its subsidiaries are exempt from registration as an investment company under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is deemed to be an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis, which we refer to as the “40% test.”

Since we will be primarily engaged in the business of acquiring real estate, we believe that the company and most, if not all, of its wholly and majority-owned subsidiaries will not be considered investment companies under either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. If the company or any of its wholly or majority-owned subsidiaries would ever inadvertently fall within one of the definitions of “investment company,” we intend to rely on the exception provided by Section 3(c)(5)(C) of the Investment Company Act.

Under Section 3(c)(5)(C), the SEC staff generally requires the company to maintain at least 55% of its assets directly in qualifying assets and at least 80% of the entity’s assets in qualifying assets and in a broader category of real estate related assets to qualify for this exception. Mortgage-related securities may or may not constitute such qualifying assets, depending on the characteristics of the mortgage-related securities, including the rights that we have with respect to the underlying loans. The company’s ownership of mortgage-related securities, therefore, is limited by provisions of the Investment Company Act and SEC staff interpretations. See the section entitled “Business and Policies — Investment Company Act of 1940” in this prospectus.

The method we use to classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of qualifying for an exclusion from regulation under the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act.

A change in the value of any of our assets could cause us or one or more of our wholly or majority-owned subsidiaries to fall within the definition of “investment company” and negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To avoid being required to register the company or any of its subsidiaries as an investment company under the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy.

If we were required to register the company as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

You are bound by the majority vote on matters on which you are entitled to vote, and therefore, your vote on a particular matter may be superseded by the vote of others.

You may vote on certain matters at any annual or special meeting of stockholders, including the election of directors. However, you will be bound by the majority vote on matters requiring approval of a majority of the stockholders even if you do not vote with the majority on any such matter.

If you do not agree with the decisions of our board of directors, you only have limited control over changes in our policies and operations and may not be able to change such policies and operations.

Our board of directors determines our major policies, including our policies regarding investments, financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders except to the extent that such policies are set forth in our charter. Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on the following:

•	the election or removal of directors;
•	any amendment of our charter (including a change in our investment objectives), except that our board of directors may amend our charter without stockholder approval to (a) increase or decrease the aggregate number of our shares or the number of shares of any class or series that we have the authority to issue, (b) effect certain reverse stock splits, and (c) change our name or the name or other designation or the par value of any class or series of our stock and the aggregate par value of our stock;
•	our liquidation or dissolution;
•	certain reorganizations of our company, as provided in our charter; and
•	certain mergers, consolidations or sales or other dispositions of all or substantially all our assets, as provided in our charter.

All other matters are subject to the discretion of our board of directors.

Our board of directors may change our investment policies without stockholder approval, which could alter the nature of your investments.

Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we are following are in the best interest of the stockholders. These policies may change over time. The methods of implementing our investment policies also may vary, as new real estate development trends emerge and new investment techniques are developed. Our investment policies, the methods for their implementation, and our other objectives, policies and procedures may be altered by our board of directors without the approval of our stockholders. As a result, the nature of your investment could change without your consent.

We will not calculate the net asset value per share for our shares until 18 months after completion of our last offering, therefore, you will not be able to determine the net asset value of your shares on an on-going basis during this offering and for a substantial period of time thereafter.

We do not intend to calculate the net asset value per share for our shares until 18 months after the completion of our last offering. Beginning 18 months after the completion of the last offering of our shares (excluding offerings under our distribution reinvestment plan), our board of directors will determine the value of our properties and our other assets based on such information as our board determines appropriate, which may or may not include independent valuations of our properties or of our enterprise as a whole. We will disclose this net asset value to stockholders in our filings with the SEC. Therefore, you will not be able to determine the net asset value of your shares on an on-going basis during this offering. See the section entitled “Investment by Tax-Exempt Entities and ERISA Considerations — Annual or More Frequent Valuation Requirement” in this prospectus.

You are limited in your ability to sell your shares pursuant to our share repurchase program and may have to hold your shares for an indefinite period of time.

Our board of directors may amend the terms of our share repurchase program without stockholder approval. Our board of directors also is free to suspend or terminate the program upon 30 days’ notice or to reject any request for repurchase. In addition, the share repurchase program includes numerous restrictions that would limit your ability to sell your shares. Generally, you must have held your shares for at least one year in order to participate in our share repurchase program. Subject to funds being available, the purchase price for shares repurchased under our share repurchase program will be as set forth below until we establish an estimated value of our shares. We do not currently anticipate obtaining appraisals for our investments (other than investments in transactions with our sponsor, advisor, directors or their respective affiliates) and, accordingly, the estimated value of our investments should not be viewed as an accurate reflection of the fair market value of our investments nor will they represent the amount of net proceeds that would result from an immediate sale of our assets. We expect to begin establishing an estimated value of our shares based on the value of our real estate and real estate-related investments beginning 18 months after the close of this offering. We will retain persons independent of us and our advisor to prepare the estimated value of our shares. Only those stockholders who purchased their shares from us or received their shares from us (directly or indirectly) through one or more non-cash transactions may be able to participate in the share redemption program. In other words, once our shares are transferred for value by a stockholder, the transferee and all subsequent holders of the shares are not eligible to participate in the share redemption program. We will repurchase shares on the last business day of each quarter (and in all events on a date other than a dividend payment date). Prior to establishing the estimated value of our shares, the price per share that we will pay to repurchase shares of our common stock will be as follows: (a) the lower of $9.25 or 92.5% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least one year, (b) the lower of $9.50 or 95.0% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least two years, (c) the lower of $9.75 or 97.5% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least three years, and (d) the lower of $10.00 or 100% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least four years (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). These limits might prevent us from accommodating all repurchase requests made in any year. See the section entitled “Share Repurchase Program” in this prospectus for more information about the share repurchase program. These restrictions severely limit your ability to sell your shares should you require liquidity, and limit your ability to recover the value you invested or the fair market value of your shares.

We established the offering price on an arbitrary basis; as a result, the actual value of your investment may be substantially less than what you pay.

Our board of directors has arbitrarily determined the selling price of the shares, and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding shares. Because the offering price is not based upon any independent valuation, the offering price is not indicative of the proceeds that you would receive upon liquidation.

Because the dealer manager is one of our affiliates, you will not have the benefit of an independent review of the prospectus or us customarily performed in underwritten offerings.

The dealer manager, Realty Capital Securities, LLC, is one of our affiliates and will not make an independent review of us or the offering. Accordingly, you will have to rely on your own broker-dealer to make an independent review of the terms of this offering. If your broker-dealer does not conduct such a review, you will not have the benefit of an independent review of the terms of this offering. Further, the due diligence investigation of us by the dealer manager cannot be considered to be an independent review and, therefore, may not be as meaningful as a review conducted by an unaffiliated broker-dealer or investment banker. In addition, we do not, and do not expect to, have research analysts reviewing our performance or our securities on an ongoing basis. Therefore, you will not have an independent review of our performance and the value of our common stock relative to publicly traded companies.

Your interest in us will be diluted if we issue additional shares.

Existing stockholders and potential investors in this offering do not have preemptive rights to any shares issued by us in the future. Our charter currently has authorized 350,000,000 shares of stock, of which 300,000,000 shares are designated as common stock and 50,000,000 are designated as preferred stock. Subject to any limitations set forth under Maryland law, our board of directors may increase or decrease the aggregate number of authorized shares of stock, increase or decrease the number of shares of any class or series of stock designated, or reclassify any unissued shares without the necessity of obtaining stockholder approval. All such shares may be issued in the discretion of our board of directors. Existing stockholders and investors purchasing shares in this offering likely will suffer dilution of their equity investment in us, if we: (a) sell shares in this offering or sell additional shares in the future, including those issued pursuant to our distribution reinvestment plan; (b) sell securities that are convertible into shares of our common stock; (c) issue shares of our common stock in a private offering of securities to institutional investors; (d) issue restricted share awards to our directors; (e) issue shares to our advisor or its successors or assigns, in payment of an outstanding fee obligation as set forth under our advisory agreement; or (f) issue shares of our common stock to sellers of properties acquired by us in connection with an exchange of limited partnership interests of New York Recovery Operating Partnership, L.P., existing stockholders and investors purchasing shares in this offering will likely experience dilution of their equity investment in us. In addition, the partnership agreement for New York Recovery Operating Partnership, L.P. contains provisions that would allow, under certain circumstances, other entities, including other American Realty Capital-sponsored programs, to merge into or cause the exchange or conversion of their interest for interests of New York Recovery Operating Partnership, L.P. Because the limited partnership interests of New York Recovery Operating Partnership, L.P. may, in the discretion of our board of directors, be exchanged for shares of our common stock, any merger, exchange or conversion between New York Recovery Operating Partnership, L.P. and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons described in this “Risk Factors” section, you should not expect to be able to own a significant percentage of our shares.

Future offerings of equity securities which are senior to our common stock for purposes of dividend distributions or upon liquidation may adversely affect the per share trading price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of equity securities. Under our charter, we may issue, without stockholder approval, preferred stock or other classes of common stock with rights that could dilute the value of your shares of common stock. Any issuance of preferred stock must be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel. Upon liquidation, holders of our shares of preferred stock having a preference as to dividend distributions or upon liquidation will be entitled to receive our available assets prior to distribution to the holders of our common stock. Additionally, any convertible, exercisable or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability pay a liquidating distribution or dividends to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the per share trading price of our common stock and diluting their interest in us.

Your investment will be diluted upon conversion of the convertible stock.

On December 22, 2009, we commenced a private offering to accredited investors of up to $50,000,000 in shares of our 8% series A convertible preferred stock (or the preferred shares) subject to an option to increase the offering up to $100,000,000 in shares of our preferred stock. Pursuant to the terms of the private offering, the private offering terminated on September 2, 2010, the effective date of the registration statement. We received aggregate gross offering proceeds, net of certain discounts, of approximately $16.9 million from the sale of shares in the private offering. The preferred shares will be convertible in whole or in part into shares of common stock after September 2, 2011, the first anniversary of the final closing of the private offering, at a conversion price of $9.00 per share (subject to discounts to a price not less than $8.50). This conversion price is at a discount from the public offering price of our common stock pursuant to this offering and will result dilution of our stockholders’ interest in us.

Payment of fees to New York Recovery Advisors, LLC and its affiliates reduces cash available for investment and distribution.

New York Recovery Advisors, LLC and its affiliates will perform services for us in connection with the offer and sale of the shares, the selection and acquisition of our investments, and the management and leasing of our properties, the servicing of our mortgage, bridge or mezzanine loans, if any, and the administration of our other investments. They are paid substantial fees for these services, which reduces the amount of cash available for investment in properties or distribution to stockholders. Such fees and reimbursements include, but are not limited to: (i) an asset management fee equal to 0.75% of the cost our assets (provided, however, that no fee will accrue or be payable on assets acquired using the proceeds from the private offering until we have sufficient cash flow to pay dividends on the preferred shares); (ii) reimbursement of up to 1.5% of gross offering proceeds for organization and offering expenses; (iii) acquisition fees equal to 1.0% of the contract purchase price of each property or asset that we acquire (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment), along with reimbursement of acquisition expenses; (iv) reimbursement for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf; (v) a financing coordination fee equal to 0.75% of the amount available and/or outstanding under any debt financing that we obtain and use for the acquisition of properties and other investments or that is assumed, directly or indirectly, in connection with the acquisition of properties; (vi) a real estate commission paid on the sale of property, up to the lesser of 2% and one-half of the total brokerage commission paid if a third party broker is also involved; (vii) a subordinated participation in net sale proceeds equal to 15% of remaining Net Sale Proceeds (as defined in the advisory agreement) after return of capital contributions plus payment to investors of an annual 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors; (viii) a subordinated incentive listing fee equal to 15% of the amount by which the sum of our adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 6% cumulative, pre-tax, non-compounded return to investors; and (ix) a subordinated termination fee, in each case subject to the conditions set forth in the advisory agreement. For a more detailed discussion of the fees payable to such entities in respect of this offering, see the section entitled “Management Compensation” in this prospectus.

Because of our holding company structure, we depend on our operating subsidiary and its subsidiaries for cash flow and we will be structurally subordinated in right of payment to the obligations of such operating subsidiary and its subsidiaries.

We are a holding company with no business operations of our own. Our only significant asset is and will be the general partnership interests of our operating partnership. We conduct, and intend to conduct, all of our business operations through our operating partnership. Accordingly, our only source of cash to pay our obligations is distributions from our operating partnership and its subsidiaries of their net earnings and cash flows. We cannot assure you that our operating partnership or its subsidiaries will be able to, or be permitted to, make distributions to us that will enable us to make distributions to our stockholders from cash flows from operations. Each of our operating partnership’s subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from such entities. In addition, because we are a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our operating partnership and its subsidiaries will be able to satisfy your claims as stockholders only after all of our and our operating partnerships and its subsidiaries liabilities and obligations have been paid in full.

General Risks Related to Investments in Real Estate

Our operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, and we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

Our operating results are subject to risks generally incident to the ownership of real estate, including:

•	changes in general economic or local conditions;
•	changes in supply of or demand for similar or competing properties in an area;
•	changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive;
•	changes in tax, real estate, environmental and zoning laws; and
•	periods of high interest rates and tight money supply.

These and other reasons may prevent us from being profitable or from realizing growth or maintaining the value of our real estate properties.

If a tenant declares bankruptcy, we may be unable to collect balances due under relevant leases.

Any of our tenants, or any guarantor of a tenant’s lease obligations, could be subject to a bankruptcy proceeding pursuant to Title 11 of the bankruptcy laws of the United States. Such a bankruptcy filing would bar all efforts by us to collect pre-bankruptcy debts from these entities or their properties, unless we receive an enabling order from the bankruptcy court. Post-bankruptcy debts would be paid currently. If a lease is assumed, all pre-bankruptcy balances owing under it must be paid in full. If a lease is rejected by a tenant in bankruptcy, we would have a general unsecured claim for damages. If a lease is rejected, it is unlikely we would receive any payments from the tenant because our claim is capped at the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of the lease, but not greater than three years, plus rent already due but unpaid. This claim could be paid only if funds were available, and then only in the same percentage as that realized on other unsecured claims.

A tenant or lease guarantor bankruptcy could delay efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. Such an event could cause a decrease or cessation of rental payments that would mean a reduction in our cash flow and the amount available for distributions to you. In the event of a bankruptcy, we cannot assure you that the tenant or its trustee will assume our lease. If a given lease, or guaranty of a lease, is not assumed, our cash flow and the amounts available for distributions to you may be adversely affected.

If a sale-leaseback transaction is re-characterized in a tenant’s bankruptcy proceeding, our financial condition could be adversely affected.

We may enter into sale-leaseback transactions, whereby we would purchase a property and then lease the same property back to the person from whom we purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback may be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect our business. If the sale-leaseback were re-characterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the tenant. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. If the sale-leaseback were re-characterized as a joint venture, our lessee and we could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee relating to the property. Either of these outcomes could adversely affect our cash flow and the amount available for distributions to you.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.

If we enter into sale-leaseback transactions, we will use commercially reasonable efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease” for tax purposes, thereby allowing us to be treated as the owner of the property for U.S. federal income tax purposes. However, we cannot assure you that the IRS will not challenge such characterization. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or “income tests” and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.

Properties that have vacancies for a significant period of time could be difficult to sell, which could diminish the return on your investment.

A property may incur vacancies either by the continued default of tenants under their leases or the expiration of tenant leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash to be distributed to stockholders. In addition, because properties’ market values depend principally upon the value of the properties’ leases, the resale value of properties with prolonged vacancies could suffer, which could further reduce your return.

We may obtain only limited warranties when we purchase a property and would have only limited recourse if our due diligence did not identify any issues that lower the value of our property.

The seller of a property often sells such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all our invested capital in the property as well as the loss of rental income from that property.

We may be unable to secure funds for future tenant improvements or capital needs, which could adversely impact our ability to pay cash distributions to our stockholders.

When tenants do not renew their leases or otherwise vacate their space, it is usual that, in order to attract replacement tenants, we will be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. In addition, we will likely be responsible for any major structural repairs, such as repairs to the foundation, exterior walls and rooftops, even if our leases with tenants require tenants to pay routine property maintenance costs. We will use substantially all of this offering’s gross proceeds to buy real estate and pay various fees and expenses. We intend to reserve only 0.1% of the gross proceeds from this offering for future capital needs. Accordingly, if we need additional capital in the future to improve or maintain our properties or for any other reason, we will have to obtain financing from other sources, such as cash flow from operations, borrowings, property sales or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both.

Our inability to sell a property when we desire to do so could adversely impact our ability to pay cash distributions to you.

The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct such defects or to make such improvements. Moreover, in acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These provisions would restrict our ability to sell a property.

We may not be able to sell our properties at a price equal to, or greater than, the price for which we purchased such property, which may lead to a decrease in the value of our assets.

Many of our leases will not contain rental increases over time. Therefore, the value of the property to a potential purchaser may not increase over time, which may restrict our ability to sell a property, or if we are able to sell such property, may lead to a sale price less than the price that we paid to purchase the property.

We may acquire or finance properties with lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

Lock-out provisions could materially restrict us from selling or otherwise disposing of or refinancing properties. These provisions would affect our ability to turn our investments into cash and thus affect cash available for distributions to you. Lock out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties. Lock-out provisions could impair our ability to take other actions during the lock-out period that could be in the best interests of our stockholders and, therefore, may have an adverse impact on the value of the shares, relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

Rising expenses could reduce cash flow and funds available for future acquisitions.

Any properties that we buy in the future will be, subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds with respect to that property for operating expenses. The properties will be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses. If renewals of leases or future leases are not negotiated on a triple-net-lease basis or do not require the tenants to pay all or a portion of such expenses, we may have to pay those costs. If we are unable to lease properties on a triple-net-lease basis or on a basis requiring the tenants to pay all or some of such expenses, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs which could adversely affect funds available for future acquisitions or cash available for distributions.

If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits.

We will carry comprehensive general liability coverage and umbrella liability coverage on all our properties with limits of liability which we deem adequate to insure against liability claims and provide for the costs of defense. Similarly, we are insured against the risk of direct physical damage in amounts we estimate to be adequate to reimburse us on a replacement cost basis for costs incurred to repair or rebuild each property, including loss of rental income during the rehabilitation period. Material losses may occur in excess of insurance proceeds with respect to any property, as insurance may not be sufficient to fund the losses. However, there are types of losses, generally of a catastrophic nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are either uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase specific coverage against terrorism as a condition for providing mortgage loans. It is uncertain whether such insurance policies will be available, or available at reasonable cost, which could inhibit our ability to finance or refinance our potential properties. In these instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate, or any, coverage for such losses. The

Terrorism Risk Insurance Act of 2002 is designed for a sharing of terrorism losses between insurance companies and the federal government, and extends the federal terrorism insurance backstop through 2014. We cannot be certain how this act will impact us or what additional cost to us, if any, could result. If such an event damaged or destroyed one or more of our properties, we could lose both our invested capital and anticipated profits from such property.

Real estate related taxes may increase and if these increases are not passed on to tenants, our income will be reduced.

Some local real property tax assessors may seek to reassess some of our properties as a result of our acquisition of the property. Generally, from time to time our property taxes increase as property values or assessment rates change or for other reasons deemed relevant by the assessors. An increase in the assessed valuation of a property for real estate tax purposes will result in an increase in the related real estate taxes on that property. There is no assurance that renewal leases or future leases will be negotiated on the same basis, even if some tenant leases permit us to pass through such tax increases to the tenants for payment. Increases not passed through to tenants will adversely affect our income, cash available for distributions, and the amount of distributions to you.

CC&Rs may restrict our ability to operate a property.

Some of our properties may be contiguous to other parcels of real property, comprising part of the same commercial center. In connection with such properties, there are significant covenants, conditions and restrictions, known as “CC&Rs,” restricting the operation of such properties and any improvements on such properties, and related to granting easements on such properties. Moreover, the operation and management of the contiguous properties may impact such properties. Compliance with CC&Rs may adversely affect our operating costs and reduce the amount of funds that we have available to pay distributions.

Our operating results may be negatively affected by potential development and construction delays and resultant increased costs and risks.

We may use proceeds from this offering to acquire and develop properties upon which we will construct improvements. We will be subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities and/or community groups, and our builder’s ability to build in conformity with plans, specifications, budgeted costs, and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance also may be affected or delayed by conditions beyond the builder’s control. Delays in completion of construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other such factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer.

We may invest in unimproved real property. For purposes of this paragraph, “unimproved real property” does not include properties acquired for the purpose of producing rental or other operating income, properties under development or construction, and properties under contract for development or in planning for development within one year. Returns from development of unimproved properties are also subject to risks associated with re-zoning the land for development and environmental concerns of governmental entities and/or community groups. If we invest unimproved property other than property we intend to develop, your investment will be subject to the risks associated with investments in unimproved real property.

Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we

do. Larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties and other investments, our profitability will be reduced and you may experience a lower return on your investment.

Our properties face competition that may affect tenants’ ability to pay rent and the amount of rent paid to us may affect the cash available for distributions and the amount of distributions.

Our properties typically are, and we expect will be, located in developed areas such as the New York MSA. Therefore, there are and will be numerous other properties within the market area of each of our properties that will compete with us for tenants. The number of competitive properties could have a material effect on our ability to rent space at our properties and the amount of rents charged. We could be adversely affected if additional competitive properties are built in locations competitive with our properties, causing increased competition for customer traffic and creditworthy tenants. This could result in decreased cash flow from tenants and may require us to make capital improvements to properties that we would not have otherwise made, thus affecting cash available for distributions, and the amount available for distributions to you.

We may be unable to renew leases, lease vacant space or re-lease space as leases expire, which could adversely affect our financial condition, results of operations, cash flow, cash available for distribution and our ability to satisfy our debt service obligations.

As of June 22, 2010, leases representing 39.1% of the total annual rent of our only property, the Interior Design Building, will expire in 2011. We cannot assure you that leases will be renewed or that our properties will be re-leased at rental rates equal to or above our existing rental rates or that substantial rent abatements, tenant improvements, early termination rights or tenant-favorable renewal options will not be offered to attract new tenants or retain existing tenants. If the rental rates of our properties decrease, our existing tenants do not renew their leases or we do not re-lease a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flow, and our ability to make distributions to our stockholders and to satisfy our principal and interest obligations would be adversely affected. Moreover, the resale value of our property could be diminished because the market value of the property depends upon the value of the leases of the property.

Delays in acquisitions of properties may have an adverse effect on your investment.

There may be a substantial period of time before the proceeds of this offering are invested. Delays we encounter in the selection, acquisition and/or development of properties could adversely affect your returns. Where properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, you could suffer delays in the payment of cash distributions attributable to those particular properties.

Costs of complying with governmental laws and regulations, including those relating to environmental matters, may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Environmental laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. This liability could be substantial. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and that may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

State and federal laws in this area are constantly evolving, and we intend to monitor these laws and take commercially reasonable steps to protect ourselves from the impact of these laws, including obtaining environmental assessments of most properties that we acquire; however, we will not obtain an independent third-party environmental assessment for every property we acquire. In addition, any such assessment that we do obtain may not reveal all environmental liabilities or that a prior owner of a property did not create a material environmental condition not known to us. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims would materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to you. See the section entitled “Investment Strategy, Objectives and Policies — Acquisition and Investment Policies — Investing in Real Property” in this prospectus.

If we sell properties by providing financing to purchasers, defaults by the purchasers would adversely affect our cash flows.

If we decide to sell any of our properties, we intend to use our best efforts to sell them for cash. However, in some instances we may sell our properties by providing financing to purchasers. When we provide financing to purchasers, we will bear the risk that the purchaser may default, which could negatively impact our cash distributions to stockholders. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon the sale are actually paid, sold, refinanced or otherwise disposed of. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years. If any purchaser defaults under a financing arrangement with us, it could negatively impact our ability to pay cash distributions to our stockholders.

Our recovery of an investment in a mortgage, bridge or mezzanine loan that has defaulted may be limited.

There is no guarantee that the mortgage, loan or deed of trust securing an investment will, following a default, permit us to recover the original investment and interest that would have been received absent a default. The security provided by a mortgage, deed of trust or loan is directly related to the difference between the amount owed and the appraised market value of the property. Even though we intend to rely on a current real estate appraisal when we make the investment, the value of the property is affected by factors outside our control, including general fluctuations in the real estate market, rezoning, neighborhood changes, highway relocations and failure by the borrower to maintain the property. In addition, we may incur the costs of litigation in our efforts to enforce our rights under defaulted loans.

Our costs associated with complying with the Americans with Disabilities Act may affect cash available for distributions.

Our properties will be subject to the Americans with Disabilities Act of 1990 (Disabilities Act). Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services, including restaurants and retail stores, be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties, or, in some cases, an award of damages. We will attempt to acquire properties that comply with the Disabilities Act or place the burden on the seller or other third party, such as a tenant, to ensure compliance with the Disabilities Act. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, our funds used for Disabilities Act compliance may affect cash available for distributions and the amount of distributions to you.

Economic conditions may adversely affect our income and we could be subject to risks associated with acquiring discounted real estate assets.

U.S. and international markets are currently experiencing increased levels of volatility due to a combination of many factors, including decreasing values of home prices, limited access to credit markets, higher fuel prices, less consumer spending and fears of a national and global recession. The effects of the current market dislocation may persist as financial institutions continue to take the necessary steps to restructure their business and capital structures. As a result, this economic downturn has reduced demand for space and removed support for rents and property values. Since we cannot predict when the real estate markets will recover, the value of our properties may decline if current market conditions persist or worsen.

In addition, we will be subject to the risks generally incident to the ownership of discounted real estate assets. Such assets may be purchased at a discount from historical cost due to, among other things, substantial deferred maintenance, abandonment, undesirable locations or markets, or poorly structured financing of the real estate or debt instruments underlying the assets, which has since lowered their value. Further, the continuing instability in the financial markets has limited the availability of lines of credit and the degree to which people and entities have access to cash to pay rents or debt service on the underlying the assets. Such illiquidity has the effect of increasing vacancies, increasing bankruptcies and weakening interest rates commercial entities can charge consumers, which can all decrease the value of already discounted real estate assets. Should conditions worsen, the continued inability of the underlying real estate assets to produce income may weaken our return on our investments, which, in turn, may weaken your return on investment.

Further, irrespective of the instability the financial markets may have on the return produced by discounted real estate assets, the evolving efforts to correct the instability make the valuation of such assets highly unpredictable. The fluctuation in market conditions make judging the future performance of such assets difficult. There is a risk that we may not purchase real estate assets at absolute discounted rates and that such assets may continue to decline in value.

Retail Industry Risks

Retail conditions may adversely affect our income.

A retail property’s revenues and value may be adversely affected by a number of factors, many of which apply to real estate investment generally, but which also include trends in the retail industry and perceptions by retailers or shoppers of the safety, convenience and attractiveness of the retail property. In addition, to the extent that the investing public has a negative perception of the retail sector, the value of our common stock may be negatively impacted.

Some of our leases may provide for base rent plus contractual base rent increases. A number of our retail leases also may include a percentage rent clause for additional rent above the base amount based upon a specified percentage of the sales our tenants generate. Under those leases which contain percentage rent clauses, our revenue from tenants may increase as the sales of our tenants increase. Generally, retailers face declining revenues during downturns in the economy. As a result, the portion of our revenue which we may derive from percentage rent leases could decline upon a general economic downturn.

Our revenue will be impacted by the success and economic viability of our anchor retail tenants. Our reliance on single or significant tenants in certain buildings may decrease our ability to lease vacated space.

In the retail sector, any tenant occupying a large portion of the gross leasable area of a retail center, a tenant of any of the triple-net single-user retail properties outside the primary geographical area of investment, commonly referred to as an anchor tenant, or a tenant that is our anchor tenant at more than one retail center, may become insolvent, may suffer a downturn in business, or may decide not to renew its lease. Any of these events would result in a reduction or cessation in rental payments to us and would adversely affect our financial condition. A lease termination by an anchor tenant could result in lease terminations or reductions in rent by other tenants whose leases permit cancellation or rent reduction if another tenant’s lease is terminated. We may own properties where the tenants may have rights to terminate their leases if certain other tenants are no longer open for business. These “co-tenancy” provisions also may exist in some leases where we own a portion of a retail property and one or more of the anchor tenants leases space in that portion of the center not owned or controlled by us. If such tenants were to vacate their space, tenants with co-tenancy provisions would have the right to terminate their leases with us or seek a rent reduction from us. In such event, we may be unable to re-lease the vacated space. Similarly, the leases of some anchor tenants may permit the anchor tenant to transfer its lease to another retailer. The transfer to a new anchor tenant could cause customer traffic in the retail center to decrease and thereby reduce the income generated by that retail center. A lease transfer to a new anchor tenant could also allow other tenants to make reduced rental payments or to terminate their leases at the retail center. If we are unable to re-lease the vacated space to a new anchor tenant, we may incur additional expenses in order to re-model the space to be able to re-lease the space to more than one tenant.

Competition with other retail channels may reduce our profitability and the return on your investment.

If we acquire retail properties, our retail tenants will face potentially changing consumer preferences and increasing competition from other forms of retailing, such as discount shopping centers, outlet centers, upscale neighborhood strip centers, catalogues and other forms of direct marketing, discount shopping clubs, internet websites and telemarketing. Other retail centers within the market area of our properties will compete with our properties for customers, affecting their tenants’ cash flows and thus affecting their ability to pay rent. In addition, some of our tenants’ rent payments may be based on the amount of sales revenue that they generate. If these tenants experience competition, the amount of their rent may decrease and our cash flow will decrease.

Office Industry Risks

Declines in overall activity in our markets may adversely affect the performance of our office properties.

Rental income from office properties fluctuates with general market and economic conditions. Our office properties may be adversely affected by the unprecedented volatility and illiquidity in the financial and credit markets, the general global economic recession, and other market or economic challenges experienced by the U.S. economy or real estate industry as a whole. Because our portfolio will include commercial office buildings located principally in Manhattan, if economic conditions persist or deteriorate, then our results of operations, financial condition and ability to service current debt and to pay distributions to our stockholders may be adversely affected by the following, among other potential conditions:

•	significant job losses in the financial and professional services industries have occurred and may continue to occur, which may decrease demand for our office space, causing market rental rates and property values to be negatively impacted;
•	our ability to borrow on terms and conditions that we find acceptable, or at all, may be limited, which could reduce our ability to pursue acquisition and development opportunities and refinance existing debt, reduce our returns from both our existing operations and our acquisition and development activities and increase our future interest expense;
•	reduced values of our properties may limit our ability to dispose of assets at attractive prices or to obtain debt financing secured by our properties and may reduce the availability of unsecured loans; and
•	reduced liquidity in debt markets and increased credit risk premiums for certain market participants may impair our ability to access capital.

These conditions, which could have a material adverse effect on our results of operations, financial condition and ability to pay distributions, may continue or worsen in the future.

We also may experience a decrease in occupancy and rental rates accompanied by increases in the cost of re-leasing space (including for tenant improvements) and in uncollectible receivables. Early lease terminations may significantly contribute to a decline in occupancy of our office properties and may adversely affect our profitability. While lease termination fees increase current period income, future rental income may be diminished because, during periods in which market rents decline, it is unlikely that we will collect from replacement tenants the full contracted amount which had been payable under the terminated leases.

The loss of anchor tenants for our office properties could adversely affect our profitability.

We may acquire office properties and, as with our retail properties, we are subject to the risk that tenants may be unable to make their lease payments or may decline to extend a lease upon its expiration. A lease termination by a tenant that occupies a large area of space in one of our office properties (commonly referred to as an anchor tenant) could impact leases of other tenants. Other tenants may be entitled to modify the terms of their existing leases in the event of a lease termination by an anchor tenant or the closure of the business of an anchor tenant that leaves its space vacant, even if the anchor tenant continues to pay rent. Any such modifications or conditions could be unfavorable to us as the property owner and could decrease rents or expense recoveries. In the event of default by an anchor tenant, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties.

Residential Industry Risks

The short-term nature of our residential leases may adversely impact our income.

If our residents decide not to renew their leases upon expiration, we may not be able to relet their units. Because substantially all our residential leases will be for apartments, they generally will be for terms of no more than one or two years. If we are unable to promptly renew the leases or relet the units then our results of operations and financial condition will be adversely affected. Certain significant expenditures associated with each equity investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances result in a reduction in rental income.

An economic downturn could adversely affect the residential industry and may affect operations for the residential properties that we acquire.

As a result of the effects of an economic downturn, including increased unemployment rates, the residential industry may experience a significant decline in business caused by a reduction in overall renters. The current economic downturn and increase in unemployment rates may have an adverse affect on our operations if the tenants occupying the residential and office properties we acquire cease making rent payments to us or if there a change in spending patterns resulting in reduced traffic at the retail properties we acquire. Moreover, low residential mortgage interest rates could accompany an economic downturn and encourage potential renters to purchase residences rather than lease them. The residential properties we acquire may experience declines in occupancy rate due to any such decline in residential mortgage interest rates.

Lodging Industry Risks

The hotel industry is very competitive, seasonal and has been affected by economic slowdowns, terrorist attacks and other world events.

The hotel industry is intensely competitive, seasonal in nature and has been affected by the current economic slowdown, terrorist attacks, military activity in the Middle East, natural disasters and other world events impacting the global economy and the travel and hotel industries, and, as a result, our lodging properties may be adversely affected. Since the hotel industry is intensely competitive, our third-party management company and our third-party tenants may be unable to compete successfully or if our competitors’ marketing strategies are more effective, our results of operations, financial condition, and cash flows including our ability to service debt and to make distributions to our stockholders, may be adversely affected. In particular, as a result of terrorist attacks around the world, the war in Iraq and the effects of the economic recession, subsequent to 2001 the lodging industry experienced a significant decline in business caused by a reduction in both business and leisure travel. Our business and lodging properties may continue to be affected by such events, including our hotel occupancy levels and average daily rates, and, as a result, our revenues may decrease or not increase to levels we expect.

Since we do not intend to operate our lodging properties, our revenues depend on the ability of our third-party management company and our-third party tenants to compete successfully with other hotels in the New

York MSA. Some of our competitors have substantially greater marketing and financial resources than we do. If our third-party management company and our third-party tenants are unable to compete successfully, including competition from Internet intermediaries, or if our competitors’ marketing strategies are effective, our results of operations, financial condition, ability to service debt and ability to make distributions to our stockholders may be adversely affected.

In addition, the seasonality of the hotel industry can be expected to cause quarterly fluctuations in our revenues and also may be adversely affected by factors outside our control, such as extreme or unexpectedly mild weather conditions or natural disasters, terrorist attacks or alerts, outbreaks of contagious diseases, airline strikes, economic factors and other considerations affecting travel. To the extent that cash flows from operations are insufficient during any quarter, due to temporary or seasonal fluctuations in revenues, we may attempt to borrow in order to make distributions to our stockholders or be required to reduce other expenditures or distributions to stockholders.

Our profitability may be adversely affected by unstable market and business conditions and insufficient demand for lodging due to reduced business and leisure travel.

Our hotels will be subject to all the risks common to the hotel industry and subject to market conditions that affect all hotel properties. These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms as well as hotel operating expenses, and generally include:

•	increases in supply of hotel rooms that exceed increases in demand;
•	increases in energy costs and other travel expenses that reduce business and leisure travel;
•	reduced business and leisure travel due to continued geo-political uncertainty, including terrorism;
•	adverse effects of declines in general and local economic activity;
•	adverse effects of a downturn in the hotel industry; and
•	risks generally associated with the ownership of hotels and real estate, as discussed below.

We do not have control over the market and business conditions that affect the value of our lodging properties, and adverse changes with respect to such conditions could have an adverse effect on our results of operations, financial condition and cash flows. Hotel properties are subject to varying degrees of risk generally common to the ownership of hotels, many of which are beyond our control, including the following:

•	increased competition from other existing hotels in our markets;
•	new hotels entering our markets, which may adversely affect the occupancy levels and average daily rates of our lodging properties;
•	declines in business and leisure travel;
•	increases in energy costs, increased threat of terrorism, terrorist events, airline strikes or other factors that may affect travel patterns and reduce the number of business and leisure travelers;
•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates;
•	changes in, and the related costs of compliance with, governmental laws and regulations, fiscal policies and zoning ordinances; and
•	adverse effects of international, national, regional and local economic and market conditions.

Adverse changes in any or all these factors could have an adverse effect on our results of operations, financial condition and cash flows, thereby adversely impacting our ability to service debt and to make distributions to our stockholders.

As a REIT, we cannot directly operate our lodging properties, which could adversely affect our results of operations, financial condition and our cash flows, which could impact our ability to service debt and make distributions to our stockholders.

We cannot and will not directly operate our lodging properties and, as a result, our results of operations, financial position, ability to service debt and our ability to make distributions to stockholders are dependent on the ability of our third-party management companies and our tenants to operate our hotel properties successfully. In order for us to satisfy certain REIT qualification rules, we cannot directly operate any lodging properties we may acquire or actively participate in the decisions affecting their daily operations. Instead, through a taxable REIT subsidiary, or TRS, or a TRS lessee, we must enter into management agreements with a third-party management company, or we must lease our lodging properties to third-party tenants on a triple-net lease basis. We cannot and will not control this third-party management company or the tenants who operate and are responsible for maintenance and other day-to-day management of our lodging properties, including, but not limited to, the implementation of significant operating decisions. Thus, even if we believe our lodging properties are being operated inefficiently or in a manner that does not result in satisfactory operating results, we may not be able to require the third-party management company or the tenants to change their method of operation of our lodging properties. Our results of operations, financial position, cash flows and our ability to service debt and to make distributions to stockholders are, therefore, dependent on the ability of our third-party management company and tenants to operate our lodging properties successfully. Any negative publicity or other adverse developments that affect that operator and/or its affiliated brands generally may adversely affect our results of operations, financial condition, and consequently cash flows thereby impacting our ability to service debt, and to make distributions to our stockholders. There can be no assurance that our affiliate continues to manage any lodging properties we acquire.

We will rely on a third-party hotel management company to establish and maintain adequate internal controls over financial reporting at our lodging properties. In doing this, the property manager should have policies and procedures in place which allows them to effectively monitor and report to us the operating results of our lodging properties which ultimately are included in our consolidated financial statements. Because the operations of our lodging properties ultimately become a component of our consolidated financial statements, we evaluate the effectiveness of the internal controls over financial reporting at all our properties, including our lodging properties, in connection with the certifications we provide in our quarterly and annual reports on Form 10-Q and Form 10-K, respectively, pursuant to the Sarbanes Oxley Act of 2002. However, we will not control the design or implementation of or changes to internal controls at any of our lodging properties. Thus, even if we believe that our lodging properties are being operated without effective internal controls, we may not be able to require the third-party management company to change its internal control structure. This could require us to implement extensive and possibly inefficient controls at a parent level in an attempt to mitigate such deficiencies. If such controls are not effective, the accuracy of the results of our operations that we report could be affected. Accordingly, our ability to conclude that, as a company, our internal controls are effective is significantly dependent upon the effectiveness of internal controls that our third-party management company will implement at our lodging properties. It is possible that we could have a significant deficiency or material weakness as a result of the ineffectiveness of the internal controls at one or more of our lodging properties.

If we replace a third-party management company or tenant, we may be required by the terms of the relevant management agreement or lease to pay substantial termination fees, and we may experience significant disruptions at the affected lodging properties. We may not be able to make arrangements with a third-party management company or tenants with substantial prior lodging experience in the future. If we experience such disruptions, it may adversely affect our results of operations, financial condition and our cash flows, including our ability to service debt and to make distributions to our stockholders.

Industrial Industry Risks

Potential liability as the result of, and the cost of compliance with, environmental matters is greater if we invest in industrial properties or lease our properties to tenants that engage in industrial activities.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances.

We may invest in properties historically used for industrial, manufacturing and commercial purposes. Some of these properties are more likely to contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential for the release of petroleum products or other hazardous or toxic substances.

Leasing properties to tenants that engage in industrial, manufacturing and commercial activities will cause us to be subject to increased risk of liabilities under environmental laws and regulations. The presence of hazardous or toxic substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

The demand for and profitability of our industrial properties may be adversely affected by fluctuations in manufacturing activity in the United States.

Our industrial properties may be adversely affected if manufacturing activity decreases in the United States. Trade agreements with foreign countries have given employers the option to utilize less expensive non-US manufacturing workers. The outsourcing of manufacturing functions could lower the demand for our industrial properties. Moreover, an increase in the cost of raw materials or decrease in the demand of housing could cause a slowdown in manufacturing activity, such as furniture, textiles, machinery and chemical products, and our profitability may be adversely affected.

Our portfolio may be negatively impacted by a high concentration of industrial tenants in a single industry.

If we invest in industrial properties, we may lease properties to tenants that engage in similar industrial, manufacturing and commercial activities. A high concentration of tenants in a specific industry would magnify the adverse impact that a downturn in such industry might otherwise have to our portfolio.

Risks Associated with Debt Financing and Investments

We may incur mortgage indebtedness and other borrowings, which may increase our business risks.

We expect that in most instances, we will acquire real properties by using either existing financing or borrowing new funds. In addition, we may incur mortgage debt and pledge all or some of our real properties as security for that debt to obtain funds to acquire additional real properties. We may borrow if we need funds to satisfy the REIT tax qualification requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders. We also may borrow if we otherwise deem it necessary or advisable to assure that we maintain our qualification as a REIT for U.S. federal income tax purposes.

Our advisor believes that utilizing borrowing is consistent with our investment objective of maximizing the return to investors. There is no limitation on the amount we may borrow against any single improved property. Under our charter, our borrowings may not exceed 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments. In addition, it is our intention to limit our borrowings to 40% to 50% of the aggregate fair market value of our assets (calculated after the close of this offering and once we have invested substantially all the proceeds of this offering), unless excess borrowing is approved by a majority of the independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for such excess borrowing. This limitation, however, will not apply to individual real estate assets or investments. At the date of acquisition of each asset, we anticipate that that the cost of investment for such asset will be substantially similar to its fair market value, which will enable us to satisfy our requirements under the NASAA REIT Guidelines. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits. We expect that during the period of this offering we seek independent director approval of borrowings in excess of these limitations since we will then be in the process of raising our equity capital to acquire our portfolio. As a result, we expect that our debt levels will be higher until we have invested most of our capital.

If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on a property, then the amount available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of your investment. For U.S. federal income tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. In such event, we may be unable to pay the amount of distributions required in order to maintain our REIT status. We may give full or partial guarantees to lenders of mortgage debt to the entities that own our properties. When we provide a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders will be adversely affected which could result in our losing our REIT status and would result in a decrease in the value of your investment.

The current state of debt markets could have a material adverse impact on our earnings and financial condition.

The domestic and international commercial real estate debt markets are currently experiencing volatility as a result of certain factors including the tightening of underwriting standards by lenders and credit rating agencies. This is resulting in lenders increasing the cost for debt financing. Should the overall cost of borrowings increase, either by increases in the index rates or by increases in lender spreads, we will need to factor such increases into the economics of future acquisitions. This may result in future acquisitions generating lower overall economic returns and potentially reducing future cash flow available for distribution. If these disruptions in the debt markets persist, our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets will be negatively impacted. If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. In addition, we may find it difficult, costly or impossible to refinance indebtedness which is maturing.

In addition, the state of the debt markets could have an impact on the overall amount of capital investing in real estate which may result in price or value decreases of real estate assets. This could negatively impact the current value of our existing assets.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make.

If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when the properties are refinanced, we may not be able to finance the properties and our income could be reduced. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

In connection with providing us financing, a lender could impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage or replace New York Recovery Advisors, LLC as our advisor. These or other limitations may adversely affect our flexibility and our ability to achieve our investment and operating objectives.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay distributions to our stockholders.

We expect that we will incur indebtedness in the future. To the extent that we incur variable rate debt, increases in interest rates would increase our interest costs, which could reduce our cash flows and our ability to pay distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times that may not permit realization of the maximum return on such investments.

We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and could decrease the value of your investment.

Under our charter, our borrowings may not exceed 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments. In addition, it is our intention to limit our aggregate borrowings to 40% to 50% of the fair market value of all of our assets (calculated after the close of this offering and once we have invested substantially all the proceeds of this offering), unless any excess borrowing is approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report, along with a justification for such excess borrowing. This limitation, however, will not apply to individual real estate assets or investments. At the date of acquisition of each asset, we anticipate that that the cost of investment for such asset will be substantially similar to its fair market value, which will enable us to satisfy our requirements under the NASAA REIT Guidelines. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits. We expect that during the period of this offering we will seek independent director approval of borrowings in excess of these limitations since we will then be in the process of raising our equity capital to acquire our portfolio. As a result, we expect that our debt levels will be higher until we have invested most of our capital. High debt levels would cause us to incur higher interest charges, would result in higher debt service payments and could be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

We may invest in collateralized mortgage-backed securities, which may increase our exposure to credit and interest rate risk and the risks of the securitization process.

We may invest in collateralized mortgage-backed securities (CMBS), which may increase our exposure to credit and interest rate risk. We have not adopted, and do not expect to adopt, any formal policies or procedures designed to manage risks associated with our investments in CMBS. In this context, credit risk is the risk that borrowers will default on the mortgages underlying the CMBS. See the section entitled “Investment Strategy, Objectives and Policies — Acquisition and Investment Policies — Investing In and Originating Loans” in this prospectus.

Interest rate risk occurs as prevailing market interest rates change relative to the current yield on the CMBS. For example, when interest rates fall, borrowers are more likely to prepay their existing mortgages to take advantage of the lower cost of financing. As prepayments occur, principal is returned to the holders of the CMBS sooner than expected, thereby lowering the effective yield on the investment. On the other hand, when interest rates rise, borrowers are more likely to maintain their existing mortgages. As a result, prepayments decrease, thereby extending the average maturity of the mortgages underlying the CMBS.

CMBS are also subject to several risks created through the securitization process. Subordinate CMBS are paid interest only to the extent that there are funds available to make payments. To the extent the collateral pool includes delinquent loans, there is a risk that the interest payment on subordinate CMBS will not be fully paid. Subordinate CMBS are also subject to greater credit risk than those CMBS that are more highly rated. If we are unable to manage these risks effectively, our results of operations, financial condition and ability to pay distributions to you will be adversely affected.

Any real estate debt security that we originate or purchase are subject to the risks of delinquency and foreclosure.

We may originate and purchase real estate debt securities, which are subject to risks of delinquency and foreclosure and risks of loss. Typically, we will not have recourse to the personal assets of our borrowers. The ability of a borrower to repay a real estate debt security secured by an income-producing property depends primarily upon the successful operation of the property, rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the real estate debt security may be impaired. A property’s net operating income can be affected by, among other things:

•	increased costs, added costs imposed by franchisors for improvements or operating changes required, from time to time, under the franchise agreements;
•	property management decisions;
•	property location and condition;
•	competition from comparable types of properties;
•	changes in specific industry segments;
•	declines in regional or local real estate values, or occupancy rates; and
•	increases in interest rates, real estate tax rates and other operating expenses.

We bear the risks of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the real estate debt security, which could have a material adverse effect on our cash flow from operations and limit amounts available for distribution to you. In the event of the bankruptcy of a real estate debt security borrower, the real estate debt security to that borrower will be deemed to be collateralized only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the real estate debt security will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a real estate debt security can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed real estate debt security. We also may be forced to foreclose on certain properties, be unable to sell these properties and be forced to incur substantial expenses to improve operations at the property.

U.S. Federal Income Tax Risks

Failure to qualify as a REIT would adversely affect our operations and our ability to make distributions.

We intend to elect to be taxed as a REIT beginning with the tax year ending December 31, 2010. In order for us to qualify as a REIT, we must satisfy certain requirements set forth in the Internal Revenue Code and Treasury Regulations and various factual matters and circumstances that are not entirely within our control. We intend to structure our activities in a manner designed to satisfy all of these requirements. However, if certain of our operations were to be recharacterized by the IRS, such recharacterization could jeopardize our ability to satisfy all of the requirements for qualification as a REIT. Proskauer Rose LLP, our tax counsel, has rendered its opinion that we will qualify as a REIT, based upon our representations as to the manner in which we are and will be owned, invest in assets and operate, among other things. However, our qualification as a REIT will depend upon our ability to meet, through investments, actual operating results, distributions and satisfaction of specific rules, the various tests imposed by the Internal Revenue Code. Proskauer Rose LLP will not review these operating results or compliance with the qualification standards on an ongoing basis. This means that we may fail to satisfy the REIT requirements in the future. Also, this opinion represents Proskauer Rose LLP’s legal judgment based on the law in effect as of the date of this prospectus. Proskauer Rose LLP’s opinion is not binding on the IRS or the courts and we will not apply for a ruling from the IRS regarding our status as a REIT. Future legislative, judicial or administrative changes to the U.S. federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year, we will be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

To qualify as a REIT we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities. This could delay or hinder our ability to meet our investment objectives and reduce your overall return.

To obtain the favorable tax treatment accorded to REITs under the Internal Revenue Code, we generally will be required each year to distribute to our stockholders at least 90% of our REIT taxable income (excluding net capital gain), determined without regard to the deduction for distributions paid. We will be subject to U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (i) 85% of our ordinary income, (ii) 95% of our capital gain net income and (iii) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on investments in real estate assets and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these distributions. It is possible that we might not always be able to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings. See the section entitled “Certain Material U.S. Federal Income Tax Considerations” in this prospectus.

You may have current tax liability on distributions you elect to reinvest in our common stock but would not receive the cash from such distributions to pay such tax liability.

If you participate in our distribution reinvestment plan, you will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in common stock to the extent the amount reinvested was not a tax-free return of capital. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the common stock received.

There is a risk that you may receive shares of our common stock as dividends and thereby have a current tax liability without receiving the cash to pay such tax liability.

We have the ability to declare a large portion of a dividend for the purpose of fulfilling our REIT distribution requirements in shares of our common stock instead of in cash. As long as a portion of such dividend is paid in cash (which portion could potentially be as low as 10%) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, a stockholder would be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our common stock. Stockholders who receive a disproportionate amount of cash in the dividend under election procedures may experience greater dilution than other stockholders if we elect to distribute our common stock as a dividend.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

Our ability to dispose of property during the first few years following acquisition is restricted to a substantial extent as a result of our REIT status. Under applicable provisions of the Internal Revenue Code regarding prohibited transactions by REITs, we will be subject to a 100% tax on any gain recognized on the sale or other disposition of any property (other than foreclosure property) that we own, directly or through any subsidiary entity, including our operating partnership, but generally excluding our TRSs, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. No assurance can be given that any particular property we own, directly or through any subsidiary entity, including our operating partnership, but generally excluding our TRSs, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business, even if we (i) conduct activities that may otherwise be considered prohibited transactions through a TRS (but such subsidiaries will incur income taxes), (ii) conduct our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary other than a TRS, will be treated as a prohibited transaction, or (iii) structure certain dispositions of our properties to comply with certain safe harbors available under the Internal Revenue Code for properties held for at least two years.

In certain circumstances, we may be subject to U.S. federal, state and local income taxes as a REIT, which would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may be subject to U.S. federal, state and local income taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Internal Revenue Code) will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We also may decide to retain net capital gain we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We also may be subject to state and local taxes on our income or property, either directly or at the level of New York Recovery Operating Partnership, L.P. or at the level of the other companies through which we indirectly own our assets. Any taxes we pay will reduce our cash available for distribution to you.

The use of TRSs, which may be required for REIT qualification purposes, would increase our overall tax liability and thereby reduce our cash available for distribution to you.

Some of our assets (e.g., hotel properties) may need to be owned or sold, or operations conducted, by TRSs. Any of our TRSs will be subject to U.S. federal, state and local income tax on their taxable income. The after-tax net income of our TRSs would be available for distribution to us. Further, we will incur a 100% excise tax on transactions with our TRSs that are not conducted on an arm’s length basis. For example, to the extent that the rent paid by one of our TRSs exceeds an arm’s length rental amount, such amount is potentially subject to the excise tax. No assurance can be given that all transactions between us and our TRSs will be conducted on an arm’s length basis, and that, therefore, no amounts paid by our TRSs to us will be subject to the excise tax.

Complying with REIT requirements may force us to forgo and/or liquidate otherwise attractive investment opportunities.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-related securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments in order to maintain our qualification as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Legislative or regulatory action could adversely affect the returns to our investors.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your own tax adviser with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. You also should note that our counsel’s tax opinion was based upon existing law, applicable as of the date of its opinion, all of which will be subject to change, either prospectively or retroactively.

Even though REITs continue to receive substantially better tax treatment than entities taxed as corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be taxed for U.S. federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

If the operating partnership fails to maintain its status as a partnership, its income may be subject to taxation.

We intend to maintain the status of the operating partnership as a partnership for U.S. federal income tax purposes. However, if the IRS were to successfully challenge the status of the operating partnership as a partnership for such purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that the operating partnership could make to us. This would also result in our losing REIT status, and becoming subject to a corporate level tax on our own income. This would substantially reduce our cash available to pay distributions and the yield on your investment. In addition, if any of the partnerships or limited liability companies through which the operating partnership owns its properties, in whole or in part, loses its characterization as a partnership for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the operating partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain REIT status.

Distributions to foreign investors may be treated as an ordinary income distribution to the extent that it is made out of current or accumulated earnings and profits.

In general, foreign investors will be subject to regular U.S. federal income tax with respect to their investment in our stock if the income derived therefrom is “effectively connected” with the foreign investor’s conduct of a trade or business in the United States. A distribution to a foreign investor that is not attributable to gain realized by us from the sale or exchange of a “U.S. real property interest” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA, and that we do not designate as a capital gain dividend, will be treated as an ordinary income distribution to the extent that it is made out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Generally, any ordinary income distribution will be subject to a U.S. federal income tax equal to 30% of the gross amount of the distribution, unless this tax is reduced by the provisions of an applicable treaty. See the section entitled “Certain Material U.S. Federal Income Tax Considerations — Taxation of Non-U.S. Stockholders” in this prospectus.

Foreign purchasers of our common stock may be subject to FIRPTA tax upon the sale of their shares or upon the payment of a capital gain dividend.

A foreign person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to the FIRPTA tax on the gain recognized on the disposition. Such FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50% of the REIT’s stock, by value, has been owned directly or indirectly by persons who are not qualifying U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. We cannot assure you that we will qualify as a “domestically controlled” REIT. If we were to fail to so qualify, gain realized by foreign investors on a sale of our shares would be subject to FIRPTA tax, unless our shares were traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5% of the value of our outstanding common stock. See the section entitled “Certain Material U.S. Federal Income Tax Considerations  — Special Tax Considerations for Non-U.S. Stockholders — Sale of our Shares by a Non-U.S. Stockholder” in this prospectus.

A foreign investor also may be subject to FIRPTA tax upon the payment of any capital gain dividend by us, which dividend is attributable to gain from sales or exchanges of U.S. real property interests. See the section entitled “Certain Material U.S. Federal Income Tax Considerations — Taxation of Non-U.S. Stockholders” in this prospectus. We encourage you to consult your own tax advisor to determine the tax consequences applicable to you if you are a foreign investor.

In order to avoid triggering additional taxes and/or penalties, if you intend to invest in our shares through pension or profit-sharing trusts or IRAs, you should consider additional factors.

Our management has attempted to structure us in such a manner that we will be an attractive investment vehicle for pension, profit-sharing, 401(k), Keogh and other qualified retirement plans and IRAs. However, in considering an investment in our shares, those involved with making such an investment decision should consider applicable provisions of the Internal Revenue Code and ERISA. While each of the ERISA and Internal Revenue Code issues discussed below may not apply to all such plans and IRAs, individuals involved with making investment decisions with respect to such plans and IRAs should carefully review the items described below, and determine their applicability to their situation. Any such prospective investors are required to consult their own legal and tax advisors on these matters.

In general, individuals making investment decisions with respect to such plans and IRAs should, at a minimum, consider:

•	whether the investment is in accordance with the documents and instruments governing such plan or IRA;
•	whether the investment satisfies the prudence and diversification and other fiduciary requirements of ERISA, if applicable;
•	whether the investment will result in UBTI to the plan or IRA (see the section entitled “Certain Material U.S. Federal Income Tax Considerations — Federal Income Taxation of Stockholders — Taxation of Tax-Exempt Stockholders” in this prospectus);
•	whether there is sufficient liquidity for the plan or IRA, considering the minimum and other distribution requirements under the Internal Revenue Code and the liquidity needs of such plan or IRA, after taking this investment into account;
•	the need to value the assets of the plan or IRA annually or more frequently; and
•	whether the investment would constitute or give rise to a prohibited transaction under ERISA or the Internal Revenue Code, if applicable.

For a more complete discussion of the foregoing risks and other issues associated with an investment in shares by such plans or IRAs, please see the section entitled “Investment by Tax-Exempt Entities and ERISA Considerations” in this prospectus.

ESTIMATED USE OF PROCEEDS

Depending primarily on the number of shares we sell in this offering, the amounts listed in the table below represent our current estimates concerning the use of the offering proceeds. Since these are estimates, they may not accurately reflect the actual receipt or application of the offering proceeds. The first scenario assumes we sell the minimum number of 200,000 shares of common stock in this offering and the second scenario assumes that we sell the maximum number of 150,000,000 shares in this offering, with both scenarios contemplating a price of $10.00 per share. We estimate that for each share sold in this offering, approximately $8.72 (assuming no shares available under our distribution reinvestment plan) will be available for the purchase of real estate in both the first scenario and second scenario. We will use the remainder of the offering proceeds to pay the costs of the offering, including selling commissions and the dealer manager fee, and to pay a fee to our advisor for its services in connection with the selection and acquisition of properties. We will not pay selling commissions or a dealer manager fee on shares sold under our distribution reinvestment plan.

Subject to limitations adopted by our board, we have discretion to purchase properties or make other real estate investments that relate to varying property types in various locations including office, retail, multifamily residential, industrial, and hotel. Assuming the maximum amount of the offering is raised, we currently estimate that approximately 70% of our assets will be, directly or indirectly, office or retail properties in New York City. If the minimum amount of the offering is raised we would expect that substantially all of our assets will be office or retail properties in New York City. We expect the size of individual properties that we purchase to vary significantly but most of the properties we acquire are likely to have a purchase price between $10 million and $500 million. Based on prevailing market conditions, our current expectation is that our initial investment portfolio will consist of between 80% to 100% commercial real estate, 0% to 10% real estate loans and 0% to 10% real estate securities. However, there is no assurance that upon the completion of this offering we will not allocate the proceeds from this offering in a different manner among our target assets. Our decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. Until we invest the net proceeds of this offering in real estate, we may invest in short-term, highly liquid or other authorized investments, such as money market mutual funds, certificates of deposit, commercial paper, interest-bearing government securities and other short-term investments. Such short-term investments will not earn as high of a return as we expect to earn on our real estate investments. See the section entitled “Investment Strategy, Objectives and Policies — Investment Limitations” in this prospectus for a more detailed discussion of the limitations of the assets we may acquire.

If we encounter delays in the selection, acquisition or development of income-producing properties, we may pay all or a substantial portion of our distributions from the proceeds of this offering or from borrowings in anticipation of future cash flow. We have not established any limit on the amount of proceeds from this offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any; or (3) jeopardize our ability to qualify as a REIT.

The table does not give effect to special sales or volume discounts which could reduce selling commissions and many of the figures represent management’s best estimate because they cannot be precisely calculated at this time.

	Minimum Offering (Not Including Distribution Reinvestment Plan)		Maximum Offering (Not Including Distribution Reinvestment Plan)
	Amount	Percent	Amount	Percent
Gross offering proceeds	$2,000,000	100.0%	$1,500,000,000	100.0%
Less offering expenses:
Selling commissions and dealer manager fee(1)	$200,000	10.0	$150,000,000	10.0
Organization and offering expenses(2)	$30,000	1.5	$22,500,000	1.5
Amount available for investment(3)	$1,770,000	88.5%	$1,327,500,000	88.5%
Acquisition:(4)
Acquisition and advisory fees(5)	$17,700	0.9	$13,275,000	0.9
Acquisition expenses(6)	$8,850	0.4	$6,637,500	0.4
Amount invested in properties(7)	$1,743,450	87.2%	$1,307,587,500	87.2%

(1)	Includes selling commissions equal to 7% of aggregate gross offering proceeds and a dealer manager fee equal to 3% of aggregate gross offering proceeds, both of which are payable to the dealer manager, our affiliate. We will not pay any selling commissions or a dealer manager fee on sales of shares under our distribution reinvestment plan. Realty Capital Securities, LLC, our broker dealer, in its sole discretion, intends to reallow selling commissions of up to 7% of aggregate gross offering proceeds to unaffiliated broker-dealers participating in this offering attributable to the amount of shares sold by them. In addition, our dealer manager may reallow all or a portion of its dealer manager fee to participating dealers in the aggregate amount of up to 3% of gross offering proceeds to be paid to such participating dealers as marketing fees, based upon such factors as the volume of sales of such participating dealers, the level of marketing support provided by such participating dealers and the assistance of such participating dealers in marketing the offering, or to reimburse representatives of such participating dealers for the costs and expenses of attending our educational conferences and seminars. The amount of selling commissions may often be reduced under certain circumstances for volume discounts. Realty Capital Securities, LLC anticipates, based on its past experience, that, on average, it will reallow 1% of the dealer manager fee to participating broker-dealers. See the section entitled “Plan of Distribution” in this prospectus for a description of such provisions.
(2)	Organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charge of our escrow holder, due diligence expense reimbursements to participating broker-dealers and amounts to reimburse New York Recovery Advisors, LLC for its portion of the salaries of the employees of its affiliates who provide services to our advisor and other costs in connection with administrative oversight of the offering and marketing process and preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers. Our advisor will not be reimbursed for the direct payment of such organization and offering expenses that exceed 1.5% of the aggregate gross proceeds of this offering over the life of the offering, which may include reimbursements to our advisor for other organization and offering expenses up to 0.5% for third-party due diligence fees included in a detailed and itemized invoice. Third-party due diligence fees may include fees for reviewing financial statements, offering documents, organizational documents, agreements and marketing materials, analysis of SEC and FINRA correspondence, and interviews with management.
(3)	Until required in connection with the acquisition and/or development of properties, substantially all of the net proceeds of the offering and, thereafter, any working capital reserves we may have, may be invested in short-term, highly-liquid investments, including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts.
(4)	Working capital reserves will be maintained at the property level and are typically are utilized for extraordinary expenses that are not covered by revenue generation of the property, such as tenant improvements, leasing commissions and major capital expenditures. Alternatively, a lender party may require its own formula for escrow of working capital reserves.
(5)	Acquisition and advisory fees are defined generally as fees and commissions paid by any party to any person in connection with identifying, reviewing, evaluating, investing in and the purchase of properties. We will pay to New York Recovery Advisors, LLC, our advisors, acquisition and advisory fees up to a maximum amount of 1.0% of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and up to 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). Assuming that we incur leverage up to 50% of the aggregate fair market value of our assets, as set forth in our investment guidelines, the minimum and maximum acquisition fees would be $35,400 and $26,550,000, respectively. Assuming we incur leverage up to 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments, the minimum and maximum acquisition fees would be $70,800 and $53,100,000, respectively.
(6)	Acquisition expenses include legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the selection, evaluation and acquisition of real estate properties, whether or not acquired. For purposes of this table, we have assumed expenses of 0.5% of the purchase price of each property (including our pro rata share of debt attributable to such property) and 0.5% of the amount advanced for a loan or other investment (including our pro rate share of debt attributable to such investment); however, expenses on a particular acquisition may be higher. Acquisition fees and expenses for any particular property will not exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). Assuming that we incur leverage up to 50% of the aggregate fair market value of our assets, as set forth in our investment guidelines, the minimum and maximum acquisition expenses would be $17,700 and $13,275,000, respectively. Assuming we incur leverage up to 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments, the minimum and maximum acquisition expenses would be $35,400 and $26,550,000, respectively.
(7)	Includes amounts anticipated to be invested in properties net of fees, expenses and initial working capital reserves.

MARKET OVERVIEW

Overview

We are focused on helping our shareholders take advantage of a unique window of opportunity to participate in the expected recovery of the New York City real estate market. Our investment goals are as follows:

•	New York City Focus — Acquire high-quality commercial real estate in the New York MSA, and, in particular, properties located in New York City;
•	Stabilized Office and Retail Properties — Buy primarily stabilized office and retail properties with 80% or greater occupancy at the time of purchase;
•	Discount to Replacement Cost — Purchase properties valued using current market rents at a substantial discount to replacement cost and with significant potential for appreciation;
•	Low Leverage — Finance our portfolio opportunistically at a target leverage level of not more than 40% to 50% loan-to-value (calculated after the close of this offering and once we have invested substantially all the proceeds of this offering);
•	Diversified Tenant Mix — Lease to diversified group of tenants with a bias toward investment grade credits and lease terms of 5 years or greater;
•	Monthly Distributions — Pay distributions monthly, covered by funds from operations;
•	5-Year Exit — Exit after New York property markets recover, which we expect to be not later than five years after the end of this offering;
•	Maximize Total Returns — Maximize total returns to our shareholders through a combination of realized appreciation and current income.

This unique window of opportunity we perceive has been created by a confluence of events in the economy and the capital markets. As the economy and the capital markets normalize, we expect that there will be a “v”-shaped recovery, propelling the growth of New York City’s property values.

The rate of job losses in New York City has begun to slow, and we expect that employment in New York City will increase again. As employment recovers, we believe the demand for office space and the willingness of employed workers to spend also will rebound. However, the supply of office and retail space in New York City is limited, and little new supply is being added to inventory. Present vacancy trends are well above historical norms. As supply and demand approach a new equilibrium, we expect that effective rents, which have fallen as much as 40%, will begin to rise along with occupancy. Moreover, as capitalization rates fall, regressing to the mean, we believe that property valuations will increase. Those buildings purchased at high average cap rates based on current market rents and with vacancy should benefit appreciably as they are leased up and cap rates settle into a more normal range. This is the crux of our strategy.

Our real estate team is led by seasoned professionals who have acquired over $20 billion of real estate and real estate-related assets and who have institutional experience investing through various real estate cycles. Each of our chief executive officer, president, chief investment officer and chief operating officer has more than 20 years of real estate experience. In addition, our chief financial officer has nine years of real estate experience and our secretary has six years of real estate experience. We believe a number of factors differentiate us from other non-traded REITs, including our geographic focus, our lack of legacy issues, our opportunistic buy and sell strategy and our institutional management team.

Acquisition Environment

We believe our opportunistic investment strategy is well suited for the current real estate environment. Many owners of real estate are facing increasing pressure as vacancy rates increase, rents decline, and loans secured by their real estate come due. As the loans mature, many owners of commercial real estate are having difficulty refinancing the debt on their properties. In the United States there is approximately $3.5 trillion of commercial real estate debt and more than $1.4 trillion of this commercial real estate debt is scheduled to mature between 2009 and 2013. We believe that, in many cases, owners will sell properties to help repay existing debt that is maturing. We also believe many owners who do not sell properties to help repay maturing loans may still seek well capitalized joint venture partners. In addition, many lenders are expected to sell real estate loans or owned real estate on which they have foreclosed. CMBS debt accounts for approximately 20% of all commercial real estate debt outstanding in the United States.

New York City Office Market Overview

New York City has been called the “financial capital of the world”. Even though Manhattan is an island with less than 23 square miles of land, it is also one of the largest real estate markets in the United States. For example, the New York City office market has almost 400 million square feet of office space, which is more than the office space in the central business districts of Chicago, Boston, Los Angeles, San Francisco, Philadelphia, Dallas, Atlanta, and Denver combined. Even just the Midtown Manhattan office submarket, between 34th Street and 59th Street, contains more than 200 million square feet in an area that is less than three square miles and has more office space than any other single city in the country. We intend to focus our efforts on acquiring high quality real estate from distressed sellers in this Midtown Manhattan submarket.

Employment Trends

In our view, employment is a key driver of real estate demand, especially demand for office space. New York City lost 176,000 jobs from April 2008 until December 2009. This compares to approximately 150,000 jobs lost in the 1990-1991 recession and approximately 140,000 jobs lost in the 2001-2002 recession. However, New York City has gained 43,800 jobs from December 2009 through June 2010, resulting in a net job loss of approximately 132,000 jobs since the cycle of job losses began in April 2008. As of June 2010, the unemployment rate in New York City was 9.5%, the same as the unemployment rate for the overall U.S. economy.

NYC Employment Trends

Sources: US Bureau of Labor Statistics, Cushman & Wakefield Research

New Supply Trends

We believe that one of the most attractive characteristics of the New York City real estate market is that new supply is limited. In fact, the actual inventory of office space in New York City has declined since 1992 due to the loss of the World Trade Center and a significant number of conversions of office buildings into residential buildings. While the inventory of existing office space has declined in New York City since 1992, total jobs in New York City have increased more than 10% since 1992 even after factoring in recent job losses.

Many real estate markets across the country are potentially vulnerable to both large increases in supply and large decreases in demand. According to Cushman & Wakefield, New York City actually faces a potential supply shortage over the long term. In the three decades from 1960 to 1990, the new supply of office space in New York City averaged more than 5.5 million square feet per year. However, since 1990, the new supply of office space in New York City has averaged less than 2 million square feet per year.

Manhattan Office Market
Existing Office Space

Source: Cushman & Wakefield Research

Vacancy Trends

The current vacancy rate in the New York City office market is approximately 10.8%, up from the 5.3% vacancy rate in mid-2007 when vacancy rates began to rise in the New York City office market. This is the first time in almost 15 years that the vacancy rate has reached as high as 11%. The vacancy rate peaked at approximately 18% after the 1990-1991 downturn and at approximately 12% after the 2000-2001 downturn. Cushman & Wakefield estimates that in this cycle the vacancy rate in New York City will peak at 13%-16% sometime in 2010. Cushman & Wakefield has also estimated that the average vacancy rate in New York City over the long term is 6-8%.

Manhattan Office Market
Vacancy Rate

Source: Cushman & Wakefield Research

Rental Rate Trends

Rental rate trends typically follow vacancy trends but with a lag. Asking rents in the New York City office market have declined approximately 26% since they peaked in the third quarter of 2008. However, “net effective rents”, which we believe is a better measure of true economic rents, have fallen by more than 40%. Net effective rents are the asking rents adjusted for free rent and other monetary concessions given by the landlord to tenants. As real estate markets recover, we believe the typical pattern is to see an improvement in occupancy followed by a recovery in net effective rents followed by a rebound in asking rents.

Manhattan Office Market
Asking Rents

Source: Cushman & Wakefield Research, 2010 data through Second Quarter

Cap Rate Trends

After many years of falling cap rates (i.e., higher real estate prices) for commercial real estate, we believe cap rates are rising again so buyers of real estate are able to pay lower relative prices and thereby achieve higher initial yields. According to Cushman & Wakefield, the average cap rate on Midtown Manhattan Class A office properties sold in the five year period from 2004-2008 was less than 5% (the average was 3.55% in 2007) but the average cap rate on buildings sold in the five-year period from 1999-2003 was approximately 7.5%. The phrase “Class A office properties” generally refers to the highest quality office properties locally available that are either new or in new condition. Class A office properties are generally the most modern buildings with the highest quality construction (using structural steel and composite concrete construction) and possess high-quality building infrastructure. Class A buildings also are well-located, have good access, attract high quality tenants and are professionally managed. There is no quantitative formula by which buildings can be placed into classes since such determinations tend to involve judgment, in part. We currently expect primarily to target acquisitions that will provide initial cap rates of 6-8%, with potential for both increased cash flows and asset appreciation due to both lease-up and cap rate “compression.”

Midtown Class A Cap Rates
Weighted Overall Cap Rates

Source: Cushman & Wakefield Research, 2010 data through Second Quarter

Investment Considerations

We believe a number of factors differentiate us from other non-traded REITs, including:

•	Geographic Focus: We have intentionally targeted New York City because we believe it is a large supply-constrained market that is well suited for our opportunistic investment strategy at this stage in the real estate cycle. Further, we believe our geographic focus allows us to take advantage our local market expertise. In our view, real estate is essentially a local market business. We live and work in our market and believe our local expertise and relationships will make us more effective at identifying opportunities, managing our portfolio, financing our portfolio, and selling our portfolio.
•	Opportunistic Buy and Sell Strategy: We are focused on helping our investors take advantage of what we believe will be a cyclical window of opportunity to invest in New York City real estate and do not intend to pursue an indefinite buy and hold strategy. We intend to acquire high-quality properties at a discount to replacement cost, increase the cash flow at the properties, and sell the properties, typically within three to five years after acquisition through asset sales, a company sale, or a public listing. Our charter contains a requirement that we will seek a liquidity event for our shareholders by the fifth anniversary of the termination of this offering, unless extended by a majority of the board of directors and a majority of the independent directors.
•	No Legacy Issues: Unlike many existing real estate companies, we only own one property, purchased on June 22, 2010, and we are not burdened by problems with previously acquired properties. In addition, our shareholders are not being asked to invest money into previously acquired real estate that is not performing as originally expected.
•	Experienced Management Team: The six executives of our advisor have acquired over $20 billion of real estate and real estate-related assets and each of our chief executive officer, president, chief investment officer and chief operating officer has more than 20 years of real estate experience.

MANAGEMENT

General

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The board is responsible for the overall management and control of our affairs. The board has retained New York Recovery Advisors, LLC to manage our day-to-day affairs and the acquisition and disposition of our investments, subject to the board’s supervision. As described in greater detail under section entitled “— The Advisor” below, our advisor will be responsible for making investment decisions subject to the approval of our board of directors.

Our charter has been reviewed and ratified by at least a majority of our board of directors, including the independent directors. This ratification by our board of directors is required by the NASAA REIT Guidelines.

Our charter and by-laws provide that the number of our directors may be established by a majority of the entire board of directors but may not be fewer than three nor more than ten, provided, however, that there may be fewer than three directors at any time that we have only one stockholder of record. We have a total of five directors, including three independent directors. An “independent director” is defined in accordance with article IV of our charter and complies with Section I.B. 14 of the NASAA REIT Guidelines. Section I.B. 14 of the NASAA REIT Guidelines provides that an “independent director” is one who is not associated and has not been associated within the last two years, directly or indirectly, with our sponsor or advisor. A director is deemed to be associated with our sponsor or advisor if he or she: (a) owns an interest in our sponsor, advisor or any of their affiliates; (b) is employed by our sponsor, advisor or any of their affiliates; (c) is an officer or director of the sponsor, advisor or any of their affiliates; (d) performs services, other than as a director, for us; (e) is a director for more than three REITs organized by our sponsor or advised by our advisor; or (f) has any material business or professional relationship with our sponsor, advisor or any of their affiliates. A business or professional relationship is considered material per se if the gross revenue derived by the director from our sponsor and our advisor and affiliates exceeds 5% of the director’s (i) annual gross revenue, derived from all sources, during either of the last two years, or (ii) net worth, on a fair market value basis. An indirect relationship includes circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law, or brothers- or sisters-in-law, is or has been associated with our sponsor, advisor, any of their affiliates or us.

Our charter provides that, after we commence this offering, a majority of the directors must be independent directors except for a period of up to 60 days after the death, resignation or removal of an independent director. There are no family relationships among any of our directors or officers, or officers of our advisor. Each director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by us. Currently, each of our directors has substantially in excess of three years of relevant real estate experience. At least one of the independent directors must have at least three years of relevant real estate experience and at least one of our independent directors must be a financial expert with at least three years of financial experience.

During the discussion of a proposed transaction, independent directors may offer ideas for ways in which transactions may be structured to offer the greatest value to us, and our management will take these suggestions into consideration when structuring transactions. Each director will serve until the next annual meeting of stockholders or until his or her successor is duly elected and qualifies. Although the number of directors may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent director.

Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting properly called for the purpose of the proposed removal. The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed. Neither our advisor, any member of our board of directors nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding the removal of our advisor or any director or any of their affiliates or any transaction between us and any of them after we accept any subscriptions for the purchase of shares in this offering. In determining the requisite percentage in interest required to approve such a matter after we accept any subscriptions for the purchase of shares in this offering, any shares owned by such persons will not be included.

Any vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors. Independent directors shall nominate replacements for vacancies in the independent director positions. If at any time there are no directors in office, successor directors shall be elected by the stockholders. Each director will be bound by the charter and the by-laws.

The directors are not required to devote all of their time to our business and are only required to devote the time to our affairs as their duties require. The directors meet quarterly or more frequently if necessary. Our directors are not required to devote a substantial portion of their time to discharge their duties as our directors. Consequently, in the exercise of their responsibilities, the directors heavily rely on our advisor. Our directors must maintain their fiduciary duty to us and our stockholders and supervise the relationship between us and our advisor. The board is empowered to fix the compensation of all officers that it selects and approve the payment of compensation to directors for services rendered to us in any other capacity.

Our board of directors has established policies on investments and borrowing, the general terms of which are set forth in this prospectus. The directors may establish further policies on investments and borrowings and monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of our stockholders.

The independent directors are responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are reasonable in light of our investment performance, our net assets, our net income and the fees and expenses of other comparable unaffiliated REITs. In addition, a majority of the directors, including a majority of the independent directors, who are not otherwise interested in the transaction must determine that any transaction with New York Recovery Advisors, LLC or its affiliates is fair and reasonable to us. The independent directors also are responsible for reviewing the performance of New York Recovery Advisors, LLC and determining that the compensation to be paid to New York Recovery Advisors, LLC is reasonable in relation to the nature and quality of services to be performed and that the provisions of the advisory agreement are being carried out. Specifically, the independent directors consider factors such as:

•	the amount of the fees paid to New York Recovery Advisors, LLC or its affiliates in relation to the size, composition and performance of our investments;
•	the success of New York Recovery Advisors, LLC in generating appropriate investment opportunities;
•	rates charged to other REITs, especially REITs of similar structure, and other investors by advisors performing similar services;
•	additional revenues realized by New York Recovery Advisors, LLC and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;
•	the quality and extent of service and advice furnished by New York Recovery Advisors, LLC and the performance of our investment portfolio; and
•	the quality of our portfolio relative to the investments generated by New York Recovery Advisors, LLC or its affiliates for its other clients.

Neither our advisor nor any of its affiliates nor any director may vote or consent to the voting of shares of our common stock they now own or hereafter acquire on matters submitted to the stockholders regarding either (1) the removal of such director or New York Recovery Advisors, LLC as our advisor, or (2) any transaction between us and New York Recovery Advisors, LLC, such director or any of their respective affiliates. In determining the requisite percentage in interest of shares necessary to approve a matter on which a director, our advisor or any of their respective affiliates may not vote or consent, any shares owned by such director, our advisor or any of their respective affiliates will not be included.

Committees of the Board of Directors

Our entire board of directors considers all major decisions concerning our business, including property acquisitions. However, our charter and by-laws provide that our board may establish such committees as the board believes appropriate. The board will appoint the members of the committee in the board’s discretion. Our charter and by-laws require that a majority of the members of each committee of our board is to be comprised of independent directors.

Audit Committee

Our board of directors has established an audit committee, which consists of our three independent directors. The audit committee, by approval of at least a majority of the members, selects the independent registered public accounting firm to audit our annual financial statements, reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves the audit and non-audit services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. One of our initial independent directors, Mr. Leslie D. Michelson, will qualify as an audit committee financial expert. Our board of directors has adopted a charter for the audit committee that sets forth its specific functions and responsibilities.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors.

Name	Age	Position(s)
Nicholas S. Schorsch	49	Chairman of the Board of Directors and Chief Executive Officer
William M. Kahane	62	President, Treasurer and Director
Michael A. Happel	47	Executive Vice President and Chief Investment Officer
Peter M. Budko	50	Executive Vice President and Chief Operating Officer
Brian S. Block	38	Executive Vice President and Chief Financial Officer
Michael Weil	43	Executive Vice President and Secretary
Leslie D. Michelson	59	Independent Director
William G. Stanley	54	Independent Director
Robert H. Burns	80	Independent Director

Nicholas S. Schorsch has served as the Chairman of the Board and Chief Executive Officer of our company since our formation in October 2009. Mr. Schorsch also has been the chief executive officer of New York Recovery Properties, LLC, and New York Recovery Advisors, LLC since their formation in November 2009. In addition, Mr. Schorsch also has been the chairman and chief executive officer of ARCT, and chief executive officer of the ARCT property manager and the ARCT advisor since their formation in August 2007. Mr. Schorsch also has been the chief executive officer of American Realty Capital II Advisors, LLC since its formation in December 2009. Mr. Schorsch also has been a director and the chief executive officer of Business Development Corporation of America since its formation in May 2010. Prior to his current position with our company, from September 2006 to July 2007, Mr. Schorsch was chief executive officer of an affiliate, American Realty Capital, a real estate investment firm. Mr. Schorsch founded and formerly served as President, CEO and Vice-Chairman of American Financial Realty Trust (AFRT) since its inception as a REIT in September 2002 until August 2006. AFRT was a publicly traded REIT that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial service industry, such as banks and insurance companies. Through American Financial Resource Group (AFRG) and its successor corporation, now AFRT, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with an aggregate purchase price of acquired properties of approximately $5 billion. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as CEO and President of AFRG, AFRT’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to AFRG, Mr. Schorsch served as President of a non-ferrous metal product manufacturing business, Thermal Reduction. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro (NYSE) in 1994. Mr. Schorsch attended Drexel

University. We believe that Mr. Schorsch’s current experience as chairman and chief executive officer of ARCT, his previous experience as president, CEO and vice chairman of AFRT and his significant real estate acquisition experience make him well qualified to serve as our Chairman of the Board.

William M. Kahane has served as President, Treasurer and Director of our company since our formation in October 2009. He has been active in the structuring and financial management of commercial real estate investments for over 25 years. Mr. Kahane also is president, chief operating officer and treasurer of New York Recovery Properties, LLC and New York Recovery Advisors, LLC since their formation in November 2009. Mr. Kahane also is the president, chief operating officer and treasurer of ARCT and president, chief operating officer and treasurer of the ARCT property manager and the ARCT advisor since their formation in August 2007. Mr. Kahane is a director of Phillips-Edison-ARC Shopping Center REIT, Inc. and president, chief operating officer and treasurer of American Realty Capital II Advisors, LLC since its formation in December 2009. Mr. Kahane also is a director and the chief operating officer of Business Development Corporation of America since its formation in May 2010. Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 – 1979. From 1981 – 1992, Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a Managing Director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the Chairman. Mr. Kahane worked very closely with Mr. Schorsch while a trustee at AFRT (April 2003 to August 2006), during which time Mr. Kahane served as chairman of the finance committee of the board of trustees. Mr. Kahane has been a managing director of GF Capital Management & Advisors LLC, a New York-based merchant banking firm, where he has directed the firm’s real estate investments since 2001. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the board of directors of Catellus Development Corp., an NYSE growth-oriented real estate development company, where he served as chairman. Mr. Kahane received a B.A. from Occidental College, a J.D. from the University of California, Los Angeles Law School and an MBA from Stanford University’s Graduate School of Business. We believe that Mr. Kahane’s current experience as president, chief operating officer and treasurer of ARCT, his prior experience as chairman of the board of Catellus Development Corp. and his significant investment banking experience in real estate make him well qualified to serve as a member of our Board of Directors.

Michael A. Happel has served as Executive Vice President, Chief Investment Officer and as an observer to the board of directors of our company since our formation in October 2009. Mr. Happel has over 20 years of experience investing in real estate, including office retail, multifamily, industrial, and hotel properties, as well as real estate companies. Mr. Happel also is executive vice president and chief investment officer of New York Recovery Properties, LLC and New York Recovery Advisors, LLC since their formation in November 2009. From 1988 to 2002, he worked at Morgan Stanley & Co., specializing in real estate and becoming co-head of acquisitions for the Morgan Stanley Real Estate Funds, or MSREF, in 1994. While at MSREF, he was involved in acquiring over $10 billion of real estate and related assets in MSREF I and MSREF II. As stated in a report prepared by Wurts & Associates for the Fresno County Employees’ Retirement Association for the period ending September 30, 2008, MSREF I generated approximately a 48% gross IRR for investors and MSREF II generated approximately a 27% gross IRR for investors. In 2002, Mr. Happel left Morgan Stanley & Co. to join Westbrook Partners, a large real estate private equity firm with over $5 billion of real estate assets under management at the time. From October 2004 to May 2009, he served Atticus Capital, a multi-billion dollar hedge fund, as the head of real estate with responsibility for investing primarily in REITs and other publicly traded real estate securities. Mr. Happel received a B.A. in economics from Duke University and a J.D. from Harvard Law School.

Peter M. Budko has served as Executive Vice President and Chief Operating Officer of our company since our formation in October 2009. He also is executive vice president of New York Recovery Advisors, LLC, New York Recovery Properties, LLC and Realty Capital Securities, LLC since their formation in November 2009. Mr. Budko also is executive vice president and chief investment officer of ARCT, the ARCT property manager, the ARCT advisor and our dealer manager since their formation in August 2007. Mr. Budko also has been the executive vice president and chief investment officer of American Realty Capital II

Advisors, LLC since its formation in December 2009. Mr. Budko also is the chief investment officer of Business Development Corporation of America since its formation in May 2010. Prior to his current position, from January 2007 to July 2007, Mr. Budko was chief operating officer of an affiliated American Realty Capital real estate investment firm. Mr. Budko founded and formerly served as managing director and group head of the Structured Asset Finance Group, a division of Wachovia Capital Markets, LLC from February 1997 – January 2006. The Structured Asset Finance Group structures and invests in real estate that is net leased to corporate tenants. While at Wachovia, Mr. Budko acquired over $5 billion of net leased real estate assets. From 1987 – 1997, Mr. Budko worked in the Corporate Real Estate Finance Group at NationsBank Capital Market (predecessor to Bank of America Securities), becoming head of the group in 1990. Mr. Budko received a B.A. in Physics from the University of North Carolina.

Brian S. Block has served as Executive Vice President and Chief Financial Officer of our company since our formation in October 2009. He also is executive vice president and chief financial officer of New York Recovery Advisors, LLC and New York Recovery Properties, LLC since their formation in November 2009. Mr. Block also is executive vice president and chief financial officer of ARCT, the ARCT advisor and the ARCT property manager since their formation in August 2007. Mr. Block also has been the executive vice president and chief financial officer of American Realty Capital II Advisors, LLC since its formation in December 2009. Mr. Block also is the chief financial officer of Business Development Corporation of America since its formation in May 2010. Mr. Block is responsible for the accounting, finance and reporting functions at the American Realty Capital group of companies. He has extensive experience in SEC reporting requirements, as well as REIT tax compliance matters. Mr. Block has been instrumental in developing American Realty Capital group of companies’ infrastructure and positioning the organization for growth. Mr. Block began his career in public accounting at Ernst & Young and Arthur Andersen from 1994 to 2000. Subsequently, Mr. Block was the chief financial officer of a venture capital-backed technology company for several years prior to joining AFRT in 2002. While at AFRT, Mr. Block served as senior vice president and chief accounting officer and oversaw the financial, administrative and reporting functions of the organization. He is a certified public accountant and is a member of the AICPA and PICPA. Mr. Block serves on the REIT Committee of the Investment Program Association. Mr. Block received a B.S. from Albright College and an MBA from La Salle University.

Michael Weil has served as Executive Vice President and Secretary of our company since our formation in October 2009. He also is executive vice president and secretary of New York Recovery Advisors, LLC and New York Recovery Properties, LLC since their formation in November 2009. Mr. Weil also is executive vice president and secretary of ARCT and executive vice president of the ARCT advisor and the ARCT property manager since their formation in August 2007. Mr. Weil also has been the executive vice president of American Realty Capital II Advisors, LLC since its formation in December 2009. He was formerly the senior vice president of sales and leasing for AFRT (AFR, from April 2004 to October 2006), where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. After working at AFR, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited and prior to joining AFR, from July 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7 and 63 licenses.

Leslie D. Michelson was appointed as an Independent Director of our company on October 27, 2009. Mr. Michelson also serves as an independent director of ARCT since January 2008. Mr. Michelson has served as the chairman and chief executive officer of Private Health Management, a retainer-based primary care medical practice management company since April 2007. Mr. Michelson served as vice chairman and chief executive officer of the Prostate Cancer Foundation, the world’s largest private source of prostate cancer research funding, from April 2002 until December 2006 and currently serves on its board of directors. Mr. Michelson served on the board of directors of Catellus Development Corp. (a publicly traded national mixed-use and retail developer) from 1997 until 2004 when the company was sold to ProLogis. Mr. Michelson was a member of the audit committee of the board of directors for 5 years. From April 2001 to April 2002, he was an investor in, and served as an advisor or director of, a portfolio of entrepreneurial healthcare, technology and real estate companies. From March 2000 to August 2001, he served as chief executive officer and as a director of Acurian, Inc., an Internet company that accelerates clinical trials for new prescription drugs. From 1999 to March 2000, Mr. Michelson served as an adviser of Saybrook Capital, LLC, an investment bank specializing in the real estate and health care industries. From June 1998 to February 1999, Mr. Michelson served as chairman and co-chief executive officer of Protocare, Inc., a manager of clinical trials for the pharmaceutical industry and disease management firm. From 1988 to 1998, he served as chairman and chief executive officer of Value Health Sciences, Inc., an applied health services research firm he co-founded. Mr. Michelson has been a director of Nastech Pharmaceutical Company Inc., a NASDAQ-traded biotechnology company focused on innovative drug delivery technology, from 2004 to 2008, of Highlands Acquisition Company, a AMEX-traded special purpose acquisition company, from 2007 to 2009, and of G&L Realty Corp., a NYSE-traded medical office building REIT from 1995 to 2001. Mr. Michelson is currently a director of Landmark Imaging, a privately held diagnostic imaging and treatment company and of Private Health Management, a retainer-based primary care medical practice management company. Also since June 2004 and through the present, he has been and is a director and Vice Chairman of ALS-TDI, a philanthropy dedicated to curing Amyotrophic Lateral Sclerosis (ALS), commonly known as Lou Gehrig’s disease. Mr. Michelson received his B.A. from The Johns Hopkins University in 1973 and a J.D. from Yale Law School in 1976. We believe that Mr. Michelson’s previous experience as a member of the Board of Directors of Catellus Development Corp., an NYSE growth-oriented real estate development company, where he served as a member of the audit committee, his current role as a member of the board of directors of ARCT and his legal education make him well qualified to serve as a member of our Board of Directors.

William G. Stanley was appointed as an Independent Director of our company on October 27, 2009. Mr. Stanley also serves as an independent director of ARCT. Mr. Stanley is the founder and managing member of Stanley Laman Securities, LLC, a FINRA member broker-dealer, since 2004, and the founder and president of The Stanley-Laman Group, Ltd (SLG), a registered investment advisor for high net worth clients since 1997. Mr. Stanley serves on the Advisory Board of Highland Capital’s, High Cap Group. Highland Capital is a wholly owned subsidiary of National Financial Partners (NYSE:NFP). The Stanley-Laman Group has two separate groups within the organization, the Planning Group and the Investment Management Group. The Planning Group represents high worth families and family offices specializing in business continuity and estate planning using propriety computer models and tax planning techniques that have been researched, applied and refined over 30 years. SLG represents some of the wealthiest families in the world and has recently expanded its planning practice to international client matters. The Investment Management Group manages portfolios using proprietary trading and security selection techniques along with a global economic research. SLG acts as a separate account manager for other financial advisors nationally through Charles Schwab’s Institutional Separate Account Manager Platform. Mr. Stanley has earned designations as a Chartered Financial Consultant, Chartered Life Underwriter, and received his Masters Degree in Financial Services from the American College in 1997. Mr. Stanley served as an auditor for General Electric Capital from 1977 to 1979 and as a registered representative for Capital Analysts, Inc. of Radnor, Pennsylvania, a national investment advisory firm that specialized in sophisticated planning for high net worth individuals from 1979 to 1991. Mr. Stanley received a B.A. from Concord University and a Masters of Financial Services from The American College. He has also received the following designations: Chartered Life Underwriter from The American College; Chartered Financial Consultant from The American College. We believe that Mr. Stanley’s significant background in finance as well as his current role as a member of the board of directors of ARCT make him well qualified to serve on our Board of Directors.

Robert H. Burns was appointed as an Independent Director of our company on October 27, 2009. Mr. Burns also serves as an independent director of ARCT. Mr. Burns is a hotel industry veteran with an international reputation and over thirty years of hotel, real estate, food and beverage and retail experience. Mr. Burns founded and built the luxurious Regent International Hotels brand, which he sold in 1992. From 1970 to 1992, Mr. Burns served as chairman and chief executive officer of Regent International Hotels, where he was personally involved in all strategic and major operating decisions. In this connection, Mr. Burns and his team of professionals performed site selection, obtained land use and zoning approvals, performed all property due diligence, financed each project by raising both equity and arranging debt, oversaw planning, design and construction of each hotel property, and managed each asset. Each Regent hotel typically contained a significant food and beverage element and high-end retail component, frequently including luxury goods such as clothing, jewelry, as well as retail shops. In fact, Mr. Burns is extremely familiar with the retail landscape as his flagship hotel in Hong Kong was part of a mixed-use complex anchored by a major enclosed shopping center connected to the Regent Hong Kong. Thus, Mr. Burns has over forty (40) years as a manager and principal acquiring, financing, developing and operating properties. Mr. Burns opened the first Regent hotel in Honolulu, Hawaii, in 1970. From 1970 to 1979, the company opened and managed a number of prominent hotels, but gained truly international recognition in 1980 with the opening of The Regent Hong Kong, which brought a new dimension in amenities and service to hotels in the city and attracted attention throughout the world. It was in this way that the hotel innovatively combined the Eastern standard of service excellence with the Western standard of luxurious spaces. In all, Mr. Burns developed over 18 major hotel projects including the Four Seasons Hotel in New York City, the Beverly Wilshire Hotel in Beverly Hills, the Four Seasons Hotel in Milan, Italy, and the Four Seasons Hotel in Bali, Indonesia. Mr. Burns currently serves as chairman of Barings’ Chrysalis Emerging Markets Fund (since 1991) and as a director of Barings’ Asia Pacific Fund (since 1986). Additionally, he is a member of the executive committee of the board of directors of Jazz at Lincoln Center in New York City (since 2000), and chairs the Robert H. Burns Foundation which he founded in 1992 and which funds the education of Asian students at American schools. Mr. Burns frequently lectures at Stanford Business School. Mr. Burns was chairman and co-founder of the World Travel and Tourism Council (1994 to 1996), a forum for business leaders in the travel and tourism industry. With Chief Executives of some one hundred of the world’s leading travel and tourism companies as its members, WTTC has a unique mandate and overview on all matters related to travel and tourism. He served as a faculty member at the University of Hawaii (1963 to 1994) and as president of the Hawaii Hotel Association (1968 to 1970). Mr. Burns began his career in Sheraton’s Executive Training Program in 1958, and advanced rapidly within Sheraton and then within Westin Hotels (1962 to 1963). He later spent eight years with Hilton International Hotels (1963 to 1970). Mr. Burns graduated from the School of Hotel Management at Michigan State University (1958), and the University of Michigan’s Graduate School of Business (1960), after serving three years in the U.S. Army in Korea. For the past 5 years Mr. Burns has devoted his time to owning and operating Villa Feltrinelli on Lago di Garda, in Northern Italy, a small, luxury hotel, and working on developing hotel projects in Asia, focusing on Vietnam and China. We believe that Mr. Burns’ experience as a real estate developer for over forty (40) years, during which he developed over eighteen (18) major hotel projects, make him well qualified to serve as a member of our Board of Directors.

Compensation of Directors

We pay to each of our independent directors a retainer of $25,000 per year, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $250 for each meeting the director attends by telephone. If there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. If a director also is an employee of American Realty Capital New York Recovery REIT, Inc. or New York Recovery Advisors, LLC or their affiliates, we do not pay compensation for services rendered as a director.

Restricted Share Plan

We intend to adopt prior to our effective date our employee and director incentive restricted share plan to:

•	furnish incentives to individuals chosen to receive restricted shares because they are considered capable of improving our operations and increasing profits;
•	encourage selected persons to accept or continue employment with our advisor and its affiliates; and
•	increase the interest of our employees, officers and directors in our welfare through their participation in the growth in the value of our common shares.

Our employee and director incentive restricted share plan will be administered by the compensation committee of our board of directors or, if no such committee exists, the board of directors. The compensation committee, as appointed by our board of directors, will have the full authority: (1) to administer and interpret the employee and director incentive restricted share plan; (2) to determine the eligibility of directors, officers and employees (if we ever have employees), employees of our advisor and its affiliates, employees of entities that provide services to us, directors of the advisor or of entities that provide services to us, certain of our consultants and certain consultants to our advisor or its affiliates or to entities that provide services to us, to receive an award; (3) to determine the number of shares of common stock to be covered by each award; (4) to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the employee and director incentive restricted share plan); (5) to make determinations of the fair market value of shares; (6) to waive any provision, condition or limitation set forth in an award agreement; (7) to delegate its duties under the employee and director incentive restricted share plan to such agents as it may appoint from time to time; and (8) to make all other determinations, perform all other acts and exercise all other powers and authority necessary or advisable for administering the employee and director incentive restricted share plan, including the delegation of those ministerial acts and responsibilities as the compensation committee deems appropriate. From and after the consummation of this offering, the compensation committee will consist solely of non-executive directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code. The total number of common shares that may be issued under the employee and director incentive restricted share plan will not exceed 5.0% of our outstanding shares on a fully diluted basis at any time, and in any event will not exceed 7,500,000 shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).

Our restricted share plan provides for the automatic grant of 3,000 restricted shares of common stock to each of our independent directors, without any further action by our board of directors or the stockholders, on the date of each annual stockholder’s meeting. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum.

Restricted share awards entitle the recipient to common shares from us under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with us. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash dividends prior to the time that the restrictions on the restricted shares have lapsed. Any dividends payable in common shares shall be subject to the same restrictions as the underlying restricted shares.

Stock Option Plan

Prior to the effective date of this offering, we intend to adopt a stock option plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our advisor, property manager and affiliates, as well as personnel of our advisor, property manager and affiliates, and any joint venture affiliates of ours. Our stock option plan will be administered by the compensation committee of our board of directors or, if no such committee exists, the board of directors. The compensation committee, as appointed by our board of directors, will have the full authority: (1) to administer and interpret the stock option plan, (2) to authorize the granting of awards, (3) to determine the eligibility of directors, officers, advisors, consultants and other personnel, including our advisor, property manager and affiliates, as well as personnel of our advisor, property manager and affiliates, and any joint venture affiliates of ours, to receive an award, (4) to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the stock option plan), (5) to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the stock option plan), (6) to prescribe the form of instruments evidencing such awards, and (7) to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the stock option plan or the administration or interpretation thereof; however, neither the compensation committee nor the board of directors may take any action under our stock option plan that would result in a repricing of any stock option without having first obtained the affirmative vote of our stockholders. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The total number of shares that may be made subject to awards under our stock option plan initially will be 500,000 (as such number may be adjusted for stock splits, stock dividends, combinations and similar events). We may not issue options or warrants to purchase shares to our advisor, our directors or any of their affiliates except on the same terms as such options or warrants, if any, are sold to the general public. Further, the amount of the options or warrants issued to our advisor, our directors or any of their affiliates cannot exceed an amount equal to 10% of outstanding shares on the date of grant of the warrants and options. See the section entitled “Investment Strategy, Objectives and Policies — Investment Limitations” in this prospectus for a description of limitations imposed by our charter on our ability to issue stock options and warrants under our stock option plan.

If any vested awards under the stock option plan are paid or otherwise settled without the issuance of common stock, or any shares of common stock are surrendered to or withheld by us as payment of all or part of the exercise price of an award and/or withholding taxes in respect of an award, the shares that were subject to such award will not be available for re-issuance under the stock option plan. If any awards under the stock option plan are cancelled, forfeited or otherwise terminated without the issuance of shares of common stock (except as described in the immediately preceding sentence), the shares that were subject to such award will be available for re-issuance under the stock option plan. Shares issued under the stock option plan may be authorized but unissued shares or shares that have been reacquired by us. If the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the stock option plan, then the compensation committee will make equitable changes or adjustments to any of or all: (i) the number and kind of shares of stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, base price or purchase price relating to any award; and (iv) the performance goals, if any, applicable to outstanding awards. In addition, the compensation committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of stock). Awards under the stock option plan are intended to either be exempt from, or comply with, Section 409A of the Code.

Unless otherwise determined by the compensation committee and set forth in an individual award agreement, upon termination of an award recipient’s services to us, any then unvested awards will be cancelled and forfeited without consideration. Upon a change in control of us (as defined under the stock option plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

Compliance with the American Jobs Creation Act

As part of our strategy for compensating our independent directors, we intend to issue stock options under our stock option plan on the same terms as such options are sold to the general public and we have issued, and we intend to issue, restricted share awards under our employee and director incentive restricted share plan, each of which is described above. Stock options issued will not exceed an amount equal to 10% of the outstanding shares of our company on the date of a grant of an option. This method of compensating individuals may possibly be considered to be a “nonqualified deferred compensation plan” under Section 409A of the Internal Revenue Code.

Under Section 409A, “nonqualified deferred compensation plans” must meet certain requirements regarding the timing of distributions or payments and the timing of agreements or elections to defer payments, and must also prohibit any possibility of acceleration of distributions or payments, as well as certain other requirements. The guidance under Section 409A of the Internal Revenue Code provides that there is no deferral of compensation merely because the value of property (received in connection with the performance of services) is not includible in income by reason of the property being substantially nonvested (as defined in Section 83 of the Internal Revenue Code). Accordingly, it is intended that the restricted share awards will not be considered “nonqualified deferred compensation.”

If Section 409A applies to any of the awards issued under either plan described above, or if Section 409A applies to any other arrangement or agreement that we may make, and if such award, arrangement or agreement does not meet the timing and other requirements of Section 409A, then (i) all amounts deferred for all taxable years under the award, arrangement or agreement would be currently includible in the gross income of the recipient of such award or of such deferred amount to the extent not subject to a substantial risk of forfeiture and not previously included in the gross income of the recipient, (ii) interest at the underpayment rate plus 1% would be imposed on the underpayments that would have occurred had the compensation been includible in income when first deferred (or, if later, when not subject to a substantial risk of forfeiture) would be imposed upon the recipient and (iii) a 20% additional tax would be imposed on the recipient with respect to the amounts required to be included in the recipient’s income. Furthermore, if the affected individual is our employee, we would be required to withhold U.S. federal income taxes on the amount deferred but includible in income due to Section 409A, although there may be no funds currently being paid to the individual from which we could withhold such taxes. We would also be required to report on an appropriate form (W-2 or 1099) amounts which are deferred, whether or not they meet the requirements of Section 409A, and if we fail to do so, penalties could apply.

We do not intend to issue any award, or enter into any agreement or arrangement that would be considered a “nonqualified deferred compensation plan” under Section 409A, unless such award, agreement or arrangement complies with the timing and other requirements of Section 409A. It is our current belief, based upon the statute, the regulations issued under Section 409A and legislative history, that the stock options we currently intend to grant and the restricted share awards we have granted and that we currently intend to grant will not be subject to taxation under Section 409A because neither such stock options nor such restricted share awards will be considered a “nonqualified deferred compensation plan.” Nonetheless, there can be no assurances that any stock options or restricted share awards which we have granted or which hereafter may be granted will not be affected by Section 409A, or that any such stock options or restricted share awards will not be subject to income taxation under Section 409A.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

We are permitted to limit the liability of our directors and officers to us and our stockholders for monetary damages and to indemnify and advance expenses to our directors, officers and other agents, only to the extent permitted by Maryland law and the NASAA REIT Guidelines.

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

The Maryland General Corporation Law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Subject to the limitations of Maryland law and to any additional limitations contained therein, our charter limits directors’ and officers’ liability to us and our stockholders for monetary damages, requires us to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, New York Recovery Advisors, LLC or any of its affiliates and permits us to provide such indemnification and advance of expenses to our employees and agents. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

However, as set forth in the NASAA REIT Guidelines, our charter further limits our ability to indemnify our directors, New York Recovery Advisors, LLC and its affiliates for losses or liability suffered by them and to hold them harmless for losses or liability suffered by us by requiring that the following additional conditions are met:

•	the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;
•	the person seeking indemnification was acting on our behalf or performing services for us; and
•	the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an independent director, the liability or loss was not the result of gross negligence or willful misconduct.

In any such case, the indemnification or agreement to indemnify is recoverable only out of our net assets and not from the assets of our stockholders.

In addition, we will not indemnify any director, our advisor or any of its affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;
•	the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or
•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority of a jurisdiction in which our securities were offered and sold as to indemnification for securities law violations.

We have agreed to indemnify and hold harmless New York Recovery Advisors, LLC and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.

The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.

Finally, our charter provides that we may pay or reimburse reasonable legal expenses and other costs incurred by a director, our advisor or any of its affiliates in advance of final disposition of a proceeding only if all of the following conditions are satisfied:

•	the legal action relates to acts or omissions relating to the performance of duties or services for us or on our behalf by the person seeking indemnification;
•	the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement;
•	the person seeking indemnification provides us with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•	the person seeking indemnification undertakes in writing to repay us the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to have complied with the requisite standard of conduct.

The Advisor

Our advisor is New York Recovery Advisors, LLC. Our officers and two of our directors also are officers, key personnel and/or members of New York Recovery Advisors, LLC. New York Recovery Advisors, LLC has contractual responsibility to us and our stockholders pursuant to the advisory agreement, executed on February 17, 2010, amended and restated on April 8, 2010 and further amended and restated as of September 2, 2010. New York Recovery Advisors, LLC is indirectly majority-owned and controlled by Messrs. Schorsch and Kahane.

The officers and key personnel of our advisor are as follows:

Name	Age	Position(s)
Nicholas S. Schorsch	49	Chief Executive Officer
William M. Kahane	62	President, Chief Operating Officer, Treasurer
Michael A. Happel	47	Executive Vice President and Chief Investment Officer
Peter M. Budko	50	Executive Vice President
Brian S. Block	38	Executive Vice President and Chief Financial Officer
Michael Weil	43	Executive Vice President and Secretary

The backgrounds of Messrs. Schorsch, Kahane, Budko, Happel, Budko, Block and Weil are described in the “Management — Executive Officers and Directors” section of this prospectus.

Affiliates of our advisor have sponsored and may sponsor one or more other real estate investment programs in the future, including American Realty Capital Trust, Inc. (ARCT), which commenced its initial public offering of 150,000,000 shares of common stock on January 25, 2008 and has acquired 180 properties, primarily comprised of freestanding, single-tenant retail and commercial properties that are net leased to investment grade and other creditworthy tenants. As of December 31, 2009, ARCT had total real estate investments, at cost, of approximately $558.3 million. We may buy properties at the same time as one or more of the other American Realty Capital-sponsored programs managed by officers and key personnel of New York Recovery Advisors, LLC. As a result, they owe duties to each of these entities, their members and limited partners and these investors, which duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders. However, to the extent that our advisor or its affiliates take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of our stock. In addition, our directors, officers and certain of our stockholders may engage for their own account in business activities of the types conducted or to be conducted by our subsidiaries and us. For a description of some of the risks related to these conflicts of interest, see the section of this prospectus captioned “Risk Factors — Risks Related to Conflicts of Interest.”

The officers and key personnel of New York Recovery Advisors, LLC may spend a portion of their time on activities unrelated to us. It is currently anticipated that Mr. Happel will spend substantially all of his time on our behalf. Each of the other five officers and key personnel, including Messrs. Schorsch and Kahane, is currently expected to spend a significant portion of their time on our behalf but may not always spend a majority of their time on our behalf. In addition to the key personnel listed above, New York Recovery Advisors, LLC employs personnel who have extensive experience in selecting and managing commercial properties similar to the properties sought to be acquired by us. As of the date of this prospectus our advisor is the sole limited partner of New York Recovery Operating Partnership, L.P.

The anticipated amount of reimbursement to New York Recovery Advisors, LLC for personnel costs will be evaluated on an ongoing basis. Such reimbursement will be based on a number of factors, including profitability, funds available and our ability to pay distributions from cash flow generated from operations. The anticipated amount of reimbursement on an annual basis for our executive officers is as follows:

Executive	Anticipated Reimbursement Amounts for Compensation(2)
Michael A. Happel(1)	$275,000
All other(3)	500,000
$775,000

(1)	Mr. Happel is expected to own, directly or indirectly, a 20% interest in American Realty Capital III, LLC, our sponsor.
(2)	Includes base salary, bonuses and related benefits.
(3)	Includes Messrs. Schorsch, Kahane, Budko, Block and Weil.

Many of the services to be performed by New York Recovery Advisors, LLC in managing our day-to-day activities are summarized below. This summary is provided to illustrate the material functions that we expect New York Recovery Advisors, LLC will perform for us as our advisor, and it is not intended to include all of the services that may be provided to us by third parties. Under the terms of the advisory agreement, New York Recovery Advisors, LLC has undertaken to use its reasonable best efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by our board of directors. In its performance of this undertaking, New York Recovery Advisors, LLC, either directly or indirectly by engaging an affiliate, shall, among other duties and subject to the authority of our board of directors:

•	find, evaluate, present and recommend to us investment opportunities consistent with our investment policies and objectives;
•	serve as our investment and financial advisor and provide research and economic and statistical data in connection with our assets and our investment policies;
•	provide the daily management and perform and supervise the various administrative functions reasonably necessary for our management and operations;
•	investigate, select, and, on our behalf, engage and conduct business with such third parties as the advisor deems necessary to the proper performance of its obligations under the advisory agreement;
•	consult with our officers and board of directors and assist the board of directors in the formulating and implementing of our financial policies;
•	structure and negotiate the terms and conditions of our real estate acquisitions, sales or joint ventures;
•	review and analyze each property’s operating and capital budget;
•	acquire properties and make investments on our behalf in compliance with our investment objectives and policies;
•	arrange, structure and negotiate financing and refinancing of properties;

•	enter into leases of property and service contracts for assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such assets, including the servicing of mortgages; and
•	prepare and review on our behalf, with the participation of one designated principal executive officer and principal financial officer, all reports and returns required by the SEC, IRS and other state or federal governmental agencies.

The advisor may not acquire any property or finance any such acquisition, on our behalf, without the prior approval of a majority of our board of directors.

The advisory agreement has a one-year term ending September 2, 2011, and may be renewed for an unlimited number of successive one-year periods. Upon declaration of effectiveness of the registration statement, of which this prospectus is a part, the term of the advisory agreement will be renewed and will continue for a period of one year. Additionally, either party may terminate the advisory agreement without cause or penalty upon 60 days’ written notice.

A majority of our independent directors may elect to terminate the advisory agreement. In the event of the termination of our advisory agreement, our advisor is required to cooperate with us and take all reasonable steps requested by us to assist our board of directors in making an orderly transition of the advisory function. In addition, upon termination of the agreement, our advisor will be entitled to a subordinated termination fee, as described below.

We pay New York Recovery Advisors, LLC an asset management fee equal to 0.75% of the cost our assets (cost will include the purchase price, acquisition expenses, capital expenditures, and other customarily capitalized costs, but will exclude acquisition fees; provided, however, that no fee will accrue or be payable on assets acquired using the proceeds from the private offering until we have sufficient cash flow to pay dividends on the preferred shares); provided further, however, that the asset management fee shall be reduced by any amounts payable to New York Recovery Properties, LLC, our property manager, as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). This fee is payable semiannually in advance, on January 1 and July 1, based on assets held by us during the preceding semiannual period, adjusted for appropriate closing dates for individual property acquisitions. In the sole discretion of our advisor, our advisor may elect to have these fees paid, in whole or in part, in cash or shares of our common stock. For the purposes of the payment of these fees, each share of our common stock will be valued at the per share offering price of our common stock minus the maximum selling commissions and dealer manager fee allowed in the offering, to account for the fact that no selling commissions or dealer manager fees will be paid in connection with any such issuances (at the offering price, each such share of common stock would be issued at $9.00 per share).

We will reimburse New York Recovery Advisors, LLC up to 1.5% of gross offering proceeds for organization and offering expenses. These organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charge of our escrow holder, due diligence expense reimbursements to participating broker-dealers and amounts to reimburse New York Recovery Advisors, LLC for its portion of the salaries of the employees of its affiliates who provide services to our advisor and other costs in connection with administrative oversight of the offering and marketing process and preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers. Our advisor will be responsible for the payment of all such organization and offering expenses to the extent such expenses exceed 1.5% of the aggregate gross proceeds of this offering, which may include reimbursements to our advisor for other organization and offering expenses up to 0.5% of the aggregate gross proceeds of this offering for third-party due diligence fees included in a detailed and itemized invoice. Third-party due diligence fees may include fees for reviewing financial statements, offering documents, organizational documents, agreements and marketing materials, analysis of SEC and FINRA correspondence, and interviews with management.

We also pay New York Recovery Advisors, LLC acquisition fees equal to 1.0% of the contract purchase price of each property or asset that we acquire (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment), along with reimbursement of acquisition expenses. In the sole discretion of our advisor, our advisor may elect to have these fees paid, in whole or in part, in cash or shares of our common stock in the same manner as described above. In addition, if during the period ending two years after the close of this offering, we sell an asset and then reinvest in assets, we will pay our advisor 1.0% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment); provided, however, that in no event shall the total of all acquisition fees and acquisition expenses (including any financing coordination fee) payable in respect of such sale or reinvestment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment).

In addition, we will reimburse New York Recovery Advisors, LLC for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the respective employee of New York Recovery Advisors, LLC and the corresponding payroll and payroll related costs incurred by our affiliate. In addition, we also will pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finders fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs regardless of whether we acquire the related assets. We expect these expenses to be approximately 0.5% of the purchase price of each property (including our pro rata share of debt attributable to such property) and 0.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). In no event will the total of all acquisition fees and acquisition expenses (including any financing coordination fee) payable with respect to a particular investment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment).

We also pay to New York Recovery Advisors, LLC a financing coordination fee equal to 0.75% of the amount available and/or outstanding under any debt financing that we obtain and use for the acquisition of properties and other investments or that is assumed, directly or indirectly, in connection with the acquisition of properties. In the sole discretion of our advisor, our advisor may elect to have these fees paid, in whole or in part, in cash or shares of our common stock in the same manner as described above.

For substantial assistance in connection with the sale of properties, we will pay New York Recovery Advisors, LLC a real estate commission paid on the sale of property, up to the lesser of 2% and one-half of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to our advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a reasonable, customary and competitive real estate commission in light of the size, type and location of the property. In the sole discretion of our advisor, our advisor may elect to have these fees paid, in whole or in part, in cash or shares of our common stock in the same manner as described above.

Our advisor will receive a subordinated participation in net sale proceeds equal to 15% of remaining Net Sale Proceeds (as defined in the advisory agreement) after return of capital contributions plus payment to investors of an annual 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors. In addition, our advisor will receive a subordinated incentive listing fee equal to 15% of the amount by which the sum of our adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 6% cumulative, pre-tax, non-compounded return to investors. However, neither our advisor nor any of its affiliates can earn both the subordinated participation in net sale proceeds and the subordinated incentive listing fee. Any subordinated participation in net sale proceeds becoming due and payable to the advisor or its assignees hereunder shall be reduced by the amount of any distributions made to New York Recovery Special Limited Partnership, LLC pursuant to the partnership agreement.

The subordinated incentive listing fee will be paid in the form of a promissory note that will be repaid from the net sale proceeds of each sale of a property, loan or other investment after the date of the listing. At the time of such sale, we may, however, at our discretion, pay all or a portion of such promissory note with shares of our common stock or cash. If shares are used for payment, we do not anticipate that they will be registered under the Securities Act and, therefore, will be subject to restrictions on transferability. Any portion of the subordinated participation in net sale proceeds that New York Recovery Advisors, LLC receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing fee. In no event will the amount paid to our advisor under the promissory note, if any, exceed the amount considered presumptively reasonable by the NASAA REIT Guidelines.

If at any time the shares become listed on a national securities exchange and our independent directors determine that we should not become “self-managed,” we will negotiate in good faith with our advisor a fee structure appropriate for an entity with a perpetual life. Our independent directors must approve the new fee structure negotiated with our advisor. The market value of our outstanding common stock will be calculated based on the average market value of the shares of common stock issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation. We have the option to pay the subordinated incentive listing fee in the form of stock, cash, a promissory note or any combination thereof. If any previous payments of the subordinated participation in net sale proceeds will offset the amounts due pursuant to the subordinated incentive listing fee, then we will not be required to pay New York Recovery Advisors, LLC any further subordinated participation in net sale proceeds.

Upon termination of the advisory agreement, or the termination date, our advisor shall be entitled to a subordinated termination fee. The subordinated termination fee, if any, will be payable in the form of a promissory note equal to (A) 15.0% of the amount, if any, by which (1) the sum of (v) the fair market value (determined by appraisal as of the termination date) of our investments on the termination date, less (w) any loans secured by such investments, plus (x) total distributions paid through the termination date on shares issued in offerings through the termination date, less (y) the liquidation preference of all preferred shares issued on or prior to the termination date (whether or not converted into shares of our common stock), which liquidation preference shall be reduced by any amounts paid on or prior to the termination date to purchase or redeem any preferred shares or any shares of our common stock issued on conversion of any preferred shares, less (z) any amounts distributable as of the termination date to limited partners who received OP Units in connection with the acquisition of any investments upon the liquidation or sale of such investments (assuming the liquidation or sale of such investments on the termination date), exceeds (2) the sum of the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the termination date to purchase or redeem any shares of our common stock purchased in an offering pursuant to our share repurchase plan or otherwise) and the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual 6% cumulative, non-compounded return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the termination date, less (B) any prior payments to the advisor of the subordinated participation in net sales proceeds or the subordinated incentive listing fee. In addition, our advisor may elect to defer its right to receive a subordinated termination fee until either a listing or an other liquidity event occurs, including a liquidation or the sale of all or substantially all our investments (regardless of the form in which such sale shall occur).

If our advisor elects to defer its right to receive a subordinated termination fee and there is a listing of the shares of our common stock on a national securities exchange or the receipt of our stockholders of securities that are listed on a national securities exchange in exchange for our shares of common stock in a merger or any other type of transaction, then our advisor will be entitled to receive a subordinated termination fee in an amount equal to (A) 15.0% of the amount, if any, by which (1) the sum of (t) the fair market value (determined by appraisal as of the date of listing) of the investments owned as of the termination date, less (u) any loans secured by such investments owned as of the termination date, plus (v) the fair market value (determined by appraisal as of the date of listing) of the investments acquired after the termination date for which our advisor would have been entitled to receive an acquisition fee (collectively, the “included assets”), less (w) any loans secured by the included assets, plus (x) total distributions paid through the date of listing on shares of our common stock issued in offerings through the termination date, less (y) the liquidation preference of all preferred stock issued on or prior to the termination date (whether or not converted into shares), which liquidation preference shall be reduced by any amounts paid on or prior to the date of listing to purchase or redeem any shares of preferred stock or any shares of our common stock issued on conversion of any preferred stock, less (z) any amounts distributable as of the date of listing to limited partners who received OP Units in connection with the acquisition of any included assets upon the liquidation or sale of such included assets (assuming the liquidation or sale of such included assets on the date of listing), exceeds (2) the sum of (y) the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the date of listing to purchase or redeem any shares of our common stock purchased in an offering on or prior to the termination date pursuant to our share repurchase plan or otherwise), plus (z) the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual 6% cumulative, non-compounded return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the date of listing, less (B) any prior payments to the advisor of the subordinated participation in net sales proceeds or the subordinated incentive listing fee.

If our advisor elects to defer its right to receive a subordinated termination fee and there is an other liquidity event, then our advisor will be entitled to receive a subordinated termination fee in an amount equal to (A) 15.0% of the amount, if any, by which (1) the sum of (t) the fair market value (determined by appraisal as of the date of such other liquidity event) of the investments owned as of the termination date, less (u) any loans secured by such investments owned as of the termination date, plus (v) the fair market value (determined by appraisal as of the date of such other liquidity event) of the included assets, less (w) any loans secured by the included assets, plus (x) total distributions paid through the date of the other liquidity event on shares of our common stock issued in offerings through the termination date, less (y) the liquidation preference of all preferred shares issued on or prior to the termination date (whether or not converted into shares of our common stock), which liquidation preference shall be reduced by any amounts paid on or prior to the date of the other liquidity event to purchase or redeem any preferred shares or any shares of our common stock issued on conversion of any preferred shares, less (z) any amounts distributable as of the date of the other liquidity event to limited partners who received OP Units in connection with the acquisition of any included assets upon the liquidation or sale of such included assets (assuming the liquidation or sale of such included assets on the date of the other liquidity event), exceeds (2) the sum of (y) the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the date of the other liquidity event to purchase or redeem any shares of our common stock purchased in an offering on or prior to the termination date pursuant to our share repurchase plan or otherwise), plus (z) the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual 6% cumulative, non-compounded return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the date of the other liquidity event, less (B) any prior payments to the advisor of the subordinated participation in net sales proceeds or the subordinated incentive listing fee. If our advisor receives the subordinated incentive listing fee, neither it nor any of its affiliates would be entitled to receive subordinated distributions of net sales proceeds or the subordinated termination fee. If our advisor receives the subordinated termination fee, neither it nor any of its affiliates would be entitled to receive subordinated distributions of net sales proceeds or the subordinated incentive listing fee. There are many additional conditions and restrictions on the amount of compensation our advisor and its affiliates may receive.

No compensation or remuneration will be payable by us or our operating partnership to our advisor or any of its affiliates in connection with any internalization (an acquisition of management functions by us from our advisor) in the future.

New York Recovery Advisors, LLC and its officers, employees and affiliates engage in other business ventures and, as a result, their resources are not dedicated exclusively to our business. However, pursuant to the advisory agreement, New York Recovery Advisors, LLC is required to devote sufficient resources to our administration to discharge its obligations. New York Recovery Advisors, LLC currently has no paid employees; however, as of August 24, 2010, its affiliates had approximately 43 full-time employees, each of whom may dedicate a portion of his or her time providing services to our advisor. Our advisor is responsible for a pro rata portion of each employee’s compensation based upon the approximate percentage of time the employee dedicates to our advisor. New York Recovery Advisors, LLC may assign the advisory agreement to an affiliate upon approval of a majority of our independent directors. We may assign or transfer the advisory agreement to a successor entity if at least a majority of our independent directors determines that any such successor advisor possesses sufficient qualifications to perform the advisory function and to justify the compensation payable to the advisor. Our independent directors will base their determination on the general facts and circumstances that they deem applicable, including the overall experience and specific industry experience of the successor advisor and its management. Other factors that will be considered are the compensation to be paid to the successor advisor and any potential conflicts of interest that may occur.

The fees payable to New York Recovery Advisors, LLC or its affiliates under the advisory agreement are described in further detail in the section captioned “Management Compensation” below. We also describe in that section our obligation to reimburse New York Recovery Advisors, LLC for organization and offering expenses, administrative and management services, and payments made by New York Recovery Advisors, LLC to third parties in connection with potential acquisitions.

Affiliated Companies

Property Manager

Our properties will be managed and leased initially by New York Recovery Properties, LLC, our property manager. New York Recovery Properties, LLC is indirectly wholly-owned and controlled by Messrs. Schorsch and Kahane. Nicholas S. Schorsch serves as chief executive officer of New York Recovery Properties, LLC. William M. Kahane serves as its president and treasurer. Brian S. Block serves as Executive Vice President and Chief Financial Officer of New York Recovery Properties, LLC. Peter M. Budko serves as Executive Vice President of New York Recovery Properties, LLC. Michael Weil serves as Executive Vice President and Secretary of New York Recovery Properties, LLC. See the section entitled “Conflicts of Interest” in this prospectus.

New York Recovery Properties, LLC was organized in 2009 to lease and manage properties that we or our affiliated entities acquire. In accordance with the property management and leasing agreement, we pay to New York Recovery Properties, LLC a property management fee equal to 4.0% of gross revenues from the properties managed. For the management and leasing of our hotel properties, we will pay a fee based on a percentage of gross revenues at a market rate in light of the size, type and location of the hotel property plus a customary incentive fee based on performance. Notwithstanding the foregoing, our property manager may be entitled to receive higher fees if our property manager demonstrates to the satisfaction of a majority of the directors (including a majority of the independent directors) that a higher competitive fee is justified for the services rendered. We also will reimburse the property manager and its affiliates for property-level expenses that they pay or incur on our behalf, including salaries, bonuses and benefits of persons employed by the property manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of the property manager or its affiliates. New York Recovery Properties, LLC may subcontract the performance of its property management and leasing services duties to third parties and pay all or a portion of its 4.0% property management fee to the third parties with whom it contracts for these services. If we contract directly with third parties for such services we will pay them customary market fees and will pay New York Recovery Properties, LLC an oversight fee equal to 1.0% of the gross revenues of the property managed. Such oversight fee will reduce the asset management fee payable to our advisor by the amount of the oversight fee. Accordingly the asset management fee, together with the oversight fee, will not exceed the total asset management fee, which is 0.75% of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). In no event will we pay New York Recovery Properties, LLC or an affiliate both a property management fee and an oversight fee with respect to any particular property. New York Recovery Properties, LLC derives substantially all of its income from the property management and leasing services it performs for us and other American Realty Capital-sponsored programs.

If New York Recovery Properties, LLC assists a tenant with tenant improvements, a separate fee may be charged to, and payable by, us. This fee will not exceed 5% of the cost of the tenant improvements. The property manager will only provide these services if it does not cause any of our income from the applicable property to be treated as other than rents from real property for purposes of the applicable REIT requirements described under “Certain Material U.S. Federal Income Tax Considerations.”

New York Recovery Operating Partnership, L.P., American Realty Capital New York Recovery REIT, Inc. and New York Recovery Properties, LLC entered into a property management agreement on February 17, 2010, which was amended and restated as of September 2, 2010. The property management agreement has a one-year term ending September 2, 2011, and is subject to successive one-year renewals unless either party provides written notice of its intent to terminate at least 60 days prior to the expiration of the initial or renewal term. We may terminate the agreement immediately due to the bankruptcy or insolvency of the property manager. We also may terminate the agreement upon written notice in the event of gross negligence or willful misconduct by the property manager.

New York Recovery Properties, LLC hires, directs and establishes policies for employees who have direct responsibility for the operations of each property we acquire, which may include, but is not be limited to, on-site managers and building and maintenance personnel. Certain employees of the property manager may be employed on a part-time basis and also may be employed by our advisor or certain companies affiliated with it.

The property manager also directs the purchase of equipment and supplies, and supervises all maintenance activity, for our properties. The management fees paid to the property manager cover, without additional expense to us, all of the property manager’s general overhead costs. The principal office of the property manager is located at 405 Park Avenue, New York, New York 10022.

Dealer Manager

Realty Capital Securities, LLC, our dealer manager, is a member firm of the Financial Industry Regulatory Authority, or FINRA. Realty Capital Securities, LLC was organized on August 29, 2007 for the purpose of participating in and facilitating the distribution of securities of real estate programs sponsored by American Realty Capital, its affiliates and its predecessors.

Realty Capital Securities, LLC provides certain wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. It also may sell a limited number of shares at the retail level. The compensation we will pay to Realty Capital Securities, LLC in connection with this offering is described in the section of this prospectus captioned “Management Compensation.” See also “Plan of Distribution — Dealer Manager and Compensation We Will Pay for the Sale of Our Shares.” Realty Capital Securities, LLC also serves as dealer manager for ARCT, Healthcare Trust of America, Inc. and United Development Funding IV.

Realty Capital Securities, LLC is a wholly owned subsidiary of American Realty Capital II, LLC. Accordingly, Messrs. Schorsch and Kahane are indirect owners of Realty Capital Securities, LLC. Realty Capital Securities, LLC is an affiliate of both our advisor and the property manager. See the section entitled “Conflicts of Interest” in this prospectus.

The current officers of Realty Capital Securities, LLC are:

Name	Age	Position(s)
Louisa Quarto	42	President
Kamal Jafarnia	43	Executive Vice President and Chief Compliance Officer
Alex MacGillivray	48	Senior Vice President and National Sales Manager

The backgrounds of Messrs. Jafarnia and MacGillivray and Ms. Quarto are described below:

Louisa Quarto joined Realty Capital Securities, LLC in April 2008 and currently serves as President. Ms Quarto served as Chief Compliance Officer for Realty Capital Securities, LLC from May 2008 until February 2009. Ms. Quarto also is Senior Vice President for American Realty Capital II Advisors, LLC since its formation in December 2009. Ms Quarto’s responsibilities include overseeing national accounts, operations and compliance activities for Realty Capital Securities. From February 1996 through April 2008 Ms Quarto was with W. P. Carey & Co. LLC, most recently as Executive Director and Chief Management Officer of

Carey Financial, LLC, the broker-dealer subsidiary of W. P. Carey, where she managed relationships with the broker-dealers that were part of the CPA® REIT selling groups. Ms Quarto earned a Bachelor of Arts from Bucknell University and an MBA in Finance and Marketing from The Stern School of Business at New York University. She holds FINRA Series 7, 63 and 24 licenses and is a member of the Investment Program Association’s, or IPA, Executive Committee, its Board of Trustees and serves as the IPA’s Treasurer and Chair of its Finance Committee.

Kamal Jafarnia is Executive Vice President and Chief Compliance Officer for Realty Capital Securities, LLC and is Senior Vice President for American Realty Capital. Mr Jafarnia joined Realty Capital Securities, LLC in November 2008 and became its Chief Compliance Officer in February 2009. Mr. Jafarnia has more than 15 years experience both as an attorney and as a compliance professional, including 10 years of related industry experience in financial services. Before joining American Realty Capital, he served as Executive Vice President of Franklin Square Capital Partners and as Chief Compliance Officer of FB Income Advisor, LLC, the registered investment adviser to Franklin Square’s proprietary offering, where he was responsible for overseeing the regulatory compliance programs for the firm. Prior to Franklin Square Capital Partners, Mr. Jafarnia was Assistant General Counsel and Chief Compliance Officer for Behringer Harvard and Behringer Securities, LP, respectively, where he coordinated the selling group due diligence and oversaw the regulatory compliance efforts. Prior to Behringer Harvard, Mr. Jafarnia worked as Vice President of CNL Capital Markets, Inc. and Chief Compliance Officer of CNL Fund Advisors, Inc. Mr. Jafarnia earned a Bachelor of Arts from the University of Texas at Austin and his law degree from Temple University School of Law in Philadelphia, PA. He is currently participating in the Masters of Laws degree program in Securities and Financial Regulation at the Georgetown University Law Center in Washington, DC. Mr. Jafarnia holds FINRA Series 6, 7, 24, 63 and 65 licenses.

Alex MacGillivray joined Realty Capital Securities, LLC in June 2009 and currently serves as Senior Vice President and National Sales Manager. Mr. MacGillivray has over 20 years of sales experience and his current responsibilities include sales, marketing, and managing the distribution of all products offered by Realty Capital Securities, LLC. Prior to joining Realty Capital Securities, LLC, he was a Director of Sales at Prudential Financial with responsibility for managing a team focused on variable annuity sales through numerous channels. Before joining Prudential Financial in 2006, he was a National Sales Manager at Lincoln Financial overseeing a team focused on variable annuity sales. Before joining Lincoln Financial in 2003, he was a senior sales executive at AXA/Equitable. Mr. MacGillivray also has prior sales experience at Fidelity Investments and Van Kampen Merritt. Mr. MacGillivray holds FINRA Series 7, 24 and 63 licenses.

Investment Decisions

The primary responsibility for the investment decisions of New York Recovery Advisors, LLC and its affiliates, the negotiation for these investments, and the property management and leasing of these investment properties resides with Nicholas S. Schorsch, William M. Kahane, Michael A. Happel, Peter M. Budko, Brian Block and Michael Weil. New York Recovery Advisors, LLC seeks to invest in commercial properties on our behalf that satisfy our investment objectives. To the extent we invest in properties, a majority of the directors will approve the consideration paid for such properties based on the fair market value of the properties. If a majority of independent directors so determines, or if an asset is acquired from our advisor, one or more of our directors, our sponsor or any of its affiliates, the fair market value will be determined by a qualified independent real estate appraiser selected by the independent directors.

Appraisals are estimates of value and should not be relied on as measures of true worth or realizable value. We will maintain the appraisal in our records for at least five years, and copies of each appraisal will be available for review by stockholders upon their request.

Certain Relationships and Related Transactions

Advisory Agreement.  We entered into an advisory agreement with New York Recovery Advisors, LLC, on February 17, 2010, which was amended and restated on April 8, 2010 and further amended and restated as of September 2, 2010, whereby New York Recovery Advisors, LLC will manage our day-to-day operations. We will pay New York Recovery Advisors, LLC a fee equal to 0.75% of the cost our assets (cost will include the purchase price, acquisition expenses, capital expenditures, and other customarily capitalized costs, but will exclude acquisition fees); provided, however, that no fee will accrue or be payable on assets acquired using the proceeds from the private offering until we have sufficient cash flow to pay dividends on the preferred shares; provided further, however, that the asset management fee shall be reduced by any amounts payable to New York Recovery Properties, LLC, our property manager, as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). This fee is payable semiannually in advance, on January 1 and July 1, based on assets held by us during the preceding semiannual period, adjusted for appropriate closing dates for individual property acquisitions. In the sole discretion of our advisor, our advisor may elect to have these fees paid, in whole or in part, in cash or shares of our common stock. See the section entitled “ — The Advisor” in this prospectus. We will reimburse New York Recovery Advisors, LLC up to 1.5% of gross offering proceeds for organization and offering expenses and for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf regardless of whether we actually acquire the related assets, which may include reimbursements to our advisor for other organization and offering expenses up to 0.5% of the gross proceeds raised in this offering for third-party due diligence fees included in detailed and itemized invoices. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the respective employee of New York Recovery Advisors, LLC and the corresponding payroll and payroll related costs incurred by our affiliate. Third-party due diligence fees may include fees for reviewing financial statements, offering documents, organizational documents, agreements and marketing materials, analysis of SEC and FINRA correspondence, and interviews with management.

We also will pay to New York Recovery Advisors, LLC acquisition fees equal to 1.0% of the contract purchase price of each property or asset that we acquire (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). In the sole discretion of our advisor, our advisor may elect to have these fees paid, in whole or in part, in cash or shares of our common stock. In addition, if during the period ending two years after the close of the offering, we sell assets and then reinvest in assets, we will pay to New York Recovery Advisors, LLC 1.0% of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment); provided, however, that in no event shall the total of all acquisition fees and acquisition expenses (including any financing coordination fee) payable in respect of such reinvestment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). In addition, we will reimburse New York Recovery Advisors, LLC for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the respective employee of New York Recovery Advisors, LLC and the corresponding payroll and payroll related costs incurred by our affiliate. In addition, we also will pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finders fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs regardless of whether we acquire the related assets. We expect these expenses to be approximately 0.5% of the purchase price of each property (including our pro rata share of debt attributable to such property) and 0.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). In no event will the total of all acquisition fees and acquisition expenses payable (including any financing coordination fee) with respect to a particular investment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). See the section entitled “ — The Advisor” in this prospectus.

We also pay to New York Recovery Advisors, LLC a financing coordination fee equal to 0.75% of the amount available and/or outstanding under any debt financing that we obtain and use for the acquisition of properties and other investments or that is assumed, directly or indirectly, in connection with the acquisition of properties.

For substantial assistance in connection with the sale of properties, we will pay New York Recovery Advisors, LLC a real estate commission paid on the sale of property, up to the lesser of 2% and one-half of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to our advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a reasonable, customary and competitive real estate commission in light of the size, type and location of the property. In the sole discretion of our advisor, our advisor may elect to have these fees paid, in whole or in part, in cash or shares of our common stock. See the section entitled “ — The Advisor” in this prospectus.

Our advisor will receive a subordinated participation in net sale proceeds equal to 15% of remaining Net Sale Proceeds (as defined in the advisory agreement) after return of capital contributions plus payment to investors of an annual 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors. In addition, our advisor will receive a subordinated incentive listing fee equal to 15% of the amount by which the sum of our adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 6% cumulative, pre-tax, non-compounded return to investors. Any subordinated participation in net sale proceeds becoming due and payable to the advisor or its assignees hereunder shall be reduced by the amount of any distributions made to New York Recovery Special Limited Partnership, LLC pursuant to the partnership agreement. However, neither our advisor nor any of its affiliates can earn both the subordinated participation in net sale proceeds and the subordinate listing fee. The subordinated incentive listing fee will be paid in the form of a promissory note that will be repaid from the net sale proceeds of each sale of a property, loan or other investment after the date of the listing. At the time of such sale, we may, however, at our discretion, pay all or a portion of such promissory note with shares of our common stock or cash. See the section entitled “— The Advisor” in this prospectus.

Upon termination of the advisory agreement, our advisor shall be entitled to a subordinated termination fee payable in the form of a promissory note. In addition, our advisor may elect to defer its right to receive a subordinated termination fee until either a listing on a national securities exchange or other liquidity event occurs. No compensation or remuneration will be payable by us or our operating partnership to our advisor or any of its affiliates in connection with any internalization (an acquisition of management functions by us from our advisor) in the future.

Nicholas S. Schorsch, our chief executive officer and chairman of our board of directors, also is the chief executive officer of New York Recovery Advisors, LLC. William M. Kahane, our president, treasurer and a director is the president, chief operating officer and treasurer of New York Recovery Advisors, LLC. Michael A. Happel, our executive vice president, chief investment officer and an advisor to our board of directors, also is the executive vice president and chief investment officer of New York Recovery Advisors, LLC. Messrs. Schorsch and Kahane are indirect owners of New York Recovery Advisors, LLC. Peter M. Budko, our executive vice president and chief operating officer, also is executive vice president of New York Recovery Advisors, LLC. Brian S. Block, our executive vice president and chief financial officer, also is the executive vice president and chief financial officer of New York Recovery Advisors, LLC. Michael Weil, our executive vice president and secretary, also is the executive vice president and secretary of New York Recovery Advisors, LLC. For a further description of this agreement, see the sections entitled “ — The Advisor,” “Management Compensation” and “Conflicts of Interest” in this prospectus.

Property Management and Leasing Agreement.  We will enter into a Property Management and Leasing Agreement with New York Recovery Properties, LLC. We will pay to New York Recovery Properties, LLC fees equal to 4.0% of gross revenues from the properties managed. For the management and leasing of our hotel properties, we will pay a fee based on a percentage of gross revenues at a market rate in light of the size, type and location of the hotel property plus a customary incentive fee based on performance. Notwithstanding the foregoing, our property manager may be entitled to receive higher fees if our property manager demonstrates to the satisfaction of a majority of the directors (including a majority of the independent directors) that a higher competitive fee is justified for the services rendered. We also will reimburse the property manager and its affiliates for property-level expenses that they pay or incur on our behalf, including salaries, bonuses and benefits of persons employed by the property manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of the property manager or its affiliates. New York Recovery Properties, LLC may subcontract the performance of its property management and leasing services duties to third parties and pay all or a portion of its 4.0% property management fee to the third parties with whom it contracts for these services. If we contract directly with third parties for such services we will pay them customary market fees and will pay New York Recovery Properties, LLC an oversight fee equal to 1.0% of the gross revenues of the property managed. Such oversight fee will reduce the asset management fee payable to our advisor by the amount of the oversight fee. Accordingly the asset management fee, together with the oversight fee, will not exceed the total asset management fee, which is 0.75% of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). In no event will we pay New York Recovery Properties, LLC or an affiliate both a property management fee and an oversight fee with respect to any particular property. Nicholas S. Schorsch, our chief executive officer and chairman of our board of directors, also is the chief executive officer of New York Recovery Properties, LLC. William M. Kahane, our president, treasurer and a director, is the president, chief operating officer and treasurer of New York Recovery Properties, LLC. Michael A. Happel, our executive vice president, chief investment officer and an observer to our board of directors, also is the executive vice president and chief investment officer of New York Recovery Properties, LLC. Messrs. Schorsch and Kahane are indirect owners of New York Recovery Properties, LLC. Peter M. Budko, our executive vice president and chief operating officer, also is the executive vice president of New York Recovery Properties, LLC. Brian S. Block, our executive vice president and chief financial officer, also is the executive vice president and chief financial officer of New York Recovery Properties, LLC. Michael Weil, our executive vice president and secretary, also is the executive vice president and secretary of New York Recovery Properties, LLC. For a further description of this agreement, see the sections entitled “— Affiliated Companies — Property Manager,” “Management Compensation” and “Conflicts of Interest” in this prospectus.

Dealer Manager Agreement.  We will enter into a Dealer Manager Agreement with Realty Capital Securities, LLC, our dealer manager. We will pay to Realty Capital Securities, LLC a selling commission equal to 7% of the gross offering proceeds from this offering, except that no selling commissions will be paid on shares sold under our distribution reinvestment plan. Realty Capital Securities, LLC may reallow all of the selling commission to participating broker-dealers. Alternatively, a participating broker-dealer may elect to receive a fee equal to 7.5% of gross proceeds from the sale of shares by such participating broker-dealer, with 2.5% thereof paid at the time of such sale and 1% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale, in which event, a portion of the dealer manager fee will be reallocated such that the combined selling commission and dealer manager fee do not exceed 10% of gross proceeds of our primary offering. Our dealer manager will repay to the company any excess over FINRA’s 10% underwriting compensation limitation under FINRA Rule 2310 (“FINRA’s 10% cap”) if the offering is abruptly terminated after reaching the minimum amount, but before reaching the maximum amount, of offering proceeds. Realty Capital Securities, LLC also will waive the selling commission with respect to shares sold by an investment advisory representative. Additionally, we will pay to Realty Capital Securities, LLC a dealer manager fee equal to 3% of the gross offering proceeds sold through broker-dealers. Realty Capital Securities, LLC may reallow all or part of the dealer manager fee to participating broker-dealers. We will not pay a dealer manager fee for shares purchased through our distribution reinvestment plan. Nicholas S. Schorsch, our chief executive officer and chairman of our board of directors, and William M. Kahane, our president and treasurer, together indirectly own a majority of the ownership and voting interests of Realty Capital Securities, LLC. Louisa Quarto is president of Realty Capital Securities, LLC. Kamal Jafarnia is executive vice present and chief compliance officer of Realty Capital Securities, LLC. For a further description of this agreement, see the sections entitled “— Affiliated Companies — Dealer Manager,” “Management Compensation,” “Plan of Distribution” and “Conflicts of Interest” in this prospectus.

MANAGEMENT COMPENSATION

We have no paid employees. New York Recovery Advisors, LLC, our advisor, and its affiliates manages our day-to-day affairs. The following table summarizes all of the compensation and fees we pay to New York Recovery Advisors, LLC and its affiliates, including amounts to reimburse their costs in providing services. In the sole discretion of our advisor, our advisor may elect to have certain fees and commissions paid, in whole or in part, in cash or shares of our common stock. The selling commissions may vary for different categories of purchasers. See the section entitled “Plan of Distribution” in this prospectus. This table assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fee. No effect is given to any shares sold through out distribution reinvestment plan.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Selling Commission(1)	We will pay to Realty Capital Securities, LLC 7% of gross proceeds of our primary offering; we will not pay any selling commissions on sales of shares under our distribution reinvestment plan; Realty Capital Securities, LLC will reallow all selling commissions to participating broker-dealers. Alternatively, a participating broker-dealer may elect to receive a fee equal to 7.5% of gross proceeds from the sale of shares by such participating broker-dealer, with 2.5% thereof paid at the time of such sale and 1% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale, in which event, a portion of the dealer manager fee will be reallowed such that the combined selling commission and dealer manager fee do not exceed 10% of gross proceeds of our primary offering.	$140,000 / $105,000,000
Dealer Manager Fee(1)	We will pay to Realty Capital Securities, LLC 3% of gross proceeds of our primary offering; we will not pay a dealer manager fee with respect to sales under our distribution reinvestment plan; Realty Capital Securities, LLC may reallow all or a portion of its dealer manager fees to participating broker-dealers.	$60,000 / $45,000,000
Organization and Offering Expenses	We will reimburse New York Recovery Advisors, LLC up to 1.5% of gross offering proceeds for organization and offering expenses, which may include reimbursements to our advisor for other organization and offering expenses up to 0.5% of the gross offering proceeds for third party due diligence fees included in detailed and itemized invoices.(2) As of August 24, 2010, the advisor had paid approximately $157,000 of organization and offering expenses on our behalf.	$30,000 / $22,500,000

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Operational Stage
Acquisition Fees	We will pay to New York Recovery Advisors, LLC or its assignees 1.0% of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). For purposes of this prospectus, “contract purchase price” or the “amount advanced for a loan or other investment” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a property or the amount actually paid or allocated in respect of the purchase of loans or other real-estate related assets, in each case inclusive of acquisition expenses and any indebtedness assumed or incurred in respect of such investment but exclusive of acquisition fees and financing fees.(3)(4) As of August 24, 2010, our advisor was paid approximately $320,000 in fees in connection with the acquisition of the Interior Design Building.	$17,700 / $13,275,000
(or $35,400 /
$26,550,000 assuming
we incur our expected
leverage of 50% set
forth in our
investment guidelines or
$70,800 / $53,100,000
assuming the maximum
leverage of
approximately 75%
permitted by
our charter)

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Acquisition Expenses	We will reimburse New York Recovery Advisors, LLC for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the respective employee of New York Recovery Advisors, LLC and the corresponding payroll and payroll related costs incurred by our affiliate. In addition, we also will pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finders fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs regardless of whether we acquire the related assets. We expect these expenses to be approximately 0.5% of the purchase price of each property (including our pro rata share of debt attributable to such property) and 0.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). In no event will the total of all acquisition fees and acquisition expenses (including any financing coordination fee) payable with respect to a particular investment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). As of August 24, 2010, our advisor was reimbursed for approximately $170,000 of expenditures made in connection with the acquisition of the Interior Design Building.	$8,850 / $6,637,500
(or $17,700 /
$13,275,000 assuming
we incur our expected
leverage of 50% set
forth in our
investment guidelines or
$35,400 / $26,550,000
assuming the maximum
leverage of
approximately 75%
permitted by
our charter)

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Asset Management Fees	We will pay New York Recovery Advisors, LLC or its assignees a fee equal to 0.75% of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees); provided, however, that no fee will accrue or be payable on assets acquired using the proceeds from the private offering until we have sufficient cash flow to pay dividends on the preferred shares; provided further, however, that the asset management fee shall be reduced by any amounts payable to New York Recovery Properties, LLC, our property manager, as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). This fee will be payable semiannually in advance, on January 1 and July 1, based on assets held by us during the preceding semiannual period, adjusted for appropriate closing dates for individual property acquisitions.(5)	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Property Management and Leasing Fees	If our advisor or an affiliate provides property management and leasing services for our properties, we will pay fees equal to 4.0% of gross revenues from the properties managed. We also will reimburse the property manager and its affiliates for property-level expenses that any of them pay or incur on our behalf, including salaries, bonuses and benefits of persons employed by the property manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of the property manager or its affiliates. Our advisor or an affiliate may subcontract the performance of its property management and leasing services duties to third parties and pay all or a portion of its 4.0% property management fee to the third parties with whom it contracts for these services. If we contract directly with third parties for such services, we will pay them customary market fees and will pay New York Recovery Properties, LLC, our property manager, an oversight fee equal to 1.0% of the gross revenues of the property managed. Such oversight fee will reduce the asset management fee payable to our advisor by the amount of the oversight fee. Accordingly, the asset management fee, together with the oversight fee, will not exceed the total asset management fee, which is 0.75% of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). In no event will we pay our property manager or any affiliate both a property management fee and an oversight fee with respect to any particular property.(6)	Not determinable at this time. Because the fee is based on a fixed percentage of gross revenue and/or market rates, there is no maximum dollar amount of this fee.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Operating Expenses	We will reimburse our advisor’s costs of providing administrative services, subject to the limitation that we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (a) 2% of average invested assets and (b) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. For these purposes, “average invested assets” means, for any period, the average of the aggregate book value of our assets (including lease intangibles, invested, directly or indirectly, in financial instruments, debt and equity securities and equity interests in and loans secured by real estate assets (including amounts invested in REITs and other real estate operating companies)) before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period. Additionally, we will not reimburse our advisor for personnel costs in connection with services for which the advisor receives acquisition fees or real estate commissions.	Not determinable at this time.
Financing Coordination Fee	If our advisor provides services in connection with the origination or refinancing of any debt that we obtain and use to finance properties or other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties or other permitted investments, we will pay the advisor or its assignees a financing coordination fee equal to 0.75% of the amount available and/or outstanding under such financing or such assumed debt, subject to certain limitations. The advisor may reallow some of or all this financing coordination fee to reimburse third parties with whom it may subcontract to procure such financing.(7) As of August 24, 2010, our advisor was paid approximately $107,000 in fees in connection with the acquisition of the Interior Design Building.	Not determinable at this time. Because the fee is based on a fixed percentage of any debt financing, there is no maximum dollar amount of this fee.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Liquidation/Listing Stage
Real Estate Commissions	For substantial assistance in connection with the sale of properties, we will pay New York Recovery Advisors, LLC a real estate commission paid on the sales price of property, up to the lesser of 2% and one-half of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to our advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a reasonable, customary and competitive real estate commission in light of the size, type and location of the property.(8)	Not determinable at this time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no maximum dollar amount of these commissions.
The conflicts committee of our board of directors will determine whether the advisor or its affiliates has provided substantial assistance to us in connection with the sale of an asset. Substantial assistance in connection with the sale of an asset includes the advisor’s preparation of an investment package for an asset (including an investment analysis, an asset description and other due diligence information) or such other substantial services performed by the advisor in connection with a sale.
Subordinated Participation in Net Sale Proceeds (payable only if we are not listed on an exchange)(9)(10)	Our advisor or its assignees will receive from time to time, when available. 15% of remaining Net Sale Proceeds (as defined in the advisory agreement) after return of capital contributions plus payment to investors of an annual 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ incentive compensation.	Not determinable at this time. There is no maximum amount of these payments.
Subordinated Incentive Listing Fee (payable only if we are listed on an exchange, which we have no intention to do at this time)(9)(10)	Our advisor or its assignees will receive 15% of the amount by which the sum of our adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 6% cumulative, pre-tax, non-compounded return to investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ incentive compensation.	Not determinable at this time. There is no maximum amount of this fee.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Termination Fee	Upon termination or non-renewal of the advisory agreement, our advisor shall be entitled to a subordinated termination fee payable in the form of a promissory note. In addition, our advisor may elect to defer its right to receive a subordinated termination fee until either a listing on a national securities exchange or other liquidity event occurs.(11)	Not determinable at this time. There is no maximum amount of this fee.

Historically, due to the apparent preference of the public markets for self-managed companies, real estate investment trusts have engaged in internalization transactions (an acquisition of management functions by us from our advisor) pursuant to which they became self-managed prior to listing their securities on national securities exchanges. Such internalization transactions can result in significant payments to affiliates of the advisor irrespective of the returns shareholders have received. Our advisory agreement provides that no compensation or remuneration will be payable by us or our operating partnership to our advisor or any of its affiliates in connection with any internalization (an acquisition of management functions by us from our advisor) in the future.

(1)	Our dealer manager will repay to the company any excess over FINRA’s 10% cap if the offering is abruptly terminated after reaching the minimum amount, but before reaching the maximum amount, of offering proceeds.
(2)	These organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charge of our escrow holder, due diligence expense reimbursements to participating broker-dealers and amounts to reimburse New York Recovery Advisors, LLC for its portion of the salaries of the employees of its affiliates who provide services to our advisor and other costs in connection with administrative oversight of the offering and marketing process and preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers. Our advisor will not be reimbursed for the direct payment of such organization and offering expenses that exceed 1.5% of the aggregate gross proceeds of this offering, which may include reimbursements to our advisor for other organization and offering expenses up to 0.5% for third-party due diligence fees included in a detailed and itemized invoice. Third-party due diligence fees may include fees for reviewing financial statements, offering documents, organizational documents, agreements and marketing materials, analysis of SEC and FINRA correspondence, and interviews with management.
(3)	In the sole discretion of our advisor, our advisor may elect to have these fees paid, in whole or in part, in cash or shares of our common stock. For the purposes of the payment of these fees, each share of our common stock will be valued at the per share offering price of our common stock minus the maximum selling commissions and dealer manager fee allowed in the offering, to account for the fact that no selling commissions or dealer manager fees will be paid in connection with any such issuances (at the offering price, each such share of common stock would be issued at $9.00 per share).
(4)	In addition, if during the period ending two years after this close of the offering, we sell an asset and then reinvest in assets, we will pay our advisor 1.0% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment); provided, however, that in no event shall the total of all acquisition fees and acquisition expenses (including any financing coordination fee) payable in respect of such reinvestment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment).
(5)	In the sole discretion of our advisor, our advisor may elect to have these fees paid, in whole or in part, in cash or shares of our common stock. See footnote 3 above.
(6)	For the management and leasing of our hotel properties, we will pay a fee based on a percentage of gross revenues at a market rate in light of the size, type and location of the hotel property plus a customary incentive fee based on performance. Notwithstanding the foregoing, our property manager may be entitled to receive higher fees if our property manager demonstrates to the satisfaction of a majority of the directors (including a majority of the independent directors) that a higher competitive fee is justified for the services rendered.
(7)	In the sole discretion of our advisor, our advisor may elect to have these fees paid, in whole or in part, in cash or shares of our common stock. See footnote 3 above.
(8)	In the sole discretion of our advisor, our advisor may elect to have these fees paid, in whole or in part, in cash or shares of our commons stock. See footnote 3 above.
(9)	Neither our advisor nor any of its affiliates can earn both the subordinated participation in net sale proceeds and the subordinated incentive listing fee. The subordinated incentive listing fee will be paid in the form of a promissory note that will be repaid from the net sale proceeds of each sale of a property, loan or other investment after the date of the listing. At the time of such sale, we may, however, at our discretion, pay all or a portion of such promissory note with shares of our common stock or cash. If shares are used for payment, we do not anticipate that they will be registered under the Securities Act and, therefore, will be subject to restrictions on transferability. Any subordinated participation in net sale proceeds becoming due and payable to the advisor or its assignees hereunder shall be reduced by the amount of any distribution made to New York Recovery Special Limited Partnership, LLC pursuant to the partnership agreement. Any portion of the subordinated participation in net sale proceeds that New York Recovery Advisors, LLC receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing fee. In no event will the amount paid to New York Recovery Advisors, LLC under the promissory note, if any, exceed the amount considered presumptively reasonable by the NASAA REIT Guidelines.
(10)	The market value of our outstanding common stock will be calculated based on the average market value of the shares of common stock issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation. We have the option to pay the subordinated incentive listing fee in the form of stock, cash, a promissory note or any combination thereof. If any previous payments of the subordinated participation in net sale proceeds will offset the amounts due pursuant to the subordinated incentive listing fee, then we will not be required to pay New York Recovery Advisors, LLC any further subordinated participation in net sale proceeds.
(11)	The subordinated termination fee, if any, will be payable in the form of a promissory note equal to (A) 15.0% of the amount, if any, by which (1) the sum of (v) the fair market value (determined by appraisal as of the termination date) of our investments on the termination date, less (w) any loans secured by such investments, plus (x) total distributions paid through the termination date on shares issued in offerings through the termination date, less (y) the liquidation preference of all preferred shares issued on or prior to the termination date (whether or not converted into shares of our common stock), which liquidation preference shall be reduced by any amounts paid on or prior to the termination date to purchase or redeem any preferred shares or any shares of our common stock issued on conversion of any preferred shares, less (z) any amounts distributable as of the termination date to limited partners who received OP Units in connection with the acquisition of any investments upon the liquidation or sale of such investments (assuming the liquidation or sale of such investments on the termination date), exceeds (2) the sum of the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the termination date to purchase or redeem any shares of our common stock purchased in an offering pursuant to our share repurchase plan or otherwise) and the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual six percent (6%) cumulative, non-compounded return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the termination date, less (B) any prior payments to the advisor of the subordinated participation in net sales proceeds or the subordinated incentive listing fee. In addition, at the time of termination, our advisor may elect to defer its right to receive a subordinated termination fee until either a listing or an other liquidity event occurs, including a liquidation or the sale of all or substantially all our investments (regardless of the form in which such sale shall occur).

If our advisor elects to defer its right to receive a subordinated termination fee and there is a listing of the shares of our common stock on a national securities exchange or the receipt of our stockholders of securities that are listed on a national securities exchange in exchange for our shares of common stock in a merger or any other type of transaction, then our advisor will be entitled to receive a subordinated termination fee in an amount equal to (A) 15.0% of the amount, if any, by which (1) the sum of (t) the fair market value (determined by appraisal as of the date of listing) of the investments owned as of the termination date, less (u) any loans secured by such investments owned as of the termination date, plus (v) the fair market value (determined by appraisal as of the date of listing) of the investments acquired after the termination date for which our advisor would have been entitled to receive an acquisition fee (collectively, the “included assets”), less (w) any loans secured by the included assets, plus (x) total distributions paid through the date of listing on shares of our common stock issued in offerings through the termination date, less (y) the liquidation preference of all preferred stock issued on or prior to the termination date (whether or not converted into shares), which liquidation preference shall be reduced by any amounts paid on or prior to the date of listing to purchase or redeem any shares of preferred stock or any shares of our common stock issued on conversion of any preferred stock, less (z) any amounts distributable as of the date of listing to limited partners who received OP Units in connection with the acquisition of any included assets upon the liquidation or sale of such included assets (assuming the liquidation or sale of such included assets on the date of listing), exceeds (2) the sum of (y) the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the date of listing to purchase or redeem any shares of our common stock purchased in an offering on or prior to the termination date pursuant to our share repurchase plan or otherwise), plus (z) the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual six percent (6%) cumulative, non-compounded return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the date of listing, less (B) any prior payments to the advisor of the subordinated participation in net sales proceeds or the subordinated incentive listing fee.

If our advisor elects to defer its right to receive a subordinated termination fee and there is an other liquidity event, then our advisor will be entitled to receive a subordinated termination fee in an amount equal to (A) 15.0% of the amount, if any, by which (1) the sum of (t) the fair market value (determined by appraisal as of the date of such other liquidity event) of the investments owned as of the termination date, less (u) any loans secured by such investments owned as of the termination date, plus (v) the fair market value (determined by appraisal as of the date of such other liquidity event) of the included assets, less (w) any loans secured by the included assets, plus (x) total distributions paid through the date of the other liquidity event on shares of our common stock issued in offerings through the termination date, less (y) the liquidation preference of all preferred shares issued on or prior to the termination date (whether or not converted into shares of our common stock), which liquidation preference shall be reduced by any amounts paid on or prior to the date of the other liquidity event to purchase or redeem any preferred shares or any shares of our common stock issued on conversion of any preferred shares, less (z) any amounts distributable as of the date of the other liquidity event to limited partners who received OP Units in connection with the acquisition of any included assets upon the liquidation or sale of such included assets (assuming the liquidation or sale of such included assets on the date of the other liquidity event), exceeds (2) the sum of (y) the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the date of the other liquidity event to purchase or redeem any shares of our common stock purchased in an offering on or prior to the termination date pursuant to our share repurchase plan or otherwise), plus (z) the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual six percent (6%) cumulative, non-compounded return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the date of the other liquidity event, less (B) any prior payments to the advisor of the subordinated participation in net sales proceeds or the subordinated incentive listing fee. If our advisor receives the subordinated incentive listing fee, neither it nor any of its affiliates would be entitled to receive subordinated distributions of net sales proceeds or the subordinated termination fee. If our advisor receives the subordinated termination fee, neither it nor any of its affiliates would be entitled to receive the subordinated participation in net sale proceeds or the subordinated incentive listing fee. There are many additional conditions and restrictions on the amount of compensation our advisor and its affiliates may receive.

PRINCIPAL STOCKHOLDERS

The following table provides, as of the date of this prospectus, information regarding the number and percentage of shares of our common stock beneficially owned by each director, each executive officer, all directors and executive officers as a group and any person known to us to be the beneficial owner of more than 5% of our outstanding shares. As of the date of this prospectus, we had one stockholder of record and 20,000 shares of common stock outstanding. Beneficial ownership includes outstanding shares and shares which are not outstanding, but that any person has the right to acquire within 60 days after the date of this prospectus. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as otherwise provided, the person named in the table has sole voting and investing power with respect to all shares beneficially owned by him.

Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Class
New York Recovery Special Limited Partnership, LLC(2)	20,000	100%

(1)	The business address of each entity listed in the table is 405 Park Avenue, New York, New York 10022.
(2)	New York Recovery Special Limited Partnership, LLC is 100% owned by American Realty Capital III, LLC, which is directly or indirectly controlled by Nicholas S. Schorsch and William M. Kahane.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with New York Recovery Advisors, LLC, our advisor, and its affiliates, including conflicts related to the arrangements pursuant to which New York Recovery Advisors, LLC and its affiliates will be compensated by us. Our agreements and compensation arrangements with our advisor and its affiliates were not determined by arm’s-length negotiations. See the section entitled “Management Compensation” in this prospectus. Some of the conflicts of interest in our transactions with our advisor and its affiliates, and the limitations on our advisor adopted to address these conflicts, are described below.

Affiliates of our advisor have sponsored and may sponsor one or more other real estate investment programs in the future, including American Realty Capital Trust, Inc. (ARCT), which commenced its initial public offering of 150,000,000 shares of common stock on January 25, 2008 and has acquired 180 properties, primarily comprised of freestanding, single-tenant retail and commercial properties that are net leased to investment grade and other creditworthy tenants. As of December 31, 2009, ARCT had total real estate investments, at cost, of approximately $558.3 million.

The officers and key personnel of New York Recovery Advisors, LLC may spend a portion of their time on activities unrelated to us. It is currently anticipated that Mr. Happel will spend substantially all of his time on our behalf. Each of the other five officers and key personnel, including Messrs. Schorsch and Kahane, is currently expected to spend a significant portion of their time on our behalf but may not always spend a majority of their time on our behalf. In addition to the key personnel listed above, New York Recovery Advisors, LLC employs personnel who have extensive experience in selecting and managing commercial properties similar to the properties sought to be acquired by us. As of the date of this prospectus our advisor is the sole limited partner of New York Recovery Operating Partnership, L.P.

We may buy properties at the same time as one or more of the other American Realty Capital-sponsored programs managed by officers and key personnel of New York Recovery Advisors, LLC. As a result, they owe duties to each of these entities, their members and limited partners and these investors, which duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders. However, to the extent that our advisor or its affiliates take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of our stock. In addition, our directors, officers and certain of our stockholders may engage for their own account in business activities of the types conducted or to be conducted by our subsidiaries and us. For a discussion of the restrictions included in our charter relating to limits placed upon our directors, officers and certain of our stockholders, see the section of this prospectus captioned “— Certain Conflict Resolution Procedures.” In addition, for a description of some of the risks related to these conflicts of interest, see the section of this prospectus captioned “Risk Factors — Risks Related to Conflicts of Interest.”

Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise, and all of our directors have a fiduciary obligation to act on behalf of our stockholders.

Interests in Other Real Estate Programs

Affiliates of our officers and entities owned or managed by such affiliates may acquire or develop real estate for their own accounts, and have done so in the past. Furthermore, affiliates of our officers and entities owned or managed by such affiliates may form additional real estate investment entities in the future, whether public or private, which can be expected to have the same investment objectives and policies as we do and which may be involved in the same geographic area, and such persons may be engaged in sponsoring one or more of such entities at approximately the same time as our shares of common stock are being offered. Our advisor, its affiliates and affiliates of our officers are not obligated to present to us any particular investment opportunity that comes to their attention, unless such opportunity is of a character that might be suitable for investment by us. Our advisor and its affiliates likely will experience conflicts of interest as they simultaneously perform services for us and other affiliated real estate programs.

Any affiliated entity, whether or not currently existing, could compete with us in the sale or operation of the properties. We will seek to achieve any operating efficiency or similar savings that may result from affiliated management of competitive properties. However, to the extent that affiliates own or acquire property that is adjacent, or in close proximity, to a property we own, our property may compete with the affiliate’s property for tenants or purchasers.

Every transaction that we enter into with our advisor or its affiliates is subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and our advisor or any of its affiliates.

We do not believe that any of our other affiliated programs are in direct competition with this program.

Other Activities of New York Recovery Advisors, LLC and Its Affiliates

We will rely on New York Recovery Advisors, LLC for the day-to-day operation of our business. As a result of the interests of members of its management in other American Realty Capital-sponsored programs and the fact that they also are engaged, and will continue to engage, in other business activities, New York Recovery Advisors, LLC and its affiliates have conflicts of interest in allocating their time between us and other American Realty Capital-sponsored programs and other activities in which they are involved. However, New York Recovery Advisors, LLC believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to all of the American Realty Capital-sponsored programs and other ventures in which they are involved.

In addition, each of our executive officers also serves as an officer of our advisor, our property manager, our dealer manager and/or other affiliated entities. As a result, these individuals owe fiduciary duties to these other entities, which may conflict with the fiduciary duties that they owe to us and our stockholders.

We may purchase properties or interests in properties from affiliates of New York Recovery Advisors, LLC. The prices we pay to affiliates of our advisor for these properties will not be the subject of arm’s-length negotiations, which could mean that the acquisitions may be on terms less favorable to us than those negotiated with unaffiliated parties. However, our charter provides that the purchase price of any property acquired from an affiliate may not exceed its fair market value as determined by a competent independent appraiser, that is, a person with no current or prior business or personal relationship with our advisor or directors and who is a qualified appraiser of real estate of the type held by us or of other assets determined by our board of directors. In addition, the price must be approved by a majority of our directors who have no financial interest in the transaction, including a majority of our independent directors. If the price to us exceeds the cost paid by our affiliate, our board of directors must determine that there is substantial justification for the excess cost.

Competition in Acquiring, Leasing and Operating of Properties

Conflicts of interest will exist to the extent that we may acquire, or seek to acquire, properties in the same geographic areas where properties owned by other American Realty Capital-sponsored programs are located. In such a case, a conflict could arise in the acquisition or leasing of properties if we and another American Realty Capital-sponsored program were to compete for the same properties or tenants in negotiating leases, or a conflict could arise in connection with the resale of properties if we and another American Realty Capital-sponsored program were to attempt to sell similar properties at the same time. Conflicts of interest also may exist at such time as we or our affiliates managing property on our behalf seek to employ developers, contractors or building managers, as well as under other circumstances. New York Recovery Advisors, LLC will seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective employees aware of all such properties seeking to employ such persons. In addition, New York Recovery Advisors, LLC will seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties. However, these conflicts cannot be fully avoided in that there may be established differing compensation arrangements for employees at different properties or differing terms for resales or leasing of the various properties.

Affiliated Dealer Manager

Since Realty Capital Securities, LLC, our dealer manager, is an affiliate of New York Recovery Advisors, LLC, we will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with the offering of securities. See the section entitled “Plan of Distribution” in this prospectus.

Affiliated Property Manager

We expect that all of our properties will be managed and leased by our affiliated property manager, New York Recovery Properties, LLC, pursuant to a property management and leasing agreement. Our agreement with New York Recovery Properties, LLC has a one-year term, which may be renewed for an unlimited number of successive one-year terms upon the mutual consent of the parties. Each such renewal shall be for a term of no more than one year. It is the duty of our board of directors to evaluate the performance of the property manager annually before renewing the agreement. We may terminate the agreement in the event of negligence or misconduct on the part of New York Recovery Properties, LLC. We expect New York Recovery Properties, LLC to also serve as property manager for properties owned by affiliated real estate programs, some of which may be in competition with our properties. Management fees to be paid to our property manager are based on a percentage of the rental income received by the managed properties. For a more detailed discussion of the anticipated fees to be paid for property management services, see the section entitled “Management Compensation” in this prospectus.

Lack of Separate Representation

Proskauer Rose LLP acts, and may in the future act, as counsel to us, New York Recovery Advisors, LLC, Realty Capital Securities, LLC and their affiliates in connection with this offering or otherwise. There is a possibility that in the future the interests of the various parties may become adverse, and under the Code of Professional Responsibility of the legal profession, Proskauer Rose LLP may be precluded from representing any one or all of such parties. If a dispute were to arise between us, New York Recovery Advisors, LLC, Realty Capital Securities, LLC or any of their affiliates, separate counsel for such matters will be retained as and when appropriate.

Joint Ventures with Affiliates of New York Recovery Advisors, LLC

We may enter into joint ventures with other American Realty Capital-sponsored programs (as well as other parties) for the acquisition, development or improvement of properties. See the section entitled “Investment Strategy, Objectives and Policies — Joint Venture Investments” in this prospectus. New York Recovery Advisors, LLC and its affiliates may have conflicts of interest in determining that American Realty Capital-sponsored program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals which are or which may become inconsistent with our business interests or goals. In addition, should any such joint venture be consummated, New York Recovery Advisors, LLC may face a conflict in structuring the terms of the relationship between our interests and the interest of the co-venturer and in managing the joint venture. Since New York Recovery Advisors, LLC and its affiliates will control both us and any affiliated co-venturer, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers.

Receipt of Fees and Other Compensation by New York Recovery Advisors, LLC and Its Affiliates

A transaction involving the purchase and sale of properties may result in the receipt of commissions, fees and other compensation by New York Recovery Advisors, LLC and its affiliates, including acquisition and advisory fees, the dealer manager fee, property management and leasing fees, real estate brokerage commissions and participation in non-liquidating net sale proceeds. However, the fees and compensation payable to New York Recovery Advisors, LLC and its affiliates relating to the sale of properties will only payable after the return to the stockholders of their capital contributions plus cumulative returns on such capital. Subject to oversight by our board of directors, New York Recovery Advisors, LLC will have considerable discretion with respect to all decisions relating to the terms and timing of all transactions. Therefore, New York Recovery Advisors, LLC may have conflicts of interest concerning certain actions taken on our behalf, particularly due to the fact that such fees generally will be payable to New York Recovery Advisors, LLC and its affiliates regardless of the quality of the properties acquired or the services provided to us. See the section entitled “Management Compensation” in this prospectus.

We may also pay significant fees during our listing/liquidation stage. Although most of the fees payable during our listing/liquidation stage are contingent on our investors first receiving agreed-upon investment returns, affiliates of our advisor could also receive significant payments even without our reaching the investment-return thresholds should we seek to become self-managed. Due to the apparent preference of the public markets for self-managed companies, a decision to list our shares on a national securities exchange might well be preceded by a decision to become self-managed. Given our advisor’s familiarity with our assets and operations, we might prefer to become self-managed by acquiring entities affiliated with our advisor. However, New York Recovery Advisors, LLC may have conflicts of interest concerning our listing/liquidation stage, particularly due to the fact that, depending on the advisor’s tax situation, capital needs and exit horizon, the advisor may receive more value from a listing rather than a liquidation. Our advisory agreement provides that no compensation or remuneration will be payable by us or our operating partnership to our advisor or any of its affiliates in connection with any internalization (an acquisition of management functions by us from our advisor) in the future.

Certain Conflict Resolution Procedures

Every transaction that we enter into with New York Recovery Advisors, LLC or its affiliates will be subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and New York Recovery Advisors, LLC or any of its affiliates.

In order to reduce or eliminate certain potential conflicts of interest, our charter contains a number of restrictions relating to: (1) transactions we enter into with our sponsor, our directors, our officers, New York Recovery Advisors, LLC and its affiliates, and certain of our stockholders, (2) certain future offerings, and (3) allocation of investment opportunities among affiliated entities. These restrictions include, among others, the following:

•	We will not purchase or lease properties in which New York Recovery Advisors, LLC, any of our directors, any of our officers, any of their respective affiliates or certain of our stockholders has an interest without a determination by a majority of the directors, including a majority of the independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the seller or lessor unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its appraised value. We will not sell or lease properties to New York Recovery Advisors, LLC, any of our directors, any of our officers, any of their respective affiliates or certain of our stockholders unless a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction determines that the transaction is fair and reasonable to us.
•	We will not make any loans to our sponsor, New York Recovery Advisors, LLC, any of our directors, any of our officers, any of their respective affiliates or certain of our stockholders, except that we may make or invest in mortgage, bridge or mezzanine loans involving our sponsor, New York Recovery Advisors, LLC, our directors, our officers, their respective affiliates or certain of our stockholders if an appraisal of the underlying property is obtained from an independent appraiser and the transaction is approved as fair and reasonable to us and on terms no less favorable to us than those available from third parties. In addition, New York Recovery Advisors, LLC, any of our directors, any of our officers, any of their respective affiliates or certain of our stockholders will not make loans to us or to joint ventures in which we are a joint venture partner unless approved by a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.
•	New York Recovery Advisors, LLC and its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner; provided, however, New York Recovery Advisors, LLC must reimburse us for the amount, if any, by which our total operating expenses, including the advisor asset management fee, paid during the previous fiscal year exceeded the greater of: (i) 2% of our average invested assets for that fiscal year, or (ii) 25% of our net income, before any additions to reserves for depreciation, bad debts or other similar non-cash reserves and before any gain from the sale of our assets, for that fiscal year.
•	If an investment opportunity becomes available that is suitable, under all of the factors considered by New York Recovery Advisors, LLC, for both us and one or more other entities affiliated with New York Recovery Advisors, LLC, including ARCT, and for which more than one of such entities has sufficient uninvested funds, then the entity that has had the longest period of time elapse since it was offered an investment opportunity will first be offered such investment opportunity. It will be the duty of our board of directors, including the independent directors, to insure that this method is applied fairly to us. In determining whether or not an investment opportunity is suitable for more than one program, New York Recovery Advisors, LLC, subject to approval by our board of directors, shall examine, among others, the following factors:
•	the anticipated cash flow of the property to be acquired and the cash requirements of each program;
•	the effect of the acquisition both on diversification of each program’s investments by type of property, geographic area and tenant concentration;
•	the policy of each program relating to leverage of properties;
•	the income tax effects of the purchase to each program;
•	the size of the investment; and
•	the amount of funds available to each program and the length of time such funds have been available for investment.
•	If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of New York Recovery Advisors, LLC, to be more appropriate for a program other than the program that committed to make the investment, New York Recovery Advisors, LLC may determine that another program affiliated with New York Recovery Advisors, LLC or its affiliates will make the investment. Our board of directors has a duty to ensure that the method used by New York Recovery Advisors, LLC for the allocation of the acquisition of properties by two or more affiliated programs seeking to acquire similar types of properties is applied fairly to us.
•	We will not accept goods or services from New York Recovery Advisors, LLC or its affiliates or enter into any other transaction with New York Recovery Advisors, LLC or its affiliates unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction approve such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Independent Directors

In order to reduce the risks created by conflicts of interest, our charter requires our board to be comprised of a majority of persons who are independent directors. Our charter also empowers the independent directors to retain their own legal and financial advisors. A majority of the independent directors must approve matters relating to or act upon:

•	the requirement that a majority of directors and of independent directors review and ratify the charter at or before the first meeting of the board;
•	the duty of the board to establish written policies on investments and borrowing and to monitor the administrative procedures, our and our advisor’s investment operations and performance to assure that such policies are carried out;
•	our minimum capitalization;
•	the advisory agreement;

•	liability and indemnification;
•	the reasonableness of our fees and expenses;
•	limitations on organization and offering expenses;
•	limitations on acquisition fees and acquisition expenses;
•	limitations on total operating expenses;
•	limitations on real estate commissions on resale of property;
•	limitations on incentive fees;
•	advisor compensation;
•	the independent directors’ periodic duty to review our investment policies;
•	the authority to select an independent appraiser to determine the fair market value that we pay for real estate that we acquires both (x) when a majority of the independent directors determine to appoint an independent appraiser to determine fair market value in connection with any acquisition by us and (y) whenever we acquire property from the advisor, the directors, the sponsor or their affiliates;
•	the restrictions and procedures relating to meetings of stockholders;
•	the authority of a majority of stockholders present in person or by proxy at an annual meeting at which a quorum is present, without the necessity for concurrence by the board, to vote to elect the directors;
•	those requirements of any reinvestment plan that the board establishes, relating to periodic distribution of certain material information to stockholders and opportunity for participating stockholders to withdraw;
•	the adoption of an extension amendment or a plan of liquidation; and
•	the requirement that a majority of independent directors approve matters relating to modifications to their duties and restrictions.

The following chart shows the ownership structure of the various American Realty Capital entities that are affiliated with American Realty Capital New York Recovery REIT, Inc. and New York Recovery Advisors, LLC.

(1)	The investors in this offering will own registered shares of common stock in American Realty Capital New York Recovery REIT, Inc.

(2)	American Realty Capital III, LLC is directly or indirectly controlled by Nicholas S. Schorsch and William M. Kahane.
(3)	Each property to be held in a special purpose entity.
(4)	Through its controlling interest in the advisor, the New York Recovery Special Limited Partnership, LLC is entitled to receive the subordinated participation in net sales proceeds and the subordinated incentive listing fee described in “Management Compensation.”
(5)	New York Recovery Special Limited Partnership, LLC is 100% owned by American Realty Capital III, LLC.
(6)	Realty Capital Securities, LLC is 100% owned by American Realty Capital II, LLC, which is directly or indirectly controlled by Nicholas S. Schorsch and William M. Kahane.

INVESTMENT STRATEGY, OBJECTIVES AND POLICIES

Overview

We are focused on helping our shareholders take advantage of a unique window of opportunity to participate in the expected recovery of the New York City real estate market. Our investment goals are as follows:

•	New York City Focus — Acquire high-quality commercial real estate in the New York MSA, and, in particular, properties located in New York City;
•	Stabilized Office and Retail Properties — Buy primarily stabilized office and retail properties with 80% or greater occupancy at the time of purchase;
•	Discount to Replacement Cost — Purchase properties valued using current market rents at a substantial discount to replacement cost and with significant potential for appreciation;
•	Low Leverage — Finance our portfolio opportunistically at a target leverage level of not more than 40% to 50% loan-to-value (calculated after the close of this offering and once we have invested substantially all the proceeds of this offering);
•	Diversified Tenant Mix — Lease to diversified group of tenants with a bias toward investment grade credits and lease terms of 5 years or greater;
•	Monthly Distributions — Pay distributions monthly, covered by funds from operations;
•	5-Year Exit — Exit after New York property markets recover, which we expect to be not later than five years after the end of this offering;
•	Maximize Total Returns — Maximize total returns to our shareholders through a combination of realized appreciation and current income.

Our real estate team is led by seasoned professionals who have acquired over $20 billion of real estate and real estate-related assets and who have institutional experience investing through various real estate cycles. Each of our chief executive officer, president, chief investment officer and chief operating officer has more than 20 years of real estate experience. In addition, our chief financial officer has nine years of real estate experience and our secretary has six years of real estate experience. We believe a number of factors differentiate us from other non-traded REITs, including our geographic focus, our lack of legacy issues, our opportunistic buy and sell strategy, and our institutional management team.

Acquisition and Investment Policies

Primary Investment Focus

We intend to focus our investment activities on acquiring quality income producing commercial real estate located in the New York MSA and, in particular, properties located in New York City and originating or acquiring real estate debt backed by quality income producing commercial real estate located predominantly in New York City. The real estate debt we originate or acquire is expected to be primarily first mortgage debt but also may include bridge loans, mezzanine loans, preferred equity or securitized loans.

Investing in Real Property

We expect to invest in commercial real estate including various property types such as office, retail, multi-family residential, industrial and hotel. We may invest in commercial real estate located anywhere in the continental United States, but plan to focus on commercial real estate located in New York City. Our policies require that a minimum of 70% of our assets be located in the New York MSA (calculated after the close of this offering and once substantially all the proceeds of this offering have been invested).

When evaluating prospective investments in real property, our management and our advisor will consider relevant real estate and financial factors, including the location of the property, the leases and other agreements affecting the property, the creditworthiness of major tenants, its income-producing capacity, its physical condition, its prospects for appreciation, its prospects for liquidity, tax considerations and other factors. In this regard, our advisor will have substantial discretion with respect to the selection of specific investments, subject to board approval. In determining whether to purchase a particular property, we may obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased within a certain time period and may not be credited against the purchase price if the property is purchased.

Our obligation to close on the purchase of any investment generally will be conditioned upon the delivery and verification of certain documents from the seller, including, where available and appropriate:

•	plans and specifications;
•	surveys;
•	environmental reports and environmental matters relating to federal, state and local laws and regulations relating to environmental protection and human health and safety;
•	physical condition reports;
•	evidence of marketable title, subject to such liens and encumbrances as are acceptable to our advisor;
•	title and liability insurance policies; and
•	financial information relating to the property, including the recent operating history of properties for which there is a recent operating history.

We generally will not purchase any property unless and until we also obtain what is generally referred to as a “Phase I” environmental site assessment and are generally satisfied with the environmental status of the property. However, we may purchase a property without obtaining such assessment if our advisor determines it is not warranted. A Phase I environmental site assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns. In addition, a visual survey of neighboring properties is conducted to assess surface conditions or activities that may have an adverse environmental impact on the property. Furthermore, local governmental agency personnel are contacted who perform a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, ground water or building materials from the property, and may not reveal all environmental hazards on a property.

Investing In and Originating Loans

We may originate or acquire real estate loans. Although we do not have a formal policy, our criteria for investing in loans will be substantially the same as those involved in our investment in properties. We may originate or invest in real estate loans (including, but not limited to, investments in first, second and third mortgage loans, wraparound mortgage loans, construction mortgage loans on real property, and loans on leasehold interest mortgages). We also may invest in participations in mortgage, bridge or mezzanine loans. Further, we may invest in unsecured loans; however, we will not make unsecured loans or loans not secured by mortgages unless such loans are approved by a majority of our independent directors. We currently do not intend to invest in or originate real estate loans (excluding publicly traded real estate debt) in excess of 20% of the aggregate value of our assets as of the close of our offering period and thereafter. To the extent that we invest in CMBS, we intend to invest in CMBS guaranteed by U.S. government agencies, such as the Government National Mortgage Association, or U.S. government sponsored enterprises, such as the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, to reduce the credit and interest rate risk.

Our underwriting process typically will involve comprehensive financial, structural, operational and legal due diligence. We will not require an appraisal of the underlying property from a certified independent appraiser for an investment in mortgage, bridge or mezzanine loans, except for investments in transactions with our sponsor, advisor, directors or their respective affiliates. For each such appraisal obtained, we will maintain a copy of such appraisal in our records for at least five years and will make it available during normal business hours for inspection and duplication by any stockholder at such stockholder’s expense. In addition, we will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title.

We will not make or invest in mortgage, bridge or mezzanine loans on any one property if the aggregate amount of all mortgage, bridge or mezzanine loans outstanding on the property, including our borrowings, would exceed an amount equal to 85% of the appraised value of the property, as determined by our board of directors, including a majority of our independent directors unless substantial justification exists, as determined by our board of directors, including a majority of our independent directors. Our board of directors may find such justification in connection with the purchase of mortgage, bridge or mezzanine loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and, in respect of transactions with our affiliates, in which the cost of the mortgage loan investment does not exceed the appraised value of the underlying property. Our board of directors may find such justification in connection with the purchase of mortgage, bridge or mezzanine loans that are in default where we intend to foreclose upon the property in order to acquire the underlying assets and, in respect of transactions with our affiliates, where the cost of the mortgage loan investment does not exceed the appraised value of the underlying property.

When evaluating prospective investments in and originations of real estate loans, our management and our advisor will consider factors such as the following:

•	the ratio of the total amount of debt secured by property to the value of the property by which it is secured;
•	the amount of existing debt on the property and the priority of that debt relative to our proposed investment;
•	the property’s potential for capital appreciation;
•	expected levels of rental and occupancy rates;
•	current and projected cash flow of the property;
•	the degree of liquidity of the investment;
•	the geographic location of the property;
•	the condition and use of the property;
•	the quality, experience and creditworthiness of the borrower;
•	general economic conditions in the area where the property is located; and
•	any other factors that the advisor believes are relevant.

We may originate loans from mortgage brokers or personal solicitations of suitable borrowers, or may purchase existing loans that were originated by other lenders. Our advisor will evaluate all potential loan investments to determine if the term of the loan, the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. An officer, director, agent or employee of our advisor will inspect the property securing the loan, if any, during the loan approval process. We do not expect to make or invest in mortgage or mezzanine loans with a maturity of more than ten years from the date of our investment, and anticipate that most loans will have a term of five years. We do not expect to make or invest in bridge loans with a maturity of more than one year (with the right to extend the term for an additional one year) from the date of our investment. Most loans which we will consider for investment would provide for monthly payments of interest and some also may provide for principal amortization, although many loans of the nature which we will consider provide for payments of interest only and a payment of principal in full at the end of the loan term. We will not originate loans with negative amortization provisions.

Our charter does not limit the amount of gross offering proceeds that we may apply to loan originations or investments. Our charter also does not place any limit or restriction on:

•	the percentage of our assets that may be invested in any type or any single loan; or
•	the types of properties subject to the mortgages or other loans in which we invest.

Our loan investments may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our proposed investments in mortgage, bridge or mezzanine loans. Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness. We may determine not to make mortgage, bridge or mezzanine loans in any jurisdiction in which the regulatory authority believes that we have not complied in all material respects with applicable requirements.

Investing in Real Estate Securities

We may invest in securities of non-majority owned publicly traded and private companies primarily engaged in real estate businesses, including REITs and other real estate operating companies, and securities issued by pass-through entities of which substantially all the assets consist of qualifying assets or real estate-related assets. We may purchase the common stock, preferred stock, debt, or other securities of these entities or options to acquire such securities. It is our intention that we be limited to investing no more than 20% of the aggregate value of our assets as of the close of this offering period and thereafter in publicly traded real estate equity or debt securities, including, but not limited to, CMBS. However, any investment in equity securities (including any preferred equity securities) that are not traded on a national securities exchange or included for quotation on an inter-dealer quotation system must be approved by a majority of directors, including a majority of independent directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable.

Acquisition Structure

We anticipate acquiring fee interests in properties (a “fee interest” is the absolute, legal possession and ownership of land, property, or rights), although other methods of acquiring a property, including acquiring leasehold interests (a “leasehold interest” a right to enjoy the exclusive possession and use of an asset or property for a stated definite period as created by a written lease), may be utilized if we deem it to be advantageous. For example, we may acquire properties through a joint venture or the acquisition of substantially all of the interests of an entity which in turn owns the real property. We also may make preferred equity investments in an entity that owns real property. Our focus will be on acquiring office and retail properties but we also may acquire multifamily, industrial, hotel and other types of real property.

Our advisor and its affiliates may purchase properties in their own name, assume loans in connection with the purchase or loan and temporarily hold title to the properties for the purpose of facilitating acquisition or financing by us or any other purpose related to our business.

Description of Leases

Commercial and Residential Leases

The terms and conditions of any lease we enter into with our commercial and residential tenants may vary substantially from those we describe in this prospectus and will be on terms customary for the type of property and the geographical area.

We intend to include provisions in our commercial leases that increase the amount of base rent payable at various points during the lease term. In addition, some of our commercial leases may provide for the payment of additional rent calculated as a percentage of a tenant’s gross sales above predetermined thresholds in most leases. We expect that most of the commercial leases will be either 5-year or 10-year leases.

We expect that the majority of the leases at residential properties that we may acquire will be for a term of 12 months, which may enable us to seek increased rents upon renewal of existing leases or commencement of new leases. Such short-term leases generally minimize the risk to us of the adverse effects of inflation, although as a general rule these leases permit residents to leave at the end of the lease term without penalty. In certain circumstances lease terms may be shorter than 12 months.

Hotel Leases

To qualify as a REIT, neither we nor our operating partnership, New York Recovery Operating Partnership, L.P., nor any of our subsidiaries can operate our hotels. Accordingly, we will lease our hotels to a TRS lessee, as lessee. Concurrently, the TRS lessee will enter into hotel management agreements with New York Recovery Properties, LLC, our property manager for hotel properties, or another third party. The TRS lessee may enter into leases or agreements through its subsidiaries.

We expect that the majority of leases for each hotel that we may acquire will have a term of six years from date of the lease agreement. If no event of default has occurred, we expect that the lease will automatically extend for two renewal terms of five years each unless the TRS lessee elects to terminate the agreement.

The leases provide for the TRS lessee to pay in each calendar month the base rent plus, in each calendar month, percentage rent, if any, based upon gross revenues in excess of certain agreed upon amounts.

The TRS lessee will covenant to take the following actions to maintain our status as a REIT:

•	the TRS lessee will elect to be and operate as a “taxable REIT subsidiary” of us within the meaning of Section 856(l) of the Internal Revenue Code;
•	the TRS lessee may only assign or sublet the leased property upon our approval if any portion of the rent from the sublessee would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code;
•	the TRS lessee will use its best efforts to cause the hotel property to qualify as a “qualified lodging facility” under Section 856(d) of the Internal Revenue Code.

International Investments

We do not intend to invest in real estate outside of the United States or make other real estate investments related to assets located outside of the United States.

Development and Construction of Properties

We do not intend to acquire undeveloped land, develop new properties, or substantially redevelop existing properties.

Joint Ventures

We may enter into joint ventures, partnerships and other co-ownership arrangements (including preferred equity investments) for the purpose of making investments. Some of the potential reasons to enter into a joint venture would be to acquire assets we could not otherwise acquire, to reduce our capital commitment to a particular asset, or to benefit from certain expertise that a partner might have. In determining whether to invest in a particular joint venture we will evaluate the assets of the joint venture under the same criteria described elsewhere in this prospectus for the selection of our investments. In the case of a joint venture, we also will evaluate the terms of the joint venture as well as the financial condition, operating capabilities and integrity of our partner or partners. We may enter into joint ventures with our directors, our advisor or its affiliates only if a majority of our board of directors, including a majority of our independent directors, not otherwise interested in the transaction approves the transaction as being fair and reasonable to us and on substantially the same terms and conditions as those received by the other joint venturers.

Our general policy is to invest in joint ventures only when we will have a right of first refusal to purchase the co-venturer’s interest in the joint venture if the co-venturer elects to sell such interest. If the co-venturer elects to sell property held in any such joint venture, however, we may not have sufficient funds to exercise our right of first refusal to buy the other co-venturer’s interest in the property held by the joint venture. If any joint venture with an affiliated entity holds interests in more than one property, the interest in each such property may be specially allocated based upon the respective proportion of funds invested by each co-venturer in each such property.

Our advisor may have conflicts of interest in determining which American Realty Capital-sponsored program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, our advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of the affiliated co-venturer and in managing the joint venture. Since our advisor and its affiliates will control both the affiliated co-venturer and, to a certain extent, us, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers, which may result in the co-venturer receiving benefits greater than the benefits that we receive. In addition, we may have liabilities that exceed the percentage of our investment in the joint venture.

Exit Strategy — Liquidity Event

It is our intention to commence the process of achieving a Liquidity Event not later than three to five years after the termination of this primary offering. A “Liquidity Event” could include a sale of our assets, a sale or merger of our company, a listing of our common stock on a national securities exchange (provided we meet the then applicable listing requirements), or other similar transaction.

If we do not begin the process of achieving a Liquidity Event by the fifth anniversary of the termination of this offering, our charter requires, unless extended by a majority of the board of directors and a majority of the independent directors, that we hold a stockholders meeting to vote on a proposal for our orderly liquidation of our portfolio. If the adoption of a plan of liquidation is postponed, our board of directors will reconsider whether liquidation is in the best interests of our stockholders at least annually. Further postponement of the adoption of a plan of liquidation will only be permitted if a majority of the directors, including a majority of independent directors, determines that a liquidation would not be in the best interests of our stockholders. If our stockholders do not approve the proposal, we will resubmit the proposal by proxy statement to our stockholders up to once every two years upon the written request of stockholders owning in the aggregate at least 10% of our then outstanding common stock.

Market conditions and other factors could cause us to delay our Liquidity Event beyond the fifth anniversary of the termination of this primary offering. Even after we decide to pursue a Liquidity Event, we are under no obligation to conclude our Liquidity Event within a set time frame because the timing of our Liquidity Event will depend on real estate market conditions, financial market conditions, federal income tax effects on stockholders, and other conditions that may prevail in the future. We also cannot assure you that we will be able to achieve a Liquidity Event.

Many REITs that are listed on a national stock exchange are considered “self-managed,” since the employees of such a REIT perform all significant management functions. In contrast, REITs that are not self-managed, like us, typically engage a third party, such as our advisor and property managers, to perform management functions on its behalf. If for any reason our independent directors determine that we should become self-managed, the advisory agreement permits us to acquire the business conducted by the advisor (including all of its assets). Our advisory agreement provides that no compensation or remuneration will be payable by us or our operating partnership to our advisor or any of its affiliates in connection with any internalization (an acquisition of management functions by us from our advisor) in the future. See the section entitled “Conflicts of Interest” in this prospectus.

Investment Limitations

Our charter and investment policies place numerous limitations on us with respect to the manner in which we may invest our funds or issue securities. These limitations cannot be changed until such time as our shares of common stock are listed. Until our shares of common stock are listed, we will not:

•	borrow in excess of 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments;
•	borrow in excess of 40% to 50% of the aggregate fair market value of our assets (calculated after the close of this offering and once we have invested substantially all the proceeds of this offering), unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report along with justification for the excess. This policy limitation, however, does not apply to individual real estate assets or investments and will only apply once we have ceased raising capital under this offering and have invested substantially all of our capital;
•	make investments in assets located outside of the United States;
•	acquire undeveloped land, develop new real estate, or substantially re-develop existing real estate with an aggregate value in excess of 10% of the value of our total assets;
•	make mortgage loans in transactions with our sponsor, advisor, directors or their respective affiliates unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;
•	make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property as determined by our board of directors, including a majority of the independent directors, unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;
•	make an investment in a property or mortgage loan if the related acquisition fees and acquisition expenses are unreasonable or exceed 4.5% of the purchase price of the property or, in the case of a mortgage loan, 4.5% of the funds advanced; provided that the investment may be made if a majority of our independent directors determines that the transaction is commercially competitive, fair and reasonable to us;
•	invest less than 70% of the value of our total assets in the New York MSA (calculated after the close of this offering and once we have invested substantially all the proceeds of this offering;
•	invest in equity securities (including any preferred equity securities) not traded on a national securities exchange or included for quotation on an inter-dealer quotation system unless a majority of our independent directors approves such investment as being fair, competitive and commercially reasonable;
•	invest in publicly traded real estate equity or debt securities, including, but not limited to, CMBS, in excess of 20% of the aggregate value of our assets as of the close of our offering period and thereafter;
•	invest in or originate real estate loans (excluding publicly traded real estate debt) in excess of 20% of the aggregate value of our assets as of the close of our offering period and thereafter;
•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;
•	invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;
•	issue equity securities on a deferred payment basis or other similar arrangement;
•	issue debt securities in the absence of adequate cash flow to cover debt service;
•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance;
•	issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share repurchase program or the ability of our operating partnership to issue redeemable partnership interests;
•	invest in indebtedness secured by a mortgage on real property which is subordinate to liens or other indebtedness of our advisor, any director or any of our affiliates;

•	issue options or warrants to purchase shares to our advisor, our directors or any of their affiliates except on the same terms as such options or warrants, if any, are sold to the general public. Further, the amount of the options or warrants issued to our advisor, our directors or any of their affiliates cannot exceed an amount equal to 10% of outstanding shares on the date of grant of the warrants and options;
•	make any investment that we believe will be inconsistent with our objectives of qualifying and remaining qualified as a REIT unless and until our board of directors determines, in its sole discretion, that REIT qualification is not in our best interests;
•	engage in any short sale;
•	invest in debt secured by a mortgage on real property that is subordinate to the lien of other debt in excess of 25% of our tangible assets;
•	engage in trading, as opposed to investment activities;
•	engage in underwriting activities or distribute, as agent, securities issued by others;
•	invest in foreign currency or bullion; or
•	acquire securities in any entity holding investments or engaging in activities prohibited by the foregoing restrictions on investments.

Our charter also includes restrictions on roll-up transactions, which are described under “Description of Securities” below.

Financing Strategies and Policies

Financing for acquisitions and investments may be obtained at the time an asset is acquired or an investment is made or at a later time. In addition, debt financing may be used from time to time for property improvements, tenant improvements, leasing commissions and other working capital needs. The form of our indebtedness will vary and could be long-term or short-term, secured or unsecured, or fixed-rate or floating rate. We will not enter into interest rate swaps or caps, or similar hedging transactions or derivative arrangements for speculative purposes but may do so in order to manage or mitigate our interest rate risks on variable rate debt.

Under our charter, the maximum amount of our total indebtedness shall not exceed 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments.

In addition, it is currently our intention to limit our aggregate borrowings to 40% to 50% of the aggregate fair market value of our assets (calculated after the close of this offering and once we have invested substantially all the proceeds of this offering), unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for borrowing such a greater amount. This limitation, however, will not apply to individual real estate assets or investments. At the date of acquisition of each asset, we anticipate that that the cost of investment for such asset will be substantially similar to its fair market value, which will enable us to satisfy our requirements under the NASAA REIT Guidelines. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits.

We will not borrow from our advisor or its affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

Except with respect to the borrowing limits contained in our charter, we may reevaluate and change our financing policies without a stockholder vote. Factors that we would consider when reevaluating or changing our debt policy include: then-current economic conditions, the relative cost and availability of debt and equity capital, our expected investment opportunities, the ability of our investments to generate sufficient cash flow to cover debt service requirements and other similar factors.

Insurance Policies

We typically purchase comprehensive liability, rental loss and all-risk property casualty insurance covering our real property investments provided by reputable companies, with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties. There are, however, certain types of losses that may be either uninsurable or not economically insurable, such as losses due to floods, riots, terrorism or acts of war. If an uninsured loss occurs, we could lose our “invested capital” in, and anticipated profits from, the property. For these purposes, “invested capital” means the original issue price paid for the shares of our common stock reduced by prior distributions from the sale or financing of our properties. See the section entitled “Risk Factors — General Risks Related to Investments in Real Estate” in this prospectus for additional discussion regarding insurance.

Disposition Policies

We intend to hold each asset we acquire for an extended period of time, generally three to five years. However, circumstances may arise that could result in the earlier sale of some assets. The determination of whether an asset will be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, specific real estate market conditions, tax implications for our stockholders, and other factors. The requirements for qualification as a REIT for federal income tax purposes also will put some limits on our ability to sell assets after short holding periods. See the section entitled “Certain Material U.S. Federal Income Tax Considerations” in this prospectus.

The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, specific real estate market circumstances, and current tenant creditworthiness, with a view to achieving maximum capital appreciation. We cannot assure you that this objective will be realized. The selling price of a property that is net leased will be determined in large part by the amount of rent payable under the lease and the “sales multiple” applied to that rent. If a tenant has a repurchase option at a formula price, we may be limited in realizing any appreciation. In connection with our sales of properties we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale. The terms of payment will be affected by custom in the area in which the property being sold is located and the then-prevailing economic conditions.

In addition, if during the period ending two years after the close of this offering, we sell assets and then reinvest in assets, we will pay our advisor 1.0% of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment); provided, however, that in no event shall the total of all acquisition fees and acquisition expenses (including any financing coordination fee) payable in respect of such reinvestment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment).

Other Policies

Subject to applicable law, our board of directors has the authority, without further stockholder approval, to issue additional authorized common stock and/or preferred stock or otherwise raise capital in any manner and on terms and for the consideration it deems appropriate, including in exchange for property and/or as consideration for acquisitions. Existing stockholders will have no preemptive right to additional shares issued in any future offering or other issuance of our capital stock, and any offering or issuance may cause dilution of your investment. In addition, preferred shares could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common shares. See the sections entitled “Description of Securities” and “Summary of our Organizational Documents” elsewhere in this prospectus. We may in the future issue common stock or preferred stock in connection with acquisitions, including issuing common stock or preferred stock in exchange for property, other assets, or entities. We also may issue units of partnership interests in our operating partnership in connection with acquisitions of property or other assets or entities.

Money Market Investments

Pending the purchase of other permitted investments, or to provide the reserve described below, we will temporarily invest in one or more unaffiliated money market mutual funds or directly in certificates of deposit, commercial paper, interest-bearing government securities and other short-term instruments. We intend to hold substantially all funds, pending our investment in real estate or real estate-related assets, in assets which will allow us to continue to qualify as a REIT. These investments will be highly liquid and provide for appropriate safety of principal, such as cash, cash items and government securities. Cash items include cash on hand, cash deposited in time and demand accounts with financial institutions, receivables which arise in our ordinary course of operation, commercial paper and certificates of deposit. Generally, government securities are any securities issued or guaranteed as to principal or interest by the United States federal government. See the section entitled “Certain Material U.S. Federal Income Tax Considerations — Taxation — REIT Qualification Tests” in this prospectus.

Appraisals

To the extent we make mortgage, bridge or mezzanine loans or invest in mortgage, bridge or mezzanine loans in transactions with our sponsor, advisor, directors or their respective affiliates, a majority of the directors will approve the consideration paid for such properties based on the fair market value of the properties. If a majority of independent directors so determines, the fair market value will be determined by a qualified independent real estate appraiser selected by the independent directors.

Appraisals are estimates of value and should not be relied on as measures of true worth or realizable value. We will maintain the appraisal in our records for at least five years, and copies of each appraisal will be available for review by stockholders upon their request.

Investment Company Act Considerations

We intend to conduct our operations so that the company and its subsidiaries are each exempt from registration as an investment company under the Investment Company Act. Under the Investment Company Act, in relevant part, a company is an “investment company” if:

•	pursuant to Section 3(a)(1)(A), it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and
•	pursuant to Section 3(a)(1)(C), it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis. “Investment securities” excludes U.S. Government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire real estate and real-estate related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property. We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will be held in wholly and majority-owned subsidiaries of the company, each formed to hold a particular asset.

We intend to conduct our operations so that the company and most, if not all, of its wholly and majority-owned subsidiaries will comply with the 40% test. We will continuously monitor our holdings on an ongoing basis to determine the compliance of the company and each wholly and majority-owned subsidiary with this test. We expect that most, if not all, of the company’s wholly owned and majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute most, if not all, of our assets) generally will not constitute “investment securities.” Accordingly, we believe that the company and most, if not all, of its wholly and majority-owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

In addition, we believe that neither the company nor any of its wholly or majority-owned subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because they will not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, the company and its subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, the company and its subsidiaries expect to be able to conduct their respective operations such that none of them will be required to register as an investment company under the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat entities in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested that the SEC staff approve our treatment of any entity as a majority-owned subsidiary and the SEC staff has not done so. If the SEC staff were to disagree with our treatment of one or more subsidiary entities as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to comply with the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

We intend to conduct our operations so that neither we nor any of our wholly or majority-owned subsidiaries fall within the definition of “investment company” under the Investment Company Act. If the company or any of its wholly or majority-owned subsidiaries inadvertently falls within one of the definitions of “investment company,” we intend to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, this exclusion generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least 80% of the entity’s assets must be comprised of qualifying assets and a broader category of assets that we refer to as “real estate-related assets” under the Investment Company Act. Additionally, no more than 20% of the entity’s assets may be comprised of miscellaneous assets.

We will classify our assets for purposes of the Investment Company Act, including our 3(c)(5)(C) exclusion, in large measure upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act.

For purposes of determining whether we satisfy the 55%/80% tests, we will classify the assets in which we invest as follows:

•	Real Property. Based on the no-action letters issued by the SEC staff, we will classify our fee interests in real properties as qualifying assets. In addition, based on no-action letters issued by the SEC staff, we will treat our investments in joint ventures, which in turn invest in qualifying assets such as real property, as qualifying assets only if we have the right to approve major decisions affecting the joint venture; otherwise, such investments will be classified as real estate-related assets. We expect that no less than 55% of our assets will consist of investments in real property, including any joint ventures that we control.
•	Securities. We intend to treat as real estate-related assets debt and equity securities of both non-majority owned publicly traded and private companies primarily engaged in real estate businesses, including REITs and other real estate operating companies, and securities issued by pass-through entities of which substantially all the assets consist of qualifying assets or real estate-related assets.

•	Loans. Based on the no-action letters issued by the SEC staff, we will classify our investments in various types of whole loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan. However, we will consider loans with loan-to-value ratios in excess of 100% to be real estate-related assets. We will treat our mezzanine loan investments as qualifying assets so long as they are structured as “Tier 1” mezzanine loans in accordance with the guidance published by the SEC staff in a no-action letter that discusses the classifications of Tier 1 mezzanine loans under Section 3(c)(5)(C) of the Investment Company Act.

We will classify our investments in construction loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan. With respect to construction loans that are funded over time, we will consider the outstanding balance (i.e., the amount of the loan actually drawn) as a qualifying asset. The SEC staff has not issued no-action letters specifically addressing construction loans. If the SEC staff takes a position in the future that is contrary to our classification, we will modify our classification accordingly.

Consistent with no-action positions taken by the SEC staff, we will consider any participation in a whole mortgage loan, including B-Notes, to be a qualifying real estate asset only if: (1) we have a participation interest in a mortgage loan that is fully secured by real property; (2) we have the right to receive our proportionate share of the interest and the principal payments made on the loan by the borrower, and our returns on the loan are based on such payments; (3) we invest only after performing the same type of due diligence and credit underwriting procedures that we would perform if we were underwriting the underlying mortgage loan; (4) we have approval rights in connection with any material decisions pertaining to the administration and servicing of the loan and with respect to any material modification to the loan agreements; and (5) if the loan becomes non-performing, we have effective control over the remedies relating to the enforcement of the mortgage loan, including ultimate control of the foreclosure process, by having the right to: (a) appoint the special servicer to manage the resolution of the loan; (b) advise, direct or approve the actions of the special servicer; (c) terminate the special servicer at any time with or without cause; (d) cure the default so that the mortgage loan is no longer non-performing; and (e) purchase the senior loan at par plus accrued interest, thereby acquiring the entire mortgage loan.

We will base our treatment of any other investments as qualifying assets and real estate-related assets on the characteristics of the underlying collateral and the particular type of loan (including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral) and we will make these determinations in a manner consistent with guidance issued by the SEC staff.

Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit the ability of the company and its subsidiaries to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for our company or each of our subsidiaries.

A change in the value of any of our assets could negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To maintain compliance with the Section 3(c)(5)(C) exclusion, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan.

Change in Investment Objectives, Policies and Limitations

Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we are following are in the best interests of our stockholders. Each determination and the basis therefor shall be set forth in the minutes of the meetings of our board of directors. Our investment policies and objectives and the methods of implementing our investment objectives and policies, except to the extent set forth in our charter, may be altered by a majority of our independent directors, including a majority of the independent directors, without approval of our stockholders.

COMPETITION

The retail, lodging, office, industrial and residential real estate markets are highly competitive. We compete in all of our markets with other owners and operators of retail, lodging, office, industrial and residential real estate. The continued development of new retail, lodging, office, industrial and residential properties has intensified the competition among owners and operators of these types of real estate in many market areas in which we intend to operate. We compete based on a number of factors that include location, rental rates, security, suitability of the property’s design to prospective tenants’ needs and the manner in which the property is operated and marketed. The number of competing properties in a particular market could have a material effect on our occupancy levels, rental rates and on the operating expenses of certain of our properties.

In addition, we will compete with other entities engaged in real estate investment activities to locate suitable properties to acquire and to locate tenants and purchasers for our properties. These competitors will include other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, governmental bodies and other entities. There are also other REITs with asset acquisition objectives similar to ours and others may be organized in the future. Some of these competitors, including larger REITs, have substantially greater marketing and financial resources than we will have and generally may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of tenants. In addition, these same entities seek financing through similar channels to our company. Therefore, we will compete for institutional investors in a market where funds for real estate investment may decrease.

Competition from these and other third party real estate investors may limit the number of suitable investment opportunities available to us. It also may result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms. In addition, competition for desirable investments could delay the investment of proceeds from this offering in desirable assets, which may in turn reduce our earnings per share and negatively affect our ability to commence or maintain distributions to stockholders.

We believe that our senior management’s experience, coupled with our financing, professionalism, diversity of properties and reputation in the industry will enable us to compete with the other real estate investment companies.

Because we are organized as an UPREIT, we are well-positioned within the industries in which we intend to operate to offer existing owners the opportunity to contribute those properties to our company in tax-deferred transactions using our operating partnership units as transactional currency. As a result, we have a competitive advantage over most of our competitors that are structured as traditional REITs and non-REITs in pursuing acquisitions with tax-sensitive sellers.

DESCRIPTION OF REAL ESTATE INVESTMENTS

As of the date of this prospectus, we have acquired one office building in Manhattan and have executed a purchase and sale agreement to acquire a second mixed-use property in Manhattan.

Interior Design Building

On June 22, 2010, we acquired an office building known as the Interior Design Building located at 306 East 61st Street in Manhattan. The building caters to tenants in the interior design industry, including art and antique galleries, as well as furniture and lighting stores.

The property is centrally located between Midtown and the Upper East Side in Manhattan which allows its tenants to serve a wide array of clientele, including affluent homeowners and decorators. It is situated in one of the wealthiest zip codes in the United States, including Manhattan’s Midtown East and Upper East Side neighborhoods. Numerous other buildings are located in the area offering similar spaces to similar tenants.

This acquisition consists of one fee-simple property. The building has approximately 65,000 square feet on seven floors and is 100% leased to 18 tenants. Annual rental rates currently range from approximately $24 to $100 per square foot with a weighted average annual rental rate of $49.57 per square foot. No lease comprises more than 15.4% of the total leasable space. Lease maturities range from one year to seven years.

Capitalization

The contract purchase price for the property was $32.0 million. The total purchase price, including all fees and expenses, was approximately $32.8 million. Based on current net operating income as a percentage of the contract purchase price, the capitalization rate on an unlevered basis approximates 8.0%. The property acquisition was funded with: (a) an existing mortgage note of $14.2 million; (b) net proceeds from our private offering of $8.2 million; (c) $8.9 million in proceeds from two bridge loans made by two unaffiliated entities (described below); and (d) $1.5 million in proceeds from a short-term advance from our sponsor (described below). The bridge loans made by the two unaffiliated entities each have an annual interest rate of 9.0%, are payable in six monthly installments of 16.67% of the original bridge loan amount, and mature on January 1, 2011. The repayment of such bridge loans requires a 1% exit fee based on the original loan proceeds (or $89,000) payable upon the maturities of the respective loans and is prepayable at any time. The borrowings from our sponsor are interest-free and do not include fees typically charged for such short-term borrowings. The Company repaid the advance to our sponsor in full.

As part of the acquisition, we assumed an existing first mortgage loan originated by Deutsche Banc Mortgage Capital, LLC with a 6.20% interest rate. The loan matures on November 1, 2012. The principal is amortized on a 30-year amortization schedule, with the balance (expected to be $13.5 million) due on maturity. Because the mortgage loan requires a standard guaranty for a limited recourse “bad boy” carve-out provision and the lender determined that we do not currently have sufficient net worth to serve as sole guarantor, Messrs. Schorsch and Kahane have agreed to jointly provide the “bad boy” guaranty in respect of the mortgage loan. We entered into an agreement with Messrs. Schorsch and Kahane by which we agreed to be responsible for any amounts required to be paid by them under this guaranty.

Major Tenants/Lease Expiration

Each of three tenants, an interior designer, an antique rug and custom carpet supplier and an antique furniture and decorative objects supplier, occupies more than 10% of the rentable square footage of the building. The interior designer’s lease requires a per annum rent of $434,064 and expires on August 31, 2016. The antique rug and custom carpet supplier’s lease requires a per annum rent of $364,368 and expires on September 30, 2014. The antique furniture and decorative objects supplier’s lease requires a per annum rent of $458,736 and expires on October 31, 2011.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31st for each of the last five years where such information is available:

	March 31, 2010	2009	2008	2007	2006	2005
Occupancy Rate	100.00%	100.00%	98.46%	100.00%	*	*
Average Effective Annual Rental Per Square Foot	$49.57	$50.02	$46.19	$44.35	*	*

*	The seller of the Interior Design Building was able to provide historical figures as far back as 2007, but was unresponsive to our requests for further information once the transaction was complete.

The table below sets forth the lease expiration information for each of the next ten years:

Year Ending December 31,	Number of Leases Expiring	Total Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases	Annual Rent Under Expiring Leases(1)	% of Total Annual Rent Represented by Expiring Leases(1)
2010	0	0	0.0%	$0	0.0%
2011	9	26,350	40.5%	$1,256,340	39.1%
2012	0	0	0.0%	$0	0.0%
2013	1	1,400	2.2%	$83,498	2.6%
2014	3	15,000	23.0%	$604,296	18.8%
2015	0	0	0.0%	$0	0.0%
2016	4	16,350	25.1%	$671,100	20.9%
2017	1	6,000	9.2%	$600,000	18.7%
2018	0	0	0.0%	$0	0.0%
2019	0	0	0.0%	$0	0.0%

(1)	The annual rent and rent percentage are based on the contractual base rent annualized as of June 2010.

Other

We do not have any scheduled capital improvements. However, we are considering approximately $1 million of potential capital expenditures that may occur over the next 12 to 24 months.

We believe that this property is adequately insured.

The Federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2010 Federal tax return.

The annual realty taxes payable on the Interior Design Building for the calendar year 2010 will be approximately $770,162.

SELECTED FINANCIAL DATA

	June 30, 2010 And For The Six Months Then Ended	December 31, 2009 And For The Period Then Ended
Balance sheet data:
Real estate investments, at cost	$34,012,284	$—
Cash	89,850	298
Deferred offering costs	2,164,656	953,617
Total assets	36,713,476	953,915
Accounts payable and accrued expenses	2,695,094	721,294
Short-term bridge funds	8,900,000	—
Mortgage note payable	14,221,066	—
Below market lease liability	588,182	—
Due to affiliates	1,441,113	33,120
Total liabilities	27,913,882	754,414
Total stockholders’ equity	8,779,954	199,501
Net loss	62,420	499
Other data:
Cash flow provided by operations	515,892	—
Cash flow used in investing activities	(18,534,891)	—
Cash flow provided by financing activities	18,108,551	298
Distributions declared	165,195	—

We have sold 20,000 shares to New York Recovery Special Limited Partnership, LLC for an aggregate purchase price of $200,000. These proceeds were used to directly fund organization costs. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes thereto, appearing elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

As of the date of this prospectus, we have not yet commenced active operations. Subscription proceeds will be released to us after the minimum offering is achieved and will be applied to investment in properties and the payment or reimbursement of selling commissions and other fees, expenses and uses as described throughout this prospectus. We will experience a relative increase in liquidity as we receive additional subscriptions for shares and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our properties or the payment of distributions.

Further, we have not entered into any arrangements creating a reasonable probability that we will acquire a specific property or other asset. The number of properties and other assets that we will acquire will depend upon the number of shares sold and the resulting amount of the net proceeds available for investment in properties and other assets. Until required for the acquisition or operation of assets or used for distributions, we will keep the net proceeds of this offering in short-term, low risk, highly liquid, interest-bearing investments.

We intend to make reserve allocations as necessary to aid our objective of preserving capital for our investors by supporting the maintenance and viability of properties we acquire in the future. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us.

We intend to make an election to be taxed as a REIT under Section 856(c) of the Internal Revenue Code. In order to qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our taxable income (excluding net capital gains). If we qualify as a REIT for U.S. federal income tax purposes, we generally will not be subject to U.S. federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify as a REIT for four years following the year in which our qualification is denied. Such an event could materially adversely affect our net income and results of operations.

In addition, on December 22, 2009, we commenced a private offering to “accredited investors” as that term is defined in Regulation D as promulgated under the Securities Act of up to $50,000,000 in shares of our preferred shares, subject to an option to increase the offering up to $100,000,000 in shares of our preferred stock, which we refer to as the “private offering.” The preferred shares will be convertible in whole or in part into shares of common stock after September 2, 2011, the first anniversary of the final closing of the private offering, at a conversion price that is a discount from the public offering price of the common stock. Pursuant to the terms of the private offering, the private offering terminated on September 2, 2010, the effective date of the registration statement. We received aggregate gross offering proceeds, net of certain discounts, of approximately $16.9 million from the sale of shares in the private offering.

Results of Operations

Currently, we have not commenced business operations. Because we have not acquired any properties or other assets, our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting our targeted portfolio, the multifamily housing industry and real estate generally, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

Liquidity and Capital Resources

We are offering and selling to the public in our primary offering up to 150,000,000 shares of our common stock, $0.01 par value per share, at $10 per share (subject to certain volume discounts). We are also offering up to 25,000,000 shares of our common stock to be issued pursuant to our distribution reinvestment plan pursuant to which our stockholders may elect to have distributions reinvested in additional shares at $9.50 per share. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our distribution reinvestment plan.

Our principal demands for cash will be for acquisition costs, including the purchase price of any properties, loans and securities we acquire, improvement costs, the payment of our operating and administrative expenses, continuing debt service obligations and distributions to our stockholders. Generally, we will fund our acquisitions from the net proceeds of this offering. We intend to acquire our assets with cash and mortgage or other debt, but we also may acquire assets free and clear of permanent mortgage or other indebtedness by paying the entire purchase price for the asset in cash or in units of limited partnership interest in our operating partnership.

We expect to use debt financing as a source of capital. Under our charter, the maximum amount of our total indebtedness shall not exceed 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments. In addition, it is currently our intention to limit our aggregate borrowings to 40% to 50% of the aggregate fair market value of our assets (calculated after the close of this offering and once we have invested substantially all the proceeds of this offering), unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for borrowing such a greater amount. This limitation, however, will not apply to individual real estate assets or investments. At the date of acquisition of each asset, we anticipate that the cost of investment for such asset will be substantially similar to its fair market value, which will enable us to satisfy our requirements under the NASAA REIT Guidelines. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits. See the section entitled “Investment strategy, Objectives and Policies — Financing Strategies and Policies” in this prospectus for a more detailed discussion of our borrowing policies.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, continuing debt service obligations and the payment of distributions. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent on our ability to attract and retain tenants and the economic and business environments of the various markets in which our properties are located. Our ability to sell our assets is partially dependent upon the state of real estate markets and the ability of purchasers to obtain financing at reasonable commercial rates. In general, our policy will be to pay distributions from cash flow from operations. If we do not have enough cash to make distributions, we may fund distributions from unlimited amounts of any source. For example, we may borrow money, receive advances from our advisor, request that our advisor defer, suspend and/or waive its fees and expense reimbursements or use the offering proceeds to fund distributions. Moreover, our board of directors may change this policy, in its sole discretion, at any time.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of properties and undistributed cash flow. Note that, currently, we have not identified any additional sources of financing and there is no assurance that such sources of financings will be available on favorable terms or at all.

Distributions

We have not paid any distributions as of the date of this prospectus. We intend to accrue and pay distributions on a regular basis beginning no later than the first calendar month after the calendar month in which we make our first real estate investment. We intend to fund such distributions from cash flow from operations. If we do not have enough cash to make distributions, we may fund distributions from an unlimited amount of any source as described above in — “Liquidity and Capital Resources.'' Our board of directors will determine the amount of the distributions to our stockholders. The board’s determination will be based on a number of factors, including funds available from operations, our capital expenditure requirements, requirements of Maryland law and the annual distribution requirements necessary to maintain our REIT status under the Internal Revenue Code. As a result, our distribution rate and payment frequency may vary from time to time. However, to qualify as a REIT for U.S. federal income tax purposes, we must make distributions equal to at least 90% of our “REIT taxable income” (excluding net capital gain) each year. Each distribution will be accompanied by a notice which sets forth: (a) the record date; (b) the amount per share that will be distributed; (c) the equivalent annualized yield; (d) the amount and percentage of the distributions paid from operations, offering proceeds and other sources; (e) the aggregate amount of such distribution; and (f) for those investors participating in the distribution reinvestment plan, a statement that a distribution statement will be provided in lieu of a check. During the early stages of our operations, we may declare distributions in excess of FFO (as defined below).

Distributions in kind will not be permitted, except for:

•	distributions of readily marketable securities or our own securities;
•	distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of the charter; or
•	distributions of in-kind property, so long as, with respect to such in-kind property, the board of directors advises each stockholder of the risks associated with direct ownership of the property, offers each stockholder the election of receiving in-kind property distributions, and distributes in-kind property only to those stockholders who accept the directors’ offer.

Funds from Operations

We consider funds from operations (“FFO”) a useful indicator of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of substantially identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictability over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trust’s (“NAREIT”) definition (as we do) or may interpret the current NAREIT definition differently than we do. Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.

We believe that modified funds from operations (“MFFO”) is helpful to investors as a measure of operating performance because it excludes charges that management considers more reflective of investing activities or non-operating valuation changes. By providing FFO and MFFO, we present information that assists investors and analysts in aligning their analysis with management’s analysis of long-term operating activities. We believe fluctuations in MFFO are indicative of changes in operating activities and provide comparability in evaluating our performance over time and as compared to other real estate companies that may not be affected by impairments or write-offs of capitalized costs or that have acquisition activities. As explained below, management’s evaluation of our operating performance excludes the items considered in the calculation of MFFO based on the following economic considerations:

•	Acquisition-related costs. In evaluating investments in real estate, management’s investment models and analysis differentiate costs to acquire the investment from the operations derived from the investment. Prior to 2009, acquisition costs for these types of investments were capitalized; however beginning in 2009 acquisition costs related to business combinations are expensed. We believe by excluding expensed acquisition costs, MFFO provides useful supplemental information that is comparable with other companies that do not currently engage in acquisition activities and is consistent with management’s analysis of the investing and operating performance of our assets.
•	Other infrequent charges not related to the operating performance or our properties. Impairment charges, write-offs of previously capitalized assets, such as costs associated with financing activities and other infrequent charges, if any, may be excluded from MFFO if we believe these charges are not useful in the evaluation of our operating performance. An impairment charge represents a downward adjustment to the carrying amount of a long-lived asset to reflect the current valuation of the asset even when the asset is intended to be held long-term. Such adjustment, when properly recognized under GAAP, may lag the underlying consequences related to rental rates, occupancy and other operating performance trends. The valuation is also based, in part, on the impact of current market fluctuations and estimates of future capital requirements and long-term operating performance that may not be directly attributable to current operating performance. Other charges, such as the write-off of capitalized financing costs upon the early disposition of a debt obligation or other non- recurring charges, are adjustments excluded from MFFO because we believe that MFFO provides useful supplemental information by focusing on the changes in our operating fundamentals rather than on market valuation changes or other infrequent events not related to our normal operations.

FFO and MFFO are non-GAAP financial measures and do not represent net income, as defined by GAAP. FFO and MFFO do not represent cash flows from operations as defined by GAAP, are not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions, and should not be considered as an alternative to net income, as determined in accordance with GAAP, for purposes of evaluating our operating performance.

Market Risk

The commercial real estate debt markets are currently experience volatility as a result of certain factors, including the tightening of underwriting standards by lenders and credit rating agencies, the deteriorating market values of CMBS, the increasing levels of default by owners of mortgaged commercial properties backing the CMBS, increasing levels of commercial tenant default under mortgaged commercial properties due to current economic conditions and valuation weakness in the underlying properties generally. The volatility in the credit markets has resulted in a decrease in the availability of debt financing. When debt financing is available, lenders are demanding larger premiums. The continued decrease in the availability of debt financing and/or the continued increase in the cost of borrowing may reduce future cash flows available for distribution.

PRIOR PERFORMANCE SUMMARY

Prior Investment Programs

The information presented in this section represents the historical experience of the real estate programs managed over the last ten years by Messrs. Schorsch and Kahane. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by American Realty Capital and their affiliates. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the section entitled “Conflicts of Interest” in this prospectus for additional information.

American Realty Capital Trust, Inc.

American Realty Capital Trust, Inc. (ARCT), a Maryland corporation, is the first publicly offered REIT sponsored by American Realty Capital. ARCT was organized on August 17, 2007, and which qualified as a REIT beginning with the taxable year ended December 31, 2008. ARCT commenced its initial public offering of 150,000,000 shares of common stock on January 25, 2008. As of August 13, 2010, ARCT had received aggregate gross offering proceeds of approximately $353.4 million from the sale of approximately 35.7 million shares in its initial public offering. ARCT has acquired 180 properties, primarily comprised of freestanding, single-tenant retail and commercial properties that are net leased to investment grade and other creditworthy tenants. As of December 31, 2009, ARCT had total real estate investments, at cost of approximately $558.3 million. ARCT intends to liquidate each real property investment eight to ten years from the date purchased.

Private Note Programs

ARC Income Properties, LLC implemented a note program that raised aggregate gross proceeds of $19.5 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 65 bank branch properties triple-net leased to RBS Citizens, N.A. and Citizens Bank of Pennsylvania. The purchase price for those bank branch properties also was funded with proceeds received from mortgage loans, as well as equity capital invested by American Realty Capital II, LLC. Such properties contain approximately 323,000 square feet and were acquired at a purchase price of approximately $98.8 million. The properties are triple-net leased for a primary term of five years and include extension provisions. The notes issued under this note program by ARC Income Properties, LLC were sold by Realty Capital Securities through participating broker-dealers.

ARC Income Properties II, LLC implemented a note program that raised aggregate gross proceeds of $13.0 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 50 bank branch properties triple-net leased to PNC Bank. The purchase price for those bank branch properties also was funded with proceeds received from a mortgage loan, as well as equity capital raised by American Realty Capital Trust, Inc. in connection with its public offering of equity securities. The properties are triple-net leased with a primary term of ten years with a 10% rent increase after five years. The notes issued under this note program by ARC Income Properties II, LLC were sold by Realty Capital Securities through participating broker-dealers.

ARC Growth Partnership, LP

ARC Growth Partnership, LP is a non-public real estate program formed to acquire vacant bank branch properties and opportunistically sell such properties, either vacant or subsequent to leasing the bank branch, to a financial institution or other third-party tenant. Total gross proceeds of approximately $7.9 million were used to acquire, and pay related expenses in connection with, a portfolio of vacant bank branches. The purchase price of the properties also was funded with proceeds received from a one-year revolving warehouse facility. The purchase price for each bank branch is derived from a formulated price contract entered into with a financial institution. During the period from July 2008 to January 2009, ARC Growth Partnership acquired 54 vacant bank branches from Wachovia Bank, N.A., under nine separate transactions. Such properties contain approximately 230,000 square feet with a gross purchase price of approximately $63.6 million. As of

December 31, 2009, 48 properties were sold, 28 of which were acquired and simultaneously sold, resulting in an aggregate gain of approximately $9.7 million. ARC Growth Partnership, LP mutually terminated the contractual agreement with Wachovia Bank, N.A. in March 2009, and has not acquired any vacant bank branches following this termination. ARC Growth Partnership, LP is currently in the process of selling its remaining assets.

American Realty Capital, LLC

American Realty Capital, LLC began acquiring properties in December 2006. During the period of December 1, 2006 to December 31, 2007 American Realty Capital, LLC acquired 73 properties, totaling just over 1,767,000 square feet for an aggregate purchase price of approximately $407.5 Million. These properties included five Hy Vee supermarkets, one CVS distribution center, three CVS drug stores, ten Rite Aids, sixteen Walgreens drug stores, 15 Harleysville bank branches, a portfolio of fifteen Logan’s Roadhouse Restaurants, six Tractor Supply Company stores, one Shop N Save supermarket, and one Fed Ex cross dock facility. The underlying leases within these acquisitions ranged from 10 to 25 years before any tenant termination rights, with a dollar-weighted-average lease term of approximately 21 years based on rental revenue. American Realty Capital, LLC acquired no properties after December 31, 2007.

American Realty Capital, LLC has operated in three capacities: as a joint-venture partner, as a sole investor and as an advisor.

(1)	JV partner: As indicated in the chart below, most of American Realty Capital, LLC’s properties have been acquired in joint venture with other investors, with American Realty Capital, LLC acting as advisor and American Realty Capital, LLC or its principals also acting as an equity investor,
(2)	Sole Investor: American Realty Capital, LLC has also purchased properties for its own account where it is the sole investor, and
(3)	Advisor: American Realty Capital, LLC has also acted as an advisor to entities in which it has not invested any of its or its principal’s equity.

No money was raised from investors in connection with the properties acquired by American Realty Capital, LLC. All American Realty Capital, LLC transactions were done with the equity of the principals or joint-venture partners of American Realty Capital, LLC.

In instances where American Realty Capital, LLC was not an investor in the transaction, but rather an advisor, American Realty Capital, LLC typically performed the following advisory services:

•	identified potential properties for acquisition;
•	negotiated letters of intent and purchase and sale contracts;
•	obtained financing;
•	performed due diligence;
•	closed properties;
•	managed properties; and
•	sold properties.

Information on properties and leasehold interests acquired by American Realty Capital, LLC during the 12 months ended December 31, 2007 (dollar amounts in thousands):

Tenant-Location	Investment Structure	Date	Number of Buildings	Gross Leasable Space	Mortgage Financing	Purchase Price(1)
Hy Vee – Cedar Rapids, IA	ARC-JV	December-06	1	86,240	$11,622	$13,167
Hy Vee – W. Des Moines, IA	ARC-JV	December-06	1	79,634	10,375	11,777
Hy Vee – W. Des Moines, IA	ARC-JV	December-06	1	80,194	12,085	13,669
Hy Vee – Columbus, NE	ARC-JV	December-06	1	77,667	9,243	10,506
Hy Vee – Olathe, KS	ARC-JV	December-06	1	71,312	11,203	12,698
Walgreens – Natchez, MS	ARC-JV	December-06	1	14,820	3,910	4,568
CVS – Vero Beach, FL	ARC-JV	December-06	1	413,747	29,750	33,891
Walgreens – Loganville, GA	ARC-JV	December-06	1	14,490	5,610	6,563
CVS – Chester, NY	ARC-JV	December-06	1	15,521	6,029	7,015
Rite Aid – Shelby Township, MI	ARC-ADVISOR	December-06	1	11,180	3,086	3,928
Rite Aid – Coldwater, MI	ARC-ADVISOR	December-06	1	11,180	2,657	3,308
Walgreens – New Castle, PA	ARC-JV	January-07	1	14,280	4,780	5,476
Walgreens – Holland, MI	ARC-JV	January-07	1	14,658	5,968	6,939
Walgreens – Guynabo, PR	ARC-ADVISOR	January-07	1	15,750	9,700	11,145
Eckerd – McDonough, GA	ARC-ADVISOR	January-07	1	13,824	3,500	4,466
Rite Aid – New Philadelphia, OH	ARC-JV	February-07	1	11,157	4,528	5,553
Walgreens – Clarence, NY	ARC-JV	February-07	1	14,820	4,114	4,639
Walgreens – Carolina, PR	ARC-ADVISOR	March-07	1	15,660	8,100	9,409
Logan’s Roadhouse Portfolio – Various Locations	ARC-JV	April-07	15	119,331	45,200	58,788
Walgreens – Windham, ME	ARC-JV	April-07	1	14,820	6,596	7,392
Tractor Supply Co. – Carthage, TX	ARC-JV	May-07	1	19,097	2,192	2,657
CVS – Douglasville, GA	ARC-JV	May-07	1	14,574	4,420	5,008
Rite Aid – Flatwoods, KY	ARC-JV	June-07	1	11,154	3,600	4,380
Shop N Save – Moline Acres, MO	ARC-JV	June-07	1	51,538	5,675	6,840
CVS – Haverhill, MA	ARC-JV	June-07	1	15,214	6,664	7,812
Tractor Supply Co. – Granbury, TX	ARC-JV	June-07	1	24,764	2,586	3,275
Tractor Supply Co. – Lubbock, TX	ARC-JV	June-07	1	29,954	3,153	3,981
Tractor Supply Co. – Odessa, TX	ARC-JV	July-07	1	22,670	2,871	3,624
Walgreens & Petco – North Andover, MA	ARC-JV	July-07	2	29,512	13,390	15,304
Rite Aid – New Salisbury, IN	ARC-JV	July-07	1	14,703	2,954	3,588
Walgreens – Hampstead, NH	ARC-JV	July-07	1	14,820	5,804	6,601
Tractor Supply Co. – Shreveport, LA	ARC-JV	August-07	1	19,097	3,078	3,769
Bridgestone Firestone – St. Peters, MO	ARC-ADVISOR	August-07	1	7,654	1,290	1,841
Dollar General – Independence, KY	ARC-ADVISOR	August-07	1	9,014	580	870
Dollar General – Florence, KY	ARC-ADVISOR	August-07	1	9,014	566	870
Dollar General – Lancaster, OH	ARC-ADVISOR	August-07	1	9,014	590	888
Fed Ex – Snow Shoe, PA(2)	ARC-JV	August-07	1	53,675	6,965	10,067
Rite Aid – Salem, OH	ARC-JV	August-07	1	14,654	4,928	6,003
Rite Aid – Cadiz, OH(2)	ARC	August-07	1	11,335	1,240	1,695
Rite Aid – Carrollton, OH(2)	ARC	August-07	1	12,613	1,730	2,342
Rite Aid – Lisbon, OH(2)	ARC	August-07	1	10,141	1,090	1,493
Rite Aid – Liverpool, OH(2)	ARC	August-07	1	11,362	1,630	2,217
Walgreens – New Bedford, MA(3)	ARC-JV	August-07	1	15,272	6,564	7,960
Walgreens – South Yarmouth, MA(3)	ARC-JV	August-07	1	9,996	6,355	7,206
Walgreens – Derry, NH(3)	ARC-JV	August-07	1	14,820	6,660	7,514
Walgreens – Staten Island, NY(3)	ARC-JV	August-07	1	11,056	7,905	8,928
Walgreens – Berlin, CT(3)	ARC-JV	August-07	1	14,820	6,715	7,576

Tenant-Location	Investment Structure	Date	Number of Buildings	Gross Leasable Space	Mortgage Financing	Purchase Price(1)
Tractor Supply – DeRidder, LA	ARC-JV	September-07	1	20,850	2,580	3,193
Walgreens – Woodbury, NJ(3)	ARC-JV	September-07	1	13,650	6,120	7,149
Walgreens – Prairie Du Chien, WI(3)	ARC-JV	October-07	1	14,820	3,400	3,858
Walgreens – Melrose, MA(3)	ARC-JV	October-07	1	21,405	8,075	9,113
Rite-Aid – Pittsburgh, PA(2)	ARC	October-07	1	14,564	4,111	6,190
Rite-Aid – Carlisle, PA(2)	ARC-ADVISOR	October-07	1	14,673	3,008	4,529
Walgreens – Mt. Ephraim, NJ	ARC-ADVISOR	October-07	1	14,379	8,033	9,436
Walgreens – Dover, NH	ARC-ADVISOR	November-07	1	14,418	6,235	7,226
Walgreens – Worcester, MA	ARC-ADVISOR	November-07	1	13,354	8,500	9,812
Walgreens – Brockton, MA	ARC-ADVISOR	November-07	1	13,204	8,571	9,743
Walgreens – Providence, RI	ARC-ADVISOR	November-07	1	14,491	4,182	4,899
Walgreens – Newcastle, OK	ARC-ADVISOR	December-07	1	14,820	3,910	4,428
Walgreens – Branford, CT	ARC-ADVISOR	December-07	1	13,548	7,310	8,286
Walgreens – Londonderry, NH	ARC-ADVISOR	December-07	1	12,303	6,666	7,578
BOA – Londonderry, NH	ARC-ADVISOR	December-07	1	2,812	861	980
Harleysville Bank Portfolio – PA(2)	ARC	December-07	15	178,000	31,000	41,000
Total 12/2006 and 2007 (As of 12/31/2007)			92	1,983,113	$421,813	$506,626

(1)	Purchase price includes the cost of the property, closing costs and acquisition fees if applicable.
(2)	Properties were sold to American Realty Capital Trust.
(3)	Properties sold to partner in 2007.

ARC-JV — American Realty Capital acted as advisor and American Realty Capital or its principals acted as investor(s) alongside a JV partner

ARC-ADVISOR — American Realty Capital acted as advisor and neither it nor its principals invested alongside the equity

ARC — American Realty Capital acted as advisor and sole investor with no JV partners

Information on properties sold by American Realty Capital, LLC during April 2007 through October 31, 2009 (dollar amounts in thousands):

Tenant-Location	Date Acquired	Date of Sale	Selling Price Net of Closing Costs	Cost of Properties Including Closing and Other Costs	Excess of Property Operating Cash Receipts Over Cash Expenditures	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Total	Original Mortgage Financing	Total Acquisition Cost, Capital Improvement Closing and Soft Costs	Total
Walgreens – Windham(1)	April-07	July-07	7,843	7,392	37	1,008	6,596	7,641	6,596	796	7,392
Walgreens – Hampstead	July-07	July-07	6,794	6,601	22	968	5,804	6,794	5,804	797	6,601
Logans – Murfreesboro	April-07	Dec-07	4,247	3,883	132	1,025	3,090	4,247	3,090	793	3,883
Logans – Beaver Creek	April-07	Dec-07	5,254	4,808	122	1,302	3,830	5,254	3,830	978	4,808
Walgreens – Clarence	February-07	March-08	4,781	4,639	44	653	4,114	4,811	4,114	525	4,639
Walgreens – Logansville	March-06	April-08	6,865	6,563	81	1,234	5,610	6,925	5,610	953	6,563
CVS – Chester	December-06	April-08	7,297	7,015	92	1,214	6,029	7,335	6,029	986	7,015
Logan’s – Savannah	April-07	October-08	4,042	3,918	77	915	3,110	4,102	3,110	808	3,918
Logan’s – Austin	April-07	October-08	3,031	2,929	57	690	2,330	3,077	2,330	599	2,929

(1)	Net selling price includes a $202,000 tax withholding for the state of Maine. These monies will be returned upon filing of state tax returns.

Nicholas S. Schorsch

During the period from 1998 to 2002, our sponsor, Nicholas S. Schorsch, sponsored seven private programs, consisting of First States Properties, L.P., First States Partners, L.P., First States Partners II, First States Partners III, First States Holdings, Chester Court Realty and Dresher Court Realty, which raised approximately $38,300,000 from 93 investors and acquired properties with an aggregate purchase price of approximately $272,285,000. These private programs, or Predecessor Entities, financed their investments with investor equity and institutional first mortgages. These properties are located throughout the United States as indicated in the table below. Ninety-four percent of the properties acquired were bank branches and 6% of the properties acquired were office buildings. None of the properties included in the aforesaid figures were newly constructed. Each of these Predecessor Entities is similar to our program because they invested in long-term net lease commercial properties. The Predecessor Entities properties are located as follows:

State	No. of Properties	Square Feet
PA	34	1,193,741
NJ	38	149,351
SC	3	65,992
KS	1	17,434
FL	4	16,202
OK	2	13,837
MO	1	9,660
AR	4	8,139
NC	2	7,612
TX	1	6,700

American Financial Realty Trust

In 2002, American Financial Realty Trust (AFRT) was founded by Nicholas S. Schorsch. In September and October 2002, AFRT sold approximately 40.8 million common shares in a Rule 144A private placement. These sales resulted in aggregate net proceeds of approximately $378.6 million. Simultaneous with the sale of such shares, AFRT acquired certain real estate assets from a predecessor entity for an aggregate purchase price of $230.5 million, including the assumption of indebtedness, consisting of a portfolio of 87 bank branches and six office buildings containing approximately 1.5 million rentable square feet. Mr. Schorsch was the President, CEO and Vice-Chairman of AFRT since its inception as a REIT in September 2002 until August 2006. Mr. Kahane was the Chairman of the Finance Committee of AFRT’s Board of Trustees since its inception as a REIT in September 2002 until August 2006. AFRT went public on the New York Stock Exchange in June 2003 in what was at the time the second largest real estate investment trust initial public offering in U.S. history, raising over $800 million. Three years following its initial public offering, AFRT was an industry leader, acquiring over $4.3 billion in assets, over 1,110 properties (net of dispositions) in more than 37 states and over 35.0 million square feet with 175 employees and a well diversified portfolio of bank tenants.

The following information has been obtained from AFRT’s public documents filed with the Securities and Exchange Commission.

AFRT was a self-managed, publicly traded REIT and as such does not have the same fee structure as we do and being self-managed does not have an external advisor that receives fees. Therefore AFRT is not subject to the same types of fees and expenses that we pay to our advisor and its affiliates.

Three-Year Summary of Operations of AFRT(1)

The following table summarizes the operations of AFRT during the years ended December 31, 2006, 2005 and 2004 (amounts in thousands other than number of properties). Messrs. Schorsch and Kahane were at AFRT through August, 2006.

	December 31,
	2006	2005	2004
Total number of properties	1,148	1,107	959
Total real estate investments, at cost(1)	2,617,971	3,556,878	3,054,532
Total debt	2,216,265	3,084,995	2,724,480
Total shareholder’s equity	785,964	907,843	869,959
Leverage ratio(2)	54.6%	71.9%	73.5%

(1)	Acquisition costs are included in total real estate investments.
(2)	Leverage ratio is defined as total debt divided by total real estate investments, at cost.

Three-Year Summary of Funds Raised by AFRT

The following table presents information regarding fund raising by AFRT during the years ended December 31, 2006, 2005 and 2004. Messrs. Schorsch and Kahane were at AFRT through August, 2006.

	Year Ended December 31,
Financing Activities – Sources	2006	2005	2004
Proceeds from share issuances, gross	—	$246,421,000.00	$7,554,000.00
Proceeds from exercise of common share options	—	—	—
Proceeds from issuance of convertible senior notes	—	—	445,926,000.00
Contributions by limited partners(1)	—	353,000.00
Gross proceeds	—	246,774,000.00	453,480,000.00
Offering expenses
Stock	—	(1,979,000.00)	(2,000.00)
Unsecured senior debt	—		(11,896,000.00)
Paid to AFRT affiliates	—	N/A	N/A
Net proceeds(2)	0	$244,795,000	$441,582,000
Total debt	2,216,265	3,084,995.00	2,724,480.00
Leverage ratio	54.60%	71.90%	73.50%

(1)	Contributions by limited partners relate to capital provided by a third-party joint venture partner in connection with certain expenditures that were the sole responsibility of the joint venture partner.
(2)	Net proceeds from the issuance of common shares and unsecured convertible senior notes were used to fund a portion of the purchase price relating to the investment properties acquired in such years as outlined in the above asset acquisition tables and for general working capital purposes. Acquisition costs are included in the purchase price of the assets acquired.

Three-Year Summary of Acquisitions by AFRT

The following table presents information regarding property and leasehold interests acquired by AFRT during the years ended December 31, 2006, 2005 and 2004 (purchase price and initial mortgage balance in thousands). Messrs. Schorsch and Kahane were at AFRT through August 2006.

Property/Seller	Date	Number of Buildings(1)	Purchase Price(2)		Gross Leasable Space	Initial Mortgage Balance
Washington Mutual Bank	Feb. 2006	1	$1,738		N/A	$	N/A
National City	March 2006	16	35,241		N/A		N/A
Hinsdale	March 2006	1	5,383		12,927		3,360
Dripping Springs – Franklin Bank	April 2006	1	3,039		11,344		—
Meadowmont – Wachovia Securities	June 2006	2	3,443		12,816		—
Western Sierra	June 2006	8	14,136		51,103		—
Regions repurchase	July 2006	3	1,900		N/A		N/A
Amsouth Bank Formulated Price Contracts	August 2006	7	3,512		N/A		—
First Charter Bank	August 2006	1	635		N/A		—
Sterling Bank	Dec. 2006	16	28,806		N/A		—
Bank of America Formulated Price Contracts	Various	20	5,136		N/A		—
Wachovia Bank Formulated Price Contracts	Various	80	91,719	(3)	N/A		—
Total 2006		156	$194,688		88,190		$3,360
Koll Development Company, LLC	Jan. 2005	3	$89,224		530,032		$66,912
National City Bank Building	Jan. 2005	1	9,506		160,607		6,491
Bank of America – West	March 2005	1	24,033		82,255		17,000
One Montgomery Street	April 2005	1	37,346		75,880		19,000
801 Market Street	April 2005	1	68,078		365,624		42,814
Bank of Oklahoma	May 2005	1	20,328		234,115		—
First Charter Bank	May 2005	1	558		2,160		—
Regions Bank	June 2005	111	111,645		2,986,298		—
Charter One Bank	Various	35	40,714		569,504		—
Household	July 2005	1	24,660		158,000		15,709
Fireman’s Fund Insurance Company	Aug. 2005	1	283,653		710,330		190,688
One Citizens Plaza	Oct. 2005	1	60,082		224,089		51,255
One Colonial Plaza	Nov. 2005	1	25,267		163,920		21,250
Bank of America Formulated Price Contracts	Various	26	16,047		N/A		—
Wachovia Bank Formulated Price Contracts	Various	101	108,172 (3)		N/A		—
Land	Various	—	480		—		—
Total 2005		286	$919,793		6,262,814		$431,119
State Street Financial Center	Feb. 2004	1	$706,898		1,024,998		$520,000
Potomac Realty – Bank of America	Feb. 2004	5	9,557		50,982		—
215 Fremont Street and Harborside	June 2004	2	135,806		661,308		133,900
101 Independence Center	July 2004	1	106,196		526,205		80,000
Wachovia Bank, N.A.	Sept. 2004	140	510,409		7,441,850		234,000
Bank of America, N.A.	Oct. 2004	250	575,776		7,071,825		270,000
Bank of America Formulated Price Contracts	Various 2004	12	2,184		N/A		—
Wachovia Formulated Price Contracts	Various 2004	18	11,120		N/A		—
Other	Various 2004	7	6,216		N/A		—
Total 2004		436	$2,064,162		16,777,168		$1,237,900

(1)	Includes the assumption of leasehold interests and parking facilities.
(2)	Includes all acquisition costs and the value of acquired intangible assets and assumed liabilities. Excludes non-real estate assets acquired.
(3)	Includes the cash paid for land parcels.

Three-Year Summary of Sales by AFRT

The following table presents information regarding property dispositions, including land parcels and leasehold interests, completed by AFRT during the years ended December 31, 2006, 2005 and 2004. Messrs. Schorsch and Kahane were at AFRT through August 2006.

	Number of Buildings and Land Parcels(1)	Sale Proceeds, Net	Gain(2)
Total 2006	154	$1,421,501	$239,599
Total 2005	143	124,643	21,790
Total 2004	57	185,898	11,488

(1)	Includes the sale of five parcels of land and eight leasehold interest terminations during the year ended December 31, 2005, the sale of two parcels of land and seven leasehold terminations during the year ended December 31, 2004 and seven leasehold terminations during the year end December 31, 2003.
(2)	Net of provision for income taxes and allocation of minority ownership interest.

Three-Year Summary of AFRT Dividends

	Year Ended December 31,
	2006	2005	2004
Cash dividends paid per share(1)	$0.92	$1.08	$1.02
Dividend yield(2)	8.1%	7.5%	6.7%

(1)	Based on the declaration date.
(2)	Based on the average closing share price during each respective calendar year.

Adverse Business Developments and Conditions

AFRT maintained a leveraged balance sheet. Net total debt to total real estate investments as of December 31, 2006 was approximately 55%, with $233.9 million of variable rate debt. As of June 30, 2007, according to published information provided by the National Association of Real Estate Investment Trusts, Inc, or NAREIT, the debt ratio of all office REITs covered by the NAREIT’s REIT WATCH was approximately 44%. The amount of indebtedness may adversely affect their ability to repay debt through refinancings. If they are unable to refinance indebtedness on acceptable terms, or at all, they might be forced to dispose of one or more of their properties on unfavorable terms, which might result in losses to them and which might adversely affect cash available for distributions to shareholders. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, interest expense would increase, which could have a material adverse effect on their operating results and financial condition and their ability to pay dividends to shareholders at historical levels or at all.

Attached hereto as Appendices A-1 and A-2 is further prior performance information on AFRT and Nicholas S. Schorsch, respectively.

Other than as disclosed above, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors, including as a result of recent general economic conditions.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discusses certain material U.S. federal income tax considerations associated with ownership of our shares of common stock, as well as the applicable requirements under U.S. federal income tax laws to maintain REIT status, and the material U.S. federal income tax consequences of maintaining REIT status. This discussion is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the U.S. federal income and other tax consequences applicable to all investors in light of their particular investment or other circumstances, or to all categories of investors, some of whom may be subject to special rules (for example, insurance companies, tax-exempt organizations, partnerships and trusts, financial institutions and broker-dealers). No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of our shares, has been requested from the IRS, or other tax authority. Proskauer Rose LLP has acted as our tax counsel in connection with our election to be taxed as a REIT, and has rendered the opinion set forth below. However, opinions of counsel are not binding on the IRS or on the courts, and no assurance can be given that the conclusions reached by Proskauer Rose LLP would be sustained in court. Prospective investors are urged to consult their own tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our shares, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

Beginning with 2010, we intend to elect to be taxable as a REIT under the applicable provisions of the Internal Revenue Code and the regulations promulgated thereunder and receive the beneficial U.S. federal income tax treatment described below, and we intend to continue operating as a REIT so long as REIT status remains advantageous. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that invests primarily in real estate can, if it complies with the provisions in Sections 856 through 860 of the Internal Revenue Code, qualify as a REIT and claim U.S. federal income tax deductions for the dividends it pays to its stockholders. Such a corporation generally is not taxed on its REIT taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

Proskauer Rose LLP is of the opinion, (i) assuming that the actions described in this section are completed on a timely basis and we timely filed the requisite elections, that we have been organized in conformity with the requirements for qualification as a REIT beginning with our first taxable year, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT, and (ii) that our operating partnership will be treated as a partnership, and not an association or publicly traded partnership (within the meaning of section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year. This opinion has been filed as an exhibit to the registration statement of which this prospectus is a part, and is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and our advisor. Our qualification and U.S. federal income tax treatment as a REIT depends upon our ability to meet, through operation of the properties we acquire and our investment in other assets, the applicable requirements under U.S. federal income tax laws. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements under U.S. federal income tax laws in any taxable year.

General

The term “REIT taxable income” means the taxable income as computed for a corporation which is not a REIT:

•	without the deductions allowed by Internal Revenue Code Sections 241 and 247, and 249 and 250 (relating generally to the deduction for dividends received);
•	excluding amounts equal to:
•	the net income from foreclosure property; and
•	the net income derived from prohibited transactions;
•	deducting amounts equal to:
•	any net loss derived from prohibited transactions; and
•	the tax imposed by Internal Revenue Code Section 857(b)(5) upon a failure to meet the 95% and/or the 75% gross income tests;
•	disregarding the deduction for dividends paid, computed without regard to the amount of the net income from foreclosure property which is excluded from REIT taxable income; and
•	without regard to any change of annual accounting period pursuant to Section 443(b) of the Internal Revenue Code.

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to the stockholders, and therefore will not be subject to U.S. federal income tax on that portion of our REIT taxable income or capital gain which is distributed to our stockholders. We will, however, be subject to U.S. federal income tax at normal corporate rates on any REIT taxable income or capital gain not distributed.

Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT status and paying sufficient dividends, we could be subject to U.S. federal income tax on certain items of income. If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), yet we maintain our REIT status, we will be subject to a penalty tax which would be imposed by reference to the amount by which we failed the 75% or 95% Test (whichever amount is greater). We also will be subject to a penalty tax on the net income from any “prohibited transaction.” In addition, as a REIT we must make annual distributions to our stockholders of at least 90% of our annual REIT taxable income (excluding net capital gain). We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (i) 85% of our REIT ordinary income for the calendar year, (ii) 95% of our REIT capital gain net income for the calendar year, and (iii) the excess, if any, of the grossed up required distribution for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed. We also may be subject to the corporate alternative minimum tax. If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or REMIC), we could be subject to corporate level U.S. federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to UBTI. See the section entitled “— Excess Inclusion Income” below. Further, if we have income from prohibited transactions (as described below) such income would be subject to a 100% tax. Additionally, we will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan.

Finally, if we acquire, in exchange for our stock, any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the selling corporation’s basis in the asset, and we recognize gain on the disposition of such an asset during the 10-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate.

REIT Qualification Tests

The Internal Revenue Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;
•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
•	that would be taxable as a domestic corporation but for its status as a REIT;
•	that is neither a financial institution nor an insurance company;
•	that meets the gross income, asset and annual distribution requirements;
•	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a partial taxable year; and
•	generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals or entities;

The first five conditions must be met during each taxable year for which REIT status is sought, while the last two conditions do not have to be met until after the first taxable year for which a REIT election is made.

Although the 25% Asset Test (as defined below) generally prevents a REIT from owning more than 10% of the stock, by vote or value, of an entity other than another REIT, the Internal Revenue Code provides an exception for ownership of voting stock in a qualified REIT subsidiary and in a TRS. A qualified REIT subsidiary is a corporation that is wholly owned by a REIT, and that it is not a TRS. For purposes of the Asset and Gross Income Tests described below, all assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as belonging to the REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax. Although we expect to hold all of our investments through the operating partnership, we may hold investments through qualified REIT subsidiaries. A TRS is described under “Asset Tests — 25% Asset Test” below. With respect to the operating partnership, a partnership is not subject to U.S. federal income tax, and instead allocates its tax attributes to its partners. The partners are subject to U.S. federal income tax on their allocable share of the income and gain, without regard to whether they receive distributions from the partnership. Each partner’s share of a partnership’s tax attributes is determined in accordance with the partnership agreement. For purposes of the Asset and Gross Income Tests, we will be deemed to own a proportionate share (based on our capital interest) of the assets of the operating partnership and we will be allocated a proportionate share of each item of gross income of the operating partnership.

In satisfying the tests described above, we must meet, among others, the following requirements:

Share Ownership Tests.  The common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined with attribution to the owners of any entity owning our stock). However, these two requirements do not apply until after the first taxable year an entity elects REIT status.

Our charter contains certain provisions intended to enable us to meet these requirements. First, it contains provisions restricting the transfer of our stock which would result in any person or entity actually, constructively or beneficially acquiring or owning more than 9.8% of our outstanding stock as well as in certain other circumstances. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer” in this prospectus. Additionally, the distribution reinvestment plan contains provisions that prevent it from causing a violation of these tests as do the terms of the options that may be granted to the independent directors. Our charter also contains provisions requiring each holder of our shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Internal Revenue Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under regulations of the Internal Revenue Code, to submit a statement of such information to the IRS at the time of filing their annual income tax return for the year in which the request was made.

Asset Tests.  At the close of each calendar quarter of the taxable year, we must satisfy two tests based on the composition of our assets. After initially meeting the Asset Tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test.  At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities. Real estate assets include (i) real property (including interests in real property and interests in mortgages on real property), (ii) shares in other qualifying REITs and (iii) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock (other than amounts received pursuant to our distribution reinvestment plan) or in a public offering of debt obligations that have a maturity of at least five years.

Additionally, regular and residual interests in a REMIC, are considered real estate assets. However, if less than 95% of the assets of a REMIC are real estate assets, we will be treated as holding and earning a proportionate share of the assets and income of the REMIC directly. If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income: (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as UBTI in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities or charitable remainder trusts, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See the section entitled “— Excess Inclusion Income” below.

We currently own only one property and we intend to acquire interests in additional real properties in the future. We anticipate that substantially all of our gross income will be from sources that will allow us to satisfy the income tests described above. Further, our purchase contracts for such real properties will apportion no more than 5% of the purchase price of any property to property other than “real property,” as defined in the Internal Revenue Code. However, there can be no assurance that the IRS will not contest such purchase price allocation. If the IRS were to prevail, resulting in more than 5% of the purchase price of property being allocated to other than “real property,” we may be unable to continue to qualify as a REIT under the 75% Asset Test, and also may be subject to additional taxes, as described below. In addition, we intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% Asset Test. Therefore, our investment in real properties will constitute “real estate assets” and should allow us to meet the 75% Asset Test.

25% Asset Test.  The remaining 25% of our assets may generally be invested without restriction. However, if we invest in any securities that do not qualify under the 75% Asset Test, such securities may not exceed either: (i) 5% of the value of our assets as to any one issuer; or (ii) 10% of the outstanding securities by vote or value of any one issuer. A partnership interest held by a REIT is not considered a “security” for purposes of these tests; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets.

Two modifications apply to the 25% Asset Test for “qualified REIT subsidiaries” or “taxable REIT subsidiaries.” As discussed above, the stock of a qualified REIT subsidiary is not counted for purposes of the 25% Asset Test. A qualified REIT subsidiary is a corporation that is wholly owned by a REIT throughout the subsidiary’s existence. All assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as belonging to the REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax. Although we expect to hold all of our investments through the operating partnership, we also may hold investments separately, through qualified REIT subsidiaries. As described above, a qualified REIT subsidiary must be wholly owned by a REIT. Thus, any such subsidiary utilized by us would have to be owned by us, or another qualified REIT subsidiary, and would not be owned by the operating partnership.

Additionally, a REIT may own the stock of a TRS. A TRS is a corporation (other than another REIT) that is owned in whole or in part by a REIT, and joins in an election with the REIT to be classified as a TRS. A corporation that is 35% owned by a TRS also will be treated as a TRS. A TRS may not be a qualified REIT subsidiary, and vice versa. As described below regarding the 75% Gross Income Test, a TRS is utilized in much the same way an independent contractor is used to provide types of services without causing the REIT to receive or accrue some types of non-qualifying income. For purposes of the 25% Asset Test, securities of a TRS are excepted from the 10% vote and value limitations on a REIT’s ownership of securities of a single issuer. However, no more than 25% of the value of a REIT may be represented by securities of one or more TRSs. In addition to using independent contractors to provide services in connection with the operation of our properties, we also may use TRSs to carry out these functions. We may form a subsidiary and jointly make the election that would cause such subsidiary to be treated as a TRS in order to facilitate our acquisition of lodging facilities in the future. It would be our intention to lease all acquired lodging facilities to such TRS, or its subsidiaries.

A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of REIT assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT status for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (i) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (ii) $10 million; provided in either case that the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if: (i) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (iv) the REIT pays a tax on the failure equal to the greater of (1) $50,000, or (2) an amount determined (under regulations) by multiplying (x) the highest rate of tax for corporations under section 11 of the Internal Revenue Code, by (y) the net income generated by the assets for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

Gross Income Tests.  For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting.

The 75% Gross Income Test.  At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions) must result from: (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (iv) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (v) other specified investments relating to real property or mortgages thereon, and (vi) for a limited time, temporary investment income (as described under the 75% Asset Test above). We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.

Income attributable to a lease of real property will generally qualify as “rents from real property” under the 75% Gross Income Test (and the 95% Gross Income Test described below), subject to the rules discussed below:

Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). As described below, we expect that amounts received from TRSs we may form to facilitate our acquisition of lodging facilities will satisfy the conditions of the exception for rents received from a TRS with the result that such amounts will be considered rents from real property.

The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

Rental income will not qualify if we furnish or render services to tenants or manage or operate the underlying property, other than through a permissible “independent contractor” from whom we derive no revenue, or through a TRS. This requirement, however, does not apply to the extent that the services, management or operations we provide are “usually or customarily rendered” in connection with the rental of space, and are not otherwise considered “rendered to the occupant.” With respect to this rule, tenants will receive some services in connection with their leases of the real properties. Our intention is that the services to be provided are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described below). The board of directors intends to hire qualifying independent contractors or to utilize TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, we have represented that, with respect to our leasing activities, we will not: (1) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (3) enter into any lease with a related party tenant.

Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements. Generally, amounts received by us from our TRS with respect to any lodging facilities we own will be considered rents from real property only if the following conditions are met:

•	Each lodging facility must not be managed or operated by us or the TRS to which it is leased, but rather must be managed or operated by an eligible independent contractor that qualifies for U.S. federal tax purposes as an independent contractor that is actively engaged in the trade or business of operating lodging facilities for persons not related to us or the TRS. The test for such independent contractor’s eligibility is made at the time the independent contractor enters into a management agreement or other similar service contract with the TRS to operate the lodging facility;
•	The lodging facility is a (i) hotel, (ii) motel or (iii) other establishment, more than one-half of the dwelling units in which are used on a transient basis. A dwelling unit is generally understood to be used on a transient basis if, for more than one half of the days in which such unit is used on a rental basis during a taxable year, it is used by a tenant or series of tenants each of whom uses the unit for less than thirty days;
•	The TRS may not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility is operated, except with respect to an independent contractor in relation to facilities it manages for or leases from us; and
•	No wagering activities may be conducted at or in connection with our lodging facilities by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business.

We expect that all lodging facilities we acquire will be operated in accordance with these requirements with the result that amounts received from the TRS will be considered rents from real property. The TRS will pay regular corporate rates on any income it earns from the lease of our lodging facilities. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test, provided in both cases, that the interest does not depend, in whole or in part, on the income or profits of any person (other than amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, all the interest on it will nevertheless qualify under the 75% Gross Income Test if the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment. All of our loans secured by real property will be structured this way. Therefore, income generated through any investments in loans secured by real property will be treated as qualifying income under the 75% Gross Income Test.

The 95% Gross Income Test.  In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (i) sources which satisfy the 75% Gross Income Test, (ii) dividends, (iii) interest, or (iv) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to qualify under the 95% Gross Income Test.

Our share of income from the properties will primarily give rise to rental income and gains on sales of the properties, substantially all of which will generally qualify under the 75% Gross Income and 95% Gross Income Tests. Our anticipated operations indicate that it is likely that we will have little or no non-qualifying income to cause adverse U.S. federal income tax consequences.

As described above, we may establish one or more TRSs with whom we could enter into leases for any properties we may invest in. The gross income generated by these TRSs would not be included in our gross income. However, we would realize gross income from these subsidiaries in the form of rents. In addition, any dividends from TRSs to us would be included in our gross income and qualify for the 95% Gross Income Test.

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our status as a REIT for such year if we satisfy the IRS that: (i) the failure was due to reasonable cause and not due to willful neglect, (ii) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (iii) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.

Annual Distribution Requirements.  In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (i) the sum of: (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (ii) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (1) declared a dividend before the due date of our tax return (including extensions); (2) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (3) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

If we do not distribute at least 90% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of: (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will borrow funds to fully provide the necessary cash flow.

Failure to Qualify.  If we fail to qualify, for U.S. federal income tax purposes, as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary income. This “double taxation” results from our failure to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT status for the four taxable years following the year during which qualification was lost.

Prohibited Transactions.  As discussed above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;
•	has been held for at least two years;
•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;
•	in some cases, was held for production of rental income for at least two years;
•	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and
•	when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year, or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Although we will eventually sell each of the properties, our primary intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions.

Excess Inclusion Income

Pursuant to IRS guidance, a REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder,
•	is subject to tax as UBTI in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and
•	results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

See the section entitled “— U.S. Federal Income Taxation of Stockholders” in this prospectus. Under recently issued IRS guidance, to the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to UBTI (such as a government entity or charitable remainder trust), the REIT may be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See the section entitled “— Annual Distribution Requirements” in this prospectus. The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

Characterization of Property Leases.  We may purchase either new or existing properties and lease them to tenants. Our ability to claim certain tax benefits associated with ownership of these properties, such as depreciation, would depend on a determination that the lease transactions are true leases, under which we would be the owner of the leased property for U.S. federal income tax purposes, rather than a conditional sale of the property or a financing transaction. A determination by the IRS that we are not the owner of any properties for U.S. federal income tax purposes may have adverse consequences to us, such as the denial of depreciation deductions (which could affect the determination of our REIT taxable income subject to the distribution requirements) or the aggregate value of our assets invested in real estate (which could affect REIT asset testing).

Tax Aspects of Investments in Partnerships

General.  We anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. We intend to operate as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby we would own a direct interest in the operating partnership, and the operating partnership would, in turn, own the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the operating partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes. The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership. This discussion should also generally apply to any investment by us in a property partnership or other non-corporate entity.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their proportionate share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

Generally, for entities formed after January 1, 1997, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the operating partnership was formed as a partnership under state law after January 1, 1997 and will have two or more partners, the operating partnership will be treated as a partnership for U.S. federal income tax purposes. We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of our actual operations and accordingly no assurance can be given that any such partnership would not be treated as a publicly traded partnership. Even if a partnership qualifies as a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Internal Revenue Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our status as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

Income Taxation of the Partnerships and their Partners.  Although a partnership agreement will generally determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Section 704(b) of the Internal Revenue Code and the Treasury regulations. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury regulations.

For a description of allocations by the operating partnership to the partners, see the section entitled “Summary of Our Operating Partnership Agreement” in this prospectus.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations.

Additionally, pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, such property will generally have an initial tax basis equal to its fair market value, and accordingly, Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Section 704(c) of the Internal Revenue Code would apply to such differences as well.

For U.S. federal income tax purposes, depreciation deductions will be computed using the straight-line method. Commercial buildings, structural components and improvements are generally depreciated over 40 years. Some improvements to land are depreciated over 15 years. With respect to such improvements, however, taxpayers may elect to depreciate these improvements over 20 years using the straight-line method. For properties transferred to the operating partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. For property acquired by a transferor prior to May 13, 1993, different depreciation methods may apply. Because depreciation deductions are based on the transferor’s basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation will generally fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.

Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition on such assets at a rate of 25% rather than at the normal capital gains rate, to the extent that such assets have been depreciated.

Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

U.S. Federal Income Taxation of Stockholders

Taxation of Taxable Domestic Stockholders.  As long as we qualify as a REIT, distributions paid to our domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be ordinary income. Generally, a domestic stockholder is any person other than a nonresident alien individual or a foreign trust, estate or corporation. Distributions in excess of current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the stockholder, reducing the stockholder’s tax basis in his or her common stock by the amount of such distribution, and then as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of earnings and profits reduce the stockholder’s basis in our stock, this will increase the stockholder’s gain on any subsequent sale of the stock.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net long-term capital gains and pay any tax thereon. In such instances, stockholders would include their proportionate shares of such gains in income, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Corporate stockholders cannot claim the dividends received deduction for such dividends unless we lose our REIT status. Although stockholders generally recognize taxable income in the year that a distribution is received, any distribution we declare in October, November or December of any year and is payable to a stockholder of record on a specific date in any such month will be treated as both paid by us and received by the stockholder on December 31st of the year it was declared even if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, stockholders may not use any of our operating or capital losses to reduce their tax liabilities.

We have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash (which portion can be as low as 10% for a REIT’s taxable years ending on or before December 31, 2009) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, you will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock. In general, any dividend on shares of our preferred stock will be taxable as a dividend, regardless of whether any portion is paid in stock.

In general, the sale of our common stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the stockholder’s basis in the common stock sold. However, any loss from a sale or exchange of common stock by a stockholder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the stockholder treated our distributions as long-term capital gains.

We will report to our domestic stockholders and to the IRS the amount of dividends paid during each calendar year, and the amount (if any) of U.S. federal income tax we withhold. A stockholder may be subject to backup withholding with respect to dividends paid unless such stockholder: (i) is a corporation or comes within other exempt categories; or (ii) provides us with a taxpayer identification number, certifies as to no loss of exemption, and otherwise complies with applicable requirements. A stockholder that does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding can be credited against the stockholder’s U.S. federal income tax liability. In addition, we may be required to withhold a portion of distributions made to any stockholders who fail to certify their non-foreign status to us. See the section entitled “— Taxation of Non-U.S. Stockholders” below.

For taxable years beginning before January 1, 2011, the maximum tax rate applicable to individuals and certain other noncorporate taxpayers on net capital gain recognized on the sale or other disposition of shares has been reduced from 20% to 15%, and the maximum marginal tax rate payable by them on dividends received from corporations that are subject to a corporate level of tax has been reduced. Except in limited circumstances, this reduced tax rate will not apply to dividends paid by us because, generally, we are not subject to U.S. federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders.

Taxation of Tax-Exempt Stockholders.  Our distributions to a stockholder that is a domestic tax-exempt entity should not constitute UBTI unless the stockholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Internal Revenue Code) to acquire its common shares, or the common shares are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, part or all of the income or gain recognized with respect to our stock held by certain domestic tax-exempt entities including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Sections501(c)(7), (9), (17) or (20) of the Internal Revenue Code), may be treated as UBTI.

Special rules apply to the ownership of REIT shares by some tax-exempt pension trusts. If we would fail to satisfy the “five or fewer” share ownership test (discussed above with respect to the share ownership tests) because the stock held by tax-exempt pension trusts was viewed as being held by the trusts rather than by their respective beneficiaries, tax-exempt pension trusts owning more than 10% by value of our stock may be required to treat a percentage of our dividends as UBTI. This rule applies if: (i) at least one tax-exempt pension trust owns more than 25% by value of our shares, or (ii) one or more tax-exempt pension trusts (each owning more than 10% by value of our shares) hold in the aggregate more than 50% by value of our shares. The percentage treated as UBTI is our gross income (less direct expenses) derived from an unrelated trade or business (determined as if we were a tax-exempt pension trust) divided by our gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI. Because of the restrictions in our charter regarding the ownership concentration of our common stock, we believe that a tax-exempt pension trust should not become subject to these rules. However, because our common shares may be publicly traded, we can give no assurance of this.

Prospective tax-exempt purchasers should consult their own tax advisors as to the applicability of these rules and consequences to their particular circumstances.

Taxation of Non-U.S. Stockholders.

General.  The rules governing the U.S. federal income taxation of nonresident alien individuals, foreign corporations other foreign investors (collectively referred to as “Non-U.S. Stockholders”) are complex, and as such, only a summary of such rules is provided in this prospectus. Non-U.S. investors should consult with their own tax advisors to determine the impact that U.S. federal, state and local income tax or similar laws will have on such investors as a result of an investment in our REIT.

Distributions — In General.  Distributions paid by us that are not attributable to gain from our sales or exchanges of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common shares is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. stockholders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). Dividends in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder’s shares. Instead, they will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described in the “Sale of Shares” portion of this Section below.

Distributions Attributable to Sale or Exchange of Real Property.  Distributions that are attributable to gain from our sales or exchanges of U.S. real property interests will be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such dividends may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. However, generally a capital gain dividend from a REIT is not treated as effectively connected income for a foreign investor if (i) the distribution is received with regard to a class of stock that is regularly traded on an established securities market located in the U.S.; and (ii) the foreign investor does not own more than 5% of the class of stock at any time during the tax year within which the distribution is received. However, it is not anticipated that our shares will be “regularly traded” on an established securities market for the foreseeable future, and therefore, this exception is not expected to apply.

United States Federal Income Tax Withholding on Distributions.  For U.S. federal income tax withholding purposes, we will generally withhold tax at the rate of 30% on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Stockholder, unless the Non-U.S. Stockholder provides us with a properly completed IRS (i) Form W-8BEN evidencing that such Non-U.S. Stockholder is eligible for an exemption or reduced rate under an applicable income tax treaty (in which case we will withhold at the lower treaty rate) or (ii) Form W-8ECI claiming that the dividend is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the U.S. (in which case we will not withhold tax). We are also generally required to withhold tax at the rate of 35% on the portion of any dividend to a Non-U.S. Stockholder that is or could be designated by us as a capital gain dividend, to the extent attributable to gain on a sale or exchange of an interest in U.S. real property. Such withheld amounts of tax do not represent actual tax liabilities, but rather, represent payments in respect of those tax liabilities described in the preceding two paragraphs. Therefore, such withheld amounts are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities, including those described in the preceding two paragraphs. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities if the Non-U.S. Stockholder files applicable returns or refund claims with the IRS.

Sales of Shares.  Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be subject to U.S. federal income taxation if: (i) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business within the U.S.; (ii) the Non-U.S. Stockholder is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (iii) our REIT is “domestically controlled,” which generally means that less than 50% in value of our shares continues to be held directly or indirectly by foreign persons during a continuous five year period ending on the date of disposition or, if shorter, during the entire period of our existence.

We cannot assure you that we will qualify as “domestically controlled”. If we were not domestically controlled, a Non-U.S. Stockholder’s sale of common shares would be subject to tax, unless the common shares were regularly traded on an established securities market and the selling Non-U.S. Stockholder has not directly, or indirectly, owned during a specified testing period more than 5% in value of our common shares. However, it is not anticipated that the common shares will be “regularly traded” on an established market. If the gain on the sale of shares were to be subject to taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, and the purchaser of such common shares may be required to withhold 10% of the gross purchase price.

If the proceeds of a disposition of common stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing Non-U.S. Stockholder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. Under Treasury regulations, if the proceeds from a disposition of common stock paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (A) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a Non-U.S. Stockholder, and (B) information reporting will not apply if the Non-U.S. Stockholder certifies its non-U.S. status and further certifies that it has not been, and at the time the certificate is furnished reasonably expects not to be, present in the U.S. for a period aggregating 183 days or more during each calendar year to which the certification pertains. Prospective foreign purchasers should consult their tax advisors concerning these rules.

Other Tax Considerations

Distribution Reinvestment Plan.  Stockholders who participate in the distribution reinvestment plan will recognize taxable dividend income in the amount they would have received had they elected not to participate, even though they receive no cash. These deemed dividends will be treated as actual dividends from us to the participating stockholders and will retain the character and U.S. federal income tax effects applicable to all dividends. See the section entitled “— Taxation of Stockholders” above. Stock received under the plan will have a holding period beginning with the day after purchase, and a U.S. federal income tax basis equal to its cost, which is the gross amount of the deemed distribution.

Share Repurchase Program.  A redemption of our shares will be treated under Section 302 of the Internal Revenue Code as a taxable dividend (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Internal Revenue Code enabling the redemption to be treated as a sale or exchange of our shares. The redemption will satisfy such test if it (i) is “substantially disproportionate” with respect to the stockholder, (ii) results in a “complete termination” of the stockholder’s stock interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder, all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code are satisfied with respect to any particular stockholder of our shares will depend upon the facts and circumstances existing at the time the determination is made, prospective investors are advised to consult their own tax advisors to determine such tax treatment. If a redemption of our shares is treated as a distribution that is taxable as dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder’s adjusted tax basis in such redeemed shares would be transferred to the stockholder’s remaining stockholdings in us. If, however, the stockholder has no remaining stockholdings in us, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

State and Local Taxes.  We and you may be subject to state or local taxation in various jurisdictions, including those in which we transact business or reside. Our and your state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in the common shares.

Legislative Proposals.  You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not currently aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of our common shares.

INVESTMENT BY TAX-EXEMPT ENTITIES AND ERISA CONSIDERATIONS

General

The following is a summary of certain additional considerations associated with an investment in our shares by tax-qualified pension, stock bonus or profit-sharing plans, employee benefit plans described in Section 3(3) and subject to Title I of ERISA, annuities described in Section 403(a) or (b) of the Internal Revenue Code, an individual retirement account or annuity described in Sections 408 or 408A of the Internal Revenue Code, an Archer MSA described in Section 220(d) of the Internal Revenue Code, a health savings account described in Section 223(d) of the Internal Revenue Code, or a Coverdell education savings account described in Section 530 of the Internal Revenue Code, which are referred to as Plans and IRAs, as applicable. This summary is based on provisions of ERISA and the Internal Revenue Code, including amendments thereto through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor and the IRS through the date of this prospectus and is designed only to provide a general conceptual understanding of certain basic issues relevant to a Plan or IRA investor. We cannot assure you that adverse tax decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein will not occur. Any such changes may or may not apply to transactions entered into prior to the date of their enactment.

Our management has attempted to structure us in such a manner that we will be an attractive investment vehicle for Plans and IRAs. However, in considering an investment in our shares, those involved with making such an investment decision should consider applicable provisions of the Internal Revenue Code and ERISA. While each of the ERISA and Internal Revenue Code issues discussed below may not apply to all Plans and IRAs, individuals involved with making investment decisions with respect to Plans and IRAs should carefully review the rules and exceptions described below, and determine their applicability to their situation. This discussion should not be considered legal advice and prospective investors are required to consult their own legal advisors on these matters.

In general, individuals making investment decisions with respect to Plans and IRAs should, at a minimum, consider:

•	whether the investment is in accordance with the documents and instruments governing such Plan or IRA;
•	whether the investment satisfies the prudence and diversification and other fiduciary requirements of ERISA, if applicable;
•	whether the investment will result in UBTI to the Plan or IRA (see the section entitled “Certain Material U.S. Federal Income Tax Considerations — Federal Income Taxation of Stockholders — Taxation of Tax-Exempt Stockholders” in this prospectus);
•	whether there is sufficient liquidity for the Plan or IRA, considering the minimum and other distribution requirements under the Internal Revenue Code and the liquidity needs of such Plan or IRA, after taking this investment into account;
•	the need to value the assets of the Plan or IRA annually or more frequently; and
•	whether the investment would constitute or give rise to a prohibited transaction under ERISA or the Internal Revenue Code, if applicable.

Additionally, individuals making investment decisions with respect to Plans and IRAs must remember that ERISA requires that the assets of an employee benefit plan must generally be held in trust.

Minimum and Other Distribution Requirements — Plan Liquidity

Potential Plan or IRA investors who intend to purchase our shares should consider the limited liquidity of an investment in our shares as it relates to the minimum distribution requirements under the Internal Revenue Code, if applicable, and as it relates to other distributions (such as, for example, cash out distributions) that may be required under the terms of the Plan or IRA from time to time. If the shares are held in an IRA or Plan and, before we sell our properties, mandatory or other distributions are required to be made to the participant or beneficiary of such IRA or Plan, pursuant to the Internal Revenue Code, then this could require that a distribution of the shares be made in kind to such participant or beneficiary or that a rollover of such shares be made to an IRA or other plan, which may not be permissible under the terms and provisions of the IRA or Plan. Even if permissible, a distribution of shares in kind to a participant or beneficiary of an IRA or Plan must be included in the taxable income of the recipient for the year in which the shares are received at the then current fair market value of the shares, even though there would be no corresponding cash distribution with which to pay the income tax liability arising because of the distribution of shares. See the section entitled “Risk Factors — Federal Income Tax Risks” in this prospectus. The fair market value of any such distribution-in-kind can be only an estimated value per share because no public market for our shares exists or is likely to develop. See the section entitled “Annual or More Frequent Valuation Requirement” below. Further, there can be no assurance that such estimated value could actually be realized by a stockholder because estimates do not necessarily indicate the price at which our shares could be sold. Also, for distributions subject to mandatory income tax withholding under Section 3405 or other tax withholding provisions of the Internal Revenue Code, the trustee of a Plan may have an obligation, even in situations involving in-kind distributions of shares, to liquidate a portion of the in-kind shares distributed in order to satisfy such withholding obligations, although there might be no market for such shares. There also may be similar state and/or local tax withholding or other tax obligations that should be considered.

Annual or More Frequent Valuation Requirement

Fiduciaries of Plans may be required to determine the fair market value of the assets of such Plans on at least an annual basis and, sometimes, as frequently as quarterly. If the fair market value of any particular asset is not readily available, the fiduciary is required to make a good faith determination of that asset’s value. Also, a trustee or custodian of an IRA must provide an IRA participant and the IRS with a statement of the value of the IRA each year. However, currently, neither the IRS nor the Department of Labor has promulgated regulations specifying how “fair market value” should be determined.

Unless and until our shares are listed on a national securities exchange, it is not expected that a public market for our shares will develop. To assist fiduciaries of Plans subject to the annual reporting requirements of ERISA and IRA trustees or custodians to prepare reports relating to an investment in our shares, we intend to provide reports of our quarterly and annual determinations of the current estimated share value to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports. Until 18 months after the completion of any subsequent offerings of our shares, if any, (excluding offerings under our distribution reinvestment plan), we intend to use the offering price of shares in our most recent offering as the per share value (unless we have made a special distribution to stockholders of net sales proceeds from the sale of one or more properties prior to the date of determination of the per share value, in which case we will use the offering price less the per share amount of the special distribution). Beginning 18 months after the completion of the last offering of our shares, our board of directors will determine the value of the properties and our other assets based on such information as our board determines appropriate, which may or may not include independent valuations of our properties or of our enterprise as a whole.

We anticipate that we will provide annual reports of our determination of value (1) to IRA trustees and custodians not later than January 15 of each year, and (2) to other Plan fiduciaries within 75 days after the end of each calendar year. Each determination may be based upon valuation information available as of October 31 of the preceding year, updated, however, for any material changes occurring between October 31 and December 31.

There can be no assurance, however, with respect to any estimate of value that we prepare, that:

•	the estimated value per share would actually be realized by our stockholders upon liquidation, because these estimates do not necessarily indicate the price at which properties can be sold;
•	our stockholders would be able to realize estimated net asset values if they were to attempt to sell their shares, because no public market for our shares exists or is likely to develop; or
•	that the value, or method used to establish value, would comply with ERISA or Internal Revenue Code requirements described above.

Fiduciary Obligations — Prohibited Transactions

Any person identified as a “fiduciary” with respect to a Plan has duties and obligations under ERISA as discussed herein. For purposes of ERISA, any person who exercises any authority or control with respect to the management or disposition of the assets of a Plan is considered to be a fiduciary of such Plan. Further, many transactions between a Plan or an IRA and a “party-in-interest” or a “disqualified person” with respect to such Plan or IRA are prohibited by ERISA and/or the Internal Revenue Code. ERISA also requires generally that the assets of Plans be held in trust.

If our properties and other assets were deemed to be assets of a Plan or IRA, referred to herein as “plan assets,” our directors would, and employees of our affiliates might be deemed fiduciaries of any Plans or IRAs investing as stockholders. If this were to occur, certain contemplated transactions between us and our directors and employees of our affiliates could be deemed to be “prohibited transactions.” Additionally, ERISA’s fiduciary standards applicable to investments by Plans would extend to our directors and possibly employees of our affiliates as Plan fiduciaries with respect to investments made by us.

Plan Assets — Definition

Prior to the passage of the Pension Protection Act of 2006, or the PPA, neither ERISA nor the Internal Revenue Code contained a definition of “plan assets.” After the passage of the PPA, new Section 3(42) of ERISA now defines “plan assets” in accordance with Department of Labor regulations with certain express exceptions. A Department of Labor regulation, referred to in this discussion as the Plan Asset Regulation, as modified or deemed to be modified by the express exceptions noted in the PPA, provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute “plan assets.” Under the Plan Asset Regulation, the assets of an entity in which a Plan or IRA makes an equity investment generally will be deemed to be assets of such Plan or IRA unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment in the entity be one of the following:

•	in securities issued by an investment company registered under the Investment Company Act;
•	in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the SEC;
•	in an “operating company,” which includes “venture capital operating companies” and “real estate operating companies;” or
•	in which equity participation by “benefit plan investors” is not significant.

Plan Assets — Registered Investment Company Exception

The shares we are offering will not be issued by a registered investment company. Therefore we do not anticipate that we will qualify for the exception for investments issued by a registered investment company.

Publicly Offered Securities Exemption

As noted above, if a Plan acquires “publicly offered securities,” the assets of the issuer of the securities will not be deemed to be “plan assets” under the Plan Asset Regulation. The definition of publicly offered securities requires that such securities be “widely held,” “freely transferable” and satisfy registration requirements under federal securities laws.

Under the Plan Asset Regulation, a class of securities will meet the registration requirements under federal securities laws if they are (i) part of a class of securities registered under section 12(b) or 12(g) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, or (ii) part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. We anticipate that we will meet the registration requirements under the Plan Asset Regulation. Also under the Plan Asset Regulation, a class of securities will be “widely held” if it is held by 100 or more persons independent of the issuer. We anticipate that this requirement will be easily met.

Although our shares are intended to satisfy the registration requirements under this definition, and we expect that our securities will be “widely-held”, the “freely transferable” requirement must also be satisfied in order for us to qualify for the “publicly offered securities” exception.

The Plan Asset Regulation provides that “whether a security is ‘freely transferable’ is a factual question to be determined on the basis of all relevant facts and circumstances.” Our shares are subject to certain restrictions on transferability typically found in REITs, and are intended to ensure that we continue to qualify for U.S. federal income tax treatment as a REIT. The Plan Asset Regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers that would result in a termination or reclassification of the entity for U.S. federal or state tax purposes will not ordinarily affect a determination that such securities are “freely transferable.” The minimum investment in our shares is less than $10,000. Thus, the restrictions imposed in order to maintain our status as a REIT should not prevent the shares from being deemed “freely transferable.” Therefore, we anticipate that we will meet the “publicly offered securities” exception, although there are no assurances that we will qualify for this exception.

Plan Assets — Operating Company Exception

If we are deemed not to qualify for the “publicly offered securities” exemption, the Plan Asset Regulation also provides an exception with respect to securities issued by an “operating company,” which includes “venture capital operating companies” and “real estate operating companies.” To constitute a venture capital operating company, 50% of more of the assets of the entity must be invested in “venture capital investments.” A venture capital investment is an investment in an operating company (other than a venture capital operating company but including a real estate operating company) as to which the entity has or obtains direct management rights. To constitute a real estate operating company, 50% or more of the assets of an entity must be invested in real estate which is managed or developed and with respect to which such entity has the right to substantially participate directly in the management or development activities.

While the Plan Asset Regulation and relevant opinions issued by the Department of Labor regarding real estate operating companies are not entirely clear as to whether an investment in real estate must be “direct”, it is common practice to insure that an investment is made either (i) “directly” into real estate, (ii) through wholly-owned subsidiaries, or (iii) through entities in which all but a de minimis interest is separately held by an affiliate solely to comply with the minimum safe harbor requirements established by the IRS for classification as a partnership for U.S. federal income tax purposes. We have structured ourselves in a manner in that should enable us to meet the venture capital operating company exception and our operating partnership to meet the real estate operating company exception.

Notwithstanding the foregoing, 50% of our operating partnership’s investments must be in real estate over which it maintains the right to substantially participate in the management and development activities. An example in the Plan Asset Regulation indicates that if 50% or more of an entity’s properties are subject to long-term leases under which substantially all management and maintenance activities with respect to the properties are the responsibility of the lessee, such that the entity merely assumes the risk of ownership of income-producing real property, then the entity may not be eligible for the “real estate operating company” exception. By contrast, a second example in the Plan Asset Regulation indicates that if 50% or more of an entity’s investments are in shopping centers in which individual stores are leased for relatively short periods to various merchants, as opposed to long-term leases where substantially all management and maintenance activities are the responsibility of the lessee, then the entity will likely qualify as a real estate operating company. The second example further provides that the entity may retain contractors, including affiliates, to conduct the management of the properties so long as the entity has the responsibility to supervise and the authority to terminate the contractors. We intend to use contractors over which we have the right to supervise and the authority to terminate. Due to the uncertainty of the application of the standards set forth in the Plan Asset Regulation, there can be no assurance as to our ability to structure our operations, or the operations of our operating partnership, as the case may be, to qualify for the “venture capital operating company” and “real estate operating company” exceptions.

Plan Assets — Not Significant Investment Exception

The Plan Asset Regulation provides that equity participation in an entity by benefit plan investors is “significant” if at any time 25% or more of the value of any class of equity interests is held by benefit plan investors. As modified by the PPA, a “benefit plan investor” is now defined to mean an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, any plan to which Section 4975 of the Internal Revenue Code applies and any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity. If we determine that we fail to meet the “publicly offered securities” exception, as a result of a failure to sell an adequate number of shares or otherwise, and we cannot ultimately establish that we are an operating company, we intend to restrict ownership of each class of equity interests held by benefit plan investors to an aggregate value of less than 25% and thus qualify for the exception for investments in which equity participation by benefit plan investors is not significant.

Consequences of Holding Plan Assets

If our underlying assets were treated by the Department of Labor as “plan assets,” our management would be treated as fiduciaries with respect to each Plan or IRA stockholder, and an investment in our shares might expose the fiduciaries of the Plan or IRA to co-fiduciary liability under ERISA for any breach by our management of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be “plan assets,” an investment by a Plan or IRA in our shares might be deemed to result in an impermissible commingling of “plan assets” with other property.

If our management or affiliates were treated as fiduciaries with respect to Plan or IRA stockholders, the prohibited transaction restrictions of ERISA and/or the Internal Revenue Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with entities that are affiliated with our affiliates or us or restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Plan or IRA stockholders with the opportunity to sell their shares to us or we might dissolve or terminate.

Prohibited Transactions

Generally, both ERISA and the Internal Revenue Code prohibit Plans and IRAs from engaging in certain transactions involving “plan assets” with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, “plan assets.” The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Internal Revenue Code. These definitions generally include “persons providing services” to the Plan or IRA, as well as employer sponsors of the Plan or IRA, fiduciaries and certain other individuals or entities affiliated with the foregoing.

A person generally is a fiduciary with respect to a Plan or IRA for these purposes if, among other things, the person has discretionary authority or control with respect to “plan assets” or provides investment advice for a fee with respect to “plan assets.” Under Department of Labor regulations, a person will be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Plan or IRA pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Plan or IRA based on its particular needs. Thus, if we are deemed to hold “plan assets,” our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Internal Revenue Code with respect to investing Plans and IRAs. Whether or not we are deemed to hold “plan assets,” if we or our affiliates are affiliated with a Plan or IRA investor, we might be a disqualified person or party-in-interest with respect to such Plan or IRA investor, resulting in a prohibited transaction merely upon investment by such Plan or IRA in our shares.

Prohibited Transactions — Consequences

ERISA forbids Plans from engaging in non-exempt prohibited transactions. Fiduciaries of a Plan that allow a prohibited transaction to occur will breach their fiduciary responsibilities under ERISA, and may be liable for any damage sustained by the Plan, as well as civil (and criminal, if the violation was willful) penalties. If it is determined by the Department of Labor or the IRS that a non-exempt prohibited transaction has occurred, any disqualified person or party-in-interest involved with the prohibited transaction would be required to reverse or unwind the transaction and, for a Plan, compensate the Plan for any loss resulting therefrom. Additionally, the Internal Revenue Code requires that a disqualified person involved with a non-exempt prohibited transaction must pay an excise tax equal to a percentage of the “amount involved” in the transaction for each year in which the transaction remains uncorrected. The percentage is generally 15%, but is increased to 100% if the non-exempt prohibited transaction is not corrected promptly. For IRAs, if an IRA engages in a non-exempt prohibited transaction, the tax-exempt status of the IRA may be lost.

Reporting

Based on certain revisions to the Form 5500 Annual Return, or Form 5500, that generally became effective on January 1, 2009, benefit plan investors may be required to report certain compensation paid by us (or by third parties) to our service providers as “reportable indirect compensation” on Schedule C to Form 5500. To the extent any compensation arrangements described herein constitute reportable indirect compensation, any such descriptions are intended to satisfy the disclosure requirements for the alternative reporting option for “eligible indirect compensation,” as defined for purposes of Schedule C to the Form 5500.

DESCRIPTION OF SECURITIES

We were formed under the laws of the state of Maryland. The rights of our stockholders are governed by Maryland law as well as our charter and by-laws. The following summary of the terms of our common stock is only a summary, and you should refer to the Maryland General Corporation Law and our charter and by-laws for a full description. The following summary is qualified in its entirety by the more detailed information contained in our charter and by-laws. Copies of our charter and by-laws are available upon request.

Our charter authorizes us to issue up to 350,000,000 shares of stock, of which 300,000,000 shares are designated as common stock at $0.01 par value per share and 50,000,000 shares are designated as preferred stock at $0.01 par value per share. As of the date of this prospectus, 20,000 shares of our common stock were issued and outstanding, held by one stockholder, and no shares of preferred stock were issued and outstanding. Our board of directors, with the approval of a majority of the entire board and without any action taken by our stockholders, may amend our charter to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue.

Our charter also contains a provision permitting our board of directors, by resolution, to classify or reclassify any unissued common stock or preferred stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time. Our charter requires us to ensure that the voting rights per share (other than any publicly held share) sold in any private offering will not exceed the voting rights which bear the same relationship to the voting rights of a publicly held share as the consideration paid to us for each privately offered share bears to the book value of each outstanding publicly held share. We believe that the power to classify or reclassify unissued shares of stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Our charter and by-laws contain certain provisions that could make it more difficult to acquire control of our company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See the section entitled “Risk Factors — Risks Related to an Investment in American Realty Capital New York Recovery REIT, Inc.” in this prospectus.

Common Stock

Subject to any preferential rights of any other class or series of stock and to the provisions of our charter regarding the restriction on the transfer of stock, the holders of common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon our liquidation, are entitled to receive all assets available for distribution to our stockholders. Upon issuance for full payment in accordance with the terms of this offering, all common stock issued in the offering will be fully paid and non-assessable. Holders of common stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue, or preference, conversion, exchange, sinking fund or redemption rights. Holders of common stock will not have appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders would otherwise be entitled to exercise appraisal rights. Shares of our common stock have equal distribution, liquidation and other rights.

Preferred Stock

Our charter authorizes our board of directors, without stockholder approval, to designate and issue one or more classes or series of preferred stock and to set or change the voting, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class of shares so issued. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock. If we ever create and issue preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock may delay, prevent, render more difficult or tend to discourage the following:

•	a merger, tender offer, or proxy contest;
•	the assumption of control by a holder of a large block of our securities; or
•	the removal of incumbent management.

Also, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the holders of common stock. However, the issuance of preferred stock must be approved by a majority of independent directors not otherwise interested in the transaction, who will have access at our expense to our legal counsel or to independent legal counsel.

Series A Convertible Preferred Stock, par value $0.01 per Share

General.  Our board of directors, including our independent directors, approved articles supplementary creating the series A convertible preferred stock (the “preferred shares”), as a class of our preferred stock, designated as the Series A Convertible Preferred Stock. The preferred shares are being offered pursuant to the private offering we commenced on December 22, 2009. Pursuant to the terms of the private offering, the private offering terminated on September 2, 2010, the effective date of the registration statement. We received aggregate gross offering proceeds, net of certain discounts, of approximately $16.9 million from the sale of shares in the private offering.

Rank.  The preferred shares rank senior to all classes or series of our common stock and to any other class or series of our capital stock.

Dividends.  Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to our preferred shares, if any such class or series is authorized in the future, the holders of our preferred shares are entitled to receive, when, and as authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8% per annum of the $9.00 liquidation preference per preferred share.

Holders of our preferred shares are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on our preferred shares. Unless full cumulative dividends on our preferred shares for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

•	declare and pay or declare and set aside for payment dividends and we will not declare and make any other distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock for any period; or
•	redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of common stock made for purposes of an employee incentive or benefit plan) for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common stock.

To the extent necessary to preserve our status as a REIT, the foregoing sentence, however, will not prohibit declaring or paying or setting apart for payment any dividend or other distribution the common stock.

Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment shall be made to holders of our common stock or any other class or series of capital stock ranking junior to our preferred shares, the holders of our preferred shares are entitled to be paid out of our assets legally available for distribution to our shareholders, after payment or provision for our debts and other liabilities, a liquidation preference of $9.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to and including the date of payment.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our preferred shares will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into us, the sale or transfer of any or all of our assets or business, or a statutory share exchange will not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

Optional Redemption.  At our option, at any time after the first anniversary of the final closing of the private offering, we may (i) redeem our preferred shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $9.00 per share, plus all accrued and unpaid dividends (whether or not declared) up to and including the date fixed for redemption, or (ii) require that the preferred shares be converted, in whole or in part, into common stock on a one-for-one basis and pay the holders an amount equal to all accrued and unpaid dividends (whether or not declared) up to and including the date of conversion on the preferred shares converted.

So long as no dividends are in arrears and subject to the provisions of applicable law, we may from time to time repurchase all or any part of our preferred shares, including the repurchase of preferred shares in open-market transactions and individual purchases at such prices as we negotiate, in each case as duly authorized by our board of directors.

Unless full cumulative dividends on all preferred shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no preferred shares will be redeemed unless all outstanding preferred shares are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any preferred shares; provided, however, that we may purchase preferred shares in order to ensure that we continue to meet the requirements for qualification as a REIT for federal and/or state income tax purposes, and may purchase or acquire preferred shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares.

Mandatory Redemption.  On the third anniversary of the final closing of the private offering we are required to: (i) redeem our preferred shares for cash at a redemption price of $9.00 per share, plus all accrued and unpaid dividends (whether or not declared) up to and including the date fixed for redemption, without interest, to the extent we have funds legally available for that purpose or (ii) require that the preferred shares be converted into common stock on a one-for-one basis, and pay the holders an amount equal to all accrued and unpaid dividends (whether or not declared) up to and including the date of conversion on the preferred shares converted. A holder may exercise its right to convert the preferred shares into common stock at any time prior to the redemption date.

Optional Redemption Following Death of a Holder.  Subject to restrictions, we will redeem the preferred shares of a holder upon his or her death at the written request of the holder’s estate at a repurchase price equal to the purchase price of such preferred shares plus accrued and unpaid dividends thereon through and including the date of redemption; provided, however, that our obligation to redeem any of the preferred shares is limited to the extent that we do not have sufficient funds available to fund any such redemption or we are restricted by applicable law from making such redemption.

No Sinking Fund.  Our preferred shares are not subject to any sinking fund.

Voting Rights.  The holders of preferred shares will have no voting rights, except as provided below and except as required by law.

So long as any of our preferred shares remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least a majority of the outstanding preferred shares, given in person or by proxy, either in writing or at a meeting:

•	authorize, create or issue, or increase the number of shares of, any class or series of stock ranking senior to or in parity with such preferred shares with respect to payment of dividends, or the distribution of assets upon the liquidation, dissolution or winding-up of our affairs, or reclassify any of our authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or
•	amend, alter or repeal the provisions of our charter, including the terms of our preferred shares, whether by merger, consolidation, transfer or conveyance of substantially all of our assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of our preferred shares.

Conversion. Each preferred share is convertible, at any time and from time to time, at the option of the holder on a one-for-one basis, subject to adjustment, into shares of our common stock commencing on the first anniversary of the final closing of the private offering.

Meetings and Special Voting Requirements

Subject to our charter restrictions on ownership and transfer of our stock and the terms of each class or series of stock, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding stock entitled to vote generally in the election of directors can elect all of the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of a majority of the votes entitled to be cast.

An annual meeting of our stockholders will be held each year, upon reasonable notice on a date that is within a reasonable period of time following the distribution of our annual report to stockholders, at least 30 days after delivery of our annual report to our stockholders. The directors, including the independent directors, shall take reasonable steps to ensure that such notice is provided. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of the independent directors, the chairman of the board, the president or the chief executive officer or upon the written request of stockholders entitled to cast at least 10% of the votes entitled to be cast at the meeting. Upon receipt of a written request from such stockholders stating the purpose of the special meeting, our secretary will provide all of our stockholders written notice of the meeting and the purpose of such meeting. The meeting must be held not less than 15 or more than 60 days after the distribution of the notice of meeting. The presence of stockholders entitled to cast at least 50% of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.

Our stockholders are entitled to receive a copy of our stockholder list upon request. The list provided by us will include each stockholder’s name, address and telephone number, and the number of shares owned by each stockholder and will be sent within ten days of the receipt by us of the request. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. Stockholders and their representatives shall also be given access to our corporate records at reasonable times. We have the right to request that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests.

If we do not list our shares of common stock on a national securities exchange by the tenth anniversary of the completion or termination of our initial public offering, our charter requires that we either (i) seek stockholder approval of an extension or amendment of this listing deadline, or (ii) seek stockholder approval of the liquidation of the corporation. If we sought and did not obtain stockholder approval of an extension or amendment to the listing deadline, we would then be required to seek stockholder approval of our liquidation. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and we could continue to operate as before. In such event, there will be no public market for shares of our common stock and you may be required to hold the shares indefinitely. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our properties and distribute our net proceeds to you. If the listing of our stock on a national securities exchange occurs on or before the tenth anniversary of the termination of our initial public offering, the corporation shall continue perpetually unless dissolved pursuant to any applicable provision of the Maryland General Corporation Law.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:

•	five or fewer individuals (as defined in the Internal Revenue Code to include specified private foundations, employee benefit plans and trusts and charitable trusts) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year, other than our first REIT taxable year; and
•	100 or more persons must beneficially own our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

See the section entitled “Certain Material U.S. Federal Income Tax Considerations” in this prospectus for further discussion of this topic. We may prohibit certain acquisitions and transfers of shares so as to ensure our initial and continued qualification as a REIT under the Internal Revenue Code. However, there can be no assurance that this prohibition will be effective. Because we believe it is essential for us to qualify as a REIT, and, once qualified, to continue to qualify, among other purposes, our charter provides (subject to certain exceptions) that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value of the aggregate of our outstanding shares of stock and more than 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of the outstanding shares of our stock.

Our board of directors, in its sole discretion, may waive this ownership limit if evidence satisfactory to our directors is presented that such ownership will not then or in the future jeopardize our status as a REIT and has waived this ownership limit with respect to the preferred shares. Also, these restrictions on transferability and ownership will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT.

Additionally, our charter prohibits the transfer or ownership of our stock if such transfer or ownership would:

•	result in any person owning, directly or indirectly, shares of our stock in excess of the foregoing ownership limitations;
•	with respect to transfers only, result in our stock being owned by fewer than 100 persons, determined without reference to any rules of attribution;
•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code (regardless of whether the ownership interest is held during the last half of a taxable year);
•	result in our owning, directly or indirectly, more than 9.8% of the ownership interests in any tenant or subtenant; or
•	otherwise result in our disqualification as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. In the event of any attempted transfer of our stock which, if effective, would result in (i) violation of the ownership limit discussed above, (ii) in our being “closely held” under Section 856(h) of the Internal Revenue Code, (iii) our owning (directly or indirectly) more than 9.8% of the ownership interests in any tenant or subtenant or (iv) our otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. To avoid confusion, these shares so transferred to a beneficial trust will be referred to in this prospectus as “Excess Securities.” Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all distributions authorized by the board of directors on such securities for the benefit of the charitable beneficiary. Our charter further entitles the trustee of the beneficial trust to vote all Excess Securities.

The trustee of the beneficial trust will select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the 9.8% ownership limit or the other restrictions on ownership and transfer. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would have violated the 9.8% ownership limit or the other restrictions on ownership and transfer) will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.

In addition, we have the right to purchase any Excess Securities at the lesser of (i) the price per share paid in the transfer that created the Excess Securities (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, exercise such right. We may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which has been paid to the intended transferee and is owed by the intended transferee to the trustee. We will have the right to purchase the Excess Securities until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.

Any person who (i) acquires or attempts or intends to acquire shares in violation of the foregoing ownership limitations, or (ii) would have owned shares that resulted in a transfer to a charitable trust, is required to give us immediate written notice or, in the case of a proposed or intended transaction, 15 days’ written notice. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT.

The ownership restriction does not apply to the underwriter in a public offering of shares or to a person or persons so exempted (prospectively or retroactively) from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns more than 5% of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the name and address of such owner, the number of shares beneficially owned, directly or indirectly, and a description of the manner in which such shares are held.

Distribution Policy and Distributions

When we have sufficient cash flow available to pay distributions, we intend to pay regular distributions to our stockholders. We currently own only one property and have not identified any other properties to acquire. We will not make any other real estate investments until we identify additional investment opportunities and raise sufficient capital pursuant to this offering to do so. We cannot predict when we will begin to generate sufficient cash flow from these investments to pay distributions as a result of such investments; however, we expect that these will begin no later than the first calendar month after the calendar month in which we make our first real estate investment. Because all of our operations will be performed indirectly through New York Recovery Operating Partnership, L.P., our operating partnership, our ability to pay distributions depends on New York Recovery Operating Partnership, L.P.’s ability to pay distributions to its partners, including to us. If we do not have enough cash from operations to fund the distribution, we may fund distributions from unlimited amounts of any source, including borrowing funds, issuing additional securities or selling assets in order to fund the distributions or making the distributions out of net proceeds from this offering. We have not established any limit on the amount of proceeds from this offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any; or (3) jeopardize our ability to qualify as a REIT.

Distributions will be paid to our stockholders when and if authorized by our board of directors and declared by us out of legally available funds as of the daily record dates selected by our board of directors. We expect to declare and pay distributions on a regular basis beginning no later than the first calendar month after the calendar month in which we make our first real estate investment unless our results of operations, our general financial condition, general economic conditions or other factors make it imprudent to do so. Distributions will be authorized at the discretion of our board of directors, which will be influenced in part by its intention to comply with the REIT requirements of the Internal Revenue Code. We intend to make distributions sufficient to meet the annual distribution requirement and to avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. Each distribution will be accompanied by a notice which sets forth: (a) the record date; (b) the amount per share that will be distributed; (c) the equivalent annualized yield; (d) the amount and percentage of the distributions paid from operations, offering proceeds and other sources; (e) the aggregate amount of such distribution; and (f) for those investors participating in the distribution reinvestment plan, a statement that a distribution statement will be provided in lieu of a check. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the offering;
•	our operating and interest expenses;
•	the ability of tenants to meet their obligations under the leases associated with our properties;
•	the amount of distributions or dividends received by us from our indirect real estate investments;
•	our ability to keep our properties occupied;
•	our ability to maintain or increase rental rates when renewing or replacing current leases;
•	capital expenditures and reserves for such expenditures;
•	the issuance of additional shares; and
•	financings and refinancings.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Internal Revenue Code. This requirement is described in greater detail in the “Certain Material U.S. Federal Income Tax Considerations — Taxation — Annual Distribution Requirements” section of this prospectus. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital. See the section entitled “Certain Material U.S. Federal Income Tax Considerations — REIT Qualification Tests” in this prospectus.

Stockholder Liability

The Maryland General Corporation Law provides that our stockholders:

•	are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board of directors; and
•	are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or
•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has adopted a resolution exempting any business combination with New York Recovery Advisors, LLC or any affiliate of New York Recovery Advisors, LLC. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and New York Recovery Advisors, LLC or any affiliate of New York Recovery Advisors, LLC. As a result, New York Recovery Advisors, LLC or any affiliate of New York Recovery Advisors, LLC may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders holding two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

•	owned by the acquiring person;

•	owned by our officers; and
•	owned by our employees who are also directors.

“Control shares” mean voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer in respect of which the acquirer can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more, but less than one-third of all voting power;
•	one-third or more, but less than a majority of all voting power; or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days of a request to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement on or before the 10th day after the control share acquisition as required by the statute, then, subject to some conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or by-laws.

As permitted by Maryland General Corporation Law, our by-laws contain a provision exempting from the control share acquisition statute any and all acquisitions of our stock by any person. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or by-laws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or by-laws, to any or all of five provisions:

•	a classified board,
•	a two-thirds vote requirement for removing a director,
•	a requirement that the number of directors be fixed only by vote of the directors,
•	a requirement that a vacancy on the board be filled only by affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred, and
•	a majority requirement for the calling of a special meeting of stockholders.

At this time, we have not elected any of the provisions allowed under Subtitle 8. Through provisions in our charter and by-laws unrelated to Subtitle 8, we already vest in the board the exclusive power to fix the number of directorships.

Restrictions on Roll-up Transactions

A Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity (Roll-up Entity) that is created or would survive after the successful completion of a Roll-up Transaction. This term does not include:

•	a transaction involving our securities that have been listed on a national securities exchange for at least 12 months; or
•	a transaction involving our conversion to corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of our existence, compensation to American Realty Capital Advisors, LLC or our investment objectives.

In connection with any Roll-up Transaction involving the issuance of securities of a Roll-up Entity, an appraisal of all of our assets shall be obtained from a competent independent appraiser. The assets shall be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal shall assume an orderly liquidation of assets over a 12-month period. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the offering. Accordingly, an issuer using the appraisal shall be subject to liability for violation of Section 11 of the Securities Act, and comparable provisions under state laws for any material misrepresentations or omissions in the appraisal. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for the benefit of us and our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with any proposed Roll-up Transaction.

In connection with a proposed Roll-up Transaction, the sponsor of the Roll-up Transaction must offer to common stockholders who vote “no” on the proposal the choice of:

(1)	accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or
(2)	one of the following:
(a)	remaining as holders of our stock and preserving their interests therein on the same terms and conditions as existed previously, or
(b)	receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any Roll-up Transaction:

•	that would result in the common stockholders having voting rights in a Roll-up Entity that are less than those provided in our charter and by-laws and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual and special meetings, amendment of our charter and our dissolution;
•	that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;
•	in which investor’s rights to access of records of the Roll-up Entity will be less than those provided in the section of this prospectus entitled “— Meetings and Special Voting Requirements” above; or
•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is rejected by the stockholders.

Tender Offers

Our charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide us notice of such tender offer at least ten business days before initiating the tender offer. If the offeror does not comply with the provisions set forth above, we will have the right to redeem that offeror’s shares, if any, and any shares acquired in such tender offer. In addition, the non-complying offeror will be responsible for all of our expenses in connection with that offeror’s noncompliance.

DISTRIBUTION REINVESTMENT PLAN

We have adopted a distribution reinvestment plan. The following is a summary of our distribution reinvestment plan. A complete copy of our form of distribution reinvestment plan is included in this prospectus as Appendix B.

Investment of Distributions

We have adopted a distribution reinvestment plan pursuant to which our stockholders, and, subject to certain conditions set forth in the plan, any stockholder or partner of any other publicly offered limited partnership, real estate investment trust or other real estate program sponsored by our advisor or its affiliates, to elect to purchase shares of our common stock with our distributions or distributions from such other programs. We have the discretion to extend the offering period for the shares being offered pursuant to this prospectus under our distribution reinvestment plan beyond the termination of this offering until we have sold all the shares allocated to the plan through the reinvestment of distributions. We also may offer shares pursuant to a new registration statement. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our distribution reinvestment plan.

No dealer manager fees or selling commissions will be paid with respect to shares purchased pursuant to the distribution reinvestment plan, therefore, we will retain all of the proceeds from the reinvestment of distributions. Accordingly, substantially all the economic benefits resulting from distribution reinvestment purchases by stockholders from the elimination of the dealer manager fee and selling commissions will inure to the benefit of the participant through the reduced purchase price.

Pursuant to the terms of our distribution reinvestment plan the reinvestment agent, which currently is us, will act on behalf of participants to reinvest the cash distributions they receive from us. Stockholders participating in the distribution reinvestment plan may purchase fractional shares. If sufficient shares are not available for issuance under our distribution reinvestment plan, the reinvestment agent will remit excess cash distributions to the participants. Participants purchasing shares pursuant to our distribution reinvestment plan will have the same rights as stockholders with respect to shares purchased under the plan and will be treated in the same manner as if such shares were issued pursuant to our offering.

After the termination of the offering of our shares registered for sale pursuant to the distribution reinvestment plan under the this prospectus, we may determine to allow participants to reinvest cash distributions from us in shares issued by another American Realty Capital-sponsored program only if all of the following conditions are satisfied:

•	prior to the time of such reinvestment, the participant has received the final prospectus and any supplements thereto offering interests in the subsequent American Realty Capital-sponsored program and such prospectus allows investments pursuant to a distribution reinvestment plan;
•	a registration statement covering the interests in the subsequent American Realty Capital-sponsored program has been declared effective under the Securities Act;
•	the offer and sale of such interests are qualified for sale under applicable state securities laws;
•	the participant executes the subscription agreement included with the prospectus for the subsequent American Realty Capital-sponsored program; and
•	the participant qualifies under applicable investor suitability standards as contained in the prospectus for the subsequent American Realty Capital-sponsored program.

Stockholders who invest in subsequent American Realty Capital-sponsored programs pursuant to our distribution reinvestment plan will become investors in such subsequent American Realty Capital-sponsored program and, as such, will receive the same reports as other investors in the subsequent American Realty Capital-sponsored program.

Election to Participate or Terminate Participation

A stockholder may become a participant in our distribution reinvestment plan by making a written election to participate on his or her subscription agreement at the time he or she subscribes for shares. Any stockholder who has not previously elected to participate in the distribution reinvestment plan may so elect at any time by delivering to the reinvestment agent a completed enrollment form or other written authorization required by the reinvestment agent. Participation in our distribution reinvestment plan will commence with the next distribution payable after receipt of the participant’s notice, provided it is received at least ten days prior to the last day of the fiscal quarter, month or other period to which the distribution relates.

Some brokers may determine not to offer their clients the opportunity to participate in our distribution reinvestment plan. Any prospective investor who wishes to participate in our distribution reinvestment plan should consult with his or her broker as to the broker’s position regarding participation in the distribution reinvestment plan.

We reserve the right to prohibit qualified retirement plans and other “benefit plan investors” (as defined in ERISA) from participating in our distribution reinvestment plan if such participation would cause our underlying assets to constitute “plan assets” of qualified retirement plans. See the section entitled “Investment by Tax-Exempt Entities and ERISA Considerations” in this prospectus.

Each stockholder electing to participate in our distribution reinvestment plan agrees that, if at any time he or she fails to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus or subscription agreement relating to such investment, he or she will promptly notify the reinvestment agent in writing of that fact.

Subscribers should note that affirmative action in the form of written notice to the reinvestment agent must be taken to withdraw from participation in our distribution reinvestment plan. A withdrawal from participation in our distribution reinvestment plan will be effective with respect to distributions for a monthly distribution period only if written notice of termination is received at least ten days prior to the end of such distribution period. In addition, a transfer of shares prior to the date our shares are listed for trading on a national securities exchange, which we have no intent to do at this time and which may never occur, will terminate participation in the distribution reinvestment plan with respect to such transferred shares as of the first day of the distribution period in which the transfer is effective, unless the transferee demonstrates to the reinvestment agent that the transferee meets the requirements for participation in the plan and affirmatively elects to participate in the plan by providing to the reinvestment agent an executed enrollment form or other written authorization required by the reinvestment agent.

Offers and sales of shares pursuant to the distribution reinvestment plan must be registered in every state in which such offers and sales are made. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares pursuant to the distribution reinvestment plan in any states in which our registration is not renewed or extended.

Reports to Participants

Within 90 days after the end of each calendar year, the reinvestment agent will mail to each participant a statement of account describing, as to such participant, the distributions received, the number of shares purchased, the purchase price for such shares and the total shares purchased on behalf of the participant during the prior year pursuant to our distribution reinvestment plan.

Excluded Distributions

Our board of directors may designate that certain cash or other distributions attributable to net sales proceeds will be excluded from distributions that may be reinvested in shares under our distribution reinvestment plan (Excluded Distributions). Accordingly, if proceeds attributable to the potential sale transaction described above are distributed to stockholders as an Excluded Distribution, such amounts may not be reinvested in our shares pursuant to our distribution reinvestment plan. The determination of whether all or part of a distribution will be deemed to be an Excluded Distribution is separate and unrelated to our requirement to distribute 90% of our taxable REIT income. In its initial determination of whether to make a distribution and the amount of the distribution, our board of directors will consider, among other factors, our cash position and our distribution requirements as a REIT. Once our board of directors determines to make the distribution, it will then consider whether all or part of the distribution will be deemed to be an Excluded Distribution. In most instances, we expect that our board of directors would not deem any of the distribution to be an Excluded Distribution. In that event, the amount distributed to participants in our distribution reinvestment plan will be reinvested in additional shares of our common stock. If all or a portion of the distribution is deemed to be an Excluded Distribution, the distribution will be made to all stockholders, however, the excluded portion will not be reinvested. As a result, we would not be able to use any of the Excluded Distribution to assist in meeting future distributions and the stockholders would not be able to use the distribution to purchase additional shares of our common stock through our distribution reinvestment plan. We currently do not have any planned Excluded Distributions, which will only be made, if at all, in addition to, not in lieu of, regular distributions.

Certain Material U.S. Federal Income Tax Considerations

Taxable participants will incur tax liability for partnership income allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions reinvested under our distributions reinvestment plan. See the section entitled “Risk Factors — U.S. Federal Income Tax Risks” in this prospectus. In addition, to the extent you purchase shares through our distribution reinvestment plan at a discount to their fair market value, you will be treated for U.S. federal income tax purposes as receiving an additional distribution equal to the amount of the discount. At least until our offering stage is complete, we expect that (i) we will sell shares under the distribution reinvestment plan at $9.50 per share, (ii) no secondary trading market for our shares will develop and (iii) our advisor will estimate the fair market value of a share to be $10.00. Therefore, at least until our offering stage is complete, participants in our distribution reinvestment plan will be treated as having received a distribution of $10.00 for each $9.50 reinvested by them under our distribution reinvestment plan. You will be taxed on the amount of such distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the dividend as a capital gain dividend. Tax information regarding each participant’s participation in the plan will be provided to each participant at least annually.

Amendment and Termination

We reserve the right to amend any aspect of our distribution reinvestment plan with ten days’ notice to participants. The reinvestment agent also reserves the right to terminate a participant’s individual participation in the plan, and we reserve the right to terminate our distribution reinvestment plan itself in our sole discretion at any time, by sending ten days’ prior written notice of termination to the terminated participant or, upon termination of the plan, to all participants.

SHARE REPURCHASE PROGRAM

Prior to the time that our shares are listed on a national securities exchange, our share repurchase program, as described below, may provide eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us, subject to restrictions and applicable law. Specifically, state securities regulators impose investor suitability standards that establish specific financial thresholds that must be met by any investor in certain illiquid, long-term investments, including REIT shares. Unless the shares of our common stock are being repurchased in connection with a stockholder’s death, the purchase price for shares repurchased under our share repurchase program will be as set forth below until we establish an estimated value of our shares. We do not currently anticipate obtaining appraisals for our investments (other than investments in transaction with our sponsor, advisor, directors or their respective affiliates) and, accordingly, the estimated value of our investments should not be viewed as an accurate reflection of the fair market value of our investments nor will they represent the amount of net proceeds that would result from an immediate sale of our assets. We expect to begin establishing an estimated value of our shares based on the value of our real estate and real estate-related investments beginning 18 months after the close of this offering. Beginning 18 months after the completion of the last offering of our shares (excluding offerings under our distribution reinvestment plan), our board of directors will determine the value of our properties and our other assets based on such information as our board determines appropriate, which may or may not include independent valuations of our properties or of our enterprise as a whole.

Only those stockholders who purchased their shares from us or received their shares from us (directly or indirectly) through one or more non-cash transactions may be able to participate in the share redemption program. In other words, once our shares are transferred for value by a stockholder, the transferee and all subsequent holders of the shares are not eligible to participate in the share redemption program. We will repurchase shares on the last business day of each quarter (and in all events on a date other than a dividend payment date). Prior to establishing the estimated value of our shares, the price per share that we will pay to repurchase shares of our common stock will be as follows:

•	the lower of $9.25 or 92.5% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least one year;
•	the lower of $9.50 and 95.0% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least two years;
•	the lower of $9.75 and 97.5% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least three years; and
•	the lower of $10.00 and 100% of the price paid to acquire the shares from us for stockholders who have continously held their shares for at least four years (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock).

Upon the death or disability of a stockholder, upon request, we will waive the one-year holding requirement. Shares repurchased in connection with the death or disability of a stockholder will be repurchased at a purchase price equal to the price actually paid for the shares during the offering, or if not engaged in the offering, the per share purchase price will be based on the greater of $10.00 or the then-current net asset value of the shares as determined by our board of directors (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). In addition, we may waive the holding period in the event of a stockholder’s bankruptcy or other exigent circumstances.

A stockholder must have beneficially held the shares for at least one year prior to offering them for sale to us through our share repurchase program, although if a stockholder sells back all of its shares, our board of directors has the discretion to exempt shares purchased pursuant to our distribution reinvestment plan from this one year requirement. Our affiliates will not be eligible to participate in our share repurchase program.

Pursuant to the terms of our share repurchase program, we will make repurchases, if requested, at least once quarterly. Each stockholder whose repurchase request is granted will receive the repurchase amount within 30 days after the fiscal quarter in which we grant its repurchase request. Subject to the limitations described in this prospectus, we also will repurchase shares upon the request of the estate, heir or beneficiary, as applicable, of a deceased stockholder. We will limit the number of shares repurchased pursuant to our share repurchase program as follows: during any 12-month period, we will not repurchase in excess of 5.0% of number of shares of common stock outstanding on December 31st of the previous calendar year. In addition, we are only authorized to repurchase shares using the proceeds received from our distribution reinvestment plan and will limit the amount we spend to repurchase shares in a given quarter to the amount of proceeds we received from our distribution reinvestment plan in that same quarter. Due to these limitations, we cannot guarantee that we will be able to accommodate all repurchase requests.

Our board of directors, at its sole discretion, may choose to terminate our share repurchase program, or reduce or increase the number of shares purchased under the program, if it determines that the funds allocated to the share repurchase program are needed for other purposes, such as the acquisition, maintenance or repair of properties, or for use in making a declared distribution.

Our sponsor, advisor, directors and affiliates are prohibited from receiving a fee on any share repurchases, including selling commissions and dealer manager fees.

Our board of directors reserves the right, in its sole discretion, at any time and from time to time, to:

•	waive the one year holding period requirement in the event of the death of a stockholder, other involuntary exigent circumstances such as bankruptcy, or a mandatory distribution requirement under a stockholder’s IRA;
•	reject any request for repurchase;
•	change the purchase price for repurchases; or
•	otherwise amend the terms of, suspend or terminate our share repurchase program.

Funding for the share repurchase program will come exclusively from proceeds we receive from the sale of shares under our distribution reinvestment plan and other operating funds, if any, as our board of directors, in its sole discretion, may reserve for this purpose. We cannot guarantee that the funds set aside for the share repurchase program will be sufficient to accommodate all requests made each year. However, a stockholder may withdraw its request at any time or ask that we honor the request when funds are available. Pending repurchase requests will be honored on a pro rata basis.

If funds available for our share repurchase program are not sufficient to accommodate all requests, shares will be repurchased as follows: (i) first, pro rata as to repurchases upon the death of a stockholder; (ii) next, pro rata as to repurchases to stockholders who demonstrate, in the discretion of our board of directors, another involuntary exigent circumstance, such as bankruptcy; (iii) next, pro rata as to repurchases to stockholders subject to a mandatory distribution requirement under such stockholder’s IRA; and (iv) finally, pro rata as to all other repurchase requests.

In general, a stockholder or his or her estate, heir or beneficiary may present to us fewer than all of the shares then-owned for repurchase, except that the minimum number of shares that must be presented for repurchase shall be at least 25% of the holder’s shares. However, if the repurchase request is made within 180 days of the event giving rise to the special circumstances described in this sentence, where repurchase is being requested (i) on behalf of the estate, heirs or beneficiaries, as applicable, of a deceased stockholder; (ii) by a stockholder due to another involuntary exigent circumstance, such as bankruptcy; or (iv) by a stockholder due to a mandatory distribution under such stockholder’s IRA, a minimum of 10% of the stockholder’s shares may be presented for repurchase; provided, however, that any future repurchase request by such stockholder must present for repurchase at least 25% of such stockholder’s remaining shares.

A stockholder who wishes to have shares repurchased must mail or deliver to us a written request on a form provided by us and executed by the stockholder, its trustee or authorized agent. An estate, heir or beneficiary that wishes to have shares repurchased following the death of a stockholder must mail or deliver to us a written request on a form provided by us, including evidence acceptable to our board of directors of the death of the stockholder, and executed by the executor or executrix of the estate, the heir or beneficiary, or their trustee or authorized agent. Unrepurchased shares may be passed to an estate, heir or beneficiary following the death of a stockholder. If the shares are to be repurchased under any conditions outlined herein, we will forward the documents necessary to effect the repurchase, including any signature guaranty we may require.

Stockholders are not required to sell their shares to us. The share repurchase program is only intended to provide interim liquidity for stockholders until a liquidity event occurs, such as the listing of the shares on a national stock exchange or our merger with a listed company. We cannot guarantee that a liquidity event will occur.

Shares we purchase under our share repurchase program will have the status of authorized but unissued shares. Shares we acquire through the share repurchase program will not be reissued unless they are first registered with the SEC under the Securities Act and under appropriate state securities laws or otherwise issued in compliance with such laws.

If we terminate, reduce or otherwise change the share repurchase program, we will send a letter to stockholders informing them of the change, and we will disclose the changes in quarterly reports filed with the SEC on Form 10-Q.

SUMMARY OF OUR ORGANIZATIONAL DOCUMENTS

Each stockholder is bound by and deemed to have agreed to the terms of our organizational documents by virtue of the election to become a stockholder. Our organizational documents consist of our charter and by-laws. The following is a summary of material provisions of our organizational documents and does not purport to be complete. Our organizational documents are filed as exhibits to our registration statement of which this prospectus is part. See the section entitled “Where You Can Find Additional Information” in this prospectus.

Our charter was filed with and accepted for record by the State Department of Assessments and Taxation of Maryland on October 6, 2009. The by-laws, in their present form, became operative when our board of directors approved them as of September 2, 2010. Neither our charter nor by-laws have an expiration date, and therefore, both documents remain effective in their current form throughout our existence, unless they are amended.

Charter and By-law Provisions

The rights of stockholders and related matters are governed by our organizational documents and Maryland law. Certain provisions of these documents or of Maryland law, summarized below, may make it more difficult to change the composition of our board and could have the effect of delaying, deferring, or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. See generally “Risk Factors — Risks Related to This Offering and Our Corporate Structure.”

Stockholders’ Meetings and Voting Rights

Our charter requires us to hold an annual meeting of stockholders not less than thirty days after delivering our annual report to stockholders. The purpose of each annual meeting will be to elect directors and to transact any other business. The chairman, the chief executive officer, the president, a majority of the directors or a majority of the independent directors also may call a special meeting of the stockholders. The secretary must call a special meeting when stockholders entitled to cast not less than 10% of all votes entitled to be cast at the meeting make a written request. The written request must state the purpose(s) of the meeting and the matters to be acted upon. The meeting will be held on a date not less than fifteen nor more than sixty days after the notice is sent, at the time and place specified in the notice.

Except as provided above, we will give notice of any annual or special meeting of stockholders not less than ten nor more than ninety days before the meeting. The notice must state the purpose of the meeting. At any meeting of the stockholders, each stockholder is entitled to one vote for each share owned of record on the applicable record date. In general, the presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast at the meeting on any matter will constitute a quorum. The affirmative vote of a majority of the shares of our stock, present in person or by proxy at a meeting of stockholders at which a quorum is present, will be sufficient to elect directors and a majority of votes cast will be sufficient to approve any other matter that may properly come before the meeting, unless more than a majority of the votes cast is required by law or our charter.

Board of Directors

Under our organizational documents, we must have at least three but not more than ten directors. Our charter currently fixes the number of directors at five. A majority of these directors must be “independent” except for a period of up to 60 days after the death, resignation or removal of an independent director. An “independent director” is defined in accordance with article IV of our charter and complies with Section I.B. 14 of the NASAA REIT Guidelines. Section I.B. 14 of the NASAA REIT Guidelines provides that an “independent director” is one who is not associated and has not been associated within the last two years, directly or indirectly, with our sponsor or advisor. A director is deemed to be associated with our sponsor or advisor if he or she: (a) owns an interest in our sponsor, advisor or any of their affiliates; (b) is employed by our sponsor, advisor or any of their affiliates; (c) is an officer or director of the sponsor, advisor or any of their affiliates; (d) performs services, other than as a director, for us; (e) is a director for more than three REITs organized by our sponsor or advised by our advisor; or (f) has any material business or professional relationship with our sponsor, advisor or any of their affiliates. A business or professional relationship is considered material per se if the gross revenue derived by the director from our sponsor and our advisor and affiliates exceeds 5% of the director’s (i) annual gross revenue, derived from all sources, during either of the last two years, or (ii) net worth, on a fair market value basis. An indirect relationship includes circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law, or brothers- or sisters-in-law, is or has been associated with our sponsor, advisor, any of their affiliates or us.

A director may resign at any time and may be removed with or without cause by the affirmative vote of stockholders entitled to cast not less than a majority of the votes entitled to be cast generally in the election of directors. A vacancy on the board caused by the death, resignation or incapacity of a director or by an increase in the number of directors, within the limits described above, may be filled only in accordance with Maryland law. Our charter and by-laws require our committees to be comprised entirely of independent directors.

Persons who serve as directors must have at least three years of relevant experience and demonstrate the knowledge required to successfully acquire and manage the type of assets that we intend to acquire to serve as a director. Our charter provides that at least one of our independent directors must have three years of relevant real estate experience and at least one independent director must be a financial expert with relevant financial experience.

Maryland law provides that any action required or permitted to be taken at a meeting of the board also may be taken without a meeting by the unanimous written or electronic consent of all directors.

The approval by our board and by holders of at least a majority of our outstanding voting shares of stock is generally necessary for us to do any of the following:

•	amend our charter;
•	transfer all or substantially all of our assets other than in the ordinary course of business;
•	engage in mergers, consolidations or share exchanges; or
•	liquidate and dissolve.

Under our charter, our directors, our advisor and any affiliates thereof are generally prohibited from voting any shares they own on any proposal brought to stockholders seeking to remove our advisor, the directors or any affiliates thereof or to vote on any transaction between us and any of them. For these purposes, shares owned by our advisor, the directors or any affiliates thereof will not be included in the denominator to determine the number of votes needed to approve the matter.

Rights of Objecting Stockholders

Under Maryland law, dissenting holders may have, subject to satisfying certain procedures, the right to receive a cash payment representing the fair value of their shares of stock under certain circumstances. As permitted by the Maryland General Corporation Law, however, our charter includes a provision opting out of the appraisal rights statute, thereby precluding stockholders from exercising the rights of an “objecting stockholder” unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders would otherwise be entitled to exercise appraisal rights. As a result of this provision, our stockholders will not have the right to dissent from extraordinary transactions, such as the merger of our company into another company or the sale of all or substantially all of our assets for securities.

Inspection of Books and Records; Stockholder Lists

Any stockholder or his or her designated representative will be permitted, at all reasonable times, to inspect and obtain copies of our records to which he or she is entitled under applicable law, subject to the limits contained in our charter. Specifically, the request cannot be made to secure a copy of our stockholder list or other information for the purpose of selling the list or using the list or other information for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of our company. We may require the stockholder requesting the stockholder list to represent that the stockholder list is not requested for a commercial purpose unrelated to the stockholder’s interest in us.

For example, a stockholder may, subject to the limits described above, in person or by agent during normal business hours, on written request, inspect and obtain copies of our books of account and our stock ledger. Any stockholder also may present to any officer or its resident agent a written request for a statement of our affairs or our stockholder list, an alphabetical list of names and addresses and telephone numbers of our stockholders along with the number of shares of stock held by each of them. Our stockholder list will be maintained and updated at least quarterly as part of our corporate documents and records and will be printed on white paper in a readily readable type size. A copy of the stockholder list will be mailed to the stockholder within ten days of the request.

We may impose, and require the stockholder to pay, a reasonable charge for expenses incurred in reproducing any of our corporate documents and records. If our advisor or our directors neglect or refuse to produce or mail a copy of the stockholder list requested by a stockholder, then in accordance with applicable law and our charter, our advisor and our directors will be liable to the stockholder for the costs, including reasonable attorneys’ fees, incurred by the stockholder in compelling production of the list and actual damages suffered by the stockholder because of the refusal or neglect. The remedies provided hereunder to stockholders requesting copies of the stockholder list are in addition to, and will not in any way limit, other remedies available to stockholders under federal law, or the laws of any state. As noted above, if the stockholder’s actual purpose is to sell the list or use it for a commercial purpose, we may refuse to supply the list.

Our books and records are open for inspection by state securities administrators upon reasonable notice and during normal business hours.

Amendment of the Organizational Documents

Except for those amendments permitted to be made without stockholder approval, our charter may be amended, after approval by our board, by the affirmative vote of a majority of the votes entitled to be cast on the matter. Our by-laws may be amended in any manner not inconsistent with the charter by a majority vote of our directors present at the board meeting.

Dissolution or Termination of the Company

As a Maryland corporation, we may be dissolved at any time after a determination by a majority of the entire board that dissolution is advisable and the approval of stockholders entitled to cast a majority of the votes entitled to be cast on the matter. Our board will determine when, and if, to:

•	to have our shares of common stock listed for trading on a national securities exchange, subject to satisfying existing listing requirements; and
•	commence subsequent offerings of common stock after completing this offering.

Our board does not anticipate evaluating a listing until at least three to five years after the offering. If listing our shares of common stock is not feasible, our board may decide to:

•	sell our assets individually including seeking stockholder approval if the action would constitute the sale of all or substantially all of our assets;
•	continue our business and evaluate a listing of our shares of common stock at a future date; or
•	adopt a plan of liquidation.

Advance Notice of Director Nominations and New Business

Proposals to elect directors or conduct other business at an annual or special meeting must be brought in accordance with our by-laws. The by-laws provide that any business may be transacted at the annual meeting without being specifically designated in the notice of meeting. However, with respect to special meetings of stockholders, only the business specified in the notice of the special meeting may be brought at that meeting.

Our by-laws also provide that nominations of individuals for election to the board and the proposal of other business may be made at an annual meeting, but only:

•	in accordance with the notice of the meeting;
•	by or at the direction of our board; or

•	by a stockholder who was a stockholder of record at the time of the giving of notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our by-laws.

A notice of a director nomination or stockholder proposal to be considered at an annual meeting must be delivered to our secretary at our principal executive offices:

•	not later than 5:00 p.m., Eastern Time, on the later of the 120th day nor earlier than 150 days prior to the first anniversary of the date of release of the proxy statement for the previous year’s annual meeting; or
•	if the date of the meeting is advanced by more than 30 or delayed by more than 60 days from the anniversary date or if an annual meeting has not yet been held, not earlier than 150 days prior to the annual meeting or not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the annual meeting or the tenth day following our first public announcement.

Nominations of individuals for election to the board may be made at a special meeting, but only:

•	by or at the direction of our board; or
•	if the meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record at the time of the giving of notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our by-laws.

A notice of a director nomination to be considered at a special meeting must be delivered to our secretary at our principal executive offices:

•	not earlier than 120 days prior to the special meeting; and
•	not later than 5:00 p.m., Eastern Time, on the later of either:
º	ninety days prior to the special meeting; or
º	ten days following the day of our first public announcement of the date of the special meeting and the nominees proposed by our board to be elected at the meeting.

Restrictions on Certain Conversion Transactions and Roll-Ups

Our charter requires that some transactions involving an acquisition, merger, conversion or consolidation in which our stockholders receive securities in a surviving entity (known in the charter as a “roll-up entity”), must be approved by the holders of a majority of our then-outstanding shares of common stock. Approval of a transaction with, or resulting in, a “roll-up entity” is required if as part of the transaction our board determines that it is no longer in our best interest to attempt or continue to qualify as a REIT. Transactions effected because of changes in applicable law or to preserve tax advantages for a majority in interest of our stockholders do not require stockholder approval.

A “roll-up entity” is a partnership, REIT, corporation, trust or other similar entity created or surviving a roll-up transaction. A roll-up transaction does not include: (1) a transaction involving our securities that have been listed on a national securities exchange for at least twelve months; or (2) a transaction involving our conversion to corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

•	stockholders’ voting rights;
•	our term and existence;
•	sponsor or advisor compensation; or
•	our investment objectives.

In the event of a proposed roll-up, an appraisal of all our assets must be obtained from a person with no material current or prior business or personal relationship with our advisor or our directors. Further, that person must be substantially engaged in the business of rendering valuation opinions of assets of the kind we hold or own. The appraisal must be included in a prospectus used to offer the securities of the roll-up entity and must be filed with the SEC and the state regulatory commissions as an exhibit to the registration statement for the offering of the roll-up entity’s shares. As a result, an issuer using the appraisal will be subject to liability for violation of Section 11 of the Securities Act and comparable provisions under state laws for any material misrepresentations or material omissions in the appraisal. The assets must be appraised in a consistent manner and the appraisal must:

•	be based on an evaluation of all relevant information;
•	indicate the value of the assets as of a date immediately prior to the announcement of the proposed roll-up transaction; and
•	assume an orderly liquidation of the assets over a twelve-month period.

The engagement agreement with the appraiser must clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the independent appraisal, indicating all material assumptions underlying it, must be included in a report to the stockholders in the event of a proposed roll-up.

We may not participate in any proposed roll-up that would:

•	result in the common stockholders of the roll-up entity having rights that are more restrictive to stockholders than those provided in our charter, including any restriction on the frequency of meetings;
•	result in the common stockholders having less comprehensive voting rights than are provided in our charter;
•	result in the common stockholders having access to records that are more limited than those provided for in our charter;
•	include provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity, except to the minimum extent necessary to preserve the tax status of the roll-up entity;
•	limit the ability of an investor to exercise its voting rights in the roll-up entity on the basis of the number of the shares held by that investor; or
•	place any of the costs of the transaction on us if the roll-up is rejected by our stockholders.

However, with the prior approval of stockholders entitled to cast a majority of all votes entitled to be cast on the matter, we may participate in a proposed roll-up if the stockholders would have rights and be subject to restrictions comparable to those contained in our charter.

Stockholders who vote “no” on the proposed roll-up must have the choice of:

•	accepting the securities of the roll-up entity offered; or
•	one of either:
º	remaining as our stockholder and preserving their interests on the same terms and conditions as previously existed; or
º	receiving cash in an amount equal to their pro rata share of the appraised value of our net assets.

These provisions, as well as others contained in our charter, by-laws and Maryland law could have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. See generally “Risk Factors — Risks Related to This Offering and Our Corporate Structure.”

Limitation on Total Operating Expenses

In any fiscal year, our annual total operating expenses may not exceed the greater of 2% of our average invested assets or 25% of our net income for that year. For these purposes, items such as organization and offering expenses, property expenses, interest payments, taxes, non-cash expenditures, any incentive fees payable to our advisor and acquisition fees and expenses are excluded from the definition of total operating expenses. Our independent directors will have a fiduciary responsibility to ensure that we do not exceed these limits. Our independent directors may, however, permit us to exceed these limits if they determine that doing so is justified because of unusual and non-recurring expenses, including, but not limited to, the occurrence of natural disasters, hurricanes, floods, tornadoes, special tax assessments or acts of terrorism. Any finding by our independent directors and the reasons supporting it must be recorded in the minutes of meetings of our directors. If at the end of any fiscal quarter, our total operating expenses for the twelve months then ended exceed these limits, we will disclose this in writing to the stockholders within sixty days of the end of the fiscal quarter and explain the justification for exceeding the limit. If our independent directors do not believe that exceeding the limit was justified, our advisor must reimburse us the amount by which the aggregate expenses exceed the limit.

Transactions With Affiliates

Our charter also restricts certain transactions between us and American Realty Capital, and its affiliates including our advisor, our dealer manager and our directors as follows:

•	Sales and Leases. We may not purchase real estate assets from any of these parties unless a majority of our disinterested directors, including a majority of our disinterested independent directors, approves the transaction as being fair and reasonable to us and the price for the real estate assets is no greater to us than the cost paid by these parties for the real estate assets, unless substantial justification for the excess exists and the excess is reasonable. In no event may the cost of any real estate asset exceed its appraised value at the time we acquire the real estate asset. We also may not sell assets to, or lease assets from any of these parties unless the sale or lease is approved by a majority of our disinterested directors, including a majority of our disinterested independent directors, as being fair and reasonable to us.
•	Loans. We may not make loans to any of these parties except as provided in clauses (3) and (6) under “Restrictions on Investments” below in this section, or to our wholly owned subsidiaries. Also, we may not borrow money from any of these parties, unless a majority of our disinterested directors, including a majority of our disinterested independent directors, approves the transaction as fair, competitive and commercially reasonable and no less favorable to us than loans between unaffiliated parties under the same circumstances. For these purposes, amounts owed but not yet paid by us under the business management agreement, or any property management agreements, shall not constitute amounts advanced pursuant to a loan.
•	Investments. We may not invest in joint ventures with any of these parties as a partner, unless a majority of our board of directors, including a majority of our independent directors, not otherwise interested in the transaction approves the transaction as being fair and reasonable to us and on substantially the same terms and conditions as those received by the other joint venturers. We also may not invest in equity securities not traded on a national securities exchange or included for quotation on an inter-dealer quotation system unless a majority of our board of directors, including a majority of our independent directors, not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable.
•	Other Transactions. All other transactions between us and any of these parties require approval by a majority of our disinterested directors, including a majority of our disinterested independent directors, as being fair and reasonable and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

For purposes of this prospectus, an “affiliate” of any natural person, partnership, corporation, association, trust, limited liability company or other legal entity (a “person”) includes any of the following:

•	any person directly or indirectly owning, controlling or holding, with power to vote 10% or more of the outstanding voting securities of such other person;
•	any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other person;
•	any person directly or indirectly controlling, controlled by, or under common control with, such other person;
•	any executive officer, director, trustee or general partner of such other person; and
•	any legal entity for which such person acts as an executive officer, director, trustee or general partner.

Restrictions on Borrowing

We may not borrow money to pay distributions except as necessary to satisfy the requirement to distribute at least 90% of our “REIT taxable income.” Our board will review, at least quarterly, the aggregate amount of our borrowings, both secured and unsecured, to ensure that the borrowings are reasonable in relation to our net assets. In general, the aggregate borrowings secured by all our assets will not exceed 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing, along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments. See the section entitled “Risk Factors — Risks Related to This Offering and Our Corporate Structure” in this prospectus for additional discussion regarding our borrowings.

Restrictions on Investments

The investment policies set forth below have been approved by a majority of our independent directors. Until such time as our shares of common stock are listed, we will not:

•	invest in any foreign currency or bullion;
•	invest in short sales of securities;
•	invest in any security in any entity holding investments or engaging in activities prohibited by our charter;
•	borrow in excess of 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed the limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments;
•	borrow in excess of 40% to 50% of the aggregate fair market value of our assets (calculated after the close of this offering and once we have invested substantially all the proceeds of this offering), unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report along with justification for the excess. This policy limitation, however, does not apply to individual real estate assets or investments and will only apply once we have ceased raising capital under this offering and have invested substantially all of our capital;
•	make investments in assets located outside of the United States;
•	acquire undeveloped land, develop new real estate, or substantially re-develop existing real estate with an aggregate value in excess of 10% of our the value of our total assets;

•	make mortgage loans in transaction with our sponsor, advisor, directors or their respective affiliates unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;
•	make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property, as determined by our board of directors, including a majority of our independent directors, unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;
•	make an investment in a property or mortgage loan if the related acquisition fees and acquisition expenses are unreasonable or exceed 4.5% of the purchase price of the property or, in the case of a mortgage loan, 4.5% of the funds advanced; provided that the investment may be made if a majority of our independent directors determines that the transaction is commercially competitive, fair and reasonable to us;
•	invest less than 70% of the value of our total assets in the New York MSA (calculated after the close of this offering and once we have invested substantially all the proceeds of this offering;
•	invest in equity securities (including any preferred securities) not traded on a national securities exchange or included for quotation on an inter-dealer quotation system unless a majority of our independent directors approves such investment as being fair, competitive and commercially reasonable;
•	invest in publicly traded real estate equity or debt securities, including, but not limited to, CMBS, in excess of 20% of the aggregate value of our assets as of the close of our offering period and thereafter;
•	invest in or originate real estate loans (excluding publicly traded real estate debt) in excess of 20% of the aggregate value of our assets as of the close of our offering period and thereafter;
•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;
•	invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;
•	issue equity securities on a deferred payment basis or other similar arrangement;
•	issue debt securities in the absence of adequate cash flow to cover debt service;
•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance;
•	issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share repurchase program or the ability of our operating partnership to issue redeemable partnership interests;
•	invest in indebtedness secured by a mortgage on real property which is subordinate to liens or other indebtedness of our advisor, any director or any of our affiliates;
•	issue options or warrants to purchase shares to our advisor, our directors or any of their affiliates except on the same terms as such options or warrants, if any, are sold to the general public. Further, the amount of the options or warrants cannot exceed an amount equal to 10% of outstanding shares on the date of grant of the warrants and options;
•	make any investment that we believe will be inconsistent with our objectives of qualifying and remaining qualified as a REIT unless and until our board of directors determines, in its sole discretion, that REIT qualification is not in our best interests;

•	invest in debt secured by a mortgage on real property that is subordinate to the lien of other debt in excess of 25% of our tangible assets;
•	engage in trading, as opposed to investment activities; or
•	engage in underwriting activities or distribute, as agent, securities issued by others.

Our independent directors will review our investment policies at least annually to determine whether these policies are in the best interests of our stockholders. The board may make material changes to our investment policies only by amending our charter. Any amendment to our charter requires the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter.

SUMMARY OF OUR OPERATING PARTNERSHIP AGREEMENT

The following is a summary of the agreement of limited partnership of New York Recovery Operating Partnership, L.P., our operating partnership. This summary and the descriptions of the operating partnership agreement provisions elsewhere in this prospectus are qualified by such agreement itself, which is filed as an exhibit to our registration statement, of which this prospectus is a part. See the section entitled “Where You Can Find Additional Information” in this prospectus.

Conducting our operations through the operating partnership allows the sellers of properties to contribute their property interests to the operating partnership in exchange for limited partnership common units rather than for cash or our common stock. This enables the seller to defer some or all of the potential taxable gain on the transfer. From the seller’s perspective, there are also differences between the ownership of common stock and partnership units, some of which may be material because they impact the business organization form, distribution rights, voting rights, transferability of equity interests received and U.S. federal income taxation.

Description of Partnership Units

Partnership interests in the operating partnership are divided into “units.” Initially, the operating partnership will have two classes of units: general partnership units and limited partnership common units. General partnership units represent an interest as a general partner in the operating partnership and we, as general partner, will hold all such units. In return for the initial capital contribution of $200,000 we made, the operating partnership issued to us 20,000 general partnership units. New York Recovery Special Limited Partnership, LLC, the parent of our advisor, is a special limited partner of our operating partnership, but does not hold any general partnership units or limited partnership common units. See the section “— Special Limited Partner” below.

Limited partnership common units represent an interest as a limited partner in the operating partnership. The operating partnership may issue additional units and classes of units with rights different from, and superior to, those of general partnership units and/or limited partnership common units, without the consent of the limited partners. Holders of limited partnership units do not have any preemptive rights with respect to the issuance of additional units.

For each limited partnership common unit received, investors generally will be required to contribute money or property, with a net equity value determined by the general partner. Holders of limited partnership units will not be obligated to make additional capital contributions to the operating partnership. Further, such holders will not have the right to make additional capital contributions to the operating partnership or to purchase additional limited partnership units without our consent as general partner. For further information on capital contributions, see the section entitled “— Capital Contributions” below.

Limited partners do not have the right to participate in the management of the operating partnership. Limited partners who do not participate in the management of the operating partnership, by virtue of their status as limited partners, generally are not liable for the debts and liabilities of the operating partnership beyond the amount of their capital contributions. We, however, as the general partner of the operating partnership, are liable for any unpaid debts and liabilities. The voting rights of the limited partners are generally limited to approval of specific types of amendments to the operating partnership agreement. With respect to such amendments, each limited partnership common unit has one vote. See the section entitled “— Management of the Operating Partnership” below for a more detailed discussion of this subject.

In general, each limited partnership common unit will share equally in distributions from the operating partnership when such distributions are declared by us, the general partner, which decision will be made in our sole discretion. Upon the operating partnership’s liquidation, limited partnership common units also will share equally in the assets of the operating partnership that are available for distribution, after payment of all liabilities, establishment of reserves and after payment of any preferred return owed to holders of any limited partnership preferred units. In addition, a portion of the items of income, gain, loss and deduction of the operating partnership for U.S. federal income tax purposes will be allocated to each limited partnership common unit, regardless of whether any distributions are made by the operating partnership. See the section entitled “Certain Material U.S. Federal Income Tax Considerations — Tax Aspects of Investments in

Partnerships” in this prospectus for a description of the manner in which income, gain, loss and deductions are allocated under the operating partnership agreement. As general partner, we may amend the allocation and distribution sections of the operating partnership agreement to reflect the issuance of additional units and classes of units without the consent of the limited partners.

Under certain circumstances, holders of limited partnership units may be restricted from transferring their interests without the consent of the general partner. See the section entitled “— Transferability of Interests” below for a discussion of certain restrictions imposed by the operating partnership agreement on such transfers. After owning a limited partnership common unit for one year, limited partnership common unit holders generally may, subject to certain restrictions, exchange limited partnership units for the cash value of a corresponding number of shares of our common stock or, at our option, a corresponding number of shares of our common stock. See the section entitled “— Limited Partner Exchange Rights” below for a description of these rights and the amount and types of consideration a limited partner is entitled to receive upon exercise of such rights. These exchange rights are accelerated in the case of some extraordinary transactions. See the section entitled “— Extraordinary Transactions” below for an explanation of the exchange rights under such circumstances.

Management of the Operating Partnership

The operating partnership is organized as a Delaware limited partnership pursuant to the terms of the operating partnership agreement. We are the general partner of the operating partnership and expect to conduct substantially all of our business through it. Pursuant to the operating partnership agreement, we, as the general partner, will have full, exclusive and complete responsibility and discretion in the management and control of the partnership, including the ability to enter into major transactions, such as acquisitions, dispositions and refinancings, and to cause changes in the operating partnership’s business and distribution policies. Further, we may, without the consent of the limited partners:

•	file a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of the partnership’s debts under Title 11 of the United States Bankruptcy Code, or any other federal or state insolvency law, or corresponding provisions of future laws, or file an answer consenting to or acquiescing in any such petition; or
•	cause the operating partnership to make an assignment for the benefit of its creditors or admit in writing its inability to pay its debts as they mature.

The limited partners, in their capacities as such, will have no authority to transact business for, or participate in the management or decisions of, the operating partnership, except as provided in the operating partnership agreement and as required by applicable law. Further, the limited partners have no right to remove us as the general partner.

As general partner, we also may amend the operating partnership agreement without the consent of the limited partners. However, the following amendments will require the unanimous written consent of the affected limited partners or the consent of limited partners holding more than 50% of the voting power in the operating partnership:

•	any amendment that alters or changes the distribution rights of limited partners, subject to the exceptions discussed below under the “Distributions” portion of this section;
•	any amendment that alters or changes the limited partner’s exchange rights;
•	any amendment that imposes on limited partners any obligation to make additional capital contributions; or
•	any amendment that alters the terms of the operating partnership agreement regarding the rights of the limited partners with respect to extraordinary transactions.

Indemnification

To the extent permitted by law, the operating partnership agreement provides for indemnification of us when acting in our capacity as general partner. It also provides for indemnification of directors, officers and other persons that we may designate under the same conditions, and subject to the same restrictions, applicable to the indemnification of officers, directors, employees and stockholders under our charter. See the section entitled “Management — Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents” in this prospectus.

Transferability of Interests

Under the operating partnership agreement, we may not withdraw from the partnership or transfer or assign all of our general partnership interest without the consent of holders of two-thirds of the limited partnership units, except in connection with the sale of all or substantially all of our assets. Under certain circumstances and with the prior written consent of the general partner and satisfaction of other conditions set forth in the operating partnership agreement, holders of limited partnership units may withdraw from the partnership and transfer and/or encumber all or any part of their units.

In addition, limited partnership units are not registered under the federal or state securities laws. As a result, the ability of a holder to transfer its units may be restricted under such laws.

Extraordinary Transactions

The operating partnership agreement generally permits us and/or the operating partnership to engage in any authorized business combination without the consent of the limited partners. A business combination is any merger, consolidation or other combination with or into another entity, or the sale of all or substantially all the assets of any entity, or any liquidation, reclassification, recapitalization or change in the terms of the equity stock into which a unit may be converted. We are required to send to each limited partnership common unit holder notice of a proposed business combination at least 15 days prior to the record date for the stockholder vote on the combination. Generally, a limited partner may not exercise its exchange rights until it has held the units for at least one year. However, in the case of a proposed combination, each holder of a limited partnership common unit in the operating partnership shall have the right to exercise its exchange right prior to the stockholder vote on the transaction, even if it has held its units for less than one year. See the section entitled “Limited Partner Exchange Rights” below for a description of such rights. Upon the limited partner’s exercise of the exchange right in the case of a business combination, the partnership units will be exchanged for the cash value of a corresponding number of shares of our common stock or, at the option of the operating partnership, a corresponding number of shares of our common stock. However, a limited partnership common unit holder cannot be paid in shares of our common stock if the issuance of shares to such holder would:

•	be prohibited under our charter; for example, if the issuance would (i) violate the 9.8% ownership limit or (ii) result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer” in this prospectus;
•	cause us to no longer qualify, or create a material risk that we may no longer qualify, as a REIT in the opinion of our counsel; or
•	cause the acquisition of shares by the limited partner to be integrated with any other distribution of shares for purposes of complying with the registration provisions of the Securities Act.

Any limited partnership unit holders who timely exchange their units prior to the record date for the stockholder vote on a business combination shall be entitled to vote their shares in any stockholder vote on the business combination. Holders of limited partnership units who exchange their units after the record date may not vote their shares in any stockholder vote on the proposed business combination. The right of the limited partnership common unit holders to exercise their right to exchange without regard to whether they have held the units for more than a year shall terminate upon the earlier of (i) the disapproval of the business combination by our board of directors, (ii) the disapproval of the business combination by stockholders, (iii) the abandonment of the business combination by any of the parties to it, or (iv) the business combination’s effective date.

Issuance of Additional Units

As general partner of the operating partnership, we can, without the consent of the limited partners, cause the operating partnership to issue additional units representing general and/or limited partnership interests. A new issuance may include preferred units, which may have rights which are different than, and/or superior to, those of general partnership units and limited partnership units. Furthermore, the operating partnership agreement requires the issuance of additional common units corresponding with any issuance of stock by us pursuant to the distribution reinvestment program or as a result of distributing stock in order to meet our annual distribution requirement to maintain our status as a REIT.

Capital Contributions

The operating partnership agreement provides that, if the operating partnership requires additional funds at any time, or from time to time, in excess of funds available to it from prior borrowings or capital contributions, we, as general partner, have the right to raise additional funds required by the operating partnership by causing it to borrow the necessary funds from third parties on such terms and conditions as we deem appropriate. As an alternative to borrowing funds required by the operating partnership, we may contribute the amount of such required funds as an additional capital contribution. The operating partnership agreement also provides that we must contribute cash or other property received in exchange for the issuance of equity stock to the operating partnership in exchange for units. Upon the contribution of cash or other property received in exchange for the issuance of common shares, we will receive one general partnership common unit for each share issued by us. Upon the contribution of the cash or other property received in exchange for the issuance of each share of equity stock other than common shares, we will receive one unit with rights and preferences respecting distributions corresponding to the rights and preferences of the equity stock that we issued. If we contribute additional capital to the operating partnership, our partnership interest will be increased on a proportionate basis. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis if we contribute any additional capital.

Distributions

The operating partnership agreement sets forth the manner in which distributions from the partnership will be made to unit holders. Distributions from the partnership are made at the times and in the amounts determined by us, as the general partner. Under the operating partnership agreement, preferred units, if any, may entitle their holders to distributions prior to the payment of distributions for the other units. The agreement further provides that remaining amounts available for distribution after distributions for preferred units, if any, will be distributed at the times and in the amounts we determine as the general partner in our sole discretion, pro rata, to the holders of the general partnership units and the limited partnership units, in accordance with the number of units that they hold. We also will distribute the remaining amounts to the holders of preferred units, if any, which are entitled to share in the net profits of the operating partnership beyond, or in lieu of, the receipt of any preferred return. The operating partnership agreement also provides that, as general partner, we have the right to amend the distribution provisions of the operating partnership agreement to reflect the issuance of additional classes of units.

The operating partnership agreement provides that cash available for distribution, excluding cash available from the sale or other disposition of all or substantially all the assets and properties of the operating partnership or a related series of transactions that when taken together result in the sale or other disposition of all or substantially all the assets and properties of the operating partnership, or a capital transaction, will be distributed to the partners based on their percentage interests. Distributions from cash available from a capital transaction will be distributed to partners according to the formula set forth below. The return calculations described below apply to all regular and capital distributions received and not just capital distributions. Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our operating partnership to New York Recovery Special Limited Partnership, LLC, the special limited partner, and to us, which we will then distribute to our stockholders:

•	first, to us (which we will distribute to the holders of our common stock) and the limited partners entitled to such distributions under the terms of the operating partnership agreement, until our stockholders and such limited partners have received distributions equal to their initial investment plus a cumulative, pre-tax, non-compounded return of 6% per year on their net investment. “Net investment” refers to $10.00 per share or interest, less a pro rata share of any proceeds received from the sale or refinancing of properties.
•	After this 6% threshold is reached, 85% of the aggregate amount of any additional distribution will be payable to us (which we will distribute to the holders of our common stock) and the limited partners entitled to such distributions under the terms of the operating partnership agreement based our percentage interests, and 15% of such amount will be payable by the operating partnership to the special limited partner.

The operating partnership agreement also provides that, as general partner, we have the right to amend the distribution provisions of the operating partnership agreement to reflect the issuance of additional classes of units. The operating partnership agreement further provides that, as general partner, we shall use our best efforts to ensure sufficient distributions are made to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings.

Liquidation

Upon the liquidation of the operating partnership, after payment of debts and obligations, any remaining assets of the partnership will be distributed to partners pro rata in accordance with their positive capital accounts.

Allocations

The operating partnership agreement provides that net income, net loss and any other individual items of income, gain, loss or deduction of the operating partnership shall be allocated among the partners in such a manner that the capital accounts of each partner, immediately after making such allocation, is, as nearly as possible, equal proportionately to the distributions that would be made to such partner if the operating partnership were dissolved, its affairs wound up and its assets were sold for cash, all operating partnership liabilities were satisfied, and the net assets of the operating partnership were distributed to the partners immediately after making such allocation.

Operations

The operating partnership agreement requires that the partnership be operated in a manner that will:

•	satisfy the requirements for our classification as a REIT;
•	avoid any U.S. federal income or excise tax liability, unless we otherwise cease to qualify as a REIT; and
•	ensure that the operating partnership will not be classified as a publicly traded partnership under the Internal Revenue Code.

Pursuant to the operating partnership agreement, the operating partnership will assume and pay when due, or reimburse us for, payment of all administrative and operating costs and expenses incurred by the operating partnership and the administrative costs and expenses that we incur on behalf, or for the benefit, of the operating partnership.

Limited Partner Exchange Rights

Pursuant to the terms of, and subject to the conditions in, the operating partnership agreement, each holder of a limited partnership common unit (but not the holder of the special limited partner interests) will have the right, commencing one year from the issuance of the limited partner common units (except in connection with a business combination), to cause the operating partnership to redeem their limited partner common units for cash in an amount equal to the per share offering price of our common stock minus the maximum selling commissions and dealer manager fee allowed in the offering, to account for the fact that no selling commission or dealer manager fees will be paid in connection with any such issuances (at the offering price, each such limited partner common unit would be issued at $9.00 per share), or, at the option of the operating partnership, for one share of our common stock for each limited partner common unit redeemed. The decision whether to exercise its right to exchange shares of common stock in lieu of cash shall be made on a case by case basis at the operating partnership’s sole and absolute discretion. The limited partnership units exchanged for cash or shares of our common stock will augment our ownership percentage in the operating partnership. See the section entitled “— Extraordinary Transactions” below for a description of exchange rights in connection with mergers and other major transactions. However, a limited partnership common unit holder cannot be paid in shares of our common stock if the issuance of shares to such holder would:

•	be prohibited under our charter; for example, if the issuance would (i) violate the 9.8% ownership limit or (ii) result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer” in this prospectus;
•	cause us to no longer qualify, or create a material risk that we may no longer qualify, as a REIT in the opinion of our counsel; or
•	cause the acquisition of shares by the limited partner to be integrated with any other distribution of shares for purposes of complying with the registration provisions of the Securities Act.

Any common stock issued to the limited partners upon exchange of their respective limited partnership units may be sold only pursuant to an effective registration statement under the Securities Act or an exemption from, or exception to, registration. The cash necessary to exchange limited partnership units will come from any funds legally available to us or the operating partnership. However, specific funds will not be specially set aside for such purposes, nor will an accounting reserve be established for it. The necessary cash to satisfy the exchange right could come from cash flow not required to be distributed to stockholders to maintain our REIT status, fund operations or acquire new properties, or from borrowings. However, as explained above, the operating partnership always has the option to satisfy the exchange right with common stock, and we intend to reserve common stock for that purpose. The operating partnership will make the decision whether to exercise its right to satisfy the exchange right by paying to the holder the exchange price or issuing common stock having an aggregate market price on the date the holder exercises the exchange right equal to the exchange price for all units being exchanged, on a case by case basis in its sole and absolute discretion.

As general partner, we will have the right to grant similar exchange rights to holders of other classes of units, if any, in the operating partnership, and to holders of equity interests in the entities that own our properties.

Exercise of exchange rights will be a taxable transaction in which gain or loss will be recognized by the limited partner exercising its right to exchange its units for the cash value of a corresponding number of shares of our common stock or, at the option of the operating partnership, a corresponding number of shares of our common stock, to the extent that the amount realized exceeds the limited partner’s adjusted basis in the units exchanged.

Special Limited Partner

New York Recovery Special Limited Partnership, LLC, the parent of our advisor, is a Delaware limited liability company formed on November 4, 2009 and is a special limited partner of our operating partnership. New York Recovery Special Limited Partnership, LLC does not hold any general partnership interests or limited partnership interests, as such terms are defined in the partnership agreement. New York Recovery Special Limited Partnership, LLC does not have any voting rights, approval rights, rights to distributions or any other rights under the partnership agreement other than the right to receive distributions in connection with the sale of all or substantially all the assets of our operating partnership. Any such distribution to New York Recovery Special Limited Partnership, LLC is related to our successful performance. Such distribution is calculated as 15% of the remaining net sale proceeds after the investors have received a return of their net capital contributions plus payment to investors of an annual 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors.

Tax Matters

Pursuant to the operating partnership agreement, we will be the tax matters partner of the operating partnership, and as such, will have authority to make tax decisions under the Internal Revenue Code on behalf of the operating partnership. Tax income and loss generally will be allocated in a manner that reflects the entitlement of the general partner, limited partners and the special limited partner to receive distributions from the operating partnership. We will file a federal income tax return annually on behalf of the operating partnership on IRS Form 1065 (or such other successor form) or on any other IRS form as may be required. As we have not yet begun operations, it is not clear what form any special purpose entities would take for U.S. federal income tax purposes. To the extent that any special purpose entity is not wholly owned by the operating partnership or is a taxable REIT subsidiary, we will arrange for the preparation and filing of the appropriate tax returns for such special purpose entity for U.S. federal income tax purposes. For a description of other tax consequences stemming from our investment in the operating partnership, see the section entitled “Certain Material U.S. Federal Income Tax Considerations —  Tax Aspects of Investments in Partnerships” in this prospectus.

Duties and Conflicts

Except as otherwise set forth under the sections entitled “Conflicts of Interest” and “Management” in this prospectus, any limited partner may engage in other business activities outside the operating partnership, including business activities that directly compete with the operating partnership.

Term

The operating partnership will continue in full force and effect until December 31, 2099 or until sooner dissolved and terminated upon (i) our dissolution, bankruptcy, insolvency or termination, (ii) the sale or other disposition of all or substantially all the assets of the operating partnership unless we, as general partner, elect to continue the business of the operating partnership to collect the indebtedness or other consideration to be received in exchange for the assets of the operating partnership, or (iii) by operation of law.

PLAN OF DISTRIBUTION

The Offering

We are offering a maximum of 150,000,000 shares of our common stock to the public through Realty Capital Securities, LLC, our dealer manager, a registered broker-dealer affiliated with our advisor. Of this amount, we are offering 150,000,000 shares in our primary offering at a price of $10.00 per share, except as provided below.

Our board of directors has arbitrarily determined the selling price of the shares, consistent with comparable real estate investment programs in the market, and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding shares. Because the offering price is not based upon any independent valuation, the offering price is not indicative of the proceeds that you would receive upon liquidation.

The shares are being offered on a “best efforts” basis, which means generally that the dealer manager is required to use only its best efforts to sell the shares and it has no firm commitment or obligation to purchase any of the shares. We also are offering up to 25,000,000 shares for sale pursuant to our distribution reinvestment plan. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our distribution reinvestment plan. The purchase price for shares sold under our distribution reinvestment plan will be equal to the higher of 95% of the estimated value of a share of common stock, as estimated by our board of directors, and $9.50 per share. The reduced purchase price for shares purchased pursuant to our distribution reinvestment plan reflects that there will be no fees, commissions or expenses paid with respect to these shares. We reserve the right to reallocate the shares of our common stock we are offering between the primary offering and the distribution reinvestment plan. The offering of shares of our common stock will terminate on or before September 2, 2012, which is two years after the effective date of this offering. If we have not sold all the shares within two years, we may continue the primary offering for an additional year until September 2, 2013. If we decide to continue our primary offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. This offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. At the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. We reserve the right to terminate this offering at any time prior to the stated termination date.

Dealer Manager and Compensation We Will Pay for the Sale of Our Shares

Realty Capital Securities, LLC, our dealer manager, was organized in August 2007 for the purpose of participating in and facilitating the distribution of securities in programs sponsored by American Realty Capital, its affiliates and its predecessors. For additional information about Realty Capital Securities, LLC, including information relating to Realty Capital Securities, LLC’s affiliation with us, please refer to the section of this prospectus captioned “Management — Affiliated Companies — Dealer Manager.”

Except as provided below, our dealer manager will receive selling commissions of 7% of the gross offering proceeds. The dealer manager also will receive a dealer manager fee in the amount of 3% of the gross offering proceeds as compensation for acting as the dealer manager. We will not pay selling commissions or a dealer manager fee for shares sold pursuant to the distribution reinvestment plan. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the shares. All or a portion of the 3% dealer manager fee may be reallowed to participating broker-dealers for non-accountable marketing support. Realty Capital Securities, LLC anticipates, based on its past experience, that, on average, it will reallow 1% of the dealer manager fee to participating broker-dealers. Realty Capital Securities, LLC will reallow all selling commissions to participating broker-dealers. Alternatively, a participating broker-dealer may elect to receive a fee equal to 7.5% of gross proceeds from the sale of shares by such participating broker-dealer, with 2.5% thereof paid at the time of such sale and 1% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale, in which event, a portion of the dealer manager fee will be reallowed such that the combined selling commission and dealer manager fee do not exceed 10% of gross proceeds of our primary offering. See the section entitled “Distribution Reinvestment Plan — Investment of Distributions” in this prospectus.

The dealer manager does not intend to be a market maker and so will not execute trades for selling stockholders. Set forth below is a table indicating the estimated dealer manager compensation and expenses that will be paid in connection with the offering.

	Per Share	Total Maximum
Primary offering:
Price to public	$10.00	$1,500,000,000
Selling commissions	0.70	105,000,000
Dealer manager fees	0.30	45,000,000
Proceeds to American Realty Capital New York Recovery REIT, Inc.	$9.00	1,350,000,000
Distribution reinvestment plan:
Price to public	$9.50	$237,500,000
Distribution selling commissions	—
Dealer manager fees	—
Proceeds to American Realty Capital New York Recovery REIT, Inc.	$9.50	$237,500,000

No selling commissions or dealer manager fees are payable in connection with the distribution reinvestment plan or the share repurchase program.

We will not pay any selling commissions in connection with the sale of shares to investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature. Investors may agree with their participating brokers to reduce the amount of selling commissions payable with respect to the sale of their units shares down to zero (i) if the investor has engaged the services of a registered investment advisor or other financial advisor who will be paid compensation for investment advisory services or other financial or investment advice or (ii) if the investor is investing through a bank trust account with respect to which the investor has delegated the decision-making authority for investments made through the account to a bank trust department. The net proceeds to us will not be affected by reducing the commissions payable in connection with such transaction. Neither our dealer manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in our shares.

We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers, such as golf shirts, fruit baskets, cakes, chocolates, a bottle of wine, a gift certificate (provided it cannot be redeemed for cash) or tickets to a sporting event. In no event shall such items exceed an aggregate value of $100 per annum per participating salesperson, or be pre-conditioned on achievement of a sales target. The value of such items will be considered underwriting compensation in connection with this offering.

We have agreed to indemnify the participating broker-dealers, including our dealer manager and selected registered investment advisors, against certain liabilities arising under the Securities Act. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

In addition to the compensation described above, our sponsor may pay certain costs associated with the sale and distribution of our shares. We will not reimburse our sponsor for such payments. Nonetheless, such payments will be deemed to be “underwriting compensation” by FINRA. In accordance with the rules of FINRA, the table above sets forth the nature and estimated amount of all items that will be viewed as “underwriting compensation” by FINRA that are anticipated to be paid by us and our sponsor in connection with the offering. The amounts shown assume we sell all of the shares offered hereby and that all shares are sold in our primary offering through participating broker-dealers, which is the distribution channel with the highest possible selling commissions and dealer manager fees.

We will not pay selling commissions in connection with the following special sales:

•	the sale of common stock in connection with the performance of services to our employees, directors and associates and our affiliates, our advisor, affiliates of our advisor, the dealer manager or their respective officers and employees and some of their affiliates;
•	the purchase of common stock under the distribution reinvestment plan;
•	the sale of our common stock to one or more soliciting dealers and to their respective officers and employees and some of their respective affiliates who request and are entitled to purchase common stock net of selling commissions; and
•	the common stock credited to an investor as a result of a volume discount.

It is illegal for us to pay or award any commissions or other compensation to any person engaged by you for investment advice as an inducement to such advisor to advise you to purchase our common stock; however, nothing herein will prohibit a registered broker-dealer or other properly licensed person from earning a sales commission in connection with a sale of the common stock.

To the extent necessary to comply with FINRA rules, we will provide, on an annual basis, a per-share estimated value of our common stock, the method by which we developed such value and the date of the data we used to estimate such value.

In connection with the minimum offering and FINRA’s 10% cap, our dealer manager will advance all the fixed expenses, including, but not limited to, wholesaling salaries, salaries of dual employees allocated to wholesaling activities, and other fixed expenses (including, but not limited to wholesaling expense reimbursements and the dealer manager’s legal costs associated with filing the offering with FINRA), that are required to be included within FINRA’s 10% cap to ensure that the aggregate underwriting compensation paid in connection with the offering does not exceed FINRA’s 10% cap.

Also, our dealer manager will repay to the company any excess amounts received over FINRA’s 10% cap if the offering is abruptly terminated after reaching the minimum amount, but before reaching the maximum amount, of offering proceeds.

Shares Purchased by Affiliates

Our executive officers and directors, as well as officers and employees of Realty Capital Advisors, LLC and their family members (including spouses, parents, grandparents, children and siblings) or other affiliates, may purchase shares offered in this offering at a discount. The purchase price for such shares shall be $9.00 per share, reflecting the fact that selling commissions in the amount of $0.70 per share and a dealer manager fee in the amount of $0.30 per share will not be payable in connection with such sales. The net offering proceeds we receive will not be affected by such sales of shares at a discount. Our executive officers, directors and other affiliates will be expected to hold their shares purchased as stockholders for investment and not with a view towards resale. In addition, shares purchased by Realty Capital Advisors, LLC or its affiliates will not be entitled to vote on any matter presented to the stockholders for a vote relating to the removal of our directors or New York Recovery Advisors, LLC as our advisor or any transaction between us and any of our directors, New York Recovery Advisors, LLC or any of their respective affiliates. With the exception of the 20,000 shares initially sold to New York Recovery Special Limited Partnership, LLC in connection with our organization, no director, officer or advisor or any affiliate may own more than 9.8% in value or number of our outstanding common stock.

Volume Discounts

We will offer a reduced share purchase price to “single purchasers” on orders of more than $500,000 and selling commissions paid to Realty Capital Securities, LLC and participating broker-dealers will be reduced by the amount of the share purchase price discount. The per share purchase price will apply to the specific range of each share purchased in the total volume ranges set forth in the table below. The reduced purchase price will not affect the amount we receive for investment.

For a “Single Purchaser”	Purchase Price per Share in Volume Discount Range	Selling Commission per Share in Volume Discount Range
$ 1,000 – $ 500,000	$10.00	$0.70
500,001 – 1,000,000	9.90	0.60
1,000,001 – 5,000,000+	9.55	0.25

Any reduction in the amount of the selling commissions in respect of volume discounts received will be credited to the investor in the form of additional shares. Fractional shares will be issued.

As an example, a single purchaser would receive 100,505.05 shares rather than 100,000 shares for an investment of $1,000,000 and the selling commission would be $65,303.03. The discount would be calculated as follows: the purchaser would acquire 50,000 shares at a cost of $10.00 and 50,505.05 at a cost of $9.90 per share and would pay commissions of $0.70 per share for 50,000 shares and $0.60 per share for 50,505.05 shares.

Purchases by participating broker-dealers, including their registered representatives and their immediate family, will be less the selling commission.

Selling commissions for purchases of $5,000,000 or more will, in our sole discretion, be reduced to $0.20 per share or less, but in no event will the proceeds to us be less than $9.20 per share. In the event of a sale of $5,000,000 or more, we will supplement this prospectus to include: (a) the aggregate amount of the sale, (b) the price per share paid by the purchaser and (c) a statement that other investors wishing to purchase at least the amount described in (a) will pay no more per share than the initial purchaser.

Orders may be combined for the purpose of determining the total commissions payable with respect to applications made by a “single purchaser,” so long as all the combined purchases are made through the same soliciting dealer. The amount of total commissions thus computed will be apportioned pro rata among the individual orders on the basis of the respective amounts of the orders being combined. As used herein, the term “single purchaser” will include:

•	any person or entity, or persons or entities, acquiring shares as joint purchasers;
•	all profit-sharing, pension and other retirement trusts maintained by a given corporation, partnership or other entity;
•	all funds and foundations maintained by a given corporation, partnership or other entity;
•	all profit-sharing, pension and other retirement trusts and all funds or foundations over which a designated bank or other trustee, person or entity exercises discretionary authority with respect to an investment in our company; and
•	any person or entity, or persons or entities, acquiring shares that are clients of and are advised by a single investment adviser registered under the Investment Advisers Act of 1940.

In the event a single purchaser described in the last five categories above wishes to have its orders so combined, that purchaser will be required to request the treatment in writing, which request must set forth the basis for the discount and identify the orders to be combined. Any request will be subject to our verification that all of the orders were made by a single purchaser.

Orders also may be combined for the purpose of determining the commissions payable in the case of orders by any purchaser described in any category above who, within 90 days of its initial purchase of shares, orders additional shares. In this event, the commission payable with respect to the subsequent purchase of shares will equal the commission per share which would have been payable in accordance with the commission schedule set forth above if all purchases had been made simultaneously. Purchases subsequent to this 90 day period will not qualify to be combined for a volume discount as described herein.

Unless investors indicate that orders are to be combined and provide all other requested information, we cannot be held responsible for failing to combine orders properly.

Purchases by entities not required to pay federal income tax may only be combined with purchases by other entities not required to pay federal income tax for purposes of computing amounts invested if investment decisions are made by the same person. If the investment decisions are made by an independent investment advisor, that investment advisor may not have any direct or indirect beneficial interest in any of the entities not required to pay federal income tax whose purchases are sought to be combined. You must mark the “Additional Investment” space on the subscription agreement signature page in order for purchases to be combined. We are not responsible for failing to combine purchases if you fail to mark the “Additional Investment” space.

If the subscription agreements for the purchases to be combined are submitted at the same time, then the additional common stock to be credited to you as a result of such combined purchases will be credited on a pro rata basis. If the subscription agreements for the purchases to be combined are not submitted at the same time, then any additional common stock to be credited as a result of the combined purchases will be credited to the last component purchase, unless we are otherwise directed in writing at the time of the submission. However, the additional common stock to be credited to any entities not required to pay federal income tax whose purchases are combined for purposes of the volume discount will be credited only on a pro rata basis on the amount of the investment of each entity not required to pay federal income tax on their combined purchases.

California residents should be aware that volume discounts will not be available in connection with the sale of shares made to California residents to the extent such discounts do not comply with the provisions of Rule 260.140.51 adopted pursuant to the California Corporate Securities Law of 1968. Pursuant to this rule, volume discounts can be made available to California residents only in accordance with the following conditions:

•	there can be no variance in the net proceeds to us from the sale of the shares to different purchasers of the same offering;
•	all purchasers of the shares must be informed of the availability of quantity discounts;
•	the same volume discounts must be allowed to all purchasers of shares which are part of the offering;
•	the minimum amount of shares as to which volume discounts are allowed cannot be less than $10,000;
•	the variance in the price of the shares must result solely from a different range of commissions, and all discounts must be based on a uniform scale of commissions; and
•	no discounts are allowed to any group of purchasers.

Accordingly, volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels based on dollar volume of shares purchased, but no discounts are allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the number of shares purchased.

Subscription Process

To purchase shares in this offering, you must complete and sign a subscription agreement, like the one contained in this prospectus as Appendix C. You should pay for your shares by delivering a check for the full purchase price of the shares, payable to “Wells Fargo Bank, National Association, Escrow Agent for American Realty Capital New York Recovery REIT, Inc.” You should exercise care to ensure that the applicable subscription agreement is filled out correctly and completely.

By executing the subscription agreement, you will attest, among other things, that you:

•	have received the final prospectus;
•	agree to be bound by the terms of our charter;
•	meet the minimum income and net worth requirements described in this prospectus;
•	are purchasing the shares for your own account;
•	acknowledge that there is no public market for our shares; and
•	are in compliance with the USA PATRIOT Act and are not on any governmental authority watch list.

We include these representations in our subscription agreement in order to prevent persons who do not meet our suitability standards or other investment qualifications from subscribing to purchase our shares.

Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. We may not accept a subscription for shares until at least five business days after the date you receive the final prospectus. Subject to compliance with Rule 15c2-4 of the Exchange Act, our dealer manager and/or the broker-dealers participating in the offering will promptly submit a subscriber’s check on the business day following receipt of the subscriber’s subscription documents and check. In certain circumstances where the suitability review procedures are more lengthy than customary, a subscriber’s check will be promptly deposited in compliance with Exchange Act Rule 15c2-4. The proceeds from your subscription will be deposited in a segregated escrow account and will be held in trust for your benefit, pending our acceptance of your subscription.

A sale of the shares may not be completed until at least five business days after the subscriber receives our final prospectus as filed with the SEC pursuant to Rule 424(b) of the Securities Act. Within ten business days of our receipt of each completed subscription agreement, we will accept or reject the subscription. If we accept the subscription, we will mail a confirmation within three days. If for any reason we reject the subscription, we will promptly return the check and the subscription agreement, without interest (unless we reject your subscription because we fail to achieve the minimum offering) or deduction, within ten business days after rejecting it.

Investments by IRAs and Certain Qualified Plans

Sterling Trust Company has agreed to act as an IRA custodian for investors of our common stock who desire to establish an IRA, SEP or certain other tax-deferred accounts or transfer or rollover existing accounts. We may pay the fees related to the establishment of investor accounts with Sterling Trust Company, and we also may pay the fees related to the maintenance of any such account for the first year following its establishment. Thereafter, Sterling Trust Company has agreed to provide this service to our stockholders with annual maintenance fees charged at a discounted rate. In the future, we may make similar arrangements for our investors with other custodians. Further information as to custodial services is available through your broker or may be requested from us.

Minimum Offering

Subscription proceeds will be placed in escrow until such time as subscriptions aggregating at least the minimum offering of 200,000 shares of our common stock have been received and accepted by us. Any shares purchased by our advisor or its affiliates will not be counted in calculating the minimum offering. Funds in escrow will be invested in short-term investments, which may include obligations of, or obligations guaranteed by, the U.S. government or bank money-market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation (including certificates of deposit of any bank acting as a depository or custodian for any such funds) that can be readily sold, with appropriate safety of principal. Subscribers may not withdraw funds from the escrow account.

If subscriptions for at least the minimum offering have not been received and accepted by September 2, 2011, which is one year after the effective date of this offering, our escrow agent will promptly so notify us, this offering will be terminated and your funds and subscription agreement will be returned to you within ten days after the date of such termination. Interest will accrue on funds in the escrow account as applicable to the short-term investments in which such funds are invested. During any period in which subscription proceeds are held in escrow, interest earned thereon will be allocated among subscribers on the basis of the respective amounts of their subscriptions and the number of days that such amounts were on deposit. Such interest will be paid to subscribers upon the termination of the escrow period, subject to withholding for taxes pursuant to applicable Treasury Regulations. We will bear all expenses of the escrow and, as such, any interest to be paid to any subscriber will not be reduced for such expense.

HOW TO SUBSCRIBE

Investors who meet the suitability standards described herein may purchase shares of common stock. See the page following the cover page for the suitability standards. Investors who want to purchase shares should proceed as follows:

•	Read the entire final prospectus and the current supplement(s), if any, accompanying the final prospectus.
•	Complete the execution copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included as Appendix C.
•	Deliver a check to Realty Capital Securities, LLC, or its designated agent, for the full purchase price of the shares being subscribed for, payable to “Wells Fargo Bank, National Association, Escrow Agent for American Realty Capital New York Recovery REIT, Inc.” along with the completed subscription agreement. The name of the soliciting dealer appears on the subscription agreement. Certain dealers who have “net capital” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks payable directly to the dealer. In such case, the dealer will issue a check payable to us of the purchase prices of your subscription. The name of the dealer appears on the subscription agreement.
•	By executing the subscription agreement and paying the full purchase price for the shares subscribed for, each investor attests that he or she meets the minimum income and net worth standards as stated in the subscription agreement and agrees to be bound by the terms of our charter.

A sale of the shares may not be completed until at least five business days after the subscriber receives our final prospectus as filed with the SEC pursuant to Rule 424(b) of the Securities Act. Within ten business days of our receipt of each completed subscription agreement, we will accept or reject the subscription. If we accept the subscription, we will mail a confirmation within three days. If for any reason we reject the subscription, we will promptly return the check and the subscription agreement, without interest (unless we reject your subscription because we fail to achieve the minimum offering) or deduction, within ten business days after rejecting it.

An approved trustee must process through, and forward to, us subscriptions made through individual retirement accounts, Keogh plans and 401(k) plans. In the case of individual retirement accounts, Keogh plans and 401(k) plan stockholders, we will send the confirmation or, upon rejection, refund check to the trustee. If you want to purchase shares through an individual retirement account, Keogh plan or 401(k) plan, Sterling Trust Company has agreed to serve as IRA custodian for such purpose. Sterling Trust Company has agreed to provide this service to our stockholders with annual maintenance fees charged at a discounted rate.

You have the option of placing a transfer on death, or TOD, designation on your shares purchased in this offering. A TOD designation transfers the ownership of the shares to your designated beneficiary upon your death. This designation may only be made by individuals, not entities, who are the sole or joint owners with right to survivorship of the shares. This option, however, is not available to residents of the States of Louisiana and North Carolina. If you would like to place a TOD designation on your shares, you must check the TOD box on the subscription agreement and you must complete and return the TOD form included as Appendix D to this prospectus in order to effect the designation.

You may elect to have any registered investment advisory fees deducted from your account with us and paid directly to your registered investment advisor by completing and signing a letter of direction in the form attached as Appendix E to this prospectus. The letter of direction will authorize us to deduct a specified dollar amount or percentage of distributions paid by us as business management and advisory fees payable to your registered investment advisor on a periodic basis. The letter of direction will be irrevocable and we will continue to pay business management fees payable from your account until such time as you provide us with a notice of revocation in the form of Appendix F to this prospectus of your election to terminate deductions from your account for the purposes of such business management fees.

SALES LITERATURE

In addition to and apart from this prospectus, we may use supplemental sales material in connection with the offering. This material may consist of a brochure describing our advisor and its affiliates and our investment objectives. The material also may contain pictures and summary descriptions of properties similar to those that we intend to acquire which our affiliates have previously acquired. This material also may include audiovisual materials and taped presentations highlighting and explaining various features of the offering, properties of prior real estate programs and real estate investments in general, and articles and publications concerning real estate. Further, business reply cards, introductory letters and seminar invitation forms may be sent to the dealer members of FINRA designated by us and prospective investors. No person has been authorized to prepare for, or furnish to, a prospective investor any sales literature other than that described herein and “tombstone” newspaper advertisements or solicitations of interest that are limited to identifying the offering and the location of sources of further information.

The use of any sales materials is conditioned upon filing with, and if required, clearance by appropriate regulatory agencies. Such clearance (if provided), however, does not indicate that the regulatory agency allowing the use of such materials has passed on the merits of the offering or the adequacy or accuracy of such materials.

This offering is made only by means of this prospectus. Except as described herein, we have not authorized the use of other supplemental literature or sales material in connection with this offering.

REPORTS TO STOCKHOLDERS

Our advisor will keep, or cause to be kept, full and true books of account on an accrual basis of accounting, in accordance with GAAP. All of these books of account, together with a copy of our charter, will at all times be maintained at our principal office, and will be open to inspection, examination and duplication at reasonable times by the stockholders or their agents.

The advisor will submit to each stockholder our audited annual reports within 120 days following the close of each fiscal year. The annual reports will contain the following:

•	audited financial statements prepared in accordance with SEC rules and regulations governing the preparation of financial statements;
•	if applicable, the ratio of the costs of raising capital during the period to the capital raised;
•	the aggregate amount of advisory fees and the aggregate amount of fees paid to the advisor and any affiliate of the advisor, including fees or charges paid to our advisor and to any affiliate of our advisor by third parties doing business with us;
•	our total operating expenses, stated as a percentage of the average invested assets and as a percentage of net income for the most recently completed fiscal year;
•	a report from the independent directors that the policies, objectives and strategies we follow are in the best interests of our stockholders and the basis for such determination; and
•	separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us, our directors, our advisor, our sponsor and any of their affiliates occurring in the year for which the annual report is made. Independent directors are specifically charged with the duty to examine and comment in the report on the fairness of such transactions.

At the same time as any distribution, we will file a Form 8-K or other appropriate form or report with the SEC or otherwise provide stockholders with a statement disclosing the source of the funds distributed. If the information is not available when the distribution is made, we will provide a statement setting forth the reasons for why the information is not available. In no event will the information be provided to stockholders more than 60 days after we make the distribution. We will include in our stockholders’ account statements an estimated value of our shares that will comply with the requirements of NASD Rule 2340.

Within 60 days following the end of any calendar quarter during the period of the offering in which we have closed an acquisition of a property, we will submit a report to each stockholder containing:

•	the location and a description of the general character of the property acquired during the quarter;
•	the present or proposed use of the property and its suitability and adequacy for that use;
•	the terms of any material leases affecting the property;
•	the proposed method of financing, if any, including estimated down payment, leverage ratio, prepaid interest, balloon payment(s), prepayment penalties, “due-on-sale” or encumbrance clauses and possible adverse effects thereof and similar details of the proposed financing plan; and
•	a statement that title insurance has been or will be obtained on the property acquired.

In addition, while this offering is pending, if we believe that a reasonable probability exists that we will acquire a property or group of properties, this prospectus will be supplemented to disclose the probability of acquiring such property or group of properties. A supplement to this prospectus will describe any improvements proposed to be constructed thereon and other information that we consider appropriate for an understanding of the transaction. Further data will be made available after any pending acquisition is consummated, also by means of a supplement to this prospectus, if appropriate. Note that the disclosure of any proposed acquisition cannot be relied upon as an assurance that we will ultimately consummate such acquisition or that the information provided concerning the proposed acquisition will not change between the date of the supplement and any actual purchase.

After the completion of the last acquisition, our advisor will, upon request, send a schedule of acquisition to the Commissioner of Corporations of the State of California. The schedule, verified under the penalty of perjury will reflects each acquisition made, the purchase price paid, the aggregate of all acquisition expenses paid on each transaction, and a computation showing compliance with our charter. We will, upon request, submit to the Commissioner of Corporations of the State of California or to any of the various state securities administrators, any report or statement required to be distributed to stockholders pursuant to our charter or any applicable law or regulation.

We anticipate that we will provide annual reports of our determination of value (1) to IRA trustees and custodians not later than January 15 of each year, and (2) to other Plan fiduciaries within 75 days after the end of each calendar year. Each determination may be based upon valuation information available as of October 31 of the preceding year, updated, however, for any material changes occurring between October 31 and December 31. For any period during which we are making a public offering of shares, the statement will report an estimated value of each share at the then public offering price per share. If no public offering is ongoing, and until we list the shares of our common stock on a national securities exchange, no later than 18 months after the closing of the offering, we will provide a statement that will report an estimated value of each share, based on (i) appraisal updates performed by us based on a review of the existing appraisal and lease of each property, focusing on a re-examination of the capitalization rate applied to the rental stream to be derived from that property, (ii) and a review of the outstanding loans and other investments, focusing on a determination of present value by a re-examination of the capitalization rate applied to the stream of payments due under the terms of each loan. We may elect to deliver such reports to all stockholders. Stockholders will not be forwarded copies of appraisals or updates. In providing such reports to stockholders, neither we nor our affiliates thereby make any warranty, guarantee or representation that (i) we or our stockholders, upon liquidation, will actually realize the estimated value per share or (ii) our stockholders will realize the estimated net asset value if they attempt to sell their shares.

The accountants we regularly retain will prepare our U.S. federal tax return and any applicable state income tax returns. We will submit appropriate tax information to the stockholders within 30 days following the end of each of our fiscal years. We will not provide a specific reconciliation between GAAP and our income tax information to the stockholders. However, the reconciling information will be available in our office for inspection and review by any interested stockholder. Annually, at the same time as the dissemination of appropriate tax information (including a Form 1099) to stockholders, we will provide each stockholder with an individualized report on his or her investment, including the purchase date(s), purchase price(s), and number of shares owned, as well as the dates and amounts of distributions received during the prior fiscal year. The individualized statement to stockholders will include any purchases of shares under the distribution reinvestment plan. Stockholders requiring individualized reports on a more frequent basis may request these reports. We will make every reasonable effort to supply more frequent reports, as requested, but we may, at our sole discretion, require payment of an administrative charge either directly by the stockholder, or through pre-authorized deductions from distributions payable to the stockholder making the request.

We may deliver to the stockholders each of the reports discussed in this section, as well as any other communications that we may provide them with, by e-mail or by any other means.

LITIGATION

We are not subject to any material pending legal proceedings.

PRIVACY POLICY NOTICE

To help you understand how we protect your personal information, we have included our Privacy Policy Notice as Appendix G to this prospectus. This notice describes our current privacy policy and practices. Should you decide to establish or continue a stockholder relationship with us, we will advise you of our policy and practices at least once annually, as required by law.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, will pass upon the legality of the common stock and Proskauer Rose LLP, New York, New York, will pass upon the legal matters in connection with our status as a REIT for U.S. federal income tax purposes. Proskauer Rose LLP will rely on the opinion of Venable LLP as to all matters of Maryland law. Neither Venable LLP nor Proskauer Rose LLP purports to represent our stockholders or potential investors, who should consult their own counsel. Proskauer Rose LLP also provides legal services to American Realty Capital Advisors, LLC, our advisor and its affiliates.

EXPERTS

The financial statements of American Realty Capital New York Recovery REIT, Inc. as of December 31, 2009 and for the period from October 6, 2009 (date of inception) to December 31, 2009 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon authority of said firm as experts in accounting and auditing.

The statement of revenues and certain expenses of 306 E. 61st Street for the year ended December 31, 2009 included in this prospectus and elsewhere in the registration statement has been so included in reliance on the report of Marcum LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

ELECTRONIC DELIVERY OF DOCUMENTS

Subject to availability, you may authorize us to provide prospectuses, prospectus supplements, annual reports and other information (referred to herein as “documents”) electronically by so indicating on the subscription agreement, or by sending us instructions in writing in a form acceptable to us to receive such documents electronically. Unless you elect in writing to receive documents electronically, all documents will be provided in paper form by mail. You must have internet access to use electronic delivery. While we impose no additional charge for this service, there may be potential costs associated with electronic delivery, such as on-line charges. Documents will be available on our Internet web site. You may access and print all documents provided through this service. As documents become available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the document. If our e-mail notification is returned to us as “undeliverable,” we will contact you to obtain your updated e-mail address. If we are unable to obtain a valid e-mail address for you, we will resume sending a paper copy by regular U.S. mail to your address of record. You may revoke your consent for electronic delivery at any time and we will resume sending you a paper copy of all required documents. However, in order for us to be properly notified, your revocation must be given to us a reasonable time before electronic delivery has commenced. We will provide you with paper copies at any time upon request. Such request will not constitute revocation of your consent to receive required documents electronically.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-11 with the SEC in connection with this offering. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may request and obtain a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

American Realty Capital New York Recovery REIT, Inc.
405 Park Avenue
New York, New York 10022
(212) 415-6500
Attn: Investor Services

One of our affiliates maintains an Internet site at www.americancapitalrealty.com, at which there is additional information about us. The contents of the site are not incorporated by reference in, or otherwise a part of, this prospectus.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and all of its exhibits, certificates and schedules. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

You may read and copy our registration statement and all of its exhibits and schedules which we have filed with the SEC, any of which may be inspected and copied at the Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. This material, as well as copies of all other documents filed with the SEC, may be obtained from the Public Reference Section of the SEC, 100 F. Street, N.E., Washington D.C. 20549 upon payment of the fee prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or e-mail at publicinfo@sec.gov. The SEC maintains a web site that contains reports, proxies, information statements and other information regarding registrants that file electronically with the SEC, including us. The address of this website is http://www.sec.gov.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
(A Maryland Corporation in the Developmental Stage)

INDEX TO THE FINANCIAL STATEMENTS
OF AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
(A Maryland Corporation in the Developmental Stage)

Page
American Realty Capital New York Recovery REIT, Inc. Financial Statements:
Report of Independent Registered Public Accounting Firm	F-2
Audited Financial Statements:
Balance Sheet	F-3
Statement of Operations	F-4
Statement of Stockholders’ Equity	F-5
Statement of Cash Flows	F-6
Notes to Financial Statements	F-7
Unaudited Financial Statements:
Consolidated Balance Sheets as of June 30, 2010 and December 31, 2009 (Unaudited)	F-15
Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2010 (Unaudited)	F-16
Consolidated Statement of Stockholders’ Equity for the Six Months Ended June 30, 2010 (Unaudited)	F-17
Consolidated Statement of Cash Flows for the Six Months Ended June 30, 2010 (Unaudited)	F-18
Notes to Consolidated Financial Statements (Unaudited)	F-19
Unaudited Pro Forma Information:
Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2009 (unaudited)	F-24
Pro Forma Consolidated Statement of Operations for the Six Months Ended June 30, 2010 (unaudited)	F-25
Notes to Unaudited Pro Forma Information	F-26
Interior Design Building Financial Statements:
Report of Independent Registered Public Accounting Firm	F-27
Statement of Revenues and Certain Expenses for the year ended December 31, 2009 and for the period from January 1, 2010 to June 22, 2010 (acquisition date)	F-28
Notes to Statement of Revenues and Certain Expenses	F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders
  American Realty Capital New York Recovery REIT, Inc.

We have audited the balance sheet of American Realty Capital New York Recovery REIT, Inc. (a Maryland Corporation in the Developmental Stage) (the “Company”) as of December 31, 2009, and the related statements of operations, stockholders’ equity and cash flows for the period from October 6, 2009 (date of inception) to December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Realty Capital New York Recovery REIT, Inc. (a Maryland Corporation in the Developmental Stage) as of December 31, 2009 and the results of its operations and its cash flows for the period from October 6, 2009 (date of inception) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
April 6, 2010

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
(A Maryland Corporation in the Developmental Stage)

BALANCE SHEET
December 31, 2009

ASSETS
Cash	$298
Deferred offering costs	953,617
Total assets	$953,915
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$721,294
Due to affiliates	33,120
Total liabilities	754,414
Stockholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—
Convertible preferred stock, $0.01 par value, 5,550,000 shares authorized, none outstanding	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 20,000 shares issued and outstanding	200
Additional paid-in capital	199,800
Accumulated deficit during the developmental stage	(499)
Total stockholders’ equity	199,501
Total liabilities and stockholders’ equity	$953,915

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
(A Maryland Corporation in the Developmental Stage)

STATEMENT OF OPERATIONS
For the Period from October 6, 2009 (date of inception) to December 31, 2009

Revenues	$—
Expenses:
Organization	469
General and administrative	30
Total expenses	499
Net loss	$(499)

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
(A Maryland Corporation in the Developmental Stage)

STATEMENT OF STOCKHOLDERS’ EQUITY
For the Period from October 6, 2009 (date of inception) to December 31, 2009

	Common Stock		Additional Paid-in Capital	Accumulated Deficit (During the Developmental Stage)	Total
	Shares	Amount
Balance, October 6, 2009	—	$—	$—	$—	$—
Issuance of common stock	20,000	200	199,800	—	200,000
Net loss	—	—	—	(499)	(499)
Balance, December 31, 2009	20,000	$200	$199,800	$(499)	$199,501

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
(A Maryland Corporation in the Developmental Stage)

STATEMENT OF CASH FLOWS
For the Period from October 6, 2009 (date of inception) to December 31, 2009

Cash Flows from Operating Activities:
Net loss	$(499)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
Accounts payable and accrued expenses, net of deferred offering costs	499
Net cash used in operating activities	—
Cash Flows from Financing Activities:
Payments of deferred offering costs	(199,702)
Proceeds from issuance of common stock	200,000
Net cash provided by financing activities	298
Net change in cash	298
Cash, beginning of period	—
Cash, end of period	$298

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 1 — Organization and Proposed Business Operations

American Realty Capital New York Recovery REIT, Inc. (the “Company”), incorporated on October 6, 2009, is a newly formed Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes for the taxable year ending December 31, 2010. The Company intends to offer for sale a maximum of 150,000,000 shares of common stock (exclusive of 25,000,000 shares available pursuant to the Company’s dividend reinvestment plan) at a price of $10.00 per share, subject to certain volume and other discounts, on a “best efforts” basis pursuant to a registration statement on Form S-11 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Offering”). The Company sold 20,000 shares to New York Recovery Special Limited Partnership, LLC, an entity wholly owned by American Realty Capital III, LLC (the “Sponsor”) on October 16, 2009, at $10.00 per share. In addition, the Company intends to sell up to 5,550,000 shares of convertible preferred stock with maximum gross proceeds of $49,950,000, which amount is subject to increase at the option of the Company to 11,100,000 shares, with maximum gross proceeds of $99,900,000, in a private placement to accredited investors who meet certain suitability requirements.

The Company was formed to acquire high quality, income-producing commercial real estate in the New York metropolitan area, and, in particular, properties located in New York City with a focus on office and retail properties. All such properties may be acquired and operated by the Company alone or jointly with another party. The Company may also originate or acquire first mortgage loans secured by real estate. New York Recovery Advisors, LLC (the “Advisor”), is the Company’s affiliated advisor. As of the date of these financial statements, the Company has neither purchased nor contracted to purchase any real estate investments.

Substantially all of the Company’s business will be conducted through New York Recovery Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. The Company will be the sole general partner and holder of 99.01% of the units of the OP. Additionally, the Advisor expects to contribute $2,000 to the OP in exchange for 0.99% limited partner interest in the OP. The limited partner interests have the right to convert OP units for the cash value of a corresponding number of shares of common stock of the Company or, at the option of the OP, a corresponding number of common shares of the Company, as allowed by the limited partnership agreement. The remaining rights of the limited partner interests are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

The Company is managed by the Advisor and New York Recovery Properties, LLC, an entity wholly owned by New York Recovery Special Limited Partnership, LLC, which serves as the Company’s property manager (the “Property Manager”). Realty Capital Securities, LLC (the “Dealer Manager”), an affiliate of the Sponsor, will serve as the dealer manager of the Company’s Offering. These related parties receive compensation and fees for services related to the Offering and for the investment and management of the Company’s assets. These entities receive fees during the offering, acquisition, operational and liquidation stages.

Note 2 — Summary of Significant Accounting Policies

Development Stage Company

The Company complies with the reporting requirements of development stage enterprises. The Company expects to incur organizational, accounting and offering costs in pursuit of its financing. The offering and other organization costs, which are primarily being advanced by the Advisor, are not expected to be paid before the commencement of the Offering and will be paid or reimbursed by the Company from proceeds of the Offering that are set aside for such purposes. It is the Company’s plan to complete the Offering; however, there can be no assurance that the Company’s plans to raise capital will be successful.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 2 — Summary of Significant Accounting Policies  – (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, investments in real estate, purchase price allocations, as applicable.

Real Estate Investments

Upon the acquisition of properties, the Company records acquired real estate at cost and makes assessments as to the useful lives of depreciable assets. The Company considers the period of future benefit of the asset to determine the appropriate useful lives. Depreciation is computed using the straight-line method over the estimated useful lives of forty years for buildings, five to ten years for building fixtures and improvements and the lesser of the useful life or remaining lease term for acquired intangible lease assets.

Impairment of Long Lived Assets

The Company establishes a single accounting model for the impairment or disposal of long-lived assets. Operations related to properties that have been sold or properties that are intended to be sold are presented as discontinued operations in the statement of operations for all periods presented, and properties intended to be sold are designated as “held for sale” on the balance sheet.

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, it is the Company’s policy to allocate the purchase price of properties to acquired tangible assets, consisting of land, building, fixtures and improvements, and identified intangible lease assets and liabilities, consisting of the value of above-market and below-market leases, as applicable, other value of in-place leases and value of tenant relationships, based in each case on their fair values. The Company utilizes independent appraisals and information management obtained on each property as a result of pre-acquisition due diligence, as well as subsequent marketing and leasing activities, as applicable, to determine the fair values of the tangible assets of an acquired property (which includes land and building), amongst other market data.

The fair values of above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized below-market lease values are amortized as an increase to rental income over the initial term and any fixed

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 2 — Summary of Significant Accounting Policies  – (continued)

rate renewal periods in the respective leases. In determining the amortization period for below-market lease intangibles, the Company initially considers, and periodically evaluates on a quarterly basis, the likelihood that a lease will execute the renewal option.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals which are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on independent appraisals and management’s consideration of current market costs to execute a similar lease. These direct costs are included in acquired intangible lease assets in the accompanying balance sheets and amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These intangibles will be included in intangible lease assets in the balance sheet and are amortized to expense over the remaining term of the respective leases.

The determination of the fair values of the assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the purchase price allocations, which could impact the amount of the Company’s reported net income. Initial purchase price allocations are subject to change until all information is finalized, which is generally within one year of the acquisition date.

Deferred Offering Costs

The Company has incurred certain expenses in connection with registering to sell common shares and convertible preferred shares as discussed in Note 1 — Organization and Proposed Business Operations. These costs principally relate to professional and filing fees. As of December 31, 2009, such costs totaled $953,617, and are included in deferred offering costs in the accompanying balance sheet. Simultaneous with selling common and convertible preferred shares, the deferred offering costs will be charged to stockholders’ equity upon the completion of the offerings or to expense if the offerings are not completed.

Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

The Company will record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 2 — Summary of Significant Accounting Policies  – (continued)

hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

Revenue Recognition

Upon the acquisition of real estate, certain properties will have leases where minimum rent payments increase during the term of the lease. The Company will record rental revenue for the full term of each lease on a straight-line basis. When the Company acquires a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation. Cost recoveries from tenants are included in tenant reimbursement income in the period the related costs are incurred, as applicable.

The Company’s revenues, which will be derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many leases provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. The Company defers the revenue related to lease payments received from tenants in advance of their due dates.

The Company will review receivables related to rent and unbilled rent receivables and determines collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located, as applicable. In the event that the collectability of a receivable is in doubt, the Company will record an increase in the allowance for uncollectible accounts or record a direct write-off of the receivable in the statement of operations.

Loan Loss Provisions

The Company may purchase or originate commercial mortgages and mezzanine loans to be held as long-term investments. The loans will be evaluated for possible impairment on at least a quarterly basis.

The asset specific reserve component of the loan loss provision relates to reserves for losses on loans considered to be impaired and measured in accordance with the accounting guidance for impaired loans. A loan is considered to be impaired when, based upon current information and events, management believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. A reserved is established when the present value of payments expected to be received or observable market prices for the estimated fair value of the collateral, if applicable, of an impaired loans is lower than the carrying value of that loan.

The portfolio-based reserve component covers the pool of loans that do not have asset specific reserves. A portfolio-based reserve will be recorded when available information indicates that it is probable that the pool of loans will recognize losses and the amount of such losses can be reasonable estimated. Reserve balances for this pool of loans is derived using estimated default rates and estimated loss severities assuming a default occurs.

Upon determination of impairment, management will establish a reserve for loan losses and a corresponding charge to earnings through the provision for loan losses. Significant judgments are required in determining impairment, which include making assumptions regarding the value of the loan, the value of the real estate or partnership interests that secure the loan, and any other applicable provisions, including guarantees and cross-collateralization features, if any.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 2 — Summary of Significant Accounting Policies  – (continued)

Net Income Per Share

The Company calculates basic income per share by dividing net income for the period by weighted-average shares of its common stock outstanding for a respective period. Diluted income per share takes into account the effect of dilutive instruments, such as stock options and unvested restricted stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. For the period from October 6, 2009 (date of inception) to December 31, 2009, the calculation of net income per share is not presented because it is not a meaningful measure of the Company’s performance.

Income Taxes

The Company intends to elect and qualify to be taxed as a REIT, commencing with its taxable year ending December 31, 2010. Accordingly, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that qualifying distributions are paid to our stockholders, and provided the Company satisfies on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, the Company will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which the REIT qualification was lost. Accordingly, the failure to qualify as a REIT could have a material adverse impact on the Company’s results of operations and amounts available for distribution to its stockholders.

The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using our taxable income as opposed to net income reported on the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles.

The Company may establish and elect to treat certain of its subsidiaries as taxable REIT subsidiaries (“TRS’s”). In general, a TRS may hold assets and engage in activities that the Company cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes.

Note 3 — Recent Accounting Pronouncements

In May 2009, the Financial Accounting Standards Board (“FASB”) issued guidance on subsequent events that establishes accounting standards for recognition and disclosure of events that occur after the balance sheet date but before financial statements are issued. These standards are essentially similar to current accounting principles with few exceptions that do not result in a change in general practice. This guidance was effective on a prospective basis for interim or annual financial periods ending after June 15, 2009. In February 2010, the FASB amended its prior guidance to eliminate the requirement for SEC filers to disclose the date through which subsequent events have been evaluated. The Company adopted this pronouncement effective June 30, 2009. The adoption of this guidance had no impact on the Company’s results of operations or financial position.

In June 2009, the FASB issued guidance that improves the financial reporting on transfers of financial assets and modified the guidance for the derecognizing of transferred financial assets. The guidance is effective for annual reporting periods beginning after November 15, 2009. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

In June 2009, the FASB issued guidance that changes how an entity determines when an entity that is insufficiently capitalized and is not controlled through voting (or similar rights) should be consolidated. The

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 3 — Recent Accounting Pronouncements  – (continued)

determination whether a company is required to consolidate an entity is based on, among other things, an entities purpose and design and a company’s ability to direct the activities of the entity that most significantly impacts the entity’s economic performance. The guidance will be applied prospectively and will be effective for interim and annual reporting periods ending after November 15, 2009. The adoption of this statement is not expected to have a material impact on the Company’s financial statements.

In June 2009, the FASB issued guidance requiring that the FASB Accounting Standards Codification become the source of authoritative U.S. GAAP recognized by the FASB to be applied to nongovernmental entities. This guidance was effective for financial statements issued for interim periods and annual periods ending after September 15, 2009. The adoption of this guidance had no material impact on the Company’s financial statements or disclosures.

In August 2009, the FASB issued guidance on measuring the fair value of liabilities. The new guidance clarifies that a valuation technique that uses a quoted price for a liability when traded as an asset or a similar liability when traded as an asset, without adjustment to that price, is a level one measurement. In the absence of a level one measurement, the company must use an alternative valuation technique such as the amount an entity would pay to transfer an identical liability or the amount an entity would receive to enter into an identical liability. The guidance is applied prospectively and was effective for interim and annual reporting periods beginning after August 28, 2009. The adoption of this guidance did not have a material impact on the Company’s financial statements.

Note 4 — Related Party Transactions and Arrangements

The Company’s advisor, New York Recovery Advisors, LLC and its affiliates will receive compensation and reimbursement for services relating to this offering and the investment and management of its assets. All of the Company’s outstanding common stock is owned by the Sponsor.

At December 31, 2009 the Company had a payable to affiliates of $33,120 which represented offering costs paid by affiliated entities of behalf of the Company.

Note 5 — Fair Value of Financial Instruments

For cash and payables, the carrying amounts approximate fair values because of the short-term maturity of these instruments.

Note 6 — Convertible Preferred Stock

In December 2009, the Company commenced a private offering to qualified investors under Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Preferred Offering”). The Preferred Offering is for 5,550,000 shares of convertible preferred stock (“Preferred Shares”). The purchase price per Preferred Share will be based upon the total investment made by each investor as follows: (i) $9.00 per share for investments less than or equal to $150,000; (ii) $8.75 per Share for investments greater than $150,000 but less than or equal to $200,000; and (iii) $8.50 per Share for investments greater than $200,000, with maximum gross proceeds of $49,950,000, which amount is subject to increase at the option of the Company to 11,100,000 Preferred Shares, with maximum gross proceeds of $99,900,000, to accredited investors who meet certain suitability requirements and other requirements. The Offering is contingent upon the Company’s receipt of commitments to purchase Preferred Shares which represent a minimum aggregate purchase price of at least $2,000,000. The Company reserves the right to waive the minimum amount at its discretion.

The Preferred Shares will have a liquidation preference of $9.00 per Preferred Share regardless of the purchase price paid. From the closing at which an investor is issued Preferred Shares, the Company will pay cumulative dividends on the Preferred Shares monthly in arrears at the rate of 8% per annum on the

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 6 — Convertible Preferred Stock  – (continued)

liquidation preference (resulting in a dividend rate of 8.23% of the purchase price if the purchase price is $8.75 and a dividend rate of 8.47% of the purchase price if the purchase price is $8.50).

The Preferred Shares will rank senior to all other shares of the Company’s capital stock, including its common stock, with respect to dividends and payments and distribution of assets upon liquidation. The holders of the Preferred Shares may elect to convert them, in whole or in part, into shares of common stock on a one-for-one basis at any time after the one year anniversary of the final closing date of the Preferred Offering (the “Final Closing”). The Preferred Shares will be redeemable and the holder may be required to convert the Preferred Shares into common stock under certain circumstances.

Conversion Rights.  The Preferred Shares will be convertible in whole or in part into shares of common stock at any time and from time to time after the first anniversary of the Final Closing, at the option of the holder, on a one-for-one basis (as adjusted for any stock split, stock combination, reverse stock split, reclassification or similar transaction).

Redemption or conversion at the option of the Company.  At the option of the Company, any time after the one year anniversary of the Final Closing, (i) the Preferred Shares are redeemable, in whole or in part, for cash at a redemption price equal to $9.00 plus accrued and unpaid dividends to and including the date of redemption, and/or (ii) the Company can require that the Preferred Shares be converted, in whole or in part, into common stock on a one-for-one basis (and will pay the holder an amount equal to any accrued and unpaid dividends to and including the date of conversion on the Preferred Shares converted).

If the Company calls the Preferred Shares for redemption for cash and the Company’s Registration Statement is effective, the holders will have the option to convert the Preferred Shares into common stock at any time prior to the redemption date.

Mandatory Redemption.  On the third anniversary of the date of the Final Closing, the Company, at its option, either shall redeem all the Preferred Shares for cash or convert all the Preferred Shares into shares of common stock at the redemption price or conversion price set forth in the paragraph above entitled “Redemption or conversion at the option of the Company.”

Because the terms of the convertible preferred stock allow the Company to either convert the shares to common stock at a fixed rate or redeem the shares for cash, also at a fixed amount and the holder of the preferred stock only has the right to convert the convertible preferred stock to common stock at a fixed redemption rate and does not, except in the case of death or disability of the holder, have the right to redeem the stock for cash, the preferred stock will be included as a separate component of equity in the Company’s balance sheet.

The Preferred Offering will terminate on the earlier to occur of (i) the date that the Company’s registration statement on Form S-11 filed with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the initial public offering of shares of its common stock, par value $0.01 per share is declared effective by the SEC or (ii) the date on which the Company elects, in its sole discretion, to terminate the Offering.

Although the Company may receive subscriptions for all of Preferred Shares being offered in the Offering on or before the Termination Date, the Company reserves the right not to accept any subscriptions and to cancel the Preferred Offering on or before the Termination Date for any or no reason at all. If the Preferred Offering is terminated, funds will be returned to the investor, with accrued interest and without deduction.

Funds paid by subscribers will be held in an interest-bearing escrow until they are released to the Company.

As of December 31, 2009 there were no subscriptions of Preferred Shares outstanding.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
(A Maryland Corporation in the Developmental Stage)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 6 — Convertible Preferred Stock  – (continued)

As of March 31, 2010, the Company has issued 441,755 Preferred Shares. Total gross proceeds from these shares were $3.7 million.

Note 7 — Subsequent Events

The Company has evaluated subsequent events through March 31, 2010, the date which these financial statements were available to be issued and have determined that there have not been any events that have occurred that would require adjustments to our disclosures in the audited financial statements except for subscriptions for Preferred Shares as described in Note 6.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Real estate investments, at cost:
Land	$11,243,000	$—
Buildings, fixtures and improvements	21,342,974	—
Acquired intangible lease assets	1,426,310	—
Total real estate investments, at cost	34,012,284	—
Cash	89,850	298
Restricted cash	11,150	—
Prepaid expenses and other assets	435,536	—
Deferred offering costs	2,164,656	953,617
Total assets	$36,713,476	$953,915
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term bridge equity funds	$8,900,000	$—
Mortgage note payable	14,221,066	—
Below market lease liabilities	588,182	—
Accounts payable and accrued expenses	2,695,094	721,294
Due to affiliates	1,441,113	33,120
Distributions payable	68,427	—
Total liabilities	27,913,882	754,414
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and zero outstanding	—	—
Convertible preferred stock, $0.01 par value, 5,550,000 shares authorized, 441,755 and zero outstanding	12,433	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 20,000 shares issued and outstanding	200	200
Additional paid-in capital	9,015,075	199,800
Accumulated deficit	(228,114)	(499)
Total stockholders’ equity	8,779,954	199,501
Total liabilities and stockholders’ equity	$36,713,476	$953,915

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2010
Revenues:
Rental income	$94,632	$94,632
Operating expense reimbursements	1,566	1,566
Total revenues	96,198	96,198
Expenses:
Property management fees	965	965
Acquisition and transaction related	67,962	67,962
General and administrative	17,763	21,849
Total expenses	86,690	90,776
Operating income	9,508	5,422
Other income (expenses):
Interest expense	(67,959)	(67,959)
Interest income	71	117
Total other expenses	(67,888)	(67,842)
Net loss	$(58,380)	$(62,420)

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
SIX MONTHS ENDED JUNE 30, 2010
(unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
	Number of Shares	Par Value	Number of Shares	Par Value
Balance — December 31, 2009	—	$—	20,000	$200	$199,800	$(499)	$199,501
Issuance of convertible preferred stock	1,243,339	12,433	—	—	10,703,196	—	10,715,629
Offering costs, commissions and dealer manager fees	—	—	—	—	(1,887,921)	—	(1,887,921)
Distributions declared	—	—	—	—	—	(165,195)	(165,195)
Net loss	—	—	—	—	—	(62,420)	(62,420)
Balance — June 30, 2010	1,243,339	$12,433	20,000	$200	$9,015,075	$(228,114)	$8,799,594

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

Six Months Ended June 30, 2010
Cash flows from operating activities:
Net loss	$(62,420)
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in assets and liabilities:
Increase in prepaid expenses and other assets	(435,536)
Increase in due to affiliates	654,158
Accounts payable and accrued expenses, net of deferred offering costs	359,690
Net cash provided by operating activities	515,892
Cash flows from investing activities:
Investment in real estate and other related assets	(18,534,891)
Net cash used in investing activities	(18,534,891)
Cash flows from financing activities:
Proceeds from short-term bridge funds	8,900,000
Proceeds from affiliate for acquisition, net	753,835
Payments of offering costs	(2,152,995)
Proceeds from issuance of convertible preferred stock	10,715,629
Distributions paid	(96,768)
Restricted cash	(11,150)
Net cash provided by financing activities	18,108,551
Net increase in cash	89,552
Cash, beginning of period	298
Cash, end of period	$89,850
Supplemental disclosure of financing activity:
Mortgage note payable assumed	$14,221,066
Due to seller of acquired real estate	668,145

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)

Note 1 — Organization and Proposed Business Operations

American Realty Capital New York Recovery REIT, Inc. (the “Company”), incorporated on October 6, 2009, is a newly formed Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes for the taxable year ending December 31, 2010. The Company intends to offer for sale a maximum of 150,000,000 shares of common stock (exclusive of 25,000,000 shares available pursuant to the Company’s dividend reinvestment plan) at a price of $10.00 per share, subject to certain volume and other discounts, on a “best efforts” basis pursuant to a registration statement on Form S-11 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Offering”). The Company sold 20,000 shares to New York Recovery Special Limited Partnership, LLC, an entity wholly owned by American Realty Capital III, LLC (the “Sponsor”) on October 16, 2009, at $10.00 per share. In addition, the Company intends to sell up to 5,550,000 shares of convertible preferred stock with maximum gross proceeds of $49,950,000, which amount is subject to increase at the option of the Company to 11,100,000 shares, with maximum gross proceeds of $99,900,000, in a private placement to accredited investors who meet certain suitability requirements.

The Company was formed to acquire high quality, income-producing commercial real estate in the New York metropolitan area, and, in particular, properties located in New York City with a focus on office and retail properties. All such properties may be acquired and operated by the Company alone or jointly with another party. The Company may also originate or acquire first mortgage loans secured by real estate. New York Recovery Advisors, LLC (the “Advisor”), is the Company’s affiliated advisor.

Substantially all of the Company’s business will be conducted through New York Recovery Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. The Company will be the sole general partner and holder of 99.01% of the units of the OP. Additionally, the Advisor expects to contribute $2,000 to the OP in exchange for 0.99% limited partner interest in the OP. The limited partner interests have the right to convert OP units for the cash value of a corresponding number of shares of common stock of the Company or, at the option of the OP, a corresponding number of common shares of the Company, as allowed by the limited partnership agreement. The remaining rights of the limited partner interests are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

The Company is managed by the Advisor and New York Recovery Properties, LLC, an entity wholly owned by the Sponsor, which serves as the Company’s property manager (the “Property Manager”). Realty Capital Securities, LLC (the “Dealer Manager”), an affiliate of the Sponsor, will serve as the dealer manager of the Company’s Offering. These related parties receive compensation and fees for services related to the Offering and for the investment and management of the Company’s assets. These entities receive fees during the offering, acquisition, operational and liquidation stages.

Note 2 — Summary of Significant Accounting Policies

The Company’s significant accounting policies are described in Note 2 to the financial statements for the year ended December 31, 2009, included elsewhere herein. There have been no significant changes to these policies during 2010.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)

Note 3 — Real Estate Investments

On June 22, 2010, The Company acquired an office building located at 306 East 61st Street in Manhattan. The building caters to tenants in the interior design industry, including art and antique galleries, as well as furniture and lighting stores, and is named the Interior Design Building.

This acquisition consists of a single fee-simple property. The purchase price for the property including fees and expenses was $32,755,956. The building has 65,100 square feet on seven floors and is 100% leased to 18 tenants. Annual rental rates range from approximately $24 to $100 per square foot with a weighted average annual rental rate of $49.57 per square foot. No lease comprises more than 15.4% of the total leasable space. Lease maturities range from one year to seven years.

The property acquisition was funded with (a) an existing mortgage note of $14,221,066, (b) net proceeds from our private offering of $8,200,000, (c) $8,900,000 in proceeds from two bridge loans made by two unaffiliated third party investors, and (d) $1,500,000 in proceeds from a short-term advance from the Sponsor. The borrowings from the Sponsor are interest-free and do not include fees typically charged for such short-term borrowings. The Company repaid the advance to the Sponsor in full subsequent to June 30, 2010.

The following table presents the allocation of the assets acquired during the three and six months ended June 30, 2010. No acquisitions were completed prior to June 2010:

Six Months Ended June 30, 2010
Real estate investments, at cost:
Land	$11,243,000
Buildings, fixtures and improvements	21,342,974
32,585,974
Acquired intangibles:
In-place leases	1,426,310
Below-market lease liabilities	(588,182)
838,128
Total assets acquired	33,424,102
Mortgage note payable assumed	(14,221,066)
Due to seller	(668,145)
Cash paid for acquired real estate investments	$18,534,891
Number of properties purchased during the six month period	1

Note 4 — Short-Term Bridge Equity Funds

As part of the acquisition of the Interior Design Building (see Note 3 — Real Estate Investments) the Company entered into short-term bridge loan agreements totaling $8,900,000 with two unaffiliated third party investors. The bridge loans each have an annual interest rate of 9.0%, are payable in six monthly installments of 16.67% of the original bridge loan amount, maturing on January 1, 2011. The repayment of such bridge loans require a 1% fee based on the original loan proceeds payable upon the maturities of the respective loans and are prepayable at any time. As of June 30, 2010, $8,900,000 of short-term bridge equity funds were outstanding.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)

Note 5 — Mortgage Note Payable

As part of the acquisition of the Interior Design Building (see Note 3 — Real Estate Investments) the Company assumed an existing first mortgage originated by Deutsche Banc Mortgage Capital, LLC, with a 6.20% annualized interest rate. The loan is a ten-year note that matures on November 1, 2012. The principal is amortized on a 30-year amortization schedule, with the balance due on maturity. The loan is guaranteed by certain officers of the Company and the Company has entered into an agreement with these officers by which the Company agreed to be responsible for any amounts required to be paid by them under the guaranty. As of June 30, 2010, $14,221,066 was outstanding on the mortgage note payable. Contractual principal repayments due are $136,025 for the remainder of 2010, $287,755 for 2011 and $13,797,286 for 2012.

Note 6 — Convertible Preferred Stock

In December 2009, the Company commenced a private offering to qualified investors under Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Preferred Offering”). The Preferred Offering is for 5,550,000 shares of convertible preferred stock (“Preferred Shares”). The purchase price per Preferred Share will be based upon the total investment made by each investor as follows: (i) $9.00 per Preferred Share for investments less than or equal to $150,000; (ii) $8.75 per Preferred Share for investments greater than $150,000 but less than or equal to $200,000; and (iii) $8.50 per Preferred Share for investments greater than $200,000, with maximum gross proceeds of $49,950,000, which amount is subject to increase at the option of the Company to 11,100,000 Preferred Shares, with maximum gross proceeds of $99,900,000, to accredited investors who meet certain suitability requirements and other requirements.

The Preferred Shares will have a liquidation preference of $9.00 per Preferred Share regardless of the purchase price paid. From the closing at which an investor is issued Preferred Shares, the Company will pay cumulative dividends on the Preferred Shares monthly in arrears at the annualized rate of 8% on the liquidation preference (resulting in a dividend rate of 8.23% of the purchase price if the purchase price is $8.75 and a dividend rate of 8.47% of the purchase price if the purchase price is $8.50).

The Preferred Shares rank senior to all other shares of the Company’s capital stock, including its common stock, with respect to dividends and payments and distribution of assets upon liquidation. The holders of the Preferred Shares may elect to convert them, in whole or in part, into shares of common stock on a one-for-one basis at any time after the one year anniversary of the final closing date of the Preferred Offering (the “Final Closing”). The Preferred Shares will be redeemable and the holder may be required to convert the Preferred Shares into common stock under certain circumstances.

Conversion Rights. The Preferred Shares will be convertible in whole or in part into shares of common stock at any time and from time to time after the first anniversary of the Final Closing, at the option of the holder, on a one-for-one basis (as adjusted for any stock split, stock combination, reverse stock split, reclassification or similar transaction).

Redemption or conversion at the option of the Company. At the option of the Company, any time after the one year anniversary of the Final Closing, (i) the Preferred Shares are redeemable, in whole or in part, for cash at a redemption price equal to the Purchase Price paid by a holder plus accrued and unpaid dividends to and including the date of redemption, and/or (ii) the Company can require that the Preferred Shares be converted, in whole or in part, into common stock on a one-for-one basis (and will pay the holder an amount equal to any accrued and unpaid dividends to and including the date of conversion on the Preferred Shares converted).

If the Company calls the Preferred Shares for redemption for cash and the Company’s Registration Statement is effective, the holders will have the option to convert the Preferred Shares into common stock at any time prior to the redemption date.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)

Note 6 — Convertible Preferred Stock  – (continued)

Mandatory Redemption. On the third anniversary of the date of the Final Closing, the Company, at its option, either shall redeem all the Preferred Shares for cash or convert all the Preferred Shares into shares of common stock at the redemption price or conversion price set forth in the paragraph above entitled “Redemption or conversion at the option of the Company.”

Because the terms of the convertible preferred stock allow the Company to either convert the shares to common stock at a fixed rate or redeem the shares for cash, also at a fixed amount and the holder of the preferred stock only has the right to convert the convertible preferred stock to common stock at a fixed redemption rate and does not, except in the case of death or disability of the holder, have the right to redeem the stock for cash, the preferred stock will be included as a separate component of equity in the Company’s balance sheet. The Company’s obligation to redeem any of the Preferred Shares is limited to the extent that the Company has sufficient funds available as determined by the Company’s board of directors.

The Preferred Offering will terminate on the earlier to occur of (i) the date that the Company’s registration statement on Form S-11 filed with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the initial public offering of shares of its common stock, par value $0.01 per share is declared effective by the SEC or (ii) the date on which the Company elects, in its sole discretion, to terminate the Offering.

Although the Company may receive subscriptions for all of Preferred Shares being offered in the Offering on or before the Termination Date, the Company reserves the right not to accept any subscriptions and to cancel the Preferred Offering on or before the Termination Date for any or no reason at all. If the Preferred Offering is terminated, funds will be returned to the investor, with accrued interest and without deduction.

Funds paid by subscribers will be held in an interest-bearing escrow until they are released to the Company.

As of June 30, 2010, the Company had issued 1,243,339 shares of convertible preferred stock for gross proceeds of $10,715,629.

Note 7 — Related Party Transactions and Arrangements

The Company’s advisor, New York Recovery Advisors, LLC and its affiliates receive compensation and reimbursement for services provided under the Company’s Offerings and the investment and management of the Company’s assets. All of the Company’s outstanding common stock is owned by the Sponsor as of June 30, 2010.

At June 30, 2010, the Company had a payable to affiliates of $1,441,113 which represents cash advances used for acquisition of real estate investments and offering costs paid on behalf of the Company.

An affiliate of the Company receives, and will continue to receive, fees and compensation in connection with the sale of the Company’s convertible preferred stock (see Note 6 — Convertible Preferred Shares). The Dealer Manager receives, and will continue to receive, a selling commission of up to 7.0% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. In addition, the Dealer Manager will receive up to 3.0% of the gross proceeds from the sale of convertible preferred stock and shares issued under the Offering, before reallowance to participating broker-dealers, as a dealer-manager fee. The Dealer Manager, in its sole discretion, may reallow all or a portion of its dealer-manager fee to such participating broker-dealers, based on such factors as the volume of shares sold by such participating broker-dealers and marketing support incurred as compared to those of other participating broker-dealers. The Advisor is eligible to receive 1.5% of the gross proceeds of the offering to reimburse it for expenses incurred on behalf of the Company in connection with the convertible preferred stock offering.

The following table details the results of the above activities:

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)

Note 7 — Related Party Transactions and Arrangements – (continued)

	Three Months Ended	Six Months Ended
	June 30, 2010
Total commissions paid to Dealer Manager	$928,546	$1,264,887
Less:
Commissions to participating broker dealers	(741,174)	(910,294)
Reallowance to participating broker dealers	(58,361)	(82,021)
Net to Dealer Manager(1)	$129,011	$272,572
Fees and expense reimbursements paid to Advisor	$104,994	$160,734

(1)	The Dealer Manager is responsible for commission payments due to their employees as well as its general overhead and various selling related expenses.

Note 8 — Subsequent Events

The Company has evaluated subsequent events through August 17, 2010, and has determined that there have not been any events that have occurred that would require adjustments to our disclosures in the audited financial statements except for the following transactions:

Sources of Capital. Pursuant to the terms of the private offering, the private offering terminated on September 2, 2010, the effective date of the registration statement. We received aggregate gross offering proceeds, net of certain discounts, of approximately $16.9 million from the sale of shares in the private offering.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2009

The following unaudited pro forma Consolidated Statements of Operations for the year ended December 31, 2009 are presented as if American Realty Capital New York Recovery REIT, Inc. (“the Company”) had acquired 306 East 61st Street, New York, NY as of January 1, 2009. This financial statement should be read in conjunction with the Company’s historical financial statements and notes thereto in this registration statement. The pro forma Consolidated Statements of Operations are unaudited and are not necessarily indicative of what the actual results of operations would have been had the Company acquired the property as of January 1, 2009, nor does it purport to present the future results of operations of the Company.

	American Realty Capital New York Recovery REIT, Inc.(a)	306 East 61st Street(b)	Pro Forma Adjustments		Pro Forma
Revenues
Property rental	$—	$3,257,571	$135,084	(c)	$3,392,655
Tax reimbursement	—	407,572	—		407,572
Utilities and fuel reimbursement	—	5,889	—		5,889
Other income	—	1,250	—		1,250
Total revenues	—	3,672,282	135,084		3,807,366
Operating expenses
Building repair and maintenance	—	95,837	186,300	(d)	282,137
Real estate taxes	—	721,537	—		721,537
Depreciation and amortization	—	—	1,146,346	(e)	1,146,346
General and administrative	30	93,469	35,000	(f)	128,499
Total operating expenses	30	910,843	1,367,646		2,278,519
Other income and (expense)
Organizational	(469)	—	—		(469)
Interest expense	—	—	(1,870,595	)(g)	(1,870,595)
	(469)	—	(1,870,595)		(1,871,064)
Net income (loss)	$(499)	$2,761,439	$(3,103,157)		$(342,217)

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2010

The following unaudited pro forma Consolidated Statement of Operations for the six months ended June 30, 2010 are presented as if American Realty Capital New York Recovery REIT, Inc. (the “Company”) had acquired 306 East 61st Street, New York, NY as of January 1, 2010. This financial statement should be read in conjunction with the Company’s historical financial statements and notes thereto in the registration statement. The pro forma Consolidated Statement of Operations are unaudited and are not necessarily indicative of what the actual results of operations would have been had the Company acquired the property as of January 1, 2010, nor does it purport to present the future results of operations of the Company.

	American Realty Capital New York Recovery RETT, Inc.(a)	306 East 61st Street(b)	Pro Forma Adjustments		Pro Forma
Revenues:
Rental income	$94,632	$1,608,719	$67,542	(c)	$1,770,893
Tax reimbursement	—	218,871	—		218,871
Utilities and fuel reimbursement	1,566	5,654	—		7,220
Other income	—	4,857	—		4,857
Total revenues	96,198	1,838,101	67,542		2,001,841
Operating expenses:
Acquisition and transaction related costs	67,962				67,962
Building repair and maintenance	—	80,436	93,150	(d)	173,586
Real estate taxes	—	369,100	—		369,101
Depreciation and amortization	—	—	573,173	(e)	573,173
General and administrative	22,814	51,716	17,500	(f)	92,030
Total operating expenses	90,776	501,252	683,823		1,275,851
Other income and (expense)
Interest expense	(67,959)	—	(867,338	)(g)	(935,297)
Interest income	117	—	—		117
	(67,842)	—	(867,338)		(935,180)
Net income (loss)	$(62,420)	$1,336,849	$(1,483,619)		$(209,191)

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Consolidated Statement of Operations for the year ended December 31, 2009 and the six months ended June 30, 2010.

(a)	Reflects the Company’s historical operations for the period indicated.
(b)	Reflects the operations 306 East 61st Street, New York, NY for the period indicated.
(c)	Represents the amortization of below market lease liabilities which is recorded as accretion to rental income.
(d)	Represents cost of building maintenance contract.
(e)	Represents the estimated depreciation and amortization of real estate investments and related intangible lease assets had the property been acquired at the beginning of the period.
(f)	Represents incremental costs of third party management company contract.
(g)	Represents interest expense that would have been recorded on debt incurred in connection with the acquisition had the property been acquired at the beginning of the period. The Company assumed a first mortgage loan in the amount of $14,221,066 at an annual interest rate of 6.20% and entered into a short-term note agreement with unaffiliated third party investors in the amount of $8,900,000 at an annual interest rate of 9.00%

Report of Independent Registered Public Accounting Firm

To the Owner of 306 E. 61st Street New York, NY.

We have audited the accompanying statement of revenues and certain expenses (the “Statement”) of 306 E. 61st Street (the “Property”) for the year ended December 31, 2009. The Statement is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes consideration of internal control as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-11, as amended, of American Realty Capital New York Recovery REIT, Inc., as described in Note 1 to the Statement and is not intended to be a complete presentation of the Property's revenues and expenses.

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain expenses, as described in Note 1, of 306 E. 61st Street for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP
Marcum LLP

Boston, Massachusetts
July 23, 2010

306 E. 61st Street

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	For the Year Ended December 31, 2009	For the Period of January 1, 2010 to June 22, 2010 (acquisition date)
		(Unaudited)
Revenues:
Property rental	$3,257,571	$1,608,719
Tax reimbursement	407,572	218,871
Utilities and fuel reimbursement	5,889	5,654
Other income	1,250	4,857
Total revenues	3,672,282	1,838,101
Certain expenses:
Building repair and maintenance	95,837	80,436
Real estate taxes	721,537	369,100
General and administrative	93,469	51,716
Total expenses	910,843	501,252
Revenue in excess of certain expenses	$2,761,439	$1,336,849

See accompanying notes to Statement of Revenues and Certain Expenses.

306 E. 61st Street

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1. Background and Basis of Presentation:

The accompanying Statements of Revenues and Certain Expenses include the operations of 306 E. 61st Street, New York, NY (the “Property”) for the year ended December 31, 2009 and the period from January 1, 2010 to June 22, 2010 (unaudited). The Property was acquired by ARC New York Recovery REIT, Inc. the “Company”) from an unaffiliated third party on June 22, 2010, for approximately $33.4 million. The Property is a 63,200 square-foot building, which is currently leased to 18 tenants.

The accompanying Statements of Revenues and Certain Expenses (“financial statement”) has been prepared for the purpose of complying with the provisions of Rule 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires that certain information with respect to real estate operations be included with certain SEC filings. Accordingly, the financial statement excludes certain expenses because they may not be comparable to those expected to be incurred in the proposed future operations of the Property. Items excluded include interest expense and depreciation and amortization.

2. Summary of Significant Accounting Policies:

Revenue Recognition

Under the terms of the leases, the tenants pay monthly rent and certain leases provide for reimbursement to the Property's owner for certain expenses. Reimbursements from the tenant are recognized as revenue in the period the applicable expenses are incurred. Rental revenues include the effect of amortizing the aggregate minimum lease payments over the term of the lease, which amounted to an increase to rental income of approximately $51,000 over the rent payments received in cash for the year ended December 31, 2009 and approximately $26,000 over the rent payments received in cash for the period from January 1, 2010 to June 22, 2010.

Repairs and Maintenance

Expenses for repairs and maintenance are recognized in the period incurred.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions of the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ from those estimates used in the preparation of the financial statements.

3. Future Minimum Lease Payments:

At June 30, 2010, the property was 100% leased to tenants under non-cancelable operating leases. Future minimum lease payments for the years ending December 31 are as follows:

June 23, 2010 to December 31, 2010	$1,716,031
2011	3,155,720
2012	2,076,661
2013	2,086,499
2014	1,827,135
Therafter	3,354,987
Total	$14,217,033

See accompanying notes to Statement of Revenues and Certain Expenses.

APPENDIX A

PRIOR PERFORMANCE TABLES

The tables below provide summarized information concerning American Realty Capital New York Recovery REIT, an American Realty Capital-sponsored publicly registered REIT. The information contained herein is included solely to provide prospective investors with background to be used to evaluate the real estate experience of our sponsors and their affiliates. We do not believe that our affiliated programs currently in existence are in direct competition with our investment objectives. ARCT and the private note programs implemented by ARC Income Properties, LLC and ARC Income Properties II, LLC are net lease programs focused on providing current income through the payment of cash distributions, while ARC Growth Partnership, LP was formed to acquire vacant bank branch properties and opportunistically sell such properties. The investment objectives of these affiliated programs differ from our investment objectives, which aim to acquire high-quality commercial real estate in the New York MSA, and, in particular, in New York City and maximizing total returns through a combination of realized appreciation and current income. For additional information see the section entitled “Prior Performance Summary.”

THE INFORMATION IN THIS SECTION AND THE TABLES REFERENCED HEREIN SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW WE WILL PERFORM. THIS DISCUSSION REFERS TO THE PERFORMANCE OF PRIOR PROGRAMS AND PROPERTIES SPONSORED BY OUR SPONSOR OR ITS AFFILIATES OVER THE PERIODS LISTED THEREIN. IN ADDITION, THE TABLES INCLUDED WITH THIS PROSPECTUS (WHICH REFLECT RESULTS OVER THE PERIODS SPECIFIED IN EACH TABLE) DO NOT MEAN THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES. IF YOU PURCHASE SHARES IN AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC., YOU WILL NOT HAVE ANY OWNERSHIP INTEREST IN ANY OF THE REAL ESTATE PROGRAMS DESCRIBED IN THE TABLES (UNLESS YOU ARE ALSO AN INVESTOR IN THOSE REAL ESTATE PROGRAMS).

YOU SHOULD NOT CONSTRUE INCLUSION OF THE FOLLOWING INFORMATION AS IMPLYING IN ANY MANNER THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE INFORMATION BELOW BECAUSE THE YIELD AND CASH AVAILABLE AND OTHER FACTORS COULD BE SUBSTANTIALLY DIFFERENT IN OUR PROPERTIES.

The following tables are included herein:

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR PUBLIC PROGRAM PROPERTIES

Table I provides a summary of the experience of American Realty Capital II, LLC and its affiliates as a sponsor in raising and investing funds for American Realty Capital Trust, Inc. as of and for the period from its inception on August 17, 2007 through December 31, 2009. Information is provided as to the manner in which the proceeds of the offerings have been applied and the timing and length of this offering. Proceeds raised by American Realty Capital Trust, Inc. have been invested over time as investment opportunities have arisen and no specific time period has been set for the investment of 90% of the funds. American Realty Capital Trust, Inc. is an ongoing offering through January 25, 2011 and proceeds are currently being raised through the offering period.

		Percentage of total Dollar Amount Raised
	(dollars in thousands)
Dollar amount offered (total equity)	$1,500,000
Dollar amount raised from investors	144,418
Dollar amount raised from sponsor and affiliates from sale of special partnership units, and 20,000 of common stock	200
Total dollar amount raised(1)	144,618	100.0%
Less offering expenses:
Selling commissions and discounts retained by affiliates	2,823	1.95%
Organizational expenses	5,617	3.88%
Other	—	0.00%
Available for investment	$136,178	94.16%
Acquisition costs:
Cash down payment – (deposit)(2)	$138,839	96.00%
Proceeds from mortgage financings	185,169	128.0%
Acquisition expenses	2,402	1.66%
Acquisition fees paid to sponsor	3,197	2.2%
Total acquisition costs	$329,607	227.92%
Cash used for acquisition costs and loans made secured by real estate	$144,438	99.8%
Percentage leverage (mortgage financing divided by total)	56.18%
Date offering began	3/18/2008
Number of offerings in the year	1
Length of offerings (in months)	33
Months to invest 90% of amount available for investment(3)	NA

(1)	Offering not yet completed, funds are still being raised.
(2)	includes cash proceeds from short-term borrowings
(3)	As of December 31, 2009, American Realty Capital Trust, Inc. is currently in its investment period and has not invested 90% of the amount offered. Assets are acquired as equity becomes available.

In the year ended December 31, 2009, American Realty Capital Trust, Inc. sold non-controlling interests in certain properties in three separate arrangements. The total amount contributed to these arrangements for the non-controlling interests was $3.4 million. Due to the nature of these transactions, all of the related properties and associated financial data related to these arrangements are consolidated with the balances of American Realty Capital Trust, Inc.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR NON-PUBLIC PROGRAM PROPERTIES

Table I provides a summary of the experience of the American Realty Capital II, LLC and its affiliates as a sponsor in raising and investing funds in ARC Income Properties LLC from its inception on June 5, 2008 to December 31, 2009, ARC Income Properties II, LLC from its inception on August 12, 2008 to December 31, 2009, ARC Income Properties III, LLC from its inception on September 29, 2009 to December 31, 2009, and ARC Growth Fund, L.P. from its inception on July 24, 2008 to December 31, 2009. Information is provided as to the manner in which the proceeds of the offerings have been applied, the timing and length of this offering and the time period over which the proceeds have been invested.

	ARC Income Properties, LLC			ARC Income Properties II, LLC		ARC Income Properties, III, LLC		ARC Growth Fund, LP
			Percentage of total Dollar Amount Raised		Percentage of total Dollar Amount Raised		Percentage of total Dollar Amount Raised		Percentage of total Dollar Amount Raised
	(dollars in thousands)
Dollar amount offered (unsecured debt)	$19,537			$13,000		$11,243		$7,850
Dollar amount raised from investors	19,537			13,000		11,243		5,275
Dollar amount contributed from sponsor and affiliates	1,975			—		—		2,575
Total dollar amount raised	$21,512		100.00%	$13,000	100.00%	$11,243	100.00%	$7,850	100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$1,196		5.56%	$323	2.48%	$666	5.92%	$—	0.00%
Organizational expenses	—		0.00%	—	0.00%	—	0.00%	—	0.00%
Available for investment	$20,316		94.44%	$12,677	97.52%	$10,577	94.08%	$7,850	100.00%
Acquisition costs and loans made secured by real estate:
Equity investment (cash)	$11,302		52.54%	$9,086	69.89%	$10,329	91.87%	$41,307	526.20%
Proceeds from mortgage financings	82,622	(1)	384.0%	33,399	256.9%	14,934	132.8%	19,876	253.2%
Acquisition expenses	4,734		22.01%	1,905	14.65%	20	0.1%	1,094	13.94%
Acquisition fees paid to sponsor	2,959		13.7%	423	3.2%	662	5.8%	1,316	16.7%
Total acquisition costs	$101,617		472.37%	$44,813	344.72%	$25,945	230.77%	$63,593	810.10%
Cash used for acquisition costs	$18,995		88.3%	$11,414	87.8%	$11,011	97.9%	$43,717	556.9%
Percentage leverage (mortgage financing divided by total acquisition costs)	81.31%			74.53%		57.56%		31.26%
Date offering began	6/09/2008			9/17/2008		9/29/2009		7/24/2008
Number of offerings in the year	1			1		1		1
Length of offerings (in months)	7			4		3		1
Months to invest 90% of amount available for investment	7			4		3		1

(1)	Includes mortgage note assumed for ARC Income Properties, LLC

TABLE II

COMPENSATION TO SPONSOR FROM PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to American Realty Capital II, LLC and its affiliates by American Realty Capital Trust, Inc. as of and for the period from its inception on August 17, 2007 through December 31, 2009.

(dollar in thousands)
Date offering commenced	3/18/2008
Dollar amount raised(1)	$144,618
Amount paid to sponsor from proceeds of offering
Underwriting fees	$2,823
Acquisition fees:
Real estate commissions	$—
Advisory fees – acquisition fees	$3,197
Other – organizational and offering costs	$5,617
Other – financing coordination fees	$2,011
Dollar amount of cash generated from operations before deducting payments to sponsor	$1,487
Actual amount paid to sponsor from operations:
Property management fees	$4
Partnership management fees	—
Reimbursements	—
Leasing commissions	—
Other (asset management fees)	145
Total amount paid to sponsor from operations	$149
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	—
Notes	—
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	—
Incentive fees	—
Other	—

(1)	Includes $144.4 million raised from investors and $0.2 million raised from the Sponsor and its affiliates.

In the year ended December 31, 2009, American Realty Capital Trust, Inc. sold non-controlling interests in certain properties in three separate arrangements. The total amount contributed to these arrangements for the non-controlling interests was $3.4 million. Due to the nature of these transactions, all of the related properties and associated financial data related to these arrangements are consolidated with the balances of American Realty Capital Trust, Inc.

TABLE II

COMPENSATION TO SPONSOR FROM NON-PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to American Realty Capital II, LLC and its affiliates for ARC Income Properties LLC from its inception on June 5, 2008 to December 31, 2009, ARC Income Properties II, LLC from its inception on August 12, 2008 to December 31, 2009, ARC Income Properties III, LLC from its inception on September 29, 2009 to December 31, 2009, and ARC Growth Fund, L.P. from its inception on July 24, 2008 to December 31, 2009.

	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties III, LLC		ARC Growth Fund, LP
	(dollars in thousands)
Date offering commenced	6/09/2008		9/17/2008		9/29/2009		7/24/2008
Dollar amount raised	$21,512	(1)	$13,000	(2)	$11,243	(2)	$7,850	(3)
Amount paid to sponsor from proceeds of offering
Underwriting fees	$785		$323		666		—
Acquisition fees
Real estate commissions	$—		$—
Advisory fees – acquisition fees	$2,959		$423		662		1,316
Other – organizational and offering costs	$—		$—		—		—
Other – financing coordination fees	$939		$333		149		45
Dollar amount of cash generated from operations before deducting payments to sponsor	$(1,195)		$1,731		3,537		6,163
Actual amount paid to sponsor from operations:
Property management fees	$—		$—		$—		$—
Partnership management fees	—		—		—		—
Reimbursements	—		—		—		—
Leasing commissions	—		—		—		—
Other (explain)	—		—		—		—
Total amount paid to sponsor from operations	$—		$—		$—		$—
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	—		—		—		11,880
Notes	—		—		—		18,281
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	—		—		—		—
Incentive fees	—		—		—		—
Other (disposition fees)	—		—		—		1,169
Other (refinancing fees)							39

(1)	Includes $19.5 million raised from investors and $2.0 million raised from the sponsor and its affiliates.
(2)	Amount raised from investors.
(3)	Includes $5.3 million raised from investors and $2.6 million raised from the sponsor and its affiliates.

TABLE III

OPERATING RESULTS OF PUBLIC PROGRAM PROPERTIES

Table III summarizes the consolidated operating results of American Realty Capital Trust, Inc. as of the dates indicated.

	Year ended December 31, 2009	Year ended December 31, 2008	Period from August 17, 2007 (date of inception) to December 31, 2007
	(dollars in thousands)
Gross revenues	$15,511	$5,549	$—
Profit (loss) on sales of properties	—
Less:
Operating expenses	1,158	2,002	1
Interest expense	10,352	4,774	—
Depreciation	6,581	2,534	—
Amortization	1,735	522	—
Net income (loss) before noncontrolling interests – GAAP Basis	(4,315)	(4,283)	(1)
Net income (loss) attributable to noncontrolling interests – GAAP Basis	49	—	—
Net income (loss) attributable to American Realty Capital Trust, Inc.	$(4,266)	$(4,283)	$(1)
Taxable income (loss)
From operations	$(4,266)	$(4,283)	$(1)
From gain (loss) on sale	—
Cash generated from (used by) operations(1)	$(2,526)	$4,013	$(200)
Cash generated from sales	—	—	—
Cash generated from refinancing	—	—	—
Cash generated from operations, sales and refinancing	$(2,526)	$4,013	$(200)
Less: Cash distribution to investors
From operating cash flow	$1,818	$296	$—
From sales and refinancing	—	—	—
From other	70	—	—
Cash generated after cash distributions	$(4,414)	$3,717	$(200)
Less: Special items
Cash generated after cash distributions and special items	$(4,414)	$3,717	$(200)
Tax and distribution data per $1,000 invested
Federal income tax results:(2)(3)
Ordinary income (loss)
from operations	—	(0.33)	—
from recapture	—	—	—
Capital gain (loss)	—	—	—
Cash distributions to investors
Source (on GAAP Basis)
Investment income	—	—	—
Return of capital	—	1.22	—
Source (on GAAP basis)
Sales	—	—	—
Refinancing	—	—	—
Operations	—	1.22	—
Other	—	—	—

(1)	Includes cash paid for interest

(2)	Based on amount raised at end of each period
(3)	Federal income tax information for the year ended December 31, 2009 is not finalized as of the date of this filing.

ARC Income Properties II, LLC, is a private offering of debt securities. The structure of this program is such that it is required to be consolidated with the financial results of American Realty Capital Trust, Inc. in accordance with generally accepted accounting principals and therefore it is included in Table III, Operating Results for American Realty Capital Trust, Inc. Because ARC Income Properties II, LLC is also a stand-alone private program, we have included it separately in the information we disclose about our private programs.

In the year ended December 31, 2009, American Realty Capital Trust, Inc. sold non-controlling interests in certain properties in three separate arrangements. The total amount contributed to these arrangements for the non-controlling interests was $3.4 million. Due to the nature of these transactions, all of the related properties and associated financial data related to these arrangements are consolidated with the balances of American Realty Capital Trust, Inc.

TABLE III

OPERATING RESULTS OF NON-PUBLIC PROGRAM PROPERTIES

Table III summarizes the consolidated operating results of ARC Income Property, LLC and ARC Income Property II, LLC., as of the dates indicated.

	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties III, LLC	ARC Growth Fund, LP
	Year ended December 31, 2009	Period from June 5, 2008 (Date of Inception) to December 31, 2008	Year ended December 31, 2009	Period from August 12, 2008 to December 31, 2008	Period from September 29, 2009 to December 31, 2009	Year ended December 31, 2009	Period from July 25, 2008 to December 31, 2008
	($ in thousands)
Gross revenues	$5,347	$1,341	$3,423	$337	$341	$113	$8
Profit (loss) on sales of properties						(5,714)	9,746
Less:
Operating expenses	2,847	5	7	—	33	560	2,004
Interest expense	6,576	1,609	3,185	173	387	1,323	597
Depreciation	2,676	909	1,758	200	127	539	344
Amortization	886	—	670	—	42	—	—
Net income – GAAP Basis	$(7,638)	$(1,182)	$(2,197)	$(36)	$(248)	$(8,023)	$6,809
Taxable income (loss)
From operations	$(7,638)	$(1,182)	$(2,197)	$(36)	$(248)	$(2,309)	$(2,937)
From gain (loss) on sale	$—	$—	$—	$—	$—	$(5,714)	$9,746
Cash generated from (used by) operations(1)	$(2,349)	$1,154	$(2,282)	$4,013	$3,537	$(1,769)	$(3,226)
Cash generated from sales	—	—	—	—	—	(447)	11,158
Cash generated from refinancing	—	—	—	—	—	—	—
Cash generated from operations, sales and refinancing(1)	(2,349)	1,154	(2,282)	4,013	3,537	(2,216)	7,932
Less: Cash interest payments made to investors
From operating cash flow	$—	$—	$—	$—	$—	$—	$—
From sales and refinancing	$—	$—	$—	$—	$—	$—	$—
From other	$—	$—	$—	$—	$—	$—	$—
Cash generated after cash distributions	$(2,349)	$1,154	$(2,282)	$4,013	$3,537	$(2,216)	$7,932
Less: Special items
Cash generated after cash distributions and special items	$(2,349)	$1,154	$(2,282)	$4,013	$3,537	$(2,216)	$7,932

(1)	Includes interest expense for payments to investors

Note-non-public programs are combined with other entities for federal income tax reporting purposes Therefore federal income tax results for these programs is not presented.

ARC Income Properties II, LLC, is a private offering of debt securities. The structure of this program is such that it is required to be consolidated with the financial results of American Realty Capital Trust, Inc. in accordance with generally accepted accounting principals and therefore it is included in Table III, Operating Results for American Realty Capital Trust, Inc. Because ARC Income Properties II, LLC is also a stand-alone private program, we have included it separately in the information we disclose about our private programs.

TABLE IV

RESULTS OF COMPLETED PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

NOT APPLICABLE.

TABLE IV

RESULTS OF COMPLETED NON-PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

NOT APPLICABLE.

TABLE V

SALES OR DISPOSALS OF PUBLIC PROGRAM PROPERTIES

NOT APPLICABLE.

TABLE V

SALES OR DISPOSALS OF NON-PUBLIC PROGRAM PROPERTIES

Table V provides summary information on the results of sales or disposals of properties by non-public prior programs having similar investment objectives to ours. All figures below are through December 31, 2009

ARC Growth Partnership, LP

			Selling Price Net of Closing Costs and GAAP Adjustments					Costs of Properties Including Closing Costs and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program(2)	Adjustments Resulting From Application of GAAP(3)	Total(4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs(5)	Total	Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures(6)
Bayonet Point, FL	July-08	July-08	$628	$—	$—	$—	$628	$—	$642	$642	$—
Boca Raton, FL	July-08	July-08	2,434	—	—	—	2,434	—	2,000	2,000	—
Bonita Springs, FL	July-08	May-09	(459)	1,207	—	—	748	1,207	543	1,750	(29)
Clearwater, FL	July-08	September-08	253	539	—	—	792	539	371	910	(3)
Clearwater, FL	July-08	October-08	(223)	582	—	—	359	582	400	982	(3)
Destin, FL	July-08	July-08	1,358	—	—	—	1,358	—	1,183	1,183	—
Englewood, FL	July-08	November-08	138	929	—	—	1,067	929	632	1,561	(13)
Fort Myers, FL	July-08	July-08	2,434	—	—	—	2,434	—	1,566	1,566	—
Naples, FL	July-08	July-08	2,727	—	—	—	2,727	—	1,566	1,566	—
Palm Coast, FL	July-08	September-08	891	1,770	—	—	2,661	1,770	-530	1,240	(8)
Pompano Beach, FL	July-08	October-08	1,206	2,162	—	—	3,368	2,162	-411	1,751	(8)
Port St. Lucie, FL	July-08	August-09	(60)	654	—	—	594	654	648	1,302	(40)
Punta Gorda, FL	July-08	July-08	2,337	—	—	—	2,337	—	2,143	2,143	—
Vero Beach, FL	July-08	February-09	87	830	—	—	917	830	565	1,395	(13)
Cherry Hill, NJ	July-08	July-08	1,946	—	—	—	1,946	—	2,225	2,225	—
Cranford, NJ	July-08	July-08	1,453	—	—	—	1,453	—	725	725	—
Warren, NJ	July-08	July-08	1,375	—	—	—	1,375	—	1,556	1,556	—
Westfield, NJ	July-08	July-08	2,539	—	—	—	2,539	—	2,230	2,230	—
Lehigh Acres, FL	July-08	August-09	(207)	758	—	—	551	758	752	1,510	(28)
Alpharetta, GA	July-08	December-08	98	914	—	—	1,012	914	617	1,531	(9)
Atlanta, GA	July-08	September-08	825	1,282	—	—	2,107	1,282	862	2,144	(27)
Columbus, GA	July-08	December-08	(43)	111	—	—	68	111	85	196	(3)
Duluth, GA	July-08	July-08	1,851	—	—	—	1,851	—	1,457	1,457	—
Oakwood, GA	July-08	September-08	49	898	—	—	947	898	607	1,505	(1)
Riverdale, GA	July-08	August-09	(104)	471	—	—	367	471	286	757	(12)
Laurinburg, NC	July-08	July-08	188	—	—	—	188	—	197	197	—
Haworth, NJ	July-08	July-08	1,781	—	—	—	1,781	—	1,834	1,834	—
Fredericksburg, VA	August-08	August-08	2,432	—	—	—	2,432	—	2,568	2,568	—
Dallas, PA	August-08	August-08	1,539	—	—	—	1,539	—	366	366	—
Virginia Beach, VA	August-08	August-08	1,210	—	—	—	1,210	—	930	930	—
Baytown, TX	August-08	August-08	3,205	—	—	—	3,205	—	1,355	1,355	—
Bradenton, FL	November-08	November-08	778	—	—	—	778	—	748	748	—
Sarasota, FL	November-08	November-08	1,688	—	—	—	1,688	—	867	867	—
Tuscaloosa, AL	November-08	November-08	580	—	—	—	580	—	242	242	—
Palm Harbor, FL	November-08	November-08	1,064	—	—	—	1,064	—	790	790	—
Reading, PA	November-08	November-08	137	—	—	—	137	—	248	248	—
St. Augustine, FL	November-08	November-08	1,936	—	—	—	1,936	—	1,428	1,428	—
Cumming, GA	December-08	December-08	1,227	—	—	—	1,227	—	810	810	—
Suffolk, VA	December-08	February-09	115	172	—	—	287	172	129	301	(1)
Titusville, FL	December-08	December-08	321	—	—	—	321	—	260	260	—
West Caldwell, NJ(1)	December-08	September-09	333	898	—	—	1,231	357	358	715	15
Palm Coast, FL	December-08	December-08	507	—	—	—	507	—	599	599	—
Mableton, GA	December-08	December-08	676	—	—	—	676	—	696	696	—
Warner Robins, GA	January-09	January-09	149	—	—	—	149	—	257	257	—
Philadelphia, PA(1)	January-09	October-09	291	1,474	—	—	1,765	552	1,105	1,657	3
Stockholm, NJ	December-08	November-09	(29)	240	—	—	211	240	438	678	(46)
Sebastian, FL	July-08	December-09	(104)	654	—	—	550	654	1,302	1,956	(102)
Fort Myers, FL	July-08	December-09	(314)	795	—	—	481	795	1,582	2,377	(113)
			$43,243	$17,340	$—	$—	$60,583	$15,877	$41,829	$57,706	$(441)
(1)	Sale of property was to a related party.
(2)	No purchase money mortgages were taken back by any program.

(3)	Financial information for programs is prepared in accordance with GAAP; therefore, GAAP adjustments are not applicable.
(4)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(5)	Amounts shown do not include a pro rata share of the offering costs. There were no carried interests received in lieu of commissions in connection with the acquisition of property.
6)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operation of the property.

APPENDIX A-1: PRIOR PERFORMANCE OF AMERICAN FINANCIAL REALTY TRUST

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2006, 2005 and 2004
(In thousands, except per share data)
(unaudited)

	Year Ended December 31,
	2006	2005	2004
Revenues:
Rental income	$253,485	$219,689	$148,695
Operating expense reimbursements	166,712	155,181	81,101
Interest and other income	6,425	5,202	3,143
Total revenues	426,622	380,072	232,939
Expenses:
Property operating expenses:
Ground rents and leasehold obligations	14,336	13,427	8,726
Real estate taxes	42,868	35,232	21,659
Property and leasehold impairments	5,500	144	446
Other property operating expenses	166,310	142,148	73,730
Total property operating expenses	229,014	190,951	104,561
Marketing, general and administrative	24,934	24,144	23,888
Broken deal costs	176	1,220	227
Repositioning	9,065	—	—
Amortization of deferred equity compensation	8,687	10,411	9,078
Outperformance plan – contingent restricted share component	—	—	(5,238)
Severance and related accelerated amortization of deferred compensation	21,917	4,503	1,857
Interest expense on mortgages and other debt	142,432	120,514	72,121
Depreciation and amortization	126,307	115,439	74,427
Total expenses	562,532	467,182	280,921
Loss before net gain on sale of land, equity in loss from joint venture, net loss on investments, minority interest and discontinued operations	(135,910)	(87,110)	(47,982)
Gain on sale of land	2,043	1,596	80
Equity in loss from joint venture	(1,397)	—	—
Net loss on investments	—	(530)	(409)
Loss from continuing operations before minority interest	(135,264)	(86,044)	(48,311)
Minority interest	2,686	1,984	1,835
Loss from continuing operations	(132,578)	(84,060)	(46,476)
Discontinued operations:
Loss from operations before yield maintenance fees, net of minority interest of $1,850, $3,062 and $114 for the years ended December 31, 2006, 2005 and 2004, respectively	(79,174)	(29,182)	(1,252)
Yield maintenance fees, net of minority interest of $15,564, $16 and $103 for the years ended December 31, 2006, 2005 and 2004, respectively	(46,402)	(567)	(3,060)
Net gains on disposals, net of minority interest of $74,046, $562 and $934 for the years ended December 31, 2006, 2005 and 2004 respectively	237,556	20,194	28,543
Income (loss) from discontinued operations	111,980	(9,555)	24,231
Net loss	$(20,598)	$(93,615)	$(22,245)
Basic and diluted income (loss) per share:
From continuing operations	$(1.04)	$(0.71)	$(0.45)
From discontinued operations	$0.87	$(0.07)	$0.23
Total basic and diluted loss per share	$(0.17)	$(0.78)	$(0.22)

See accompanying notes to consolidated financial statements.

A-1-1

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006, 2005 and 2004
(In thousands)
(unaudited)

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(20,598)	$(93,615)	$(22,245)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	137,420	138,990	93,241
Minority interest	53,946	(4,500)	(1,118)
Amortization of leasehold interests and intangible assets	36,351	38,887	18,145
Amortization of above- and below-market leases	1,160	(120)	1,539
Amortization of deferred financing costs	13,708	12,656	5,006
Amortization of deferred compensation	13,031	13,440	10,273
Amortization of discount on pledged treasury securities	(359)	—	—
Non-cash component of Outperformance Plan	—	—	(5,238)
Non-cash compensation charge	273	262	244
Impairment charges	65,116	3,581	4,060
Net equity in loss from joint venture	1,397	—	—
Net gain on sales of properties and lease terminations	(315,077)	(23,006)	(30,076)
Net loss on sales of investments	—	530	409
Increase in restricted cash	(3,792)	(17,646)	(21,246)
Leasing costs	(18,154)	(8,404)	(17,349)
Payments received from tenants for lease terminations	1,947	440	2,061
Decrease (increase) in operating assets:
Tenant and other receivables, net	(23,405)	(19,601)	(22,055)
Prepaid expenses and other assets	(2,777)	(81)	(16,466)
Increase (decrease) in operating liabilities:
Accounts payable	4,447	(709)	3,138
Accrued expenses and other liabilities	(3,034)	(10,469)	44,972
Deferred revenue and tenant security deposits	31,711	50,002	71,325
Net cash (used in) provided by operating activities	(26,689)	80,637	118,620
Cash flows from investing activities:
Payments for acquisitions of real estate investments, net of cash acquired	(192,669)	(806,951)	(2,006,703)
Capital expenditures	(50,043)	(41,559)	(15,786)
Proceeds from sales of real estate and non-real estate assets	1,421,613	125,583	245,990
(Increase) decrease in restricted cash	590	1,601	(10,461)
Investment in joint venture	(23,300)	—	—
Sales of investments	1,116	21,240	52,880
Purchases of investments	(33,082)	(659)	(10,032)
Net cash provided by (used in) investing activities	1,124,225	(700,745)	(1,744,112)
Cash flows from financing activities:
Repayments of mortgages, bridge notes payable and credit facilities	(1,207,580)	(594,063)	(274,398)
Proceeds from mortgages, bridge notes payable and credit facilities	327,878	1,108,652	1,531,425
Proceeds from issuance of convertible senior notes, net	—	—	434,030
Payments for deferred financing costs, net	(2,118)	(838)	(25,758)
Proceeds from common share issuances, net	1,185	244,442	7,552
Redemption of Operating Partnership units	—	(4,405)	(31,112)
Contributions by limited partners	—	353	—
Dividends and distributions	(221,140)	(134,395)	(116,799)
Net cash (used in) provided by financing activities	(1,101,775)	619,746	1,524,940

See accompanying notes to consolidated financial statements.

A-1-2

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED STATEMENTS OF CASH FLOWS — (continued)
Years Ended December 31, 2006, 2005 and 2004
(In thousands)
(unaudited)

	Year Ended December 31,
	2006	2005	2004
Decrease in cash and cash equivalents	(4,239)	(362)	(100,552)
Cash and cash equivalents, beginning of year	110,245	110,607	211,159
Cash and cash equivalents, end of year	$106,006	$110,245	$110,607
Supplemental cash flow and non-cash information:
Cash paid for interest	$248,170	$166,533	$76,582
Cash paid for income taxes	$687	$24	$1,693
Debt assumed in real estate acquisitions	$—	$78,645	$48,072
Operating Partnership units issued to acquire real estate	$—	$—	$35,867
Non-cash acquisition costs	$—	$2,367	$—

See accompanying notes to consolidated financial statements.

A-1-3

APPENDIX A-2: RESULTS OF NICHOLAS S. SCHORSCH’S COMPLETED PROGRAMS
(unaudited)

Year	Number of Properties Acquired	Aggregate Purchase Price of Properties Acquired	Number of Properties Sold	Aggregate Gross Proceeds from Sale of Properties	Aggregate Net Gain on Sales	Number of Properties Sold to AFR	Aggregate Gross Proceeds from Sale of Properties to AFR	Aggregate Net Gain on Sales to AFR
1998	105	$22,373,000	15	$8,054,000	$4,227,000	—	$—	$—
1999	33	18,825,000	16	8,418,000	4,468,000	—	—	—
2000	8	142,931,000	33	21,871,000	8,934,000	—	—	—
2001	71	24,126,000	45	22,921,000	4,107,000	—	—	—
2002	59	64,030,000	63	32,130,000	11,377,000	93	230,500,000	N/A	(1)
2003	—	—	11	54,347,000	2,567,000	—	—	—
Total	276	$272,285,000	183	$147,741,000	$35,680,000	93	$230,500,000	$—

(1)	The consideration received was principally limited partnership units in AFR’s operating partnership and some cash. The net aggregate gain on the sale to AFR can not be determined since the registrant has no information as to what each investor did with his or her limited partnership units after the initial transfer to AFR in 2002.

A-2-1

APPENDIX B

DISTRIBUTION REINVESTMENT PLAN

American Realty Capital New York Recovery REIT, Inc.
EFFECTIVE AS OF SEPTEMBER 2, 2010

American Realty Capital New York Recovery REIT, Inc., a Maryland corporation (the “Company”), has adopted this Distribution Reinvestment Plan (the “Plan”), to be administered by the Company, Realty Capital Securities, LLC (the “Dealer Manager”) or an unaffiliated third party (the “Administrator”) as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1. Election to Participate.  Any purchaser of shares of common stock of the Company, par value $0.01 per share (the “Shares”), may become a Participant by making a written election to participate on such purchaser’s subscription agreement at the time of subscription for Shares. Any stockholder who has not previously elected to participate in the Plan, and subject to Section 8(b) herein, any participant in any previous or subsequent publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or its affiliates (an “Affiliated Program ”), may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Participants in the Plan generally are required to have the full amount of their cash distributions (other than “Excluded Distributions” as defined below) with respect to all Shares or shares of stock or units of limited partnership interest of an Affiliated Program (collectively “Securities”) owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Securities to be subject to participation in the Plan.

2. Distribution Reinvestment.  The Administrator will receive all cash distributions (other than Excluded Distributions) paid by the Company or an Affiliated Participant with respect to Securities of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten (10) days prior to the last day of the period to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a holder of Securities will become a Participant in the Plan effective on the first day of the period following such election, and the election will apply to all Distributions attributable to such period and to all periods thereafter. As used in this Plan, the term “Excluded Distributions” shall mean those cash or other distributions designated as Excluded Distributions by the Board of the Company or the board or general partner of an Affiliated Program, as applicable.

3. General Terms of Plan Investments.

(a) The Company intends to offer Shares pursuant to the Plan at the higher of 95% of the estimated value of one share as estimated by the Company’s board of directors or $9.50 per share, regardless of the price per Security paid by the Participant for the Securities in respect of which the Distributions are paid. A stockholder may not participate in the Plan through distribution channels that would be eligible to purchase shares in the public offering of shares pursuant to the Company’s prospectus outside of the Plan at prices below $9.50 per share.

(b) Selling commissions will not be paid for the Shares purchased pursuant to the Plan.

(c) Dealer Manager fees will not be paid for the Shares purchased pursuant to the Plan.

(d) For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(e) Distributions shall be invested in Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants. Any interest earned on such accounts will be paid to the Company and will become property of the Company.

(f) Participants may acquire fractional Shares, computed to four decimal places, so that 100% of the Distributions will be used to acquire Shares. The ownership of the Shares shall be reflected on the books of Company or its transfer agent.

(g) A Participant will not be able to acquire Shares under the Plan to the extent such purchase would cause it to exceed the Ownership Limit or other Share ownership restrictions imposed by the Company’s Charter. For purposes of this Plan, “Ownership Limit” shall mean the prohibition on beneficial ownership of not more than 9.8% in value of outstanding stock of the Company and not more than 9.8% (in number of shares or value, whichever is more restrictive) of any class or series of the outstanding shares of the stock of the Company.

4. Absence of Liability.  The Company, the Dealer Manager and the Administrator shall not have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. The Company, the Dealer Manager and the Administrator shall not be liable for any act done in good faith, or for any good faith omission to act hereunder.

5. Suitability.  Each Participant shall notify the Administrator if, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the subscription agreement for the Participant’s initial purchase of Shares. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s prospectus for the Participant’s initial purchase of Shares.

6. Reports to Participants.  Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Shares purchased and the per Share purchase price for such Shares pursuant to the Plan during the prior year. Each statement also shall advise the Participant that, in accordance with Paragraph 5 hereof, the Participant is required to notify the Administrator if there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Shares becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the company or the Administrator at least annually.

7. Taxes.  Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Plan.

8. Reinvestment in Subsequent Programs.

(a) After the termination of the Company’s initial public offering of Shares pursuant to the Company’s prospectus dated September 2, 2010 (the “Initial Offering”), the Company may determine, in its sole discretion, to cause the Administrator to provide to each Participant notice of the opportunity to have some or all of such Participant’s Distributions (at the discretion of the Administrator and, if applicable, the Participant) invested through the Plan in any publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or an Affiliated Program (a “Subsequent Program”). If the Company makes such an election, Participants may invest Distributions in equity securities issued by such Subsequent Program through the Plan only if the following conditions are satisfied:

(i) prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii) a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act of 1933, as amended (the “Securities Act”);

(iii) the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv) the Participant executes the subscription agreement included with the prospectus for the Subsequent Program;

(v) the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program; and

(vi) the Subsequent Program has accepted an aggregate amount of subscriptions in excess of its minimum offering amount.

(b) The Company may determine, in its sole discretion, to cause the Administrator to allow one or more participants of an Affiliated Program to become a “Participant.” If the Company makes such an election, such Participants may invest distributions received from the Affiliated Program in Shares through this Plan, if the following conditions are satisfied:

(i) prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii) a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act;

(iii) the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv) the Participant executes the subscription agreement included with the prospectus for the Subsequent Program; and

(v) the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program.

9. Termination.

(a) A Participant may terminate or modify his participation in the Plan at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten (10) days prior to the last day of the Distribution Period to which it relates.

(b) Prior to the listing of the Shares on a national securities exchange, a Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

10. State Regulatory Restrictions.  The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Plan.

11. Amendment to or Termination of the Plan.

(a) Except for Section 9(a) of this Plan which shall not be amended prior to a listing of the Shares on a national securities exchange, the terms and conditions of this Plan may be amended by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least ten (10) days prior to the effective date thereof to each Participant.

(b) The Administrator may terminate a Participant’s individual participation in the Plan and the Company may terminate the Plan itself, at any time by providing ten (10) days’ prior written notice to a Participant, or to all Participants, as the case may be.

(c) After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions in the Participant’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Shares made after the effective date of the termination of the Participant’s participation will be sent directly to the former Participant.

12. Participation by Limited Partners of New York Recovery Operating Partnership, L.P.  For purposes of this Plan, “stockholders” shall be deemed to include limited partners of New York Recovery Operating Partnership, L.P. (the “Partnership”), “Participants” shall be deemed to include limited partners of the Partnership that elect to participate in the Plan, and “Distribution,” when used with respect to a limited partner of the Partnership, shall mean cash distributions on limited partnership interests held by such limited partner.

13. Governing Law.  This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Maryland.

14. Notice.  Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to DST Systems, Inc., 430 W 7th St., Kansas City, MO 64105-1407, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any changes of address.

15. Certificates.  The ownership of the Shares will be in book-entry form prior to the issuance of certificates. The Company will not issue share certificates except to stockholders who make a written request to the Administrator.

APPENDIX C

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
SUBSCRIPTION AGREEMENT

AMERICAN REALTY CAPITAL
NEW YORK RECOVERY REIT, INC.

SUBSCRIPTION AGREEMENT

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

INSTRUCTION PAGE

In no event may a subscription of shares be accepted until at least five business days after the date the subscriber receives the final prospectus. You will receive a confirmation of your purchase.

Until we have raised the minimum offering amount, your broker-dealer or registered investment advisor should MAIL properly completed and executed ORIGINAL documents, along with your check payable to “Wells Fargo Bank, National Association, Escrow Agent for American Realty Capital New York Recovery REIT, Inc.”

to Realty Capital Securities at the following address:

American Realty Capital New York Recovery REIT, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place
Suite 3300
Boston, MA 02116
Phone (888) 518-8073
Fax (877) 894-1127

*For IRA Accounts, mail investor signed documents to the IRA Custodian for signatures.

Realty Capital Securities will then forward your check to our escrow agent, Wells Fargo Bank, NA

If you have any questions, please call your registered representative or Realty Capital Securities, LLC at 1-877-373-2522

Once we have raised $2,000,000, from persons who are not affiliated with us or our sponsor, your broker-dealer or registered investment advisor should MAIL properly completed and executed ORIGINAL documents, along with your check payable to “Wells Fargo Bank, National Association, Escrow Agent for American Realty Capital New York Recovery REIT, Inc.” to the following address (except that Pennsylvania investors should continue to follow the instructions above until an aggregate of $75,000,000 has been raised and Tennessee investors should continue to follow the instructions above until an aggregate of $20,000,000 has been raised. See “Prospectus Summary — Terms of the Offering” in the prospectus):

American Realty Capital New York Recovery REIT, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place
Suite 3300
Boston, MA 02116
Phone (888) 518-8073
Fax (877) 894-1127

*For IRA Accounts, mail investor signed documents to the IRA Custodian for signatures.

If you have any questions, please call your registered representative or Realty Capital Securities, LLC at 1-877-373-2522

Instructions to Subscribers

Section 1: Indicate investment amount (Make all checks payable to “Wells Fargo Bank, National Association, Escrow Agent for American Realty Capital New York Recovery REIT, Inc.”)

Section 2: Choose type of ownership

Non-Custodial Ownership

—	Accounts with more than one owner must have ALL PARTIES SIGN where indicated on page 3.
—	Be sure to attach copies of all plan documents for Pension Plans, Trusts or Corporate Partnerships required in section 2.

Custodial Ownership

For New IRA/Qualified Plan Accounts, please complete the form/application provided by your custodian of choice in addition to this subscription document and forward to the custodian for processing.

For existing IRA Accounts and other Custodial Accounts, information must be completed BY THE CUSTODIAN. Have all documents signed by the appropriate officers as indicated in the Corporate Resolution (which are also to be included).

Section 3: All names, addresses, Dates of Birth, Social Security or Tax I.D. numbers of all investors or Trustees

Section 4: Choose Dividend Allocation option

Section 5: To be signed and completed by your Financial Advisor (be sure to include CRD number for FA and BD Firm and the Branch Manager’s signature)

Section 6: Have ALL owners initial and sign where indicated on Page 3

Section 7: All investors must complete and sign the substitute W9

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC
SUBSCRIPTION AGREEMENT

1. YOUR INITIAL INVESTMENT All subscription payments (other than those from Pennsylvania or Tennessee residents) will be placed in an account held by the escrow agent, Wells Fargo Bank, National Association, in trust for subscribers’ benefit, and will be released to us only if we have sold a minimum of 200,000 shares to the public by September 2, 2011, which is one year from the effective date of this offering. We will not sell any shares to Pennsylvania residents unless we have received an aggregate of $75,000,000 in subscriptions from all investors pursuant to this offering by September 2, 2011, which is one year from the effective date of this offering. Pending a satisfaction of this condition, all subscription payments from Pennsylvania residents will be placed in an account held by the escrow agent, Wells Fargo Bank, National Association, in trust for subscribers’ benefit, pending release to us. In addition, we will not sell any shares to Tennessee residents unless we have received an aggregate of $20,000,000 in subscriptions from all investors pursuant to this offering by September 2, 2011, which is one year from the effective date of this offering. Pending a satisfaction of this condition, all subscription payments from Tennessee residents will be placed in an account held by the escrow agent, Wells Fargo Bank, National Association, in trust for subscribers’ benefit, pending release to us. Funds in escrow will be invested in short-term investments that mature on or before September 2, 2011, which is one year from the effective date of this offering, or that can be readily sold or otherwise disposed of for cash by such date without any dissipation of the offering proceeds invested.

Make all checks payable to “Wells Fargo Bank, National Association, Escrow Agent for American Realty Capital New York Recovery REIT, Inc.”

Investment Amount $	Brokerage Account Number
The minimum initial investment is 250 shares ($2,500)	(If applicable)

Cash, cashier’s checks/official bank checks in bearer form, foreign checks, money orders, third party checks, or traveler’s checks will not be accepted.

☐ I/WE AM/ARE EMPLOYEE(S) OF REALTY CAPITAL SECURITIES, LLC, AN AFFILIATE, BROKER AND/OR AN IMMEDIATE FAMILY MEMBER OF ONE OF THE ABOVE. I/WE ACKNOWLEDGE THAT I/WE WILL NOT BE PAID A COMMISSION FOR THIS PURCHASE, BUT WILL RECEIVE ADDITIONAL SHARES OR FRACTIONS THEREOF.

☐ CHECK HERE IF ADDITIONAL PURCHASE AND COMPLETE NUMBER 3 BELOW.

2. FORM OF OWNERSHIP (Select only one)

Non-Custodial Ownership	Custodial Ownership
____ Individual

____ Joint Tenant (Joint accounts will be registered as joint tenants with rights of survivorship unless otherwise indicated)

____ Tenants in Common

____ TOD – Optional designation of beneficiaries for individual joint owners with rights of survivorship or tenants by the entireties.(Please complete Transfer on Death Registration Form. You may download the form at www.americanrealtycap.com/materials/)

____ Uniform Gift/Transfer to Minors (UGMA/UTMA)

     Under the UGMA/UTMA of the State of _______________

____ Pension Plan (Include Plan Documents)

____ Trust (Include title and signature pages of Trust Documents)

____ Corporation or Partnership (Include Corporate Resolution or Partnership Agreement, as applicable)

____ Other _______________________ (Include title and signature pages)	Third Party Administered Custodial Plan
(new IRA accounts will require an additional application)
☐ IRA  ☐ ROTH/IRA  ☐ SEP/IRA  ☐ SIMPLE   ☐ OTHER

Name of Custodian

Mailing Address

City, State Zip

Custodian Information (To be completed by Custodian above)

Custodian Tax ID #

Custodian Account #

Custodian Phone

3. INVESTOR INFORMATION (Please print name(s) in which Shares are to be registered.)

A. Individual/Trust/Beneficial Owner

First Name:  Middle Name:

Last Name:  Tax ID or SS#:

Street Address:  City:  State:  Zip:

Date of Birth:  (mm/dd/yyyy) ____/____/________ If Non-U.S. Citizen, specify Country of Citizenship:

Daytime Phone #:  U. S. Driver’s License Number (if available):  State of Issue:

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request.
Any such request will be subject to our verification.

B. Joint Owner/Co-Trustee/Minor

First Name:  Middle Name:

Last Name:  Tax ID or SS#:

Street Address:  City:  State:  Zip:

Date of Birth:  (mm/dd/yyyy) ____/____/________ If Non-U.S. Citizen, specify Country of Citizenship:

Daytime Phone #:

C. Residential Street Address (This section must be completed for verification purposes if mailing address in section 3A is a P.O. Box)

Street Address:

City:  State:  Zip:

D. Trust/Corporation/Partnership/Other (Trustee’s information must be provided in sections 3A and 3B) Date of Trust: ____/____/________

Entity Name/Title of Trust:  Tax ID Number:

E. Government ID (Foreign Citizens only) Identification documents must have a reference number and photo. Please attach a photocopy.

Place of Birth:

City                                          State/Providence                                       Country

Immigration Status:  Permanent resident ☐    Non-permanent resident  ☐    Non-resident ☐

Check which type of document you are providing:

☐ US Driver’s License  ☐ INS Permanent resident alien card  ☐ Passport with U.S. Visa  ☐ Employment Authorization Document

☐ Passport without U.S. Visa    Bank Name (required):  Account No. (required):

☐ Foreign national identity documents    Bank address (required):   Phone No. required:

Number for the document checked above and country of issuance:

F. Employer:   Retired: ☐

4. DISTRIBUTIONS (Select only one)

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your dividend distributions.

IRA accounts may not direct distributions without the custodian’s approval.

I hereby subscribe for Shares of American Realty Capital New York Recovery REIT, Inc. and elect the distribution option indicated below:

A.	____ Reinvest/Distribution Reinvestment Plan (see the final prospectus for details)
B.	____ Mail Check to the address of record
C.	____ Credit Dividend to my IRA or Other Custodian Account
D.	____ Cash/Direct Deposit (Please attach a pre-printed voided check (Non-Custodian Investors only). I authorize American Realty Capital New York Recovery REIT, Inc. or its agent to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify American Realty Capital New York Recovery REIT, Inc. in writing to cancel it. If American Realty Capital New York Recovery REIT, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.)

Name/Entity Name/Financial Institution:

Mailing Address:  City:  State:  Zip:

Account Number:  Your Bank’s ABA/Routing Nbr:

Your Bank’s Account Number:  Checking Acct:  Savings Acct:

PLEASE ATTACH COPY OF VOIDED CHECK TO THIS FORM IF FUNDS ARE TO BE SENT TO A BANK

*	The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.

Signature  Signature

5. BROKER-DEALER/FINANCIAL ADVISOR INFORMATION (All fields must be completed)

The financial advisor must sign below to complete order. The financial advisor hereby warrants that he/she is duly licensed and may lawfully sell shares in the state designated at the investor’s legal residence.

BROKER DEALER	Financial Advisor Name/RIA

Advisor Mailing Address

City	State Zip

Advisor No.	Branch No. Telephone No.

Email Address	Fax No.

Broker Dealer CRD Number	Financial Advisor CRD Number

☐  Check this box to indicate whether submission is made through the Registered Investment Advisor (RIA) in its capacity as the RIA and not in its capacity as a Registered Representative of a Broker-Dealer, if applicable, whose agreement with the subscriber includes a fixed or “wrap” fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA-licensed Registered Representative affiliated with a Broker-Dealer, the transaction should be completed through that Broker-Dealer, not through the RIA.

I acknowledge that by checking the above box, I WILL NOT RECEIVE A COMMISSION.

The undersigned FINANCIAL ADVISOR further represents and certifies that in connection with this subscription for Shares, he/she has complied with and has followed all applicable policies and procedures under his firm’s existing Anti-Money Laundering Program and Customer Identification Program.

Financial Advisor and /or RIA Signature:  Date:

Branch Manager Signature:  Date:

6. SUBSCRIBER SIGNATURES

The undersigned further acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such subscriber’s behalf) the following: (you must initial each of the representations below)

Owner	Co-Owner	a) I/We have a minimum net worth (not including home, home furnishings and personal automobiles) of at least $70,000 and estimate that (without regard to American Realty Capital New York Recovery REIT, Inc.) I/we have a gross income due in the current year of at least $70,000; or I/we have a net worth (excluding home, home furnishings and automobiles) of at least $250,000, or such higher suitability as may be required by certain states and set forth on the reverse side hereof; in the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.
Owner	Co-Owner	b) KANSAS INVESTORS: I/We understand and acknowledge that the Office of the Securities Commissioner of the State of Kansas recommends that I/we do not invest more than 10% of my/our liquid net worth in shares of American Realty Capital New York Recovery REIT, Inc. stock and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.
Owner	Co-Owner	c) I/We have received the final prospectus of American Realty Capital New York Recovery REIT, Inc.
Owner	Co-Owner	d) I/We am/are purchasing shares for my/our own account.
Owner	Co-Owner	e) I/We acknowledge that shares are not liquid.
Owner	Co-Owner	f) If an affiliate of American Realty Capital New York Recovery REIT, Inc.., I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.

Owner Signature:  Date:

Co-Owner Signature:  Date:

Signature of Custodian(s) or Trustee(s) (if applicable). Current Custodian must sign if investment is for an IRA Account

Authorized Signature (Custodian or Trustee):  Date:

CERTAIN STATES HAVE IMPOSED SPECIAL FINANCIAL SUITABILITY STANDARDS FOR SUBSCRIBERS WHO PURCHASE SHARES

Several states have established suitability requirements that are more stringent than the general standards for all investors described below. Shares will be sold to investors in these states only if they meet the special suitability standards set forth below. In each case, these special suitability standards exclude from the calculation of net worth the value of the investor’s home, home furnishings and automobiles.

General Standards for all Investors

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000.

Nebraska

•	Investors must have either (a) a net worth of $350,000 (exclusive of home, auto and home furnishings) or (b) a net worth of $100,000 (exclusive of home, auto and home furnishings) and an annual income of $70,000. The investor’s maximum investment in the issuer should not exceed 10% of the investor’s net worth (exclusive of home, auto and home furnishings).

Kentucky

•	Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth..

Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania and Washington

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania or Washington resident’s net worth.

Tennessee

•	In addition to the suitability requirements described above, investors’ maximum investment in our shares and our affiliates shall not exceed 10% of the resident’s net worth.

Kansas

•	In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Missouri

•	In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

California

•	In addition to the suitability requirements described above, investors’ maximum investment in our shares will be limited to 10% of the investor’s net worth (exclusive of home, home furnishings and automobile).

Alabama and Mississippi

•	In addition to the suitability standards above, shares will only be sold to Alabama and Mississippi residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

WE INTEND TO ASSERT THE FOREGOING REPRESENTATIONS AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. WE HAVE THE RIGHT TO ACCEPT OR REJECT THIS SUBSCRIPTION IN WHOLE OR IN PART, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. AS USED IN THIS SUBSCRIPTION AGREEMENT, “ARC” REFERS TO AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC. AND ITS AFFILIATES. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

By executing this Subscription Agreement, the subscriber is not waiving any rights under federal or state law.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

What Number to Give the Requester. – Social Security numbers (“SSN”) have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers (“EIN”) have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All “Section” references are to the Internal Revenue Code of 1986, as amended. “IRS” means the Internal Revenue Service.

For this type of account:	Give the SSN of:
1. An individual’s account	The individual
2. Two or more individuals (Joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
4. (a) The usual revocable savings trust account (grantor also is trustee)	The grantor-trustee(1)
(b) So-called trust account that is not a legal or valid trust under State law	The actual owner(1)
5. Sole proprietorship or single-owner LLC	The owner(3)

For this type of account:	Give the EIN of:
6. Sole proprietorship or single-owner LLC	The owner(3)
7. A valid trust, estate, or pension trust	The legal entity(4)
8. Corporate or LLC electing corporate status on Form 8832	The corporation
9. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
10. Partnership or multi-member LLC	The partnership or LLC
11. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity
12. A broker or registered nominee	The broker or nominee

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a SSN, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s SSN.
(3)	You must show your individual name and you also may enter your business or “DBA” name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, the IRS encourages you to use your SSN.
(4)	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note. If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

Obtaining a Number

If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.socialsecurity.gov/online/ss-5.pdf. You also may get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Payees Exempt from Backup Withholding

Backup withholding is not required on any payments made to the following payees:

•	An organization exempt from tax under Section 501(a), an individual retirement account (“IRA”), or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).
•	The United States or any of its agencies or instrumentalities.
•	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
•	A foreign government or any of its political subdivisions, agencies or instrumentalities.
•	An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

•	A corporation.
•	A foreign central bank of issue.
•	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.
•	A futures commission merchant registered with the Commodity Futures Trading Commission.
•	A real estate investment trust.
•	An entity registered at all times during the tax year under the Investment Company Act of 1940.
•	A common trust fund operated by a bank under Section 584(a).
•	A financial institution.
•	A middleman known in the investment community as a nominee or custodian.
•	A trust exempt from tax under Section 664 or described in Section 4947.

Exempt payees should complete a Substitute Form W-9 to avoid possible erroneous backup withholding. Check the “Exempt TIN” box in Part 4 of the attached Substitute Form W-9, furnish your TIN, sign and date the form and return it to the payer. Foreign payees who are not subject to backup withholding should complete an appropriate Form W-8 and return it to the payer.

Privacy Act Notice

Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.

Penalties

•	Failure to Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
•	Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.
•	Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
•	Misuse of TINs. If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

7. SUBSTITUTE W-9

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If the box in Part 3 is checked and a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS. See the guidelines below for instructions on how to fill out the Substitute W-9.

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (“TIN”)	Part 1 – PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.	Social security number OR Employer Identification Number
Part 2 – Certification – Under penalties of perjury, I certify that:

(1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me);
(2) I am not subject to backup withholding because (a) I am exempt from withholding or (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding; and
(3) I am a U.S. person (including a U.S. resident alien)

CERTIFICATION INSTRUCTIONS – YOU MUST CROSS OUT ITEM (2) IN PART 2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE IRS THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURNS. HOWEVER, IF AFTER BEING NOTIFIED BY THE IRS STATING THAT YOU WERE SUBJECT TO BACKUP WITHHOLDING YOU RECEIVED ANOTHER NOTIFICATION FROM THE IRS STATING YOU ARE NO LONGER SUBJECT TO BACKUP WITHHOLDING, DO NOT CROSS OUT ITEM (2). IF YOU ARE EXEMPT FROM BACKUP WITHHOLDING, CHECK THE BOX IN PART 4.

SIGNATURE:  DATE:
Name (Please Print):

Address (Please Print):

Part 3 – Awaiting TIN ☐ Part 4 – Exempt TIN ☐

NOTE: FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN
BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU FROM THE ESCROW ACCOUNT.
PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INFORMATION.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF
SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me and that either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center for Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number to the Depositary by the time of payment, 28% of all reportable payments made to me will be withheld.

SIGNATURE:  Date:

APPENDIX D

TRANSFER ON DEATH DESIGNATION

American Realty Capital New York Recovery REIT, Inc.
TRANSFER ON DEATH FORM (TOD)
This form is NOT VALID for Trust or IRA accounts.
Both pages of this form must accompany the subscription agreement.

As our transfer agent, DST Systems, Inc., is located in Missouri, a Transfer on Death (“TOD”) designation pursuant to this form and all rights related thereto shall be governed by the laws of the State of Missouri.

PLEASE REVIEW THE FOLLOWING IN ITS ENTIRETY BEFORE COMPLETING THE TRANSFER ON DEATH FORM:

1.	Eligible accounts: Individual accounts and joint accounts with rights of survivorship are eligible. A TOD designation will not be accepted from residents of Louisiana or North Carolina.
2.	Designation of beneficiaries: the account owner may designate one or more beneficiaries of the TOD account. Beneficiaries are not “account owners” as the term is used herein.
3.	Primary and contingent beneficiaries: The account owner may designate primary and contingent beneficiaries of the TOD account. Primary beneficiaries are the first in line to receive the account upon the death of the account owner. Contingent beneficiaries, if any are designated, receive the account upon the death of the account owner if, and only if, there are no surviving primary beneficiaries.
4.	Minors as beneficiaries: Minors may be beneficiaries of a TOD account only if a custodian, trustee, or guardian is set forth for the minor on the transfer on death form. By not providing a custodian, trustee, or guardian, the account owner is representing that all of the named beneficiaries are not minors.
5.	Status of beneficiaries: Beneficiaries have no rights to the account until the death of the account owner or last surviving joint owner.
6.	Joint owners: If more than one person is the owner of an account registered or to be registered TOD, the joint owners of the account must own the account as joint tenants with rights of survivorship.
7.	Transfer to designated beneficiaries upon the owner’s death:
a.	Percentage designation: Unless the account owner designates otherwise by providing a percentage for each beneficiary on the Transfer on Death Form, all surviving beneficiaries will receive equal portions of the account upon the death of the account owner.
b.	Form of ownership: Multiple beneficiaries will be treated as tenants in common unless the account owner expressly indicates otherwise.
c.	Predeceasing beneficiaries: If the account owner wishes to have the account pass to the children of the designated beneficiaries if the designated beneficiaries predecease the account owner, the account owner must check the box labeled Lineal Descendants per Stirpes (“LDPS”) in Section B of this form. If the box is not checked, the children of beneficiaries who die before you will not receive a portion of your account. If the account is registered LDPS and has contingent beneficiaries, LDPS takes precedence. If a TOD account with multiple beneficiaries is registered LDPS, the LDPS registration must apply to all beneficiaries. If the account is not registered LDPS, a beneficiary must survive the account owner to take the account or his or her part of the account. In the case of multiple beneficiaries, if one of the beneficiaries does not survive the account owner, the deceased beneficiary’s share of the account will be divided equally among the remaining beneficiaries upon the death of the account owner. If no beneficiary survives the account owner, the account will be treated as part of the estate of the account owner.
d.	Notice of dispute: Should the transfer agent receive written notice of a dispute over the disposition of a TOD account, re-registration of the account to the beneficiaries may be delayed.

8.	Revocation or changes: An account owner or all joint owners may revoke or change a beneficiary designation. The Change of Transfer on Death (TOD) Form is available for this purpose on our website www.americanrealtycap.com/materials/ or from your registered representative.
9.	Controlling terms: The language as set forth in the TOD account registration shall control at all times. Unless the transfer agent is expressly instructed by the account owner to change the status of the account or the beneficiary designation prior to the account owner’s death, the person or persons set forth as the beneficiaries of the account shall remain the beneficiaries of the account, and events subsequent to the registration of the account as a TOD account shall not change either the rights of the persons designated as beneficiaries or the status of the account as a TOD account.
a.	Divorce: If the account owner designated his or her spouse as a TOD beneficiary of the account, and subsequently the account owner and the beneficiary are divorced, the fact of the divorce will not automatically revoke the beneficiary designation. If the account owner wishes to revoke the beneficiary designation, the account owner must notify American Realty Capital New York Recovery REIT, Inc. of the desired change in writing as specified in paragraph 8 above.
b.	Will or other testamentary document: The beneficiary designation may not be revoked by the account owner by the provisions of a will or a codicil to a will.
c.	Dividends, interest, capital gains, and other distributions after the account owner’s death:
i.	Accruals to the account which occur after the death of the account owner or last surviving joint owner, and are still in the account when it is re-registered to the beneficiaries, stay with the account and pass to the beneficiaries.
ii.	Where the account has been coded for cash distributions, and such distributions have actually been paid out prior to notice to the transfer agent of the death of the account owner, such distributions are deemed to be the property of the estate of the original account owner and do not pass with the account to the designated beneficiaries.
10.	TOD registrations may not be made irrevocable.

A — STOCKHOLDER INFORMATION

Name of stockholder(s) exactly as indicated on subscription agreement:

Stockholder Name	Mr. ☐	Mrs. ☐	Ms. ☐
				First	Middle	Last
Co-Stockholder Name (if applicable)	Mr. ☐	Mrs. ☐	Ms. ☐
				First	Middle	Last
Social Security Number(s) of Stockholder(s)					—

				Stockholder		Co-Stockholder
Daytime Telephone			State of Residence		(Not accepted from residents of Louisiana or North Carolina)

B — TRANSFER ON DEATH (Not permitted in Louisiana or North Carolina)

I (we) authorize American Realty Capital New York Recovery REIT, Inc. to register the percentage of shares of common stock set forth below in beneficiary form, assigning investorship on my (our) death to the TOD beneficiary(ies) named below. Use an additional sheet of paper if space is needed to designate more TOD beneficiaries. Complete information must be provided for all TOD beneficiaries.

PRIMARY Beneficiary Name
TOD Share Percentage %
Social Security or Tax ID #	Birth Date / /	Relationship
PRIMARY Beneficiary Name
TOD Share Percentage %
Social Security or Tax ID #	Birth Date / /	Relationship
PRIMARY Beneficiary Name
TOD Share Percentage %
Social Security or Tax ID #	Birth Date / /	Relationship
Contingent Beneficiary Name (Optional)
TOD Share Percentage %
Social Security or Tax ID #	Birth Date / /	Relationship
Contingent Beneficiary Name (Optional)
TOD Share Percentage %
Social Security or Tax ID #	Birth Date / /	Relationship
☐	Lineal Descendents per Stirpes (“LDPS”): Check if you wish to have the account pass to children of the above-designated beneficiary(ies) if the designated beneficiary(ies) predeceases the stockholder. The LDPS designation will apply to all designated beneficiaries.

C — SIGNATURE

By signing below, I (we) authorize American Realty Capital New York Recovery REIT, Inc. to register the shares in beneficiary form as designated above. I (we) agree on behalf of myself (ourselves) and my (our) heirs, assigns, executors, administrators and beneficiaries to indemnify and hold harmless American Realty Capital New York Recovery REIT, Inc. and any and all of its affiliates, agents, successors and assigns, and their respective directors, officers and employees, from and against any and all claims, liabilities, damages, actions and expenses arising directly or indirectly relating to this TOD designation or the transfer of my (our) shares in accordance with this TOD designation. If any claims are made or disputes are raised in connection with this TOD designation or account, American Realty Capital New York Recovery REIT, Inc. reserves the right to require the claimants or parties in interest to arrive at a final resolution by adjudication, arbitration, or other acceptable method, prior to transferring any TOD account assets. I (we) have reviewed all the information set forth on pages 1 and 2 of this form.

I (we) further understand that American Realty Capital New York Recovery REIT, Inc. cannot provide any legal advice and I (we) agree to consult with my (our) attorney, if necessary, to make certain that any TOD designation is consistent with my (our) estate and tax planning and is valid. Sign exactly as the name(s) appear(s) on the statement of account. All investors must sign. This TOD is effective subject to the acceptance of American Realty Capital New York Recovery REIT, Inc.

Signature – Investor (Required) Date	Signature – Co-Investor (If Applicable) Date

APPENDIX E

LETTER OF DIRECTION

                , 20

American Realty Capital New York Recovery REIT, Inc.
c/o DST Systems, Inc.
430 W 7th Street
Kansas City, Missouri 64105-1407

Re: Registered Investment Advisory Fees
        Account No.        (“Account”)

Ladies and Gentlemen:

You are hereby instructed and authorized by me to deduct advisory fees payable to           , my registered investment advisor, in the following amount from my Account, and to pay such amount by check to my registered investment advisor, upon each distribution by American Realty Capital New York Recovery REIT, Inc. (the “Company”) on my Account, as payment for my registered investment advisor’s advisory fees (select only one):

$        ; or

    % of Asset Value (calculated on a 365-day calendar year basis) to be paid by the Company on my Account.

I acknowledge that any and all advisory fees payable to my registered investment advisor are my sole responsibility and you are paying the amounts directed by me as an accommodation.

This letter shall serve as an irrevocable instruction to you to pay such advisory fees from my Account until such time as I provide you with written notice of my election to revoke this instruction.

Sincerely,

*	This election is not available for custodial ownership accounts, such as individual retirement accounts, Keogh plans and 401(k) plans, or Ohio investors.

E-1

APPENDIX F

NOTICE OF REVOCATION

                  , 20

American Realty Capital New York Recovery REIT, Inc.
c/o DST Systems, Inc.
430 W 7th Street
Kansas City, Missouri 64105-1407

Re: Revocation of Instruction
        Account No.         (“Account”)

Ladies and Gentlemen:

This letter shall serve as notice to you of my revocation of my instruction to you to deduct advisory fees from my Account and pay such fees directly to           , my registered investment advisor, pursuant to my letter to you dated           .

I hereby instruct you to cease any and all future deductions from my Account for the purpose of such advisory fee payments. I understand and acknowledge that this revocation will be effective within one business day of receipt by you.

Sincerely,

F-1

APPENDIX G

PRIVACY POLICY NOTICE

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
PRIVACY POLICY NOTICE

OUR COMMITMENT TO PROTECTING YOUR PRIVACY. We consider customer privacy to be fundamental to our relationship with our stockholders. In the course of servicing your account, we collect personal information about you (“Non-Public Personal Information”). We collect this information to know who you are so that we can provide you with products and services that meet your particular financial and investing needs, and to meet our obligations under the laws and regulations that govern us.

We are committed to maintaining the confidentiality, integrity and security of our stockholders’ personal information. It is our policy to respect the privacy of our current and former stockholders and to protect the personal information entrusted to us. This Privacy Policy Notice (the “Policy”) describes the standards we follow for handling your personal information and how we use the information we collect about you.

Information We May Collect. We may collect Non-Public Personal Information about you from the following sources:

•	Information on applications, subscription agreements or other forms. This category may include your name, address, e-mail address, telephone number, tax identification number, date of birth, marital status, driver’s license, citizenship, number of dependents, assets, income, employment history, beneficiary information and personal bank account information.
•	Information about your transactions with us, our affiliates and others, such as the types of products you purchase, your account balances, transactional history and payment history.
•	Information obtained from others, such as from consumer credit reporting agencies. This may include information about your creditworthiness, debts, financial circumstances and credit history, including any bankruptcies and foreclosures.

Why We Collect Non-Public Personal Information. We collect information from and about you:

•	in order to identify you as a customer;
•	in order to establish and maintain your customer accounts;
•	in order to complete your customer transactions;
•	in order to market investment products or services that may meet your particular financial and investing circumstances;
•	in order to communicate and share information with your broker/dealer, financial advisor, IRA custodian, joint owners and other similar parties acting at your request and on your behalf; and
•	in order to meet our obligations under the laws and regulations that govern us.

Persons to Whom We May Disclose Information. We may disclose all types of Non-Public Personal Information about you to the following third parties and in the circumstances described below, as permitted by applicable laws and regulations.

•	Our Affiliated Companies. We may offer investment products and services through certain of our affiliated companies, and we may share all of the Non-Public Personal Information we collect on you with such affiliates. We believe that by sharing information about you and your accounts among our companies, we are better able to serve your investment needs and to suggest services or educational materials that may be of interest to you. You may limit the information we share with our affiliate companies as described at the end of this notice below.
•	Nonaffiliated Financial Service Providers and Joint Marketing Partners. From time to time, we use outside companies to perform services for us or functions on our behalf, including marketing of our own investment products and services or marketing products or services that we may offer jointly with other financial institutions. We may disclose all of the Non-Public Personal Information we collect as described above to such companies. However, before we disclose Non-Public Personal Information to any of our service providers or joint marketing partners, we require them to agree to keep your Non-Public Personal Information confidential and secure and to use it only as authorized by us.
•	Other Nonaffiliated Third Parties. We do not sell or share your Non-Public Personal Information with nonaffiliated outside marketers, for example, retail department stores, grocery stores or discount merchandise chains, who may want to offer you their own products and services. However, we also may use and disclose all of the Non-Public Personal Information we collect about you to the extent permitted by law. For example, to:
•	correct technical problems and malfunctions in how we provide our products and services to you and to technically process your information;
•	protect the security and integrity of our records, website and customer service center;
•	protect our rights and property and the rights and property of others;
•	take precautions against liability;
•	respond to claims that your information violates the rights and interests of third parties;
•	take actions required by law or to respond to judicial process;
•	assist with detection, investigation or reporting of actual or potential fraud, misrepresentation or criminal activity; and
•	provide personal information to law enforcement agencies or for an investigation on a matter related to public safety to the extent permitted under other provisions of law.

Protecting Your Information. Our employees are required to follow the procedures we have developed to protect the integrity of your information. These procedures include:

•	Restricting physical and other access to your Non-Public Personal Information to persons with a legitimate business need to know the information in order to service your account.
•	Contractually obligating third parties doing business with us to comply with all applicable privacy and security laws.
•	Providing information to you only after we have used reasonable efforts to assure ourselves of your identity by asking for and receiving from you information only you should know.
•	Maintaining reasonably adequate physical, electronic and procedural safeguards to protect your information.

Former Customers. We treat information concerning our former customers the same way we treat information about our current customers.

Keeping You Informed. We will send you a copy of this Policy annually. We also will send you all changes to this Policy as they occur. You have the right to “opt out” of this Policy by notifying us in writing.

QUESTIONS?
If you have any questions about this Policy,
please do not hesitate to call Brian S. Block at (212) 415-6500.

Your Right to Limit our Information Sharing with Affiliates

This Privacy Policy applies to American Realty Capital New York Recovery REIT, Inc. Federal law gives you the right to limit some but not all marketing from our affiliates. Federal law also requires us to give you this notice to tell you about your choice to limit marketing from our affiliates. You may tell us not to share information about your creditworthiness with our affiliated companies, except where such affiliate is performing services for us. We may still share with them other information about your experiences with us. You may limit our affiliates in the American Realty Capital III group of companies, such as our securities affiliates, from marketing their products or services to you based on your personal information that we collect and share with them. This information includes your account and investment history with us and your credit score.

If you want to limit our sharing of your information with our affiliates, you may contact us:

By telephone at:
By mail: Mark your choices below, fill in and send to:

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
405 Park Avenue
New York, New York 10022

☐	Do not share information about my creditworthiness with your affiliates for their everyday business purposes.
☐	Do not allow your affiliates to use my personal information to market to me.

Name:

Signature:

Your choice to limit marketing offers from our affiliates will apply for at least 5 years from when you tell us your choice. Once that period expires, you will receive a renewal notice that will allow you to continue to limit marketing offers from our affiliates for at least another 5 years. If you have already made a choice to limit marketing offers from our affiliates, you do not need to act again until you receive a renewal notice. If you have not already made a choice, unless we hear from you, we can begin sharing your information 30 days from the date we sent you this notice. However, you can contact us at any time to limit our sharing as set forth above.

Residents of some states may have additional privacy rights. We adhere to all applicable state laws.

AMERICAN REALTY CAPITAL
NEW YORK RECOVERY REIT, INC.

Common Stock

200,000 SHARES OF COMMON STOCK — MINIMUM OFFERING

150,000,000 SHARES OF COMMON STOCK — MAXIMUM OFFERING

P R O S P E C T U S

September 2, 2010

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to make any representations other than those contained in the prospectus and supplemental literature authorized by American Realty Capital New York Recovery REIT, Inc. and referred to in this prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Until December 1, 2010 (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as soliciting dealers with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution (assuming sale of maximum offering).

The following table sets forth the expenses (other than selling commissions) we will incur in connection with the issuance and distribution of the securities to be registered pursuant to this registration statement. All amounts other than the SEC registration fee and FINRA filing fee have been estimated.

SEC registration fee	$96,952
FINRA filing fee	$75,500
Printing and mailing expenses	$3,000,000
Blue sky filing fees and expenses	$200,000
Legal fees and expenses	$2,260,000
Accounting fees and expenses	$600,000
Transfer agent and escrow fees	$5,325,000
Advertising and sales literature	$4,500,000
Due diligence expenses	$2,000,000
Seminars	$900,000
Miscellaneous(1)	$3,542,000
Total	$22,499,452

(1)	These miscellaneous expenses include office rent and utilities, rental equipment, repairs and maintenance, telephone and internet, hardware and software, software licenses and maintenance, supplies, office furniture, website hosting and development and industry associations and sponsorships.

Item 32. Sales to Special Parties.

New York Recovery Special Limited Partnership, LLC received a special limited partner interest of our operating partnership. Stockholders will be allowed to purchase shares pursuant to our distribution reinvestment plan for $9.50 per share. Subscribers to shares which are entitled to volume discounts will pay reduced selling commissions. Our executive officers and directors, as well as officers and employees of Realty Capital Securities, LLC and their family members (including spouses, parents, grandparents, children and siblings) or other affiliates and “Friends”, may purchase shares offered in this offering at a discount. The purchase price will be $9.00 per share, reflecting the fact that selling commissions in the amount of $0.70 per share and a dealer manager fee in the amount of $0.30 per share will not be payable in connection with such sales. “Friends” means those individuals who have had long standing business and/or personal relationships with our executive officers and directors. See the sections entitled “Plan of Distribution — Volume Discounts” and “— Shares Purchased by Affiliates” in the prospectus.

Item 33. Recent Sale of Unregistered Securities

In connection with our organization, in October 2009, New York Recovery Special Limited Partnership, LLC purchased from us 20,000 shares of our common stock for $10.00 per share, for an aggregate purchase price of $200,000. We made a capital contribution to New York Recovery Operating Partnership, L.P., our operating partnership, in the amount of $200,000 in exchange for 20,000 general partner units of the operating partnership. Our advisor also made a capital contribution to our operating partnership in the amount of $2,000 in exchange for 200 limited partner units of the operating partnership. The 200 limited partner units that were issued to our advisor may be exchanged for the cash value of a corresponding number of shares of our common stock or, at our option, a corresponding number of shares of our common stock. No sales commission or other consideration will be paid in connection with such sales, which will be consummated without registration under the Securities Act in reliance upon the exemption from registration in Section 4(2) of the Securities Act as transactions not involving any public offering.

We engaged in a private offering to “accredited investors” as that term is defined in Regulation D as promulgated under the Securities Act of up to $50.0 million in shares of our Series A convertible preferred stock (“preferred stock”), which was subject to an option to increase the offering up to $100.0 million in shares of our preferred stock, which we refer to as the “private offering.” The shares of our preferred stock will be convertible in whole or in part into shares of common stock after the first anniversary of the final closing of the private offering at a conversion price that is a discount from the public offering price of the common stock. We terminated the private offering on the effective date of the registration statement with respect to the shares of our common stock offered hereby. As of March 31, 2011, we had received aggregate gross offering proceeds of approximately $17.0 million from the sale of approximately 2.0 million shares of preferred stock in this private offering. Each of the purchasers of shares of our preferred stock in the private offering represented to us that he or she was an accredited investor. Based upon these representations, we believe that the issuances of shares of our preferred stock in the private offering are exempt from the registration requirements pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

The private offering was structured to meet the requirements of Securities Act Release No. 8288 (2007) so that the private placement would not be integrated with this offering and so that the private offering would not be deemed to have been made pursuant to a general solicitation as a result of the filing of this registration statement. We believe that the procedures described below, which the dealer manager and soliciting dealers are required by their agreements to follow, establish that the filing of this registration statement did not serve as a general solicitation or general advertising for the private placement:

(a) The offering efforts in connection with this offering will not commence until this registration statement is declared effective. Neither the company, the dealer manager nor, to the company’s knowledge, the soliciting dealers have distributed the registration statement or the preliminary prospectus to prospective investors.

(b) The private offering is only being made to accredited investors who were solicited by the dealer manager or soliciting dealers for purposes of investing in the private placement.

(c) No offers may be made to investors who contacted the dealer manager or soliciting dealer independent of the solicitation referred to in clause (b) above or who became aware of the company or the offering as a result of this registration statement or other information concerning the public offering.

(d) The dealer manager and the soliciting dealers are required to offer the convertible preferred shares only to investors with whom they have substantive pre-existing relationships and who have previously invested in private placement offerings through the dealer manager or the soliciting dealer.

(e) The dealer manager and the soliciting dealer have agreed not to furnish a copy of or otherwise use this registration statement in connection with solicitation of prospective investors in the private placement or to offer the convertible preferred shares to any prospective investor identified or contacted through the use of the registration statement or through any other means of marketing the public offering.

Item 34. Indemnification of Directors and Officers.

We are permitted to limit the liability of our directors and officers to us and our stockholders for monetary damages and to indemnify and advance expenses to our directors, officers and other agents, only to the extent permitted by Maryland law and the NASAA REIT Guidelines.

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

The Maryland General Corporation Law requires us to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in a proceeding unless the following can be established: (i) an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Subject to the limitations of Maryland law and to any additional limitations contained therein, our charter limits directors’ and officers’ liability to us and our stockholders for monetary damages, requires us to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, our advisor or any of its affiliates and permits us to provide such indemnification and advance of expenses to our employees and agents. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

However, as set forth in the NASAA REIT Guidelines, our charter further limits our ability to indemnify our directors, our advisor and its affiliates for losses or liability suffered by them and to hold them harmless for losses or liability suffered by us by requiring that: (i) the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the person seeking indemnification was acting on our behalf or performing services for us; and (iii) the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an independent director, the liability or loss was not the result of gross negligence or willful misconduct.

In any such case, the indemnification or agreement to indemnify is recoverable only out of our net assets and not from the assets of our stockholders.

In addition, we will not indemnify any director, our advisor or any of its affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations; (ii) the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or (iii) a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority of a jurisdiction in which our securities were offered and sold as to indemnification for securities law violations.

We have agreed to indemnify and hold harmless our and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.

Finally, our charter provides that we may pay or reimburse reasonable legal expenses and other costs incurred by a director, our advisor or any of its affiliates in advance of final disposition of a proceeding only if: (i) the legal action relates to acts or omissions relating to the performance of duties or services for us or on our behalf by the person seeking indemnification; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement; (iii) the person seeking indemnification provides us with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and (iv) the person seeking indemnification undertakes in writing to repay us the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to have complied with the requisite standard of conduct.

Item 35. Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36. Financial Statements and Exhibits

(a) Financial Statements:

The following documents are filed as part of this registration statement:

American Realty Capital New York Recovery REIT, Inc., Balance Sheet, Statement of Operations, Statement of Stockholders’ Equity, and Statement of Cash Flows, each dated as of December 31, 2010, and Notes to Financial Statements, dated as of December 31, 2010.

(b) Exhibits:

The list of exhibits filed with or incorporated by reference in this Registration Statement is set forth in the Exhibit Index following the signature page herein.

Item 37. Undertakings

(A) The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (3) that all post-effective amendments will comply with the applicable forms, rules and regulations of the SEC in effect at the time such post-effective amendments are filed; and (4) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: (1) each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement, and (2) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(C) The undersigned registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transactions with the advisor or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the advisor or its affiliates, for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(D) The undersigned registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first year of operations of the registrant.

(E) The undersigned registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

(F) The undersigned registrant undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

(G) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(H) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted bysuch director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TABLE VI

ACQUISITIONS OF PROPERTIES BY PUBLIC PROGRAMS

The table below presents information concerning the acquisition of properties (i) by American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2010 and (ii) by Phillips Edison — ARC Shopping Center REIT Inc. from its inception on October 13, 2009 to December 31, 2010, in each case sponsored or co-sponsored by American Realty Capital II, LLC and its predecessor entities and affiliates.

(dollars in thousands)
Name	Location	Type of Property	Number of Units	Total Gross Leasable Space (Sq. ft.)	Date of Purchase		Mortgage Financing at Date of Purchase(1)	Cash Down Payment	Contract Purchase Price Plus Accquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost
American Realty Capital Trust, Inc.:
Federal Express	Pennsylvania	Distribution facility	1	55,440	March 2008		$6,965	$3,243	$9,791	$—	$417	$10,208
First Niagaria (formerly Harleysville National Bank)	Pennsylvania	Bank Branches	15	177,774	March 2008		31,000	10,676	41,386	29	290	41,676
Rockland Trust Company	Massachusetts	Bank Branches	18	121,057	May 2008		24,413	8,704	32,510	—	607	33,117
PNC Bank (formerly National City bank)	Florida	Bank Branches	2	8,403	September and October 2008		4,500	2,353	6,731	—	122	6,853
Rite Aid	Pennsylvania and Ohio	Pharmacies	6	74,919	September 2008		12,808	6,031	18,762	—	77	18,839
PNC Bank	New Jersey, Ohio, Pennsylvania	Bank Branches	50	275,436	November 2008		33,399	11,414	42,709	—	2,104	44,813
Federal Express Distribution Center	Texas	Distribution facility	1	152,640	July 2009		16,250	15,530	31,692	88	—	31,780
Walgreens	Texas	Pharmacies	1	14,820	July 2009		1,550	2,377	3,818	109	—	3,927
CVS	Various	Pharmacies	10	131,105	September 2009 & September 2010		23,750	20,821	44,371	200	—	44,571
CVS II	Various	Pharmacies	15	198,729	November 2009		33,068	26,810	59,788	90	—	59,878
Home Depot	Kansas	Distribution facility	1	465,600	December 2009		12,150	11,399	23,532	17	—	23,549
BSFS	Florida, Oklahoma	Retail	6	57,336	December 2009 & January 2010		3,832	11,266	15,042	56	—	15,098
Advance Auto	Michigan	Retail	1	7,000	December 2009	(2)	—	1,741	1,730	11	—	1,741
Fresenius	California	Healthcare	2	140,000	January 2010		6,090	6,344	12,305	129	—	12,434
Reckit Benkieser	Utah	Distribution facility	1	574,106	February 2010		15,000	16,708	31,411	297	—	31,708
Jack in the box	Various	Restaurant	5	12,253	February 2010 & April 2010		5,366	4,669	9,853	182	—	10,035
BSFS II	Various	Retail	12	93,599	February & March 2010		—	26,238	26,161	77	—	26,238
Fed Ex – Sacramento	California	Distribution facility	1	118,796	April 2010		15,000	19,095	33,835	260	—	34,095
Jared Jewelry	New York	Retail	3	19,534	May 2010		—	5,479	5,395	84	—	5,479
Walgreens II	Mississippi	Pharmacies	1	14,820	May 2010		3,000	2,688	5,649	39	—	5,688
IHOP	South Carolina	Restaurant	1	5,172	May 2010		—	2,449	2,422	27	—	2,449
Advance Auto II	Various	Retail	3	19,253	June 2010		—	3,683	3,619	64	—	3,683
Super Stop & Shop	New York		1	59,032	June 2010		10,800	13,009	23,584	225	—	23,809
IHOP II	Georgia	Restaurant	1	4,139	June 2010		—	2,307	2,278	29	—	2,307
IHOP III	Ohio	Restaurant	1	5,111	June 2010	(2)	—	3,334	3,287	47	—	3,334
Jared Jewelry II	Massachusetts	Retail	1	6,157	June 2010		—	1,643	1,605	38	—	1,643
Jack in the box II	Texas	Restaurant	6	14,975	June 2010		—	11,416	11,262	154	—	11,416
Walgreens III	New York	Pharmacies	1	13,386	June 2010	(2)	—	5,072	5,018	54	—	5,072
Dollar General	Florida	Retail	1	8,988	July 2010		—	1,234	1,212	22	—	1,234
Tractor Supply	Various	Retail	4	76,038	July & August 2010	(2)	—	11,225	11,001	224	—	11,225

(dollars in thousands)
Name	Location	Type of Property	Number of Units	Total Gross Leasable Space (Sq. ft.)	Date of Purchase		Mortgage Financing at Date of Purchase(1)		Cash Down Payment	Contract Purchase Price Plus Accquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost
Advance Auto – III	Louisiana	Retail	3	19,752	July 2010	(2)	—		4,400	4,330	70	—	4,400
CSAA/CVS	Georgia	Pharmacies	1	15,214	August 2010	(2)	—		4,917	4,908	9	—	4,917
CSAA/First Fifth Bank	Illinois	Bank Branches	2	8,252	August 2010	(2)	—		6,274	6,261	13	—	6,274
CSAA/Walgreens	Various	Pharmacies	5	84,263	August 2010	(2)	—		27,187	27,133	54	—	27,187
CSAA/Chase Bank	Illinois	Bank Branches	2	8,030	August 2010	(2)	—		6,574	6,561	13	—	6,574
CSAA/Home Depot	Georgia	Retail	1	107,965	September 2010		3,900		4,925	8,807	18	—	8,825
IHOP IV	Various	Restaurant	19	87,009	September 2010	(2)	—		30,890	30,300	590	—	30,890
O'Reilly Auto	Illinois	Retail	1	9,500	September 2010	(2)	—		2,514	2,475	39	—	2,514
Walgreens IV	Minnesota	Pharmacies	1	14,477	September 2010	(2)	—		6,552	6,503	49	—	6,552
Walgreens V	Michigan	Pharmacies	1	13,580	September 2010	(2)	—		4,855	4,815	40	—	4,855
Kum & Go	Missouri	Gas/Convenience	14	67,310	September 2010		—		23,098	22,740	358	—	23,098
FedEx IV	South Dakota	Distribution facility	1	43,762	September 2010	(2)	—		3,654	3,612	42	—	3,654
Auto Zone	Puerto Rico	Retail	4	28,880	September 2010	(2)	—		10,445	10,330	115	—	10,445
Brownshoe/Payless	Various	Retail	2	1,153,374	October 2010		28,200		41,732	69,461	471	—	69,932
Saint Joseph's Mercy Medical	Arkansas	Healthcare	3	46,706	October 2010	(2)	—		10,035	9,936	99	—	10,035
Advance Auto IV	New York	Retail	1	6,124	November 2010		—		1,306	1,283	23	—	1,306
Kum and Go II	Indiana	Gas/Convenience	2	8,008	November 2010		—		2,972	2,924	48	—	2,972
Tractor Supply II	Louisiana	Retail	1	19,174	November 2010		—		2,446	2,412	34	—	2,446
FedEx V	North Dakota	Distribution facility	1	29,410	November 2010		—		2,869	2,828	41	—	2,869
Walgreens VI	Various	Pharmacies	7	102,930	December 2010		22,900		17,807	40,472	235	—	40,707
FedEx VI	Kentucky	Distribution facility	1	142,160	December 2010		—		29,117	28,886	231	—	29,117
Dollar General II	Florida	Retail	1	9,100	December 2010		—		1,317	1,294	23	—	1,317
FedEx VII	Missouri	Distribution facility	1	101,350	December 2010		—		19,111	18,988	123	—	19,111
FedEx VIII	Various	Distribution facility	4	116,689	December 2010		—		11,143	11,000	143	—	11,143
BB&T	Florida	Bank Branches	1	3,635	December 2010		—		3,856	3,819	37	—	3,856
Walgreen's VII	South Carolina	Pharmacies	1	14,490	December 2010		—		3,018	2,980	38	—	3,018
FedEx IX	Nebraska	Distribution facility	1	64,556	December 2010		—		6,127	6,072	55	—	6,127
Dollar General III	Illinois	Retail	3	27,128	December 2010		—		2,963	2,896	67	—	2,963
Tractor Supply III	California	Retail	1	18,860	December 2010		—		4,923	4,873	50	—	4,923
DaVita Dialysis	Nebraska	Healthcare	1	12,990	December 2010		—		2,913	2,876	37	—	2,913
Dollar General IV	Florida	Retail	1	9,167	December 2010		—		1,273	1,248	25	—	1,273
Multi-Tenant mortgages							63,300		(63,300)	—	—	—	—
			260	5,319,463			$377,241	(3)	$506,871	$331,862	$5,742	$3,617	$884,112
Phillips Edison — ARC Shopping Center REIT Inc.:
Lakeside Plaza	Virginia	Retail	17	82,033	December 2010		$6,125		$2,813	$8,840	$129	$59	$9,028
Snow View Plaza	Ohio	Retail	11	100,460	December 2010		9,470		2,969	12,425	68	71	12,564
			28	182,493			$15,595		$5,782	$21,265	$197	$130	$21,592

(1)	Includes mortgage financing obtained subsequent to purchase.
(2)	Financed by multi-tenant mortgages.
(3)	Excludes $12.0 million investment made in joint venture with ARC New York Recovery REIT, Inc. for the purchase of real estate.

TABLE VI

ACQUISITIONS OF PROPERTIES BY NON-PUBLIC PROGRAMS

The table below presents information concerning the acquisition of properties from non-public programs from their inception to December 31, 2010, sponsored by American Realty Capital II, LLC and its predecessor entities and affiliates.

(dollars in thousands)
Name	Location	Type of Property	Number of Units	Total Gross Leasable Space (Sq. ft.)	Date of Purchase	Mortgage Financing at Date of Purchase		Cash Down Payment	Contract Purchase Price Plus Accquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost
ARC Income Properties, LLC – Citizens Bank	Various	Bank Branches	62	303,130	July to August 2009	$82,622		$18,995	$96,883	$2,802	1,932	$101,617
ARC Income Properties II, LLC – PNC Bank	New Jersey, Ohio, Pennsylvania	Bank Branches	50	275,436	November 2008	33,399		11,414	42,709	—	2,104	$44,813
ARC Income Properties III, LLC – Home Depot	South Carolina	Distribution facility	1	465,600	November 2009	14,934	(2)	11,011	25,925	20	—	$25,945
ARC Income Properties III, LLC – Tractor Supply Stores	Louisiana, Texas	Retail	6	129,452	December 2010	16,460	(3)	4,780	21,240	—	—	$21,240
ARC Growth Fund, LLC – Wachovia Bank(1)	Various	Bank Branches	52	229,544	July to December 2008	19,876		43,717	61,124	—	2,469	$63,593
			171	1,403,162		$167,291		$89,917	$247,881	$2,822	$6,505	$257,208

(1)	ARC Growth Fund, LLC mutually terminated the contractual agreement with Wachovia Bank, N.A. in March 2009, and has not acquired any vacant bank branches following this termination.
(2)	Includes short-term financing from sponsor and affiliates of $0.4 million.
(3)	Includes short-term financing from sponsor and affiliates of $0.7 million.

EXHIBIT INDEX

The following exhibits are included, or incorporated by reference, in this registration statement on Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description
1.1(3)	Form of Dealer Manager Agreement among American Realty Capital New York Recovery REIT, Inc., New York Recovery Operating Partnership, L.P. and Realty Capital Securities, LLC
1.2(1)	Form of Soliciting Dealers Agreement between Realty Capital Securities, LLC and the Soliciting Dealers
3.1(6)	Amended and Restated Charter of American Realty Capital New York Recovery REIT, Inc.
3.2(1)	By-laws of American Realty Capital New York Recovery REIT, Inc.
4.1(4)	Form of Amended and Restated Agreement of Limited Partnership of New York Recovery Operating Partnership, L.P.
4.2(3)	Mortgage Consolidation and Modification Agreement between Deutsche Banc Mortgage Capital, L.L.C. and Urban Development Partners (61), LLC, dated October 9, 2002
4.3(3)	Mortgage and Security Agreement between Urban Development Partners (61), LLC and Deutsche Banc Mortgage Capital, L.L.C., dated October 9, 2002
4.4(3)	Note Consolidation and Modification Agreement between Deutsche Banc Mortgage Capital, L.L.C. and Urban Development Partners (61), LLC, dated October 9, 2002
4.5(3)	Promissory Note given by Urban Development Partners (61), LLC to Deutsche Banc Mortgage Capital, L.L.C., dated October 9, 2002
4.6(3)	Loan Assumption Agreement, Release and Amendment of Loan Documents among Urban Development Partners (61), LLC, Philip Carter, Allan Schwartz, ARC NYE61ST001, LLC, American Realty Capital New York Recovery REIT, Inc., Nicholas S. Schorsch, William M. Kahane and Wells Fargo Bank, N.A., as Servicer for and on behalf of U.S. Bank National Association, dated June 15, 2010
4.7(2)	Loan Agreement by and between CAMBR Company, Inc. and American Realty Capital New York Recovery REIT, Inc., dated June 15, 2010
4.8(2)	Promissory Note given by American Realty Capital New York Recovery REIT, Inc. to CAMBR Company, Inc., dated June 15, 2010
4.9(2)	Loan Agreement by and between CAMBR Charitable Foundation Trust and American Realty Capital New York Recovery REIT, Inc., dated June 15, 2010
4.10(2)	Promissory Note given by American Realty Capital New York Recovery REIT, Inc. to CAMBR Charitable Foundation Trust, dated June 15, 2010
4.11(3)	Promissory Note given by American Realty Capital New York Recovery REIT, Inc. to New York Recovery Advisors, LLC, dated June 22, 2010
4.12(3)	Unsecured Promissory Note given by American Realty Capital New York Recovery REIT, Inc. to Allan C. Schwartz, dated June 22, 2010
4.13(3)	Unsecured Promissory Note given by American Realty Capital New York Recovery REIT, Inc. to Philip R. Carter, dated June 22, 2010
5.1(3)	Opinion of Venable LLP
8.1(3)	Opinion of Proskauer Rose LLP as to tax matters
10.1(5)	Form of Third Amended and Restated Subscription Escrow Agreement among American Realty Capital New York Recovery REIT, Inc., Wells Fargo Bank, National Association and Realty Capital Securities, LLC
10.2(4)	Form of Second Amended and Restated Advisory Agreement between American Realty Capital New York Recovery REIT, Inc. and New York Recovery Advisors, LLC
10.3(2)	Form of Amended and Restated Management Agreement, among American Realty Capital New York Recovery REIT, Inc., New York Recovery Operating Partnership, L.P. and New York Recovery Properties, LLC
10.4(6)	Form of Company’s Restricted Share Plan
10.5(6)	Form of Company’s Stock Option Plan
10.6(2)	Agreement for Purchase and Sale of Real Property by and between American Realty Capital II, LLC and Urban Development Partners (61), LLC, dated January 21, 2010

Exhibit No.	Description
10.7(2)	Assignment and Assumption of Agreement for Purchase and Sale of Real Property by and between American Realty Capital II, LLC and ARC NYE61ST001, LLC, dated June 18, 2010
10.8(3)	Guaranty and Indemnity among American Realty Capital New York Recovery REIT, Inc., Nicholas Schorsch and William Kahane in favor of U.S. Bank National Association, dated June 15, 2010
10.9(3)	Reimbursement Agreement among American Realty Capital New York Recovery REIT, Inc., Nicholas S. Schorsch and William M. Kahane, dated June 15, 2010
10.10(3)	Management Agreement between ARC NYRR 61st Street LLC and CB Richard Ellis, Inc., dated June 21, 2010
10.11(3)	Agreement of Lease between Urban Development Partners (61), LLC and Bunny Williams Incorporated, dated July 24, 2001
10.12(3)	Agreement of Lease between Urban Development Partners (61), LLC and Doris Leslie Blau, Ltd., dated September 28, 2004
10.13(3)	Agreement of Lease between Urban Development Partners (61), LLC and Amy Perlin Antiques, Inc., dated October 19, 2001
10.14(3)	Agreement of Lease between Urban Development Partners (61), LLC and AP Antiques Corp., dated March 14, 2002
10.15(6)	Purchase and Sale Agreement among Bleecker Street Condo, LLC, 382/384 Bleecker, LLC, 382/384 Perry Retail, LLC, BCS 387 LLC and American Realty Capital III, LLC, dated October 1, 2010
10.16(7)	Standard Form of Loft Lease between Urban Development Partners (61), LLC and Rosselli 61st Street LLC, dated January 17, 2008
10.17(7)	Limited Guaranty by John Rosselli, dated January 17, 2008
10.18(7)	Lease between Bleecker Street Condo, LLC and Burberry Limited, dated May 26, 2010
10.19(7)	Lease between 382/384 Perry Retail, LLC and Michael Kors Stores, LLC, dated May 2010
10.20(7)	Limited Liability Company Agreement of ARCNYRR CAMBR Bleecker, LLC, dated December 1, 2010
10.22(8)	Purchase and Sale Agreement between 2061 86th Street LLC and American Realty Capital III, LLC, dated March 22, 2011
10.23(9)	Agreement of Lease between ARC NYE61ST0001, LLC and Rosselli 61st Street LLC, dated April 1, 2011.
10.24(9)	Amendment and Reaffirmation of Limited Guaranty between ARC NYE61ST0001, LLC and Rosselli 61st Street LLC, dated April 1, 2011.
10.25	Purchase and Sale Agreement between AA Olympic, LLC and American Realty Capital III, LLC, dated April 27, 2011.
23.1	Consent of Grant Thornton LLP — American Realty Capital New York Recovery REIT, Inc.
23.2(3)	Consent of Venable LLP (included in Exhibit 5.1)
23.3(3)	Consent of Proskauer Rose LLP (included in Exhibit 8.1)
23.4(6)	Consent of Marcum LLP
23.5(6)	Consent of Grant Thornton LLP — Bleecker Street condominium properties
24(1)	Power of Attorney

(1)	Previously filed with the Registration Statement on Form S-11/A filed by the Company with the SEC on November 12, 2009
(2)	Previously filed with the Registration Statement on Form S-11/A filed by the Company with the SEC on July 2, 2010
(3)	Previously filed with the Registration Statement on Form S-11/A filed by the Company with the SEC on August 6, 2010
(4)	Previously filed with the Registration Statement on Form S-11/A filed by the Company with the SEC on August 25, 2010
(5)	Previously filed with the Registration Statement on Form S-11/A filed by the Company with the SEC on September 1, 2010

(6)	Previously filed with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 filed by the Company with the SEC on March 2, 2011
(7)	Previously filed with the Annual Report on Form 10-K filed by the Company with the SEC on March 28, 2011.
(8)	Previously filed with the Current Report on Form 8-K filed by the Company with the SEC on April 21, 2011.
(9)	Previously filed with the Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 2 to the Registration Statement on April 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on the 2nd day of May, 2011.

AMERICAN REALTY CAPITAL
NEW YORK RECOVERY REIT, INC.

By:	/s/ NICHOLAS S. SCHORSCH NICHOLAS S. SCHORSCH CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	CAPACITY	DATE
/s/ Nicholas S. Schorsch Nicholas S. Schorsch	Chief Executive Officer and Chairman of the Board of Directors	May 2, 2011
/s/ Brian S. Block Brian S. Block	Executive Vice President and Chief Financial Officer (principal accounting officer)	May 2, 2011
* Leslie D. Michelson*	Independent Director	May 2, 2011
* William G. Stanley*	Independent Director	May 2, 2011
* Robert H. Burns*	Independent Director	May 2, 2011
*By: /s/ Nicholas S. Schorsch Nicholas S. Schorsch Attorney-in-fact